As filed with the Securities and Exchange Commission on June 3, 2010
Registration No. 333-165174
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Amendment No. 5
to
Form S-11
FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

WELSH PROPERTY TRUST, INC.

(Exact name of registrant as specified in its governing instruments)

4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
(952) 897-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott T. Frederiksen
Chief Executive Officer
Welsh Property Trust, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
(952) 897-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Ryan, Esq. Alec C. Sherod, Esq. Jen Randolph Reise, Esq. Briggs and Morgan, P.A. 2200 IDS Center Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000 (phone) (212) 878-8375 (fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2010

PRELIMINARY PROSPECTUS

20,923,077 Shares

Welsh Property Trust, Inc.
Common Stock

This is the initial public offering of our common stock. No public market currently exists for our common stock. Our company owns, acquires and manages commercial real estate and provides management, leasing, construction, architecture, mortgage banking, facility management, development and investment services for our owned portfolio and to third parties. All of the shares of common stock being offered pursuant to this prospectus are being sold by us. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2010. We are offering 20,923,077 shares of our common stock as described in this prospectus. We expect the initial public offering price of our common stock to be between $16.00 and $16.50 per share.

Our common stock has been approved to be listed on the New York Stock Exchange, or the NYSE, subject to official notice of issuance, under the symbol “WLS.”

Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our charter, subject to certain exceptions, limits ownership to no more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding capital stock or our outstanding common stock.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 21 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 3,138,461 shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $      and our total proceeds, before expenses, will be $     .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about          , 2010.

UBS Investment Bank	J.P. Morgan

Deutsche Bank Securities	RBC Capital Markets

Baird	Stifel Nicolaus

The date of this prospectus is          , 2010.

WELSH

WELSH PROPERTY TRUST

WELSH PROPERTY TRUST, INC. | NYSE: WLS | www.welshpt.com

WELSH

Properties pictured from existing portfolio. Pictured top: 4350 Baker Road, Minnetonka, MN. Pictured bottom from left to right: 38100 Ecorse Road, Romulus, MI; 6505 Cogswell Road, Romulus, MI; and 629-651 Lambert Pointe Drive, Hazelwood, MO.

WELSH PROPERTY TRUST, INC. NYSE: WLS www. shpt.com.

You should rely only on the information contained in this prospectus and any free writing prospectus provided or approved by us. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Through and including          , 2010 (the 25th day after the date of this prospectus) federal securities law may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

i

Prospectus summary

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors” and the historical and pro forma financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our,” “us,” “our company,” and “the company” refer to Welsh Property Trust, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Welsh Property Trust, L.P., a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership,” Welsh Property TRS, Inc., our taxable REIT subsidiary, which will provide real estate-related services such as construction, property management, brokerage and architecture to third-party owners, which we refer to in this prospectus as our “taxable REIT subsidiary,” and Welsh Property Trust, LLC, a Delaware limited liability company and the sole general partner of our operating partnership, together with the services business and property subsidiaries that currently own our properties, which we refer to as our “existing entities,” or, in reference to our historical business, “the Welsh organization.” For accounting purposes, the existing entities have been classified as either “Welsh Predecessor Companies” or “Welsh Contribution Companies.” The Welsh Predecessor Companies are a collection of real estate entities that directly or indirectly own industrial and office properties and are controlled by Dennis J. Doyle, co-founder of the Welsh organization and Chairman of our company. The Welsh Contribution Companies are a collection of real estate entities that directly or indirectly own industrial and office properties as well as the services business and are under the common management of Mr. Doyle, Scott T. Frederiksen and Jean V. Kane, who we refer to, collectively, as our “principals.” In addition, unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that (1) the formation transactions described elsewhere in this prospectus have been completed, (2) the underwriters’ over-allotment option is not exercised, and (3) the common stock to be sold in the offering is sold at $16.25 per share, which is the midpoint of the initial public offering price range shown on the cover page of this prospectus.

As used in this prospectus, “fully diluted basis” assumes the exchange of all outstanding common units of limited partnership interest in our operating partnership, which we refer to as “OP units,” for shares of our common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under generally accepted accounting principles, or GAAP. In addition, “pro forma,” “pro forma consolidated,” or “on a pro forma basis” means that the information presented gives effect to this offering, the formation transactions, the acquisition of our acquisition portfolio, the financing transactions and the issuance of stock awards to our directors (each as described herein), in each case as if such transactions had occurred on January 1, 2009, with respect to statement of operations data, and on March 31, 2010 with respect to balance sheet data, all as set forth in our unaudited pro forma condensed consolidated financial statements, which we call our “pro forma financials” or our “pro forma financial information.”

OUR COMPANY

We are a vertically integrated, self-administered and self-managed real estate investment trust, or REIT, formed to continue and expand the 32-year-old business of the Welsh organization. We acquire, own, operate, and manage industrial and office properties primarily across the central United States and provide real estate services to commercial property owners in central U.S. markets. Upon completion of this offering and the formation transactions described herein, we will own and manage our existing portfolio of 65 income-producing properties, consisting of 57 industrial and eight office properties comprising in the aggregate approximately 9.6 million leasable square feet. Our existing portfolio is situated in several central U.S. markets located across 12 states. Our existing portfolio also includes five parcels of vacant, developable land totaling approximately 44 acres in four markets. We will also own a 5% economic interest in a portfolio consisting of 10 industrial and three office properties and a 21.7% economic interest in one five-building office complex; these properties together total approximately 3.2 million leasable square feet. We expect to maintain contractual management and leasing responsibilities for these properties, which we refer to as our joint venture portfolio. As of April 1, 2010, our existing portfolio was 86.1% occupied by leasable square footage and our joint venture portfolio was 95.0% occupied by leasable square footage. Our existing portfolio, our joint venture portfolio and our acquisition portfolio, discussed below, are referred to together as our real estate portfolio.

Concurrently with the closing of this offering, we plan to expand our real property holdings through the acquisition of 23 additional industrial properties in 11 states containing an aggregate of 9.6 million leasable square feet, for consideration of $347.9 million. We plan to use net proceeds from this offering, issuance of OP units, assumption of existing debt and new debt financing to acquire these properties, which we refer to together as our acquisition portfolio. These properties, which are included in our pro forma financial information, complement our existing portfolio by adding additional holdings in some of our existing markets as well as allowing us to expand into contiguous markets. We refer to our existing portfolio and our acquisition portfolio together as our combined portfolio. In addition to these properties, we are currently reviewing 14 additional industrial properties with an aggregate purchase price of $282.8 million, which we refer to as our acquisition pipeline. There can be no assurance that we will acquire any of the properties in our acquisition portfolio or pipeline.

On a pro forma basis, our combined portfolio was 92.9% occupied by leasable square footage. We believe we benefit from a diverse tenant base representing a multitude of industries, from third-party logistics firms to food producers in the industrial sector, and from Fortune 500 companies to small professional services companies in the office sector.

Our vertically integrated real estate services business provides a complete spectrum of real estate services to complement and support our properties. Our services business enables us to gain valuable insights into the markets in which we operate, specifically by providing us with an operational perspective of market trends. For example, our brokers supply us with timely first-hand knowledge about rental rates, rent concessions, and capitalization rates in our markets. We believe our heightened market awareness developed through our services business provides us with a competitive advantage that manifests itself in operational efficiencies, effective management strategies and the ability to source acquisitions off-market. As of April 1, 2010, we had approximately 27.1 million leasable square feet under management, including 12.4 million leasable square feet under management for third parties, and nearly 80 licensed real estate salespersons in our brokerage division. Historically, our services business has been a key driver of revenue at our properties by enabling us to identify profit and growth opportunities, provide services to our tenants, proactively manage potential liabilities and overhead expenses and develop relationships to source off-market acquisitions.

Our three principals each have over 22 years of commercial real estate experience, almost exclusively with our company. Our Chairman, Dennis J. Doyle, co-founded the Welsh organization in 1977, while Scott T. Frederiksen, our Chief Executive Officer, and Jean V. Kane, our President and Chief Operating Officer, have been with the Welsh organization since 1987. This team has experience in many diverse aspects of the real estate industry, has operated in a variety of business and economic cycles, and has worked together for over 22 years to build the Welsh organization into the multi-faceted, full-service real estate company that it is today. Upon completion of this offering and the formation transactions, our principals will collectively beneficially own approximately 6.6% of our outstanding common stock on a fully diluted basis, substantially all of which is held in the form of OP units.

We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2010. Upon completion of this offering and the formation transactions, substantially all of our business will be conducted through our operating partnership, Welsh Property Trust, L.P. We believe that conducting our business through our operating partnership will offer us the opportunity to acquire additional properties from sellers in tax-deferred transactions through the use of OP units as acquisition currency. We are “vertically integrated” in that, through our services business, we are able to provide a full spectrum of real estate services, including asset and property management, construction, financing and leasing, to support our existing portfolio. We are “self-administered” and “self-managed” in that we will be managed by our executive officers as opposed to an external manager and our own staff will handle the asset management functions for our properties.

MARKET OPPORTUNITY

We believe the recent distress in the real estate sector may present compelling near-term acquisition opportunities in both industrial and office properties, though our primary focus is industrial properties. In the short term, we will target owners that may be faced with liquidity issues who may be motivated to sell their properties because of the current distress in the overall economy. With the combination of our existing infrastructure, our ability to source off-market acquisition opportunities and operate assets efficiently and our access to capital through the public markets, we believe that we are well-positioned to take advantage of these opportunities.

We intend to continue to focus primarily on acquisition opportunities in our current markets in the central United States, although we will also monitor other potential markets for attractive investment opportunities that may warrant additional consideration. When expanding into new markets, we will focus on strategically located, resilient sub-markets that we believe will outperform the greater market. We consider resilient sub-markets to be those that have a strong employment base, convenient freeway access, close proximity to airports and railroad intermodal terminals, high population density and other economic benefits for current and potential tenants.

OUR COMPETITIVE STRENGTHS

We believe that a number of competitive strengths distinguish us from our competitors, have contributed in large part to our past achievements, and will be integral to our future success.

➢	Experienced and Committed Management Team. Our three principals each have more than 22 years of commercial real estate experience, almost exclusively with our company, and have extensive knowledge of our real estate portfolio. This team has experience in many diverse aspects of the real estate industry, has operated in a variety of business and economic cycles, and has worked together to build the Welsh organization into the multi-faceted, full-service real estate company that it is today. Each of our principals is contributing all of his or her interests in the property subsidiaries that own the assets in our real estate portfolio and all of his or her ownership interests in the services business. Mr. Doyle, Mr. Frederiksen and Ms. Kane are part of a senior management team of 11 individuals, supported by over 310 commercial real estate professionals.

➢	Established Portfolio of Assets. With a focus on markets throughout the central United States, we have accumulated a portfolio of real estate assets that is characterized by its diverse tenant base and consistent cash flow. Our existing portfolio consists of 57 industrial and eight office properties with an aggregate of approximately 9.6 million leasable square feet, and our top 10 tenants represented approximately 25.8% of our annualized gross rent as of April 1, 2010. Our existing portfolio was 86.1% occupied by leasable square footage as of April 1, 2010, and we believe there is opportunity for additional value creation by increasing occupancy levels and continuing to drive operational efficiencies within the portfolio. The pro forma occupancy for our combined portfolio, which includes our acquisition portfolio, was 92.9% based on leasable square footage. We will also own a 5% economic interest in a portfolio consisting of 10 industrial and three office properties and a 21.7% economic interest in one five-building office complex; these properties together total approximately 3.2 million leasable square feet, and we expect to maintain contractual management and leasing responsibilities for our joint venture portfolio.

➢	Vertically Integrated Real Estate Services Business. Through our real estate services business, which provides a full spectrum of real estate services, we are able to identify leading indicators of market trends and seek to maximize profit opportunities and expense management in the markets in which we operate. With service operations in virtually every aspect of real estate services needed by owners, operators and tenants, and experience with a variety of real estate property types, we are able to garner first-hand knowledge of trends in occupancy, operational costs, tenant delinquencies and potential development and construction activity. With this knowledge, we can be proactive in the management of our real estate portfolio, the sourcing of off-market acquisition opportunities, the integration of acquisitions into our portfolio and the growth of our services business.

➢	Market-Centered and Relationship-Focused Approach. We believe that our local market presence, combined with our network of industry relationships, will allow us to successfully execute our business objectives and create value for our stockholders. We have in-house property management staff in our five regional offices: Minneapolis/St. Paul, Minnesota; Chicago, Illinois; St. Louis, Missouri; Detroit, Michigan; and Cincinnati, Ohio. We also have leasing, marketing and transactional professionals in Minneapolis/St. Paul, Detroit and Cincinnati. Our local market presence complements our existing portfolio, as approximately 63.3% of our leasable square footage is located in the five contiguous central states where we have regional offices. We believe our market presence enables us to better understand the particular characteristics and trends of each market, respond quickly and directly to tenant needs and demands and reduce third-party leasing commissions and other expenses. This market-centered, relationship-focused approach to our growth allows us to efficiently and cost-effectively identify both internal and external growth opportunities.

➢	Proactive Portfolio Management. With 21 office locations providing property management services, we have developed a comprehensive approach to property management to enhance the operating performance of our properties, which we believe leads to high levels of tenant retention and therefore increased value for our stockholders. Our proactive management leverages our local market knowledge and enables us to closely monitor our properties and to be prepared for potential tenant and property issues as well as changes in local, regional or national market conditions. In addition, we believe that our internalized management and services business provides us the ability to more effectively motivate and hold accountable third-party service providers in markets where we do not have a local presence.

➢	Established Acquisition Track Record and Acquisition Pipeline. From January 1, 2000 through December 31, 2009, we completed over $650 million in industrial and office real estate acquisitions in 41 separate transactions involving 90 buildings totaling approximately 12.5 million leasable square feet. Our acquisition strategy is driven by our network of industry relationships and leverages the market knowledge of our services business. With a 32-year track record, seven service businesses, over 320 employees (including nearly 80 licensed real estate salespersons in our brokerage division), 21 office locations and a portfolio of approximately 27.1 million leasable square feet under management including 12.4 million square feet under management for third parties, we have access to information relating to assets prior to their being widely marketed. Approximately 72% of our acquisitions from 2005 to 2009, based on purchase price, were sourced in off-market transactions where there was no formal sales process. Eighteen of the 23 properties in our acquisition portfolio were sourced off-market and 10 of the 14 buildings in our acquisition pipeline were sourced off-market.

BUSINESS AND GROWTH STRATEGIES

We have implemented the following strategies to achieve our primary business objectives which are to maximize cash flow and to achieve sustainable long-term growth in earnings and funds from operations, or FFO, thereby maximizing total returns to our stockholders.

➢	Maximizing Cash Flow from Our Real Estate Portfolio. We intend to maximize the cash flow from our real estate portfolio by:

-	increasing occupancy levels;

-	realizing contractual increases in rent under our existing leases;

-	increasing rental rates for tenants with below market leases upon renewal;

-	managing operating expenses; and

-	identifying profit opportunities for our services business.

As of April 1, 2010, our combined portfolio was 92.9% occupied by leasable square footage, leaving approximately 1.7 million leasable square feet available for additional revenue creation.

➢	Capitalizing on Acquisition Opportunities. Concurrently with the completion of this offering and the formation transactions, and as a key component of our business plan going forward, we intend to expand our real estate portfolio through the disciplined acquisition of high-quality industrial and select office properties. We intend to acquire assets with a focus on attractive current cash flow and the potential for long-term capital appreciation. In the short term, we will target owners that may be faced with liquidity issues who may be motivated to sell their properties because of the current distress in the overall economy. We will evaluate each acquisition opportunity to ensure it has the characteristics we believe are necessary to be successful, including desirable location, creditworthy tenant base, limited need for capital improvements, rent growth potential in existing leases and opportunities to leverage our services business. As of May 10, 2010, we had under contract $347.9 million of properties in our acquisition portfolio and we are currently reviewing an additional $282.8 million of properties in our acquisition pipeline.

➢	Pursuing Relationship-Focused Growth. We are focused on building tenant and other relationships within the markets in which we own and operate our properties in order to understand and identify commercial real estate needs in each market. We believe this strategy is a catalyst for our growth and enhances our existing relationships because we are able to strategically offer our services business to our tenants by providing them with comprehensive real estate services that extend beyond the typical landlord/tenant relationship and focus on the long-term growth of our tenants’ business to make them an integral part of our success. We understand that in order to maximize the value of our investments, our tenants must prosper as well. For example, in 2008 we accommodated the growth of an existing industrial tenant into an additional market where we already had a presence by acquiring a building for the tenant to lease, and simultaneously identified an additional tenant to lease the remaining space in the building.

➢	Leveraging Expansion of our Services Business. We provide services to other real estate owners as well as our real estate portfolio, generating revenue from third parties that supplements the rental income produced by our real estate portfolio. This income is low-volatility because we provide a diversity of services that property owners need in each economic cycle. For example, in 2009, we saw reductions in revenue in brokerage, construction, architectural and financing services; however, this was partially offset by increased revenue in investment services, property management and facility services, and was further mitigated by our variable cost structure including the use of independent contractors and sub-contractors in brokerage and construction. We believe that, as real estate transaction volume increases during the economic recovery, we will be well-positioned to take advantage of opportunities to increase our service revenue with additional third-party business, and we will have the ability to spread the costs of the services necessary to maintain our portfolio over the third-party managed properties.

OUR PORTFOLIO

Existing portfolio

Our existing portfolio consists of 57 industrial properties and eight office properties situated in several central U.S. markets across 12 states. As of April 1, 2010, our existing portfolio was 86.1% occupied by leasable square footage, with 16.6%, based on leasable square footage, represented by leases expiring in 2010 or 2011 (not including leases which are month-to-month). Our approximately 450 tenants include national, regional, and local companies that represent a multitude of industries, from third-party logistics firms to food producers in the industrial sector and Fortune 500 companies to small professional services companies in the office sector.

Acquisition portfolio and acquisition pipeline

Concurrently with the closing of this offering, we plan to expand our real property holdings through the acquisition of 23 additional industrial properties in 11 states containing an aggregate of 9.6 million leasable square feet, for consideration of $347.9 million. We plan to use net proceeds from this offering, issuance of OP units, the assumption of existing debt and new debt financing to acquire our acquisition portfolio. Our acquisition portfolio complements our existing portfolio by adding additional holdings in some of our existing markets and contiguous markets. In addition to our acquisition portfolio, we are currently reviewing $282.8 million of additional industrial properties in our acquisition pipeline. Consistent with our acquisition strategy, 18 of the 23 properties in our acquisition portfolio were sourced off-market and 10 of the 14 properties in our acquisition pipeline were sourced off-market. There can be no assurance that we will acquire any of the properties in our acquisition portfolio or pipeline.

Combined portfolio

We believe our acquisition portfolio will complement our existing portfolio and enhance our central U.S. presence. We refer to our acquisition portfolio and existing portfolio as our combined portfolio, which had an occupancy as of April 1, 2010 of 92.9% and represents 19.2 million leasable square feet in 17 states.

The following table summarizes our combined portfolio as of April 1, 2010:

			Total	Total	Total
		Total	leasable	industrial	office			Total
		leasable	square	square	square	Occupancy	Annualized	annualized
	Number of	square	footage(1)	footage	footage	rate(2)	base	base rent(4)
State	properties	footage	(%)	(%)	(%)	(%)	rent(3)	(%)

North Carolina	4	2,533,911	13.2	14.1	0.0	96.2	$7,541,140	9.8
Ohio	11	2,261,804	11.8	12.3	4.2	96.5	9,759,435	12.6
Minnesota(5)	20	2,081,837	10.9	5.9	83.1	83.2	14,728,299	19.0
Tennessee	3	1,984,806	10.3	11.1	0.0	100.0	5,504,026	7.1
Wisconsin	8	1,856,495	9.7	10.3	0.0	99.6	6,203,955	8.0
Michigan	6	1,630,560	8.5	9.1	0.0	96.8	7,964,675	10.3
Indiana	3	1,196,954	6.2	6.7	0.0	71.2	2,727,254	3.5
Missouri(6)	7	1,123,336	5.9	6.3	0.0	83.1	4,589,813	5.9
Iowa	8	782,179	4.1	4.4	0.0	89.1	2,488,490	3.2
Pennsylvania	3	773,649	4.0	4.3	0.0	100.0	2,900,492	3.8
Illinois	4	589,685	3.1	3.3	0.0	55.3	1,921,509	2.5
Florida	3	518,909	2.7	2.9	0.0	100.0	2,153,029	2.8
South Carolina	3	458,206	2.4	1.7	12.8	100.0	2,841,917	3.7
Maryland	1	393,440	2.1	2.2	0.0	100.0	983,600	1.3
California	1	351,723	1.8	2.0	0.0	100.0	2,004,821	2.6
Colorado	2	329,800	1.7	1.8	0.0	100.0	1,454,607	1.9
Kansas	1	311,100	1.6	1.7	0.0	100.0	1,555,500	2.0

Total Combined Portfolio(5)(6)	88	19,178,394	100.0	100.0	100.0	92.9	$77,322,561	100.0

*	Certain percentages and totals may not sum due to rounding

(1)	Calculated as total leasable square footage by state divided by the portfolio total of 19,178,394 leasable square footage

(2)	Occupancy as of April 1, 2010

(3)	Based on monthly billed base rent, excluding storage and parking revenue as of April 1, 2010, and calculated as billed base rent multiplied by 12

(4)	Calculated as annualized base rent by state divided by total annualized base rent as of April 1, 2010 of $77,322,561

(5)	Occupancy exclusive of 900 2nd Avenue South, which has not reached stabilized occupancy of 90.0% since acquisition by us with the intent to renovate and reposition

(6)	Occupancy exclusive of the following assets which have not reached stabilized occupancy of 90.0% since development by us: 10360 Lake Bluff Boulevard, 629-651 Lambert Pointe Drive, 519-529 McDonnell Boulevard

Joint venture portfolio

We will own a 5% economic interest in a portfolio consisting of 10 industrial and three office properties and a 21.7% economic interest in one five-building office complex; these properties together total approximately 3.2 million leasable square feet. We expect to maintain contractual management and leasing responsibilities for these properties. As of April 1, 2010, our joint venture portfolio was 95.0% occupied by leasable square footage.

OUR SERVICES BUSINESS

Our vertically integrated real estate services business provides a complete spectrum of real estate services necessary to support our properties. We believe that we have a competitive advantage over many other property owners through our in-house access to the expertise provided by our services business. Providing these services enables us to gain valuable insights into our target markets and operate our properties more efficiently, specifically by allowing us to control all aspects of our acquisitions, asset and property management, architecture, construction, financing and leasing.

Our services business has seven divisions, as depicted below, which together provide a complete spectrum of real estate services for owners and tenants:

INVESTMENT STRATEGY

The Welsh organization’s investment strategy has historically focused on acquiring and operating industrial and office properties that generated attractive cash yields or presented significant value-add opportunities for its investors. Going forward, we intend to pursue acquisition opportunities with attractive cash yields as well as the potential for long-term capital appreciation. We seek to implement our focused strategy in order to strategically expand our portfolio, reinvest capital from strategic dispositions, and create value with opportunistic development and redevelopment within the portfolio. We plan to continue to follow a conservative underwriting approach, relying on market data and well-researched assumptions to analyze the desirability of acquisition opportunities rather than assuming aggressive rent growth and capitalization rate compression.

We intend to continue to focus primarily on acquisition opportunities in our current markets in the central U.S., although we will also monitor other potential markets for attractive investment opportunities that may warrant additional consideration. We plan to primarily target stabilized industrial acquisition opportunities. We consider stabilized properties to be those with occupancy at or above 90%. We believe that industrial properties typically generate more attractive current yields, due in large part to lower ownership and re-tenanting costs than other property types. In addition, we will look for opportunities to add value to these acquisitions through implementation of operational efficiencies, proactive management, lease up of vacant space and select investments in capital improvements that will generate higher rental revenue. We may also strategically acquire select office properties in markets where we have a significant presence and can closely oversee the leasing and management process.

The Welsh organization historically focused, and we will continue to focus, on acquiring assets off-market. We believe that when assets are widely marketed and command a high number of bids, the resulting price often generates yields below our target levels. Our acquisition strategy is driven by our network of industry relationships. With a 32-year track record, seven service businesses, over 320 employees (including nearly 80 licensed real estate salespersons in our brokerage division), 21 locations and a portfolio of approximately 27.1 million leasable square feet under management including 12.4 million square feet under management for third parties, we access off-market opportunities by leveraging those relationships. In addition, we have access to attractive off-market distressed opportunities through our special asset services division, which provides solutions and strategies for owners, primarily banks and loan servicers, who are seeking assistance with distressed assets. We believe that our real estate services business, including comprehensive asset and property management services, allows for successful transition of acquired properties into our portfolio, increased operational efficiencies and a competitive edge as an owner/operator, further creating value for our stockholders.

We will seek to selectively identify asset sale opportunities in order to achieve our total return objectives and dispose of assets that are identified as no longer being core to our business strategy. We will seek to maximize returns to our stockholders by redeploying proceeds from asset sales into new acquisitions and development opportunities. For example, in 2009, we strategically sold two buildings of a six-building portfolio to a tenant near the end of its lease term that desired to consolidate operations and expand its use at the location where it was our tenant. This sale allowed us to generate a positive return and avoid having a large vacancy resulting from a transitioning tenant.

FINANCING STRATEGY

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units.

We have received commitments for a syndicated credit facility in an initial amount of $75.0 million, which could be used to finance new acquisitions and for other working capital purposes. If completed, we may elect to increase the amount of the facility up to $150 million, subject to the approval of the administrative agent and the identification of a lender or lenders willing to make available the additional amounts. The proposed terms of the credit facility include: (i) security of a first-lien mortgage or deed of trust on certain of our properties that are otherwise unencumbered; (ii) a two year term with one 12-month extension option; and (iii) interest-only payments at rates between 250 basis points and 325 basis points in excess of LIBOR for eurodollar advances, and between 150 basis points and 225 basis points in excess of the lenders’ alternate base rate, as defined therein, for all other advances, in each case based on our overall company leverage. The specific terms of the credit facility will be negotiated by us and the lenders and there can be no assurance that we will be able to enter into this credit facility on the terms described above or at all. The credit facility will be contingent upon completion of this offering.

Initially, we will utilize the net proceeds of this offering, in addition to the funds available under such credit facility, to fund acquisitions. We also may obtain secured debt to acquire real estate assets, and we expect that our financing sources will include banks and life insurance companies with which we have existing relationships through our third-party mortgage origination business. Although we intend to maintain a conservative capital structure, with limited reliance on debt financing, our charter does not contain a specific limitation on the amount of debt we may incur and our board of directors may implement or change target debt levels at any time without the approval of our stockholders.

Our goal is to receive an investment grade rating from a national statistical rating organization such as Moody’s Investors Service Inc. or Standard & Poor’s Corporation, which we believe will lower our cost of borrowing. In order to achieve this rating, we will be required to establish and grow over time our unencumbered pool of assets and manage our balance sheet to enhance our financial measurements such as our debt to EBITDA (earnings before interest, tax, depreciation and amortization) ratio, fixed charge coverage ratio, and other financial metrics that are analyzed by rating organizations in their process of determining investment grade ratings. Fifty-six of the 65 properties in our existing portfolio and seven of the 23 properties in our acquisition portfolio will be encumbered by mortgages upon completion of this offering. Lack of sufficient growth in our unencumbered pool of assets following the completion of this offering may be an impediment to receiving an investment grade rating. We will seek to maintain a conservative capital structure, which we believe includes lowering our overall company leverage, transitioning over time from secured borrowings to unsecured borrowings, and maintaining sufficient excess cash and borrowing capacity to fund operations and make additional acquisitions.

SUMMARY RISK FACTORS

An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed in the section “Risk Factors” beginning on page 21 prior to deciding whether to invest in our common stock. These risks include, but are not limited to, the following:

➢	our properties are concentrated in the industrial real estate sector, and our business could be adversely affected by an economic downturn in that sector;

➢	we are dependent on our tenants for a significant portion of our revenue, and our business would be adversely affected if a significant number of our tenants were unable to meet their lease obligations;

➢	the Welsh Predecessor Companies have a history of losses, and our company has no assurance of future profitability;

➢	the geographic concentration of our properties in states located in the central United States could leave us vulnerable to an economic downturn, other changes in market conditions or natural disasters in those areas, resulting in a decrease in our revenue or otherwise negatively impacting our results of operations;

➢	our operating performance is subject to risks associated with the real estate industry;

➢	our failure to qualify or remain qualified as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders;

➢	we have never operated as a REIT or as a public company and we cannot assure you that we will successfully and profitably operate our business in compliance with the regulatory requirements applicable to REITs and to public companies;

➢	we will rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future acquisitions necessary to grow our business or meet maturing obligations;

➢	we cannot assure you of our ability to make distributions in the future. We may be required to fund our distributions from other sources, including using borrowed funds to make distributions, which would increase our interest costs and reduce our earnings and cash available for distribution;

➢	our ability to pay our estimated initial annual distribution, which represents approximately 112.2% of our estimated cash available for distribution for the 12 months ended March 31, 2011, depends upon our actual operating results, and we may have to borrow funds under our syndicated credit facility to pay this distribution, which could slow our growth;

➢	we have not obtained recent independent appraisals of our properties or our services business in connection with the formation transactions. As a result, the price we will pay for the assets we intend to acquire in the formation transactions, certain of which we intend to purchase from our principals, may exceed their aggregate fair market value;

➢	the loss of any of our principals or certain other key members of our senior management team could significantly harm our business; and

➢	there has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering. In addition, the price of our common stock may be volatile or may decline regardless of our operating performance.

FORMATION TRANSACTIONS

Prior to the completion of this offering, we operated our business through the existing entities. Our real estate portfolio is owned through (i) three investment funds, which are owned by our principals and their affiliates with a number of third-party investors, including third-party investors that own tenant-in-common interests in properties owned with Welsh US Real Estate Fund, LLC, (ii) 21 property subsidiaries that are owned by our principals and their affiliates with other third parties and 12 property subsidiaries that are owned solely by third-party investors, (iii) nine additional property subsidiaries that are owned solely by our principals and their affiliates and certain of their family members, and (iv) an economic interest held by our principals in our joint venture portfolio. In addition, our services business is owned exclusively by our principals and their affiliates. Concurrently with the completion of this offering, we will engage in a series of transactions, which we refer to as the formation transactions, that will consolidate our real estate portfolio and our services business, including the properties in our acquisition portfolio, within our company and our operating partnership.

Part of the formation transactions includes a contribution transaction whereby the three investment funds, the third-party investors owning tenant-in-common interests with the Welsh US Real Estate Fund, LLC and the owners of the ownership interests in the property subsidiaries described above, including our principals, their affiliates, certain of their family members and third-party investors, through a series of contributions, will exchange their ownership interests in the existing entities owning our real estate portfolio, and our principals will exchange their ownership interests in our services business and their economic interest in our joint venture portfolio, for OP units. We refer to the owners of the interests to be contributed in the contribution transaction as our continuing investors. The agreements relating to the contribution transaction are subject to customary closing conditions, including the completion of this offering. In addition, the contribution of Welsh Securities, LLC, the broker-dealer arm of our services business, is subject to the approval of the Financial Industry Regulatory Authority, or FINRA.

The significant elements of the formation transactions undertaken in connection with the offering include:

➢	formation of our company, our operating partnership, the general partner of our operating partnership and our taxable REIT subsidiary;

➢	the contribution transaction;

➢	the acquisition from unaffiliated third parties of properties from our acquisition portfolio; and

➢	the assumption by us of indebtedness related to our existing portfolio, the release of certain guarantees made by our principals in respect of such indebtedness and our entry into a new credit facility, which we refer to as the financing transactions.

OUR STRUCTURE

As a result of the formation transactions and upon the completion of this offering, we will be a holding company and our primary assets will be membership interests in a Delaware limited liability company that will own a general partnership interest in, and serve as the general partner of, our operating partnership, as well as OP units in our operating partnership. The following diagram depicts our ownership structure immediately following completion of this offering and the formation transactions:

*	Diagram excludes shares of common stock contingently issuable upon vesting of performance based restricted stock units to be granted to certain of our executive officers (see “Management—Compensation Discussion and Analysis—Overview of executive compensation program—Restricted Stock Units under the LTIP”) and OP units that our principals have the possibility of receiving as consideration for our services business (see Structure and Formation of our Company—Formation Transactions—Contribution and exchange of interests in the existing entities”)

Our principals may be deemed to be our “promoters” based on their ownership and various relationships with us and the existing entities.

MATERIAL BENEFITS TO RELATED PARTIES

Upon the completion of this offering and the formation transactions, our executive officers and members of our board of directors will receive material financial and other benefits, as described below. For a more detailed discussion of these benefits see “Management” and “Certain Relationships and Related Party Transactions.”

Formation transactions

In connection with the formation transactions, the following executive officers and directors of our company will exchange all of their ownership interests in our services business and property subsidiaries as well as their economic interests in our joint venture portfolio for OP units, as described below:

Name	Benefits received

Dennis J. Doyle	Approximately 1.1 million OP units (with a combined aggregate value of approximately $17.2 million) in exchange for interests in the existing entities having an aggregate net tangible book value attributable to such interests as of March 31, 2010 of approximately $2.5 million

Scott T. Frederiksen	Approximately 420,000 OP units (with a combined aggregate value of approximately $6.8 million) in exchange for interests in the existing entities having an aggregate net tangible book value attributable to such interests as of March 31, 2010 of approximately $3.4 million

Jean V. Kane	Approximately 390,000 OP units (with a combined aggregate value of approximately $6.4 million) in exchange for interests in the existing entities having an aggregate net tangible book value attributable to such interests as of March 31, 2010 of approximately $3.4 million

Dennis G. Heieie	Approximately 5,200 OP units (with a combined aggregate value of approximately $84,000) in exchange for interests in the existing entities having an aggregate net tangible book value attributable to such interests as of March 31, 2010 of less than $0.1 million

Patrick H. O’Sullivan	Indirect beneficial ownership of the 328,744 OP units received by CrossHarbor Capital Partners, LLC (with a combined aggregate value of approximately $5.3 million) in exchange for an interest in an existing entity having an aggregate net tangible book value attributable to such interest as of March 31, 2010 of approximately $0.1 million

Our other independent directors and Tracey L. Lange, our Senior Vice President, will not receive any OP units, as these individuals do not currently hold any interests in the properties and assets to be contributed in the formation transactions.

Employment arrangements

Upon the completion of this offering and the formation transactions, Mr. Frederiksen, our Chief Executive Officer, and Ms. Kane, our President and Chief Operating Officer, will each enter into an employment agreement with our company providing for salary, cash bonus, performance based equity compensation and other benefits, including severance benefits upon a termination of employment under certain circumstances.

Registration rights agreement

We have entered into a registration rights agreement with the persons receiving OP units in the formation transactions, including our principals and certain of our executive officers. Under the registration rights agreement, subject to certain limitations, commencing not earlier than 12 months and not later than 13 months after the completion of this offering, we will file one or more registration statements covering the resale of the shares of our common stock issued or issuable, at our option, in exchange for OP units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement with respect to shares of our common stock issuable upon exchange of OP units received in the formation transactions by filing a registration statement providing for the issuance by us to the holders of such OP units of shares of our common stock registered under the Securities Act of 1933, as amended, or the Securities Act, in lieu of our operating partnership’s obligation to pay cash for such OP units. We have agreed to pay all of the expenses relating to a registration of such securities.

RESTRICTIONS ON OWNERSHIP OF OUR STOCK

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter generally prohibits any person from actually or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding shares of capital stock or common stock, subject to certain exceptions. Subject to certain limitations, our charter permits exceptions to be made with the approval of our board of directors.

CONFLICTS OF INTEREST

Our principals and certain of our executive officers have interests in certain of the entities that we will acquire in the formation transactions upon completion of this offering and will enter into contribution and other agreements in connection with such acquisitions. In addition, we expect that certain of our principals will enter into employment agreements with us pursuant to which they will agree, among other things, not to engage in certain business activities in competition with us and pursuant to which they will agree to devote substantially full-time attention to our affairs. See “Management—Compensation Discussion and Analysis—Overview of Executive Compensation Program—Employment Agreements and Change in Control Arrangements.” We may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationship with our principals and our executive officers. See “Risk Factors—We may pursue less vigorous enforcement of the terms of the formation transactions and other agreements because of conflicts of interest with certain of our directors and officers.”

We did not conduct arm’s-length negotiations with our principals with respect to all of the terms of the formation transactions. In the course of structuring the formation transactions, our principals had the ability to influence the type and level of benefits that they and our other officers will receive from us. In addition, we have not obtained any recent third-party appraisals of the properties and other assets to be acquired by us in connection with the formation transactions. As a result, the price to be paid by us to the prior investors, including our principals and certain of our executive officers, for the acquisition of the assets in the formation transactions may exceed the fair market value of those assets.

TAX STATUS

We intend to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2010. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable income, excluding net capital gain, to our stockholders. As a REIT, we generally will not be subject to federal income tax on net taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. See “Federal Income Tax Considerations.”

DISTRIBUTION POLICY

We intend to pay regular quarterly dividends to holders of our common stock and make regular quarterly distributions to holders of OP units in our operating partnership. We intend to pay a pro rata dividend with respect to the period commencing on the completion of this offering and ending June 30, 2010, based on a dividend of $0.28 per share for a full quarter. On an annualized basis, this would be $1.12 per share, or an annual dividend rate of approximately 6.9% based on the mid-point of the initial public offering price range shown on the cover page of this prospectus. Although we have not previously paid distributions, we intend to maintain our initial dividend rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Our initial annual dividend represents approximately 112.2% of our estimated cash available for distribution for the 12 months ending March 31, 2011. Accordingly, we currently expect that we will be unable to pay our estimated initial annual distribution to stockholders and OP unitholders out of estimated cash available for distribution for the 12 months ending March 31, 2010. Unless our operating cash flow increases, we will be required either to fund future distributions from borrowings under our syndicated credit facility or to reduce such distributions. Distributions made by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. Actual distributions may be significantly different from the expected distributions. We do not intend to reduce the expected dividend per share if the underwriters’ over-allotment option is exercised.

CORPORATE INFORMATION

We were incorporated as a Maryland corporation on December 18, 2009 and intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2010. Our corporate offices are located at 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343. Our telephone number is (952) 897-7700. Our internet website is www.welshpt.com. The information contained on, or accessible through, this website, or any other website of the Welsh organization, is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The offering

Common stock offered by us	20,923,077 shares

Common stock to be outstanding after the offering	20,940,608 shares(1)

Common stock and OP units (redeemable or, at our option, exchangeable into common stock 12 months after the offering on a one-for-one basis) to be outstanding after the offering	28,490,452 shares and OP units(2)

Common stock and OP units outstanding after this offering, assuming full exercise of the underwriters’ over-allotment option	31,628,913 shares and OP units

Use of proceeds	We estimate that we will receive net proceeds from the offering of approximately $315.2 million, or approximately $364.0 million if the underwriters’ over-allotment option is exercised in full, after deducting the underwriting discounts and commissions, and estimated expenses of the offering. We intend to use the net proceeds of the offering to purchase our acquisition portfolio, to pay down debt and to pay related fees and expenses.

Proposed NYSE Symbol	“WLS”

(1)	Includes (i) 20,923,077 shares of common stock we are offering in this offering; (ii) 300 shares of common stock issued in connection with our initial capitalization and (iii) 17,231 shares of common stock to be issued upon completion of this offering as equity-based compensation to our non-employee directors. Excludes: (i) up to 3,138,461 shares issuable upon exercise of the underwriters’ over-allotment option in full; (ii) up to 360,526 shares of common stock contingently issuable upon the vesting of performance based restricted stock units to be granted to Mr. Frederiksen and Ms. Kane under our Long-Term Equity Incentive Plan, or LTIP (see “Management—Compensation Discussion and Analysis—Overview of executive compensation program—Restricted Stock Units under the LTIP”); (iii) additional shares available for future issuance under our LTIP; (iv) up to 7,549,844 shares issuable upon exchange of OP units; and (v) an additional 923,077 OP units that our principals have the possibility of receiving as consideration for our services business (see Structure and Formation of our Company—Formation Transactions—Contribution and exchange of interests in the existing entities”)

(2)	Includes all of the shares identified in the first sentence of footnote (1) above, and 7,549,844 OP units to be issued upon completion of this offering and the formation transactions to our principals, continuing investors and certain sellers of the acquisition portfolio

Summary selected financial data

The following table sets forth summary financial and operating data on a pro forma basis for Welsh Property Trust, Inc. and on a historical basis for Welsh Predecessor Companies. We have not presented historical financial information for Welsh Property Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and because we believe that a presentation of the results of Welsh Property Trust, Inc. would not be meaningful.

You should read the following summary of historical and pro forma financial data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma condensed consolidated financial statements and related notes, and the combined financial statements and related notes of the Welsh Predecessor Companies included elsewhere in this prospectus. The Welsh Predecessor Companies being contributed to our operating partnership are a collection of real estate entities, which includes the accounting acquirer, that directly or indirectly own industrial and office properties and are controlled by Dennis J. Doyle.

The unaudited pro forma condensed consolidated balance sheet data is presented as if this offering and the formation transactions all had occurred on March 31, 2010, and the unaudited pro forma condensed consolidated statement of operations and other data for the three months ended March 31, 2010 and the year ended December 31, 2009, is presented as if this offering and the formation transactions all had occurred on January 1, 2009. Our unaudited pro forma condensed consolidated financial statements include the effects of the contribution of the entities included in the Welsh Contribution Companies, a collection of real estate entities that directly or indirectly own industrial and office properties as well as the services business and are under the common management of our principals. The contribution of the Welsh Contribution Companies has been accounted for using the acquisition method of accounting. Additionally, our unaudited pro forma condensed consolidated financial statements include the purchase of our acquisition portfolio. All material intercompany balances have been eliminated in the unaudited pro forma condensed consolidated financial statements. The pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of and for the period indicated, nor does it purport to represent our future financial position or results of operations.

	Pro forma Welsh Property Trust, Inc.
	Three months ended	Year ended
	March 31, 2010	December 31, 2009

	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Statement of Operations Data:
Revenue
Rental and related revenue	$26,180	$101,638
Construction and service fee revenue	8,906	54,672

Total Revenue	35,086	156,310

Expenses
Cost of rental operations	4,287	19,961
Real estate taxes	4,640	15,540
Cost of construction and service fee revenue	7,412	45,204
Depreciation and amortization	8,643	35,494

Total Expenses	24,982	116,199

Other Operating Activities
Equity in net (income) loss from equity method investments	(99)	332
Impairment charges	—	6,432
Acquisition costs	285	—
General and administrative expenses	2,812	10,868

Total Other Operating Activities	2,998	17,632

Operating Income (Loss)	7,106	22,479

Other Income (Expenses)
Interest and other income, net	—	—
Interest expense, net	(6,108)	(24,959)

Income (Loss) from Continuing Operations	998	(2,480)

Discontinued Operations
Income from discontinued operations	—	—
Gain on disposition of real estate investments	—	—

Income from Discontinued Operations	—	—

Net Income (Loss)	$998	$(2,480)

Basic pro forma net income (loss) per common share	$0.04	$(0.09)
Diluted pro forma net income (loss) per common share	0.04	(0.09)
Pro forma weighted average number of shares outstanding	20,941	20,941
Pro forma weighted average number of common shares and potential dilutive securities	28,490	28,490
Other Data:
Funds from Operations
Net Income (loss)	$998	$(2,480)
Depreciation and amortization	8,643	35,494
Depreciation and amortization — equity method investments	192	823

Funds from Operations (FFO)	$9,833	$33,837

	Historical Welsh Predecessor Companies
	Three months ended
	March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

	(unaudited)	(unaudited)
	(dollars in thousands)

Statement of Operations Data:
Revenue
Rental and related revenue	$7,938	$7,310	$29,247	$31,549	$19,684
Construction and service fee revenue	—	—	—	900	1,618

Total Revenue	7,938	7,310	29,247	32,449	21,302

Expenses
Cost of rental operations	1,768	2,523	8,509	8,334	3,688
Real estate taxes	1,754	1,454	5,212	5,637	3,280
Cost of construction and service fee revenue	—	—	—	768	1,249
Depreciation and amortization	2,618	2,546	10,391	11,861	6,462

Total Expenses	6,140	6,523	24,112	26,600	14,679

Other Operating Activities
Equity in net (income) loss from equity method investments	1,323	255	1,252	1,132	2,130
Impairment charges	—	—	6,432	7,577	—
Acquisition costs	285	—	—	—	—
General and administrative expenses	—	—	22	209	195

Total Other Operating Activities	1,608	255	7,706	8,918	2,325

Operating Income (Loss)	190	532	(2,571)	(3,069)	4,298

Other Income (Expenses)
Interest and other income, net	41	(58)	42	1	17
Interest expense, net	(3,174)	(2,752)	(12,558)	(12,625)	(8,057)

Income (Loss) from Continuing Operations	(2,943)	(2,278)	(15,087)	(15,693)	(3,742)

Discontinued Operations
Income from discontinued operations	—	99	324	224	53
Gain on disposition of real estate investments	—	—	1,595	1,061	—

Income from Discontinued Operations	—	99	1,919	1,285	53

Net Income (Loss)	$(2,943)	$(2,179)	$(13,168)	$(14,408)	$(3,689)

	Pro forma
	Welsh Property
	Trust, Inc.	Historical Welsh Predecessor Companies
	As of	As of
	March 31,	March 31,	As of December 31,
	2010	2010	2009	2008	2007

	(unaudited)	(unaudited)			(unaudited)
	(dollars in thousands)

Balance Sheet Data:
Net real estate investments	$710,847	$234,793	$229,085	$208,234	$179,669
Other assets, net	168,473	29,514	27,072	27,828	23,419

Total Assets	$879,320	$264,307	$256,157	$236,062	$203,088

Mortgages and notes payable	$428,967	$229,496	$223,503	$201,541	$158,889
Other liabilities	25,105	15,638	15,842	14,096	11,199

Total Liabilities	454,072	245,134	239,345	215,637	170,088

Owners’ equity	—	19,173	16,812	20,425	33,000
Stockholders’ equity	312,396	—	—	—	—
Noncontrolling interest	112,852	—	—	—	—

Total Liabilities and Equity	$879,320	$264,307	$256,157	$236,062	$203,088

Risk factors

Investment in our common stock involves risks. You should carefully consider the following risk factors in addition to other information contained in this prospectus before purchasing the common stock we are offering. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR PROPERTIES AND OPERATIONS

Our properties are concentrated in the industrial real estate sector, and our business could be adversely affected by an economic downturn in that sector.

Of the 65 properties in our existing portfolio, 57 are industrial properties, including warehouse, distribution, flex, assembly, light manufacturing, showroom and research and development facilities. The 56 industrial properties that we owned as of December 31, 2009 represented, in the aggregate, approximately 70.4% of our total rental and related revenue for the year ended December 31, 2009, on a combined historical basis, and the 57 industrial properties that we owned as of March 31, 2010 represented, in the aggregate, approximately 71.4% of our total rental and related revenue for the three months ended March 31, 2010. This concentration may expose us to the risk of economic downturns in the industrial real estate sector to a greater extent than if our properties were more diversified across other sectors of the real estate industry.

We are dependent on our tenants for a significant portion of our revenue, and our business would be adversely affected if a significant number of our tenants were unable to meet their lease obligations.

We would be adversely affected if a significant number of our tenants were unable to meet their lease obligations. On a combined historical basis, for the three months ended March 31, 2010, our top five tenants based on rental and related revenue represented approximately $2.2 million, or 13.7%, of the total rental and related revenue generated by our existing portfolio. These tenants were Oracle USA, Inc., an integrated technology company, in Minneapolis, Minnesota; Archway Marketing Services, Inc., a marketing fulfillment services company, in Romulus, Michigan; Mastronardi Produce—USA, Inc., a producer and distributor of gourmet greenhouse vegetables throughout North America, in Romulus, Michigan; Medline Industries, Inc., a manufacturer of medical supplies, in Romulus, Michigan; and Metal Processing Corp., a company that provides processing, distribution and storage of metal products, in Gary, Indiana. In addition, certain of our properties are occupied by a single tenant and, as a result, the success of these properties will depend on the financial stability of a single tenant. Our tenants may experience a downturn in their businesses, which may weaken their financial condition and result in their failure to make timely rental payments or their default under their leases.

Tenant defaults, bankruptcies or insolvencies and their impact on tenant performance and our rights under our leases may adversely affect the rental revenue produced by our properties.

The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. If a tenant defaults on its lease obligations, we may experience delays in enforcing our rights as landlord and may incur substantial costs, including litigation and related expenses, in protecting our investment and re-leasing our property. If a tenant files for bankruptcy, we generally cannot evict the tenant solely because of such bankruptcy. A court may authorize a bankrupt tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under

Risk factors

the lease, and it is unlikely that a bankrupt tenant would pay in full amounts it owes us under the lease. This shortfall could adversely affect our cash flow and results of operations.

If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Under some circumstances, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is less than the agreed rental amount. Additionally, without regard to the manner in which a lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant, as well as possibly lower rental rates reflective of declines in market rents. We cannot assure you that we will have adequate sources of funding available to us for such purposes.

The Welsh Predecessor Companies have a history of losses, and our company has no assurance of future profitability.

The Welsh Predecessor Companies, as defined herein, have a history of GAAP losses of $13.2 million, $14.4 million and $3.7 million for the years ended December 31, 2009, 2008 and 2007, respectively, and a GAAP net loss of $2.9 million for the three months ended March 31, 2010. Given this history of operating losses, we cannot assure you that our company will ever become profitable or, if it does, that it will continue to be profitable in future periods. We have formed our company from the combination of the Welsh Predecessor Companies, the Welsh Contribution Companies and our acquisition portfolio based on certain assumptions, which may prove incorrect. Our future success will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.

The geographic concentration of our properties in states located in the central United States could leave us vulnerable to an economic downturn, other changes in market conditions or natural disasters in those areas, resulting in a decrease in our revenue or otherwise negatively impacting our results of operations.

The properties in our existing portfolio located in Minnesota, Michigan, Indiana, Missouri and Iowa provided approximately 32.0%, 17.7%, 6.0%, 10.2%, and 5.5%, respectively, of our annualized base rent as of April 1, 2010. As a result of the geographic concentration of properties in these states, we are particularly exposed to downturns in these local economies, other changes in local real estate market conditions and natural disasters that occur in those areas (such as floods, tornadoes and other events). In the event of adverse economic changes in these states, our business, financial condition, results of operations, and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders may be materially and adversely affected.

We have not obtained recent independent appraisals of our properties or our services business in connection with the formation transactions. As a result, the price we will pay for the assets we intend to acquire in the formation transactions, certain of which we intend to purchase from our principals, may exceed their aggregate fair market value.

We have not obtained any recent third-party appraisals of the properties and other assets to be acquired by us from our principals and from unaffiliated third parties in the formation transactions that will take place concurrently with this offering, nor have we obtained any independent third-party valuations or fairness opinions in connection with the formation transactions. We will acquire the real estate-related assets from the unaffiliated third parties and our principals and certain of their affiliates and family members for a number of OP units based on a fixed valuation that may exceed the book value of such assets, and this valuation may also exceed the fair market value of such assets. Furthermore, we will also acquire the services business assets from our principals for a number of OP units based on a fixed valuation that may exceed the book value and fair market value of such assets.

Risk factors

The acquisition of the properties in our acquisition portfolio and the contribution of certain of the existing entities is subject to certain closing and other conditions. The failure to satisfy or waive these conditions may result in us not acquiring these properties or entities.

As of the date of this prospectus, we have entered into agreements to purchase the 23 properties in our acquisition portfolio. Our ability to close these acquisitions depends on many factors, including the completion of our due diligence on certain properties and the satisfaction of relevant deadlines and other customary closing conditions. In particular, each purchase agreement for the properties in our acquisition portfolio provides that the acquisition must be completed by a specified termination date, with certain purchase and sale agreements providing for a short cure period. The termination dates for most of the properties in our $347.9 million acquisition portfolio occur after the anticipated date of the completion of this offering, or we have agreed in principle with the sellers of the other properties to extend the termination dates and are in the process of finalizing the related extension documentation. In addition, the termination date for the $35.0 million Charlotte portfolio is June 1, 2010, but we have the right under applicable provisions of the related purchase agreement to close during a 10 business day cure period.

The agreements relating to the contribution transaction are subject to customary closing conditions, including the receipt of all necessary lender and other third-party consents and approvals. As of the date of this prospectus, we have obtained or have been informed by lenders or servicers that we can expect to obtain consents, or no consents are required, for properties in our existing portfolio covering approximately $383.6 million of outstanding indebtedness as of March 31, 2010. We remain in the lender review process with regard to only approximately $22.1 million of outstanding indebtedness, comprised of approximately $10.3 million of indebtedness on 600–638 Lambert Pointe Drive, $9.2 million of indebtedness on 601–627 Lambert Pointe Drive, and $2.6 million of indebtedness on 9835-9925 13th Avenue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.” Furthermore, as of the date of this prospectus, we are still in the lender review process with regard to two properties in our acquisition portfolio where we are assuming existing debt in connection with the acquisition, comprised of approximately $4.4 million ($1.0 million of which will be repaid in connection with the assumption) on the Aurora property and $2.6 million on the Minneapolis property. If we are unable to obtain the necessary lender consents on or before the closing of this offering, we may be required to prepay this indebtedness and refinance the property, including through the use of our syndicated credit facility. The refinancing of the indebtedness with respect to which we are still in the lender review process could result in prepayment penalties of approximately $100,000 plus defeasance-related costs. We could be adversely affected if we are unable to acquire properties in our acquisition portfolio on a timely basis or if we do not obtain lender consents.

Furthermore, we have not entered into any binding agreements with respect to any of the 14 properties we are currently reviewing in our acquisition pipeline, and there can be no assurance that our efforts with respect to these properties will lead to acquisitions. For additional information regarding our existing portfolio, our acquisition portfolio and our acquisition pipeline, see “Business and Properties—Our Portfolio.”

We face intense competition, which may decrease or prevent increases in the occupancy and rental rates of our properties.

We compete with a number of developers, owners and operators of industrial and office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options in order to retain tenants

Risk factors

when our tenants’ leases expire. In that case, our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders may be materially and adversely affected.

If we are unable to renew leases or lease vacant space or are unable to lease our properties at or above existing rental rates, our rental revenue may be adversely affected.

Our existing portfolio was 86.1% occupied by leasable square footage as of April 1, 2010 with approximately 1.6 million vacant leasable square feet. It includes month-to-month leases covering an aggregate of approximately 202,000 leasable square feet. Our existing portfolio has 80 leases that are scheduled to expire from May 1, 2010 through the end of 2010, accounting for approximately 0.7 million leasable square feet. We cannot assure you that leases will be renewed or that our properties will be re-leased at rental rates equal to or above our existing rental rates or that substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options will not be offered to attract new tenants or retain existing tenants. Some of our existing leases currently provide tenants with options to renew the terms of their leases at rates that are below the current market rate or to terminate their leases prior to the expiration date thereof. In addition, certain of the properties we acquire may have some level of vacancy at the time of completion of this offering and the formation transactions and certain of our properties may be specifically suited to the particular needs of a tenant. Accordingly, portions of our industrial and office properties may remain vacant for extended periods of time, which may cause us to suffer reduced revenue resulting in less cash available to be distributed to our stockholders. Moreover, the resale value of a property could be diminished because the market value of a particular property depend principally upon the value of the leases of such property.

If we default on the ground lease for land on which some of the properties in our existing portfolio and acquisition portfolio are located, our business could be materially and adversely affected.

Each of our existing portfolio and our acquisition portfolio include an interest in a ground lease. If we acquire and default under the terms of these leases, we may be liable for damages and could lose our leasehold interest in the applicable property and interest in the building on the property. If any of these events were to occur, our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders would be materially and adversely affected.

Our operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions, as well as the value of our properties. These events include, but are not limited to:

➢	adverse changes in international, national or local economic and demographic conditions such as the current global economic downturn;

➢	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options;

➢	adverse changes in financial conditions of buyers, sellers and tenants of properties;

➢	inability to collect rent from tenants;

➢	competition from other real estate investors with significant capital, including other real estate operating companies, REITs and institutional investment funds;

Risk factors

➢	reductions in the level of demand for commercial space, and changes in the relative popularity of properties;

➢	increases in the supply of industrial or office space;

➢	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

➢	increases in expenses, including, but not limited to, insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and restrictions on our ability to pass expenses on to our tenants; and

➢	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990, or the ADA.

In addition, periods of economic slowdown or recession, such as the current global economic downturn, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties to meet our financial expectations, our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected. We cannot assure you that we will achieve our return objectives.

Our services business provides a significant amount of services to third parties, and, as a result, we depend on the financial condition of these third parties and their ability to perform under our agreements with them.

For the three months ended March 31, 2010 and the year ended December 31, 2009, our construction and service fee revenue was $8.9 million and $54.7 million, respectively, on a historical combined basis. These third parties may experience a downturn in their businesses, which may weaken their financial condition and result in their failure to make timely payments under our agreements with them. In addition, our third-party business may be adversely affected by the financial condition or performance of the subcontractors and other agents we hire to support our services business. In addition, following this offering, certain of our third-party clients that are publicly-traded REITs may decide to terminate their relationship with our services business due to competitive concerns or perceived conflicts of interest with our company.

We will rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future acquisitions necessary to grow our business or meet maturing obligations.

In order to qualify as a REIT under the Code, we will be required, among other things, to distribute each year to our stockholders at least 90% of our taxable income, excluding net capital gain. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all of our future capital needs, including capital needed to make investments and to satisfy or refinance maturing obligations.

We expect to rely on external sources of capital, including debt and equity financing to fund future capital needs. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to make the investments needed to expand our business, or to meet our obligations and commitments as they mature. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, the market’s perception of our current and potential future earnings and cash distributions and the market price of the shares of our common stock. We may not

Risk factors

be in a position to take advantage of attractive investment opportunities for growth if we are unable to access the capital markets on a timely basis on favorable terms.

Our ability to sell equity to expand our business will depend, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business could negatively affect the market price of our common stock and limit our ability to sell equity.

The availability of equity capital to us will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time, including:

➢	the extent of investor interest;

➢	our ability to satisfy the distribution requirements applicable to REITs;

➢	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

➢	our financial performance and that of our tenants;

➢	analyst reports about us and the REIT industry;

➢	general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

➢	a failure to maintain or increase our dividend, which is dependent, to a large part, on FFO which, in turn, depends upon increased revenue from additional acquisitions and rental increases; and

➢	other factors such as governmental regulatory action and changes in REIT tax laws.

Our failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock and, as a result, the availability of equity capital to us.

We will have substantial amounts of indebtedness outstanding following this offering, which may affect our ability to make distributions, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations.

As of March 31, 2010, on a pro forma basis, our aggregate indebtedness would have been approximately $429.0 million. We may incur significant additional debt for various purposes including, without limitation, the funding of future acquisition and development activities and operational needs. In this regard, we have received commitments for a syndicated credit facility in an initial amount of $75.0 million, which could be used to finance new acquisitions and for other working capital purposes.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to make the distributions currently contemplated or necessary to maintain our REIT qualification. Our substantial outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have other significant adverse consequences, including the following:

➢	our cash flow may be insufficient to meet our required principal and interest payments;

➢	we may be unable to borrow additional funds as needed or on satisfactory terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities or meet operational needs;

➢	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

➢	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

Risk factors

➢	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

➢	certain of the property subsidiaries’ loan documents may include restrictions on such subsidiary’s ability to make distributions to us;

➢	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under our hedge agreements, these agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements, we would be exposed to then-existing market rates of interest and future interest rate volatility;

➢	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and

➢	our default under any of our indebtedness with cross-default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

Our existing loan agreements contain, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding indebtedness, which may affect our distribution and operating policies and our ability to incur additional debt. Loan documents evidencing our existing indebtedness contain, and loan documents entered into in the future will likely contain, certain operating covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, these agreements contain, and future agreements likely will contain, financial covenants, including certain coverage ratios and limitations on our ability to incur secured and unsecured debt, make distributions, sell all or substantially all of our assets, and engage in mergers and consolidations and certain acquisitions. Covenants under our existing indebtedness do, and under any future indebtedness likely will, restrict our ability to pursue certain business initiatives or certain acquisition transactions. In addition, failure to meet any of these covenants, including the financial coverage ratios, could cause an event of default under or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

The current limitations on the availability of credit may limit our ability to refinance our debt obligations in the short-term and may limit our access to liquidity.

Approximately 3.0% of our debt outstanding as of March 31, 2010 is scheduled to mature during 2010. Given the current economic conditions including, but not limited to, the current limitations on the availability of credit and related adverse conditions in the global financial markets, we may be unable to refinance these obligations on favorable terms, or at all. If we are unable to refinance these obligations prior to the maturity date, then we may be forced to seek liquidity through a variety of options, including, but not limited to, the sale of properties at below market prices. If we default on one or more of these obligations, it may result in additional defaults under our other obligations. Furthermore, we could also potentially lose access to the liquidity we expect to have under our new syndicated credit facility if one or more participating lenders default on their commitments.

Risk factors

Increases in interest rates would increase the amount of our variable-rate debt payments and could limit our ability to pay dividends to our stockholders.

On a combined historical basis, as of March 31, 2010, approximately $110.8 million of our approximately $405.7 million of indebtedness was subject to floating interest rates. Increases in interest rates also would increase our interest costs associated with any draws that we would make on our new syndicated credit facility, which would reduce our cash flows and our ability to pay dividends to our stockholders. In addition, if we are required to repay existing debt during periods of higher interest rates, we may need to sell one or more of our investments in order to repay the debt, which might reduce the realization of the return on such investments.

Changes in interest rates could have adverse affects on our cash flows compared to those of our competitors.

We have entered into an interest rate swap to effectively fix our exposure to variable interest rates that covers the notional amount of $3.5 million of debt at a fixed rate of 5.5%, a loan secured by our Mosinee, Wisconsin property. If interest rates move below our fixed rate, we will incur more interest expense than other similar market participants, which may have an adverse affect on our cash flows as compared to other market participants.

Additionally, there is counterparty risk associated with our interest rate swap. If market conditions lead to insolvency or make a merger necessary for our counterparty, it is possible that the terms of our interest rate swap will not be honored in their current form with a new counterparty. The potential termination or renegotiation of the terms of the interest rate swap agreement as a result of changing counterparties through insolvency or merger could adversely affect our results of operations and cash flows.

Adverse global market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise harm our performance.

Recent market and economic conditions have been challenging, with tighter credit conditions in 2008 and 2009. Continued concerns about the availability and cost of credit, the U.S. mortgage market, inflation, unemployment levels, geopolitical issues and declining equity and real estate markets have contributed to increased market volatility and diminished expectations for the U.S. economy. The commercial real estate sector in particular has been negatively affected by these market and economic conditions. These conditions may result in our tenants delaying lease commencements, requesting rent reductions, declining to extend or renew leases upon expiration or renewing at lower rates. These conditions also have forced tenants, in some cases, to declare bankruptcy or vacate leased premises. We may be unable to re-lease vacated space at attractive rents or at all. We are unable to predict whether, or to what extent or for how long, these adverse market and economic conditions will persist. The continuation or intensification of these conditions may impede our ability to generate sufficient operating cash flow to pay expenses, maintain properties, make distributions and repay debt.

If we were to incur uninsured or uninsurable losses, or losses in excess of our insurance coverage, we would be required to pay for such losses, which could adversely affect our financial condition and our cash flow.

We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy with policy specifications, limits and deductibles customarily carried for similar properties. In addition, we carry liability and worker’s compensation insurance applicable to our services business, as well as professional liability and directors’ and officers’ insurance. We do not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Certain types of losses may be either uninsurable or

Risk factors

not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from a property. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, future lenders may require such insurance, and our failure to obtain such insurance could constitute a default under our loan agreements. In addition, we may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Finally, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders may be materially and adversely affected.

If any of our insurance carriers become insolvent, we could be adversely affected.

We carry several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to replace the coverage at similar or otherwise favorable terms. Replacing insurance coverage at unfavorable rates and the potential of uncollectible claims due to carrier insolvency could adversely affect our results of operations and cash flows.

Terrorism and other factors that may negatively impact demand for our properties could harm our operating results.

The strength and profitability of our business depends on demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war may cause further economic instability in the United States, which could negatively impact the demand for our properties. As a result, such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties. In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. The lack of sufficient insurance for these types of acts could expose us to significant losses and could have a negative impact on our operations.

Some of our leases provide tenants with the right to terminate their lease early, which could have an adverse effect on our cash flow and results of operations.

Some of our leases permit our tenants to terminate their leases as to all or a portion of the leased premises prior to their stated lease expiration dates under certain circumstances, such as providing notice and, in some cases, paying a termination fee. In many cases, such early terminations can be effectuated by our tenants with little or no termination fee being paid to us. As of April 1, 2010, approximately 15.5%, based on leasable square footage, of our leases over 25,000 leasable square feet included rights for tenants to terminate. If our tenants exercise early termination rights, our cash flow and earnings will be materially and adversely affected, and we can provide no assurance that we will be able to generate an equivalent amount of net rental income by leasing the vacated space to new third-party tenants.

Risk factors

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenue does not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be materially and adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenue declines, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take possession of the property, resulting in a further reduction in net income.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants, causing a decline in operating revenue and reducing cash available for debt service and distributions to stockholders.

If adverse economic conditions continue in the real estate market and demand for office space remains low, we expect that, upon expiration of leases at our properties, we will be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which would result in declines in revenue from operations and reduce cash available for debt service and distributions to stockholders.

If we are unable to sell, dispose of or refinance one or more of our properties in the future, we may be unable to realize our investment objectives and our business may be adversely affected.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. Proceeds, if any, will be realized from an investment generally upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of our properties, we presently intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. If we provide financing to purchasers, we will bear the risk that the purchaser may default, which could

Risk factors

negatively impact our cash distributions to stockholders and result in litigation and related expenses. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold or refinanced.

Our assets may be subject to impairment charges, which would have an adverse effect on our results of operations and FFO.

We periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations and FFO in the period in which the impairment charge is recorded.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various provisions of these laws, an owner or operator of real estate is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow using such property as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, certain laws impose liability for release of or exposure to asbestos-containing materials and contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and development of real properties, we may be potentially liable for investigation and cleanup costs, penalties, and damages under environmental laws.

All of the properties in our existing portfolio and joint venture portfolio have been subjected to preliminary environmental assessments within the last ten years, known as Phase I assessments, by independent environmental consultants that are designed to identify certain liabilities. In addition, each of the properties in our acquisition portfolio has been subjected to, or will be subjected to, a Phase I assessment. The Phase I assessments covering two properties in our joint venture portfolio, three properties in our existing portfolio and one property in our acquisition portfolio did reveal the existence of conditions, such as the use and storage of petroleum-based oils and lubricants and demolition and construction materials, groundwater contamination and the existence of impacted soils (on one property in our existing portfolio, one property in our joint venture portfolio and one property in our acquisition portfolio) or conditions that could impact the soil or groundwater under certain circumstances in the future (on the three other properties), that have the potential to give rise to environmental liabilities. Phase I assessments are, however, limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Unless required by applicable laws or regulations, we may not further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

We cannot assure you that the Phase I assessments or other environmental studies identified all potential environmental liabilities, or that we will not incur material environmental liabilities in the future. If we

Risk factors

do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell, or we may be unable to sell, any affected properties.

Compliance with the laws, regulations and covenants that are applicable to our properties, including permit, license and zoning requirements, may adversely affect our ability to make future acquisitions or renovations, result in significant costs or delays and adversely affect our growth strategy.

Our properties are subject to various covenants and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our growth strategy may be materially and adversely affected by our ability to obtain permits, licenses and zoning approvals. Our failure to obtain such permits, licenses and zoning approvals could have a material adverse effect on our business, financial condition and results of operations.

In addition, federal and state laws and regulations, including laws such as the ADA impose further restrictions on our operations. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA. If one or more of the properties in our portfolio is not in compliance with the ADA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur damages or governmental fines. In addition, existing requirements may change and future requirements may require us to make significant unanticipated expenditures that would adversely impact our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders.

We have identified a material weakness, and may identify additional material weaknesses or significant deficiencies, in our internal controls over financial reporting. Our failure to remedy this matter could result in a material misstatement of our financial statements.

In connection with the preparation of our financial statements included elsewhere in this prospectus, our independent registered public accounting firm identified and communicated to us deficiencies in our internal control which it considers to be a material weakness. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected, on a timely basis. The material weakness identified by our independent registered public accounting firm related to our lack of a sufficient number of adequately trained finance and accounting personnel with appropriate expertise with U.S. GAAP.

Risk factors

As a result of becoming a public company, we must implement additional financial and accounting systems, procedures and controls which are applicable to such companies, which will increase our costs and require substantial management time and attention.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. As an example, for our 2011 calendar year, our management will be required to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In the past, we have reported our results to the investors in the investment funds on a fund-by-fund basis, and we have not separately reported audited results for the services companies and real property assets on a combined basis. If we fail to implement proper overall business controls, including as required to integrate the existing entities and support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations. In addition, if we fail to remediate the weakness identified above or if we identify significant deficiencies or additional material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive an unqualified report from our independent registered public accounting firm with respect to our internal control over financial reporting, we could become subject to delisting from the NYSE, an investigation by the Securities and Exchange Commission, or the SEC, and civil or criminal sanctions. Additionally, ineffective internal control over financial reporting would place us at increased risk of fraud or misuse of corporate assets and could cause our stockholders, lenders and others to lose confidence in the reliability of our financial statements and the trading price of our common stock and our ability to obtain any necessary equity or debt financing could suffer.

Furthermore, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements, or misrepresentations. Although management will attempt to remediate the material weakness described above and will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be remediated or will in the future be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weaknesses, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in the trading price of our common stock, or otherwise materially adversely affect our business, reputation, results of operations, financial condition, or liquidity.

We may be unable to complete acquisitions that would grow our business, including those in our acquisition portfolio, and even if consummated, we may fail to successfully integrate and operate acquired properties.

Our growth strategy includes acquiring the properties in our acquisition portfolio and the disciplined acquisition of properties as opportunities arise. Our ability to acquire properties on satisfactory terms and successfully integrate and operate them is subject to the following significant risks:

➢	we may be unable to acquire desired properties because of competition from other real estate investors with more capital, including other real estate operating companies, REITs and investment funds;

➢	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

➢	competition from other potential acquirers may significantly increase the purchase price of a desired property;

Risk factors

➢	we may be unable to generate sufficient cash from operations, or obtain the necessary debt or equity financing to consummate an acquisition or, if obtainable, financing may not be on satisfactory terms;

➢	we may need to spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

➢	agreements for the acquisition of properties are typically subject to customary conditions to closing, including satisfactory completion of due diligence investigations, and we may spend significant time and money on potential acquisitions that we do not consummate;

➢	the process of acquiring or pursuing the acquisition of a new property may divert the attention of our senior management team from our existing business operations;

➢	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

➢	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

➢	we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot complete property acquisitions on favorable terms, or operate acquired properties to meet our goals or expectations, our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected.

If we are unable to source off-market deal flow in the future, we may be unable to successfully implement our growth strategy of acquiring properties at attractive prices.

A key component of our growth strategy is to acquire additional industrial and office real estate assets before they are widely marketed by real estate brokers, or “off-market.” Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of a formal marketing process, which could lead to higher prices. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be materially and adversely affected.

We may be unable to successfully expand our operations into new markets, which could adversely affect our return on our real estate investments in these markets.

If the opportunity arises, we may explore acquisitions of properties in new markets. Each of the risks applicable to our ability to acquire and successfully integrate and operate properties in our current markets is also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could adversely affect our ability to expand into or operate in those markets. We may be unable to achieve a desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

Risk factors

Certain of our properties are subject to non-disposition agreements which restrict our ability to dispose of such properties and these restrictions could impair our liquidity and operating flexibility if sales of such properties were necessary to generate capital or otherwise.

We have entered into four non-disposition agreements with contributors of properties in the formation transactions that affect three properties. These agreements restrict the sale of the subject property without the contributor’s consent until March 1, 2013 for two of the three properties and until July 11, 2013 for the other property. The three properties subject to these agreements comprise approximately 252,000 square feet of industrial space in three states. Additionally, one of Welsh’s three investment funds, Welsh US Real Estate Fund, LLC, has made certain co-investments in its properties in the form of tenant-in-common interests that have been previously contributed to Welsh US Real Estate Fund, LLC on a tax-deferred basis pursuant to a conversion agreement dated May 15, 2007. Under this conversion agreement, which affects five properties in one state comprising approximately 1.4 million leasable square feet, Welsh US Real Estate Fund, LLC is restricted from selling these properties without the consent of the contributors for a period of four years from the date of the conversion agreement and must use its best efforts to qualify any sale of the properties for up to seven years from the date of the conversion agreement as a tax-deferred exchange. These restrictions could impede our ability to raise cash quickly through a sale of one or more of these properties or to dispose of a poorly performing property until the expiration of the terms of this agreement.

Welsh US Real Estate Fund, LLC has also entered into conversion agreements with the tenant-in-common interest owners of three additional properties constituting 1.3 million leasable square feet. These conversion agreements contain similar restrictions on the sale of such properties. Although we intend to terminate these conversion agreements in connection with the formation transactions, if we are unable to do so, the restrictions described above would also apply to these additional properties. See “Structure and Formation of Our Company—Certain Agreements Not to Sell Property.”

We are exposed to risks associated with property development.

We may engage in development and redevelopment activities with respect to certain of our properties. If we do so, we will be subject to certain risks, including, without limitation:

➢	the availability and pricing of financing on satisfactory terms or at all;

➢	the availability and timely receipt of zoning and other regulatory approvals;

➢	the cost and timely completion of construction (including unanticipated risks beyond our control, such as weather or labor conditions, material shortages and construction overruns); and

➢	the ability to achieve an acceptable level of occupancy upon completion.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

We are assuming liabilities in connection with the formation transactions, including unknown liabilities, which, if significant, could adversely affect our business.

As part of the formation transactions, we will assume existing liabilities of our services business and the property subsidiaries, including, but not limited to, liabilities in connection with our properties, some of which may be unknown or unquantifiable at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering, tax liabilities, employment-related issues, and accrued but unpaid liabilities whether incurred in the ordinary course of

Risk factors

business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, they could adversely affect our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders.

We cannot assure you of our ability to make distributions in the future. We may use borrowed funds or funds from other sources to make distributions, which may adversely impact our operations.

We intend to make distributions to our common stockholders and holders of OP units. We intend to maintain our initial dividend rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will depend upon a number of factors, including restrictions under applicable law and the capital requirements of our company.

All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We may be required to fund distributions from working capital, borrowings under our new syndicated credit facility, proceeds of this offering or a sale of assets to the extent distributions exceed earnings or cash flows from operations. Funding distributions from working capital would restrict our operations. If we borrow from our syndicated credit facility in order to pay distributions, we would be more limited in our ability to execute our strategy of using that facility to fund acquisitions. Finally, selling assets may require us to dispose of assets at a time or in a manner that is not consistent with our disposition strategy. If we borrow to fund distributions, our leverage ratios and future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. We may not be able to make distributions in the future. In addition, some of our distributions may be considered a return of capital for income tax purposes. If we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. If distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock. See “Federal Income Tax Considerations—Taxation of Stockholders.”

Our ability to pay our estimated initial annual distribution, which represents approximately 112.2% of our estimated cash available for distribution for the 12 months ended March 31, 2011, depends upon our actual operating results, and we may have to borrow funds under our syndicated credit facility to pay this distribution, which could slow our growth.

We expect to pay an initial annual dividend of $1.12 per share, which represents approximately 112.2% of our estimated cash available for distribution for the 12 months ending March 31, 2011 calculated as described in “Distribution Policy.” Accordingly, we currently expect that we will be unable to pay our estimated initial annual distribution to stockholders and OP unitholders out of estimated cash available for distribution for the 12 months ending March 31, 2011 as calculated in “Distribution Policy.” Unless our operating cash flow increases, we will be required either to fund future distributions from borrowings under our syndicated credit facility or to reduce such distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution, our stock price may be adversely affected.

Risk factors

Our property taxes could increase due to property tax rate changes or reassessment, which could adversely impact our cash flows.

Even if we qualify as a REIT for federal income tax purposes, we will be required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. In particular, our portfolio of properties may be reassessed as a result of this offering and the formation transactions. Therefore, the amount of property taxes we pay in the future may differ substantially from what we have paid in the past. If the property taxes we pay increase, our ability to pay expected distributions to our stockholders could be materially and adversely affected.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

Our principals exercised significant influence with respect to the terms of the formation transactions, including transactions in which they determined the compensation they would receive.

We did not conduct arm’s-length negotiations with our principals with respect to the contributions that are part of the formation transactions. In the course of structuring the formation transactions, our principals had the ability to influence the type and level of benefits that they and our other officers will receive from us. In addition, our principals had substantial pre-existing ownership interests in our services companies, the investment funds and the property subsidiaries, as well as their economic interest in our joint venture portfolio, and will receive substantial economic benefits as a result of the formation transactions. With respect to the real estate-related assets and the services business assets we will acquire, the formation transaction documents provide that the principals and the other continuing investors will receive a number of OP units based on a fixed valuation of such assets where the number of OP units is determined by dividing such valuation by the initial public offering price in this offering. In addition, our principals have assumed executive management and director positions with us, for which they will receive certain other benefits such as employment agreements, equity-based awards and other compensation. See “Certain Relationships and Related Party Transactions—Formation Transactions.”

We may pursue less vigorous enforcement of the terms of the formation transactions and other agreements because of conflicts of interest with certain of our directors and officers.

Our principals and certain of our executive officers and employees have interests in certain of the entities that we will acquire in the formation transactions and will enter into contribution and other agreements in connection with such acquisitions. Certain of our principals will enter into employment agreements with us pursuant to which they will agree, among other things, not to engage in certain business activities in competition with us and pursuant to which they will devote substantially full-time attention to our affairs. See “Management—Compensation Discussion and Analysis—Overview of Executive Compensation Program—Employment Agreements and Change in Control Arrangements.” We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with our principals, given their significant knowledge of our business, relationships with our customers and significant equity ownership in us.

Tax consequences to holders of OP units upon a sale or refinancing of our properties may cause the interests of our principals, as holders of OP units, to differ from the interests of our other stockholders.

As a result of the unrealized built-in gain that may be attributable to one or more of the properties contributed to our operating partnership by companies owned in whole or in part by our principals, some of our principals may experience more onerous tax consequences than holders of our common stock upon the sale or refinancing of such properties including disproportionately greater allocations of

Risk factors

items of taxable income and gain upon the occurrence of such an event. A principal that receives such disproportionately greater allocation of taxable income and gain will not receive a correspondingly greater distribution of cash proceeds with which to pay the income taxes on such income. Accordingly, they may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of such properties and could exercise their influence over our affairs by attempting to delay, defer or prevent a transaction that might otherwise be in the best interests of our other stockholders.

Our principals have outside business interests and investments, which could potentially take their time and attention away from us.

Our principals have outside business interests, including ownership and management responsibilities related to certain properties and entities that are not being contributed in the formation transactions. These outside business interests are generally either non-controlling minority interests in real estate or interests in real estate product types other than industrial and office real estate. Our principals’ outside business interests may present a conflict in that they could interfere with the ability of one or more of the principals to devote time and attention to our business and affairs and, as a result, our business could be harmed. Furthermore, in some cases, one or more of the principals or their affiliates may have certain management and fiduciary obligations that may conflict with such person’s responsibilities as an executive officer or director, which may also adversely affect our business.

Our principals will have significant influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders.

Upon completion of this offering and the formation transactions, our principals will own approximately 6.6% of our outstanding common stock on a fully diluted basis, substantially all of which is held in the form of OP units. If our principals exercise their redemption rights with respect to their OP units and we issue common stock in exchange therefor, our principals, to the extent they vote their shares in a similar manner, will have influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders, including by attempting to delay, defer or prevent a change of control transaction that might otherwise be in the best interests of our stockholders. In addition, we expect our three principals to serve on our board of directors, and we expect our board of directors to consist of nine persons upon the completion of this offering and the formation transactions.

We are a holding company with no direct operations. As a result, we will rely on funds received from our operating partnership to pay liabilities and dividends, our stockholders’ claims will be structurally subordinated to all liabilities of our operating partnership and our stockholders will not have any voting rights with respect to our operating partnership activities, including the issuance of additional OP units.

We are a holding company and will conduct all of our operations through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including tax liability on taxable income allocated to us from our operating partnership (which might make distributions to the company not equal to the tax on such allocated taxable income).

In addition, because we are a holding company, stockholders’ claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of our stockholders will be satisfied only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Risk factors

After giving effect to this offering, we will own approximately 73.5% of the interests in our operating partnership. However, our operating partnership may issue additional OP units in the future. Such issuances could reduce our ownership percentage in our operating partnership. Because our common stockholders will not directly own any OP units, they will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Our charter, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay or prevent a change of control transaction.

Our charter contains a 9.8% ownership limit.  Our charter, subject to certain exceptions, and commencing upon the completion of this offering, limits any person to actual or constructive ownership of no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retroactively) from the ownership limits. However, our board of directors may not, among other limitations, grant an exemption from the ownership limits to any person whose ownership, direct or indirect, of more than 9.8% of the value or number of the outstanding shares of our capital stock or the outstanding shares of our common stock would cause us to fail to qualify as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock contained in our charter may delay or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Description of Stock—Restrictions on Ownership and Transfer.”

Our board of directors may create and issue a class or series of common or preferred stock without stockholder approval.  Our board of directors is empowered under our charter to amend our charter to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, to designate and issue from time to time one or more classes or series of stock and to classify or reclassify any unissued shares of our common stock or preferred stock without stockholder approval. Our board of directors may determine the relative preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock issued. As a result, we may issue series or classes of stock with voting rights, rights to distributions or other rights, senior to the rights of holders of our common stock. The issuance of any such stock could also have the effect of delaying or preventing a change of control transaction that might otherwise be in the best interests of our stockholders.

Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us.  Provisions in the partnership agreement of our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

➢	redemption rights of qualifying parties;

➢	transfer restrictions on the OP units;

➢	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners;

➢	the right of the limited partners to consent to transfers of the general partnership interest of the general partner and mergers or consolidations of our company under specified limited circumstances; and

➢	restrictions relating to our qualification as a REIT under the Code.

Risk factors

Our charter and bylaws and the partnership agreement of our operating partnership also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Removal of Directors,” “—Advance Notice of Director Nominations and New Business” and “Description of the Partnership Agreement of Welsh Property Trust, L.P.”

Certain rights which are reserved to our stockholders may allow third parties to enter into business combinations with us that are not in the best interest of the stockholders, without negotiating with our board of directors.

Certain provisions of the Maryland General Corporate Law, or the MGCL, may have the effect of requiring a third party seeking to acquire us to negotiate with our board of directors, including:

➢	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of our company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate of an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter may impose supermajority voting requirements on these combinations; and

➢	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, we have elected, by resolution of our board of directors and pursuant to a provision in our bylaws, to opt out of the business combination provisions and control share provisions, respectively, of the MGCL, and our board of directors may not adopt a resolution or amend our bylaws to opt in to these provisions without the affirmative vote of a majority of the votes cast by our common stockholders.

In addition, we have not adopted a stockholder rights plan (also known as a poison pill), and we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of such plan.

If a third party makes an acquisition proposal that our board of directors believes is not in the best interests of our stockholders or does not represent the highest value reasonable available to our stockholders under the circumstances, it is not likely that we would be able to obtain stockholder approval to opt in to the business combination or control share provisions of the MGCL, or adopt a stockholder rights plan, in a timely fashion. As a result, third parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions,” and “Policies with Respect to Certain Activities—Stockholder Rights Plans.”

Under their employment agreements, certain of our executive officers will have the right to receive severance benefits in certain circumstances, which may adversely affect us.

In connection with this offering and the formation transactions, we will enter into written employment agreements with Mr. Frederiksen, our Chief Executive Officer, and Ms. Kane, our President and Chief Operating Officer. These employment agreements provide for severance benefits to the executive upon

Risk factors

the termination of his or her employment upon certain circumstances, generally either when terminated by us without “cause” or by the executive officer for “good reason,” or when terminated without cause or with good reason following a “change of control” (each of these terms as defined in the employment agreements). The severance benefits under the agreements generally include a payment equal to two times the executive’s base salary and two times their bonus in previous years, as well as full vesting of their outstanding equity-based awards. If we were required to pay these severance benefits, the benefits would be paid as a lump sum, and our cash flow could be negatively affected. Furthermore, the financial obligations triggered by these provisions may delay, defer or prevent a business combination or acquisition of us by another company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. See “Management—Compensation Discussion and Analysis—Overview of Executive Compensation Program—Employment Agreements and Change in Control Arrangements” for a full description of such agreements.

Our fiduciary duties as sole member of the general partner of our operating partnership could create conflicts of interest.

Upon the completion of this offering and the formation transactions, we, as the sole member of the general partner of our operating partnership, will have fiduciary duties to our operating partnership and the limited partners in the operating partnership, the discharge of which may conflict with the interests of our stockholders. The limited partners of our operating partnership have agreed that, in the event of a conflict between the duties owed by our directors to our company and the duties that we owe, in our capacity as the sole member of the general partner of our operating partnership, to such limited partners, our directors are under no obligation to give priority to the interests of such limited partners. In addition, those persons holding OP units will have the right to vote on certain amendments to the limited partnership agreement (which require approval by a majority in interest of the limited partners, including us) and individually to approve certain amendments that would adversely affect their rights, as well as the right to vote on mergers and consolidations of the general partner or us in certain limited circumstances. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. For example, we cannot adversely affect the limited partners’ rights to receive distributions, as set forth in the limited partnership agreement, without their consent, even though modifying such rights might be in the best interest of our stockholders generally.

The loss of any of our principals or certain other key members of our senior management team could significantly harm our business.

Our ability to maintain our competitive position depends to a large degree on the efforts and skills of our principals, Mr. Doyle, our Chairman; Mr. Frederiksen, our Chief Executive Officer; and Ms. Kane, our President and Chief Operating Officer. If we lose the services of any of these individuals, our business may be materially and adversely affected. In addition, many of the members of our senior management team have strong industry reputations, which aid us in identifying acquisition and borrowing opportunities, having such opportunities brought to us, and negotiating with tenants and sellers of properties. The loss of the services of these personnel could materially and adversely affect our operations because of diminished relationships with lenders, existing and prospective tenants, property sellers and industry personnel. In addition, many of the services business personnel have strong industry reputations and client relationships, which aid us in operating our services business. If we lose the services of certain key personnel of the services business, our business may be materially and adversely affected.

We have never operated as a REIT or as a public company and we cannot assure you that we will successfully and profitably operate our business in compliance with the regulatory requirements applicable to REITs and to public companies.

We have not previously operated as a publicly-traded REIT. In addition, certain members of our board of directors and all of our executive officers have no experience in operating a publicly-traded REIT. We

Risk factors

cannot assure you that we will be able to successfully operate our company as a REIT or a publicly-traded company, including satisfying the requirements to timely meet disclosure requirements and complying with the Sarbanes-Oxley Act, including implementing effective internal controls. Failure to maintain our qualification as a REIT or comply with other regulatory requirements would have an adverse effect on our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders. Additionally, we may need to replace or supplement our existing management and/or staff in order to maintain operations as a publicly-traded company, which may increase our costs of operations or delay implementation of our business strategies.

Our board of directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and dividend policies and our policies with respect to other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our stockholders. See “Policies with Respect to Certain Activities.” In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on our business, financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders.

Compensation awards to our management, as determined by the compensation committee of our board of directors, may not be tied to or correspond with our financial results or share price. As such, management compensation may increase during a period where our financial performance or the price of our common stock declines.

The compensation committee of our board of directors will be responsible for overseeing our compensation and employee benefit plans and practices, including our incentive compensation and equity-based compensation plans. Our compensation committee will have significant discretion in structuring compensation packages and may make compensation decisions based on any number of factors. As a result, compensation awards may not be tied to or correspond with financial results at our company or the share price of our common stock.

Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority and our reliance on the financial condition of our joint venture partners.

The Welsh organization has historically entered into joint ventures with certain institutional investors and unaffiliated third parties. In the future we may enter into strategic joint ventures with unaffiliated investors to acquire, develop, improve, or dispose of properties, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. We will own a 5% economic interest in a portfolio consisting of 10 industrial and three office properties and a 21.7% economic interest in one five-building office complex; these properties together total approximately 3.2 million leasable square feet. Such joint venture investments involve risks not otherwise present in a wholly owned property, development, or redevelopment project, including the following:

➢	in these investments, we do not have exclusive control over the development, financing, leasing, management, and other aspects of the project, which may prevent us from taking actions that are opposed by our joint venture partners;

➢	joint venture agreements often restrict the transfer of a co-venturer’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms, for instance by the presence of a right of first offer, which is present in one of our joint ventures;

Risk factors

➢	we would not be in a position to exercise sole decision-making authority regarding the property or joint venture, which could create the potential risk of creating impasses on decisions, such as acquisitions or sales;

➢	co-venturers may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

➢	co-venturers may be in a position to take action contrary to our instructions, requests, policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

➢	the possibility that a co-venturer in an investment might become bankrupt, which would mean that we and any other remaining co-venturers would generally remain liable for the joint venture’s liabilities;

➢	our relationships with our co-venturers are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

➢	disputes between us and our co-venturers may result in litigation or arbitration which would increase our expenses and prevent our officers and directors from focusing their time and efforts on our business and could result in subjecting the properties owned by the applicable joint venture to additional risk; or

➢	we may, in certain circumstances, be liable for the actions of our co-venturers, and the activities of a joint venture could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.

Any of these risks above might subject a property to liabilities in excess of those contemplated and thus reduce the returns to our investors.

RISKS RELATED TO THIS OFFERING

The historical performance of Welsh Predecessor Companies and Welsh Contribution Companies may not be indicative of our future results or an investment in our common stock.

We have presented in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” certain information relating to the combined historical performance of Welsh Predecessor Companies and Welsh Contribution Companies. When considering this information you should bear in mind that the combined historical results of Welsh Predecessor Companies and Welsh Contribution Companies may not be indicative of the future results that you should expect from us or any investment in our common stock. In particular, our results could vary significantly from these combined historical results due to the fact that:

➢	we are acquiring the ownership interests in the property subsidiaries and the economic interests in our joint venture portfolio in the formation transactions from unaffiliated third parties and our principals and certain of their family members and affiliates at values that may be in excess of their book value and their fair market value;

➢	we are also acquiring the ownership interests in the services business in the formation transactions from the principals at values that may be in excess of their book value and fair market value;

➢	we will not benefit from any value that was created in the properties that are being acquired in connection with the formation transactions prior to our acquisition;

➢	we will be operating all of the acquired properties and other assets under one ongoing company, as opposed to individual investment partnerships with defined terms;

➢	we will be operating as a public company, and, as such, our cost structure will vary from the historical cost structure of Welsh Predecessor Companies and Welsh Contribution Companies;

➢	we may not incur indebtedness at the same level relative to the value of our properties as was incurred by Welsh Predecessor Companies and Welsh Contribution Companies;

Risk factors

➢	our approaches to disposition and refinancing of properties and the use of proceeds of such transactions are likely to differ from those of Welsh Predecessor Companies and Welsh Contribution Companies;

➢	our distribution policy will differ from that of Welsh Predecessor Companies and Welsh Contribution Companies;

➢	the value realized by our stockholders will depend not only on the cash generated by our properties and our services business but also by the market price for our common stock, which may be influenced by a number of other factors;

➢	the size and type of investments that we make as a public company, and the relative riskiness of those investments, may differ materially from those of Welsh Predecessor Companies and Welsh Contribution Companies, which could significantly impact the rates of return expected from an investment in our common stock;

➢	we may enter into joint ventures that could manage and lease properties differently than Welsh Predecessor Companies and Welsh Contribution Companies have historically; and

➢	as described elsewhere in this prospectus, our future results are subject to many uncertainties and other factors that could cause our returns to be materially lower than the returns previously achieved by Welsh Predecessor Companies and Welsh Contribution Companies.

Differences between the net tangible book value of the Welsh Predecessor Companies and the price paid for our common stock in the offering will result in an immediate and material dilution of the net tangible book value of our common stock.

On a pro forma basis at March 31, 2010, before giving effect to the formation transactions and this offering, our net tangible book value was $2.9 million, or $1.26 per share of common stock, assuming the exchange of OP units for shares of our common stock on a one-for-one basis. After giving effect to the formation transactions, but before giving effect to this offering, our pro forma net tangible book value at March 31, 2010 was $29.0 million or $3.83 per share of common stock. As a result, the pro forma net tangible book value per share of our common stock after the completion of this offering and the formation transactions will be less than the initial public offering price. The purchasers of common stock offered hereby will experience immediate and substantial dilution of $5.62 per share in the pro forma net tangible book value per share of our common stock.

The number of shares of our common stock available for future sale, including by our affiliates and other continuing investors, could adversely affect the market price of our common stock, and future sales by us of shares of our common stock or issuances by our operating partnership of OP units may be dilutive to existing stockholders.

Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of OP units or exercise of any equity awards, or the perception that such sales might occur could adversely affect the market price of the shares of our common stock. The exercise of the underwriters’ over-allotment option, the exchange of OP units for common stock, the vesting of any equity-based awards granted to certain directors, executive officers and other employees under our LTIP, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock or OP units could have an adverse effect on the market price of the shares of our common stock. Also, contributing investors, including those who will be issued OP units as consideration for the sale of certain properties in our acquisition portfolio, will hold 7,549,844 OP units on a pro forma basis, assuming a per share price based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus (although the final aggregate number of OP units issued will vary based on the actual price of our common stock at our initial public offering), and are parties to a registration rights agreement that provides for registration rights. The exercise of these registration rights, which would require us to prepare, file and have declared effective a resale registration statement permitting the public resale of any shares issued upon redemption of such

Risk factors

OP units, could depress the price of our common stock. The existence of these OP units, as well as additional OP units that may be issued in the future, equity awards, and shares of our common stock reserved for issuance as restricted shares or upon exchange of any such OP units and any related resales may adversely affect the market price of our common stock and the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales by us of shares of our common stock may be dilutive to existing stockholders.

Additionally, each of our executive officers and directors, and each of the continuing investors, has entered into lock-up agreements with the underwriters of this offering. Under these agreements, subject to certain exceptions, each of these persons may not, without the prior written approval of UBS Securities LLC (or, in the case of our executive officers and directors, both UBS Securities LLC and J.P. Morgan Securities Inc.), offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, including, without limitation, OP units, warrants or other rights to purchase our common stock for the period ending 12 months after the date of this prospectus (subject to extension under certain circumstances). At any time and without public notice, UBS Securities LLC (or, in the case of our executive officers and directors, both UBS Securities LLC and J.P. Morgan Securities Inc.) may in its (or their) sole discretion release some or all of the securities from these lock-up agreements. Upon the expiration or, if applicable, release of the foregoing resale restrictions, 17,531 shares of common stock will become eligible for sale in the public markets (not including any shares issuable upon exchange of the OP units described above), which could depress the market price of our common stock.

Increases in market interest rates may result in a decrease in the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield and, if we are unable to pay such yield, the market price of our common stock could decrease.

The market price of our common stock could be adversely affected by our level of cash distributions.

The market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our common stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and distributions likely would adversely affect the market price of our common stock.

There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering. In addition, the price of our common stock may be volatile or may decline regardless of our operating performance.

Prior to this offering, there has been no public market for our common stock. Our common stock has been approved to be listed on the NYSE, subject to official notice of issuance, but we cannot assure you that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. The initial public offering price of our common stock will be determined by agreement among us and the underwriters, but we cannot assure you that our common stock will not trade below the initial public offering price following the completion of this offering and the formation transactions. See “Underwriting.” The market value of our common stock could be materially and adversely affected by general market conditions, including the extent to which a

Risk factors

secondary market develops for our common stock following the completion of this offering and the formation transactions, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions. Some other factors that could negatively affect our share price or result in fluctuations in the price of our common stock include:

➢	actual or anticipated variations in our quarterly operating results;

➢	changes in our FFO or earnings estimates or publication of research reports about us or the real estate industry;

➢	increases in market interest rates, which may lead purchasers of our shares to demand a higher yield;

➢	adverse market reaction to any increased indebtedness we incur in the future;

➢	additions or departures of key personnel;

➢	speculation in the press or investment community;

➢	changes in accounting principles; and

➢	passage of legislation or other regulatory developments that adversely affect us or our industry.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock or our sector, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, the price of our common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our common stock to decline.

FEDERAL INCOME TAX RISKS

Our failure to qualify or remain qualified as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We intend to elect and qualify to be taxed as a REIT for federal income tax purposes, commencing with our taxable year ending December 31, 2010. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis.

Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially applicable with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our shares of common stock. If, for any reason, we failed to qualify as a REIT and we were not entitled to relief under certain Code provisions, we would be unable to elect to be taxed as a REIT for the four taxable years following the year during which we ceased to so qualify, which would adversely impact the market price of our common stock.

Risk factors

REIT distribution requirements could require us to borrow funds during unfavorable market conditions or subject us to tax, which would reduce the cash available for distribution to our stockholders.

To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined before the deduction for dividends paid and excluding any net capital gain. If we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

➢	85% of our REIT ordinary income for that year;

➢	95% of our REIT capital gain net income for that year; and

➢	any undistributed taxable income from prior years.

In order to qualify as a REIT and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis, or possibly on a long-term basis, to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, a difference in timing between the actual receipt of cash and recognition of income for federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves or required debt amortization payments.

We may choose to pay dividends in our own stock, in which case our stockholders may be required to pay income taxes in excess of the cash dividends received.

We may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend for 2010 and 2011 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividends as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received.

If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership will qualify to be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be required to pay tax on its allocable share of the operating partnership’s income. We cannot assure you, however, that the Internal Revenue Service, or the IRS, will not challenge our operating partnership’s status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, the failure of our operating partnership to qualify as a partnership would cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Risk factors

Dividends payable by REITs do not qualify for the reduced tax rates available for some other corporate dividends, which could cause investors to view an investment in our common stock as relatively less attractive and, as a result, adversely affect the price of our common stock.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (through the end of 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the market price of our common stock.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests, if properly identified as specified in the Code and accompanying regulations. If we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiary would be subject to tax on gains or could expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a taxable REIT subsidiary would generally not provide any tax benefit, except for being carried forward against future taxable income in the taxable REIT subsidiary.

Our ownership of a taxable REIT subsidiary will be limited and our transactions with a taxable REIT subsidiary will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s length terms.

A REIT may own up to 100% of the equity interest of an entity that is a corporation for U.S. federal income tax purposes if the entity is a taxable REIT subsidiary or a qualified REIT subsidiary. A taxable REIT subsidiary may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. In addition, the taxable REIT subsidiary rules in certain instances limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its affiliated REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% penalty tax on certain transactions between a taxable REIT subsidiary and an affiliated REIT that are not conducted on an arm’s length basis.

We will own an interest in a taxable REIT subsidiary that will own the equity interests of our services business and we may form one or more taxable REIT subsidiaries in the future. Our taxable REIT subsidiary will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed. We anticipate that securities of our taxable REIT subsidiary will not make up more than 25% of the value of our total assets. Furthermore, we will monitor the value of our investments in our taxable REIT subsidiary for the purpose of ensuring compliance with taxable REIT subsidiary ownership limitations. The 25% taxable REIT subsidiary limitation could limit the future growth of our services business. We will

Risk factors

scrutinize all of our transactions with our taxable REIT subsidiaries to ensure that they are entered into on arm’s length terms to avoid incurring the 100% penalty tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% penalty tax discussed above.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make or liquidate attractive investments from our portfolio. Thus, compliance with the REIT requirements may hinder our operating performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally may not include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) may consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must remedy the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and experiencing adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

➢	our use of the proceeds of this offering;

➢	the competitive environment in which we operate;

➢	our ability to maintain or increase our rental rates and occupancy rates;

➢	the performance and economic condition of our tenants;

➢	our ability to oversee our portfolio;

➢	our ability to lease or sell any of our properties;

➢	our ability to successfully engage in strategic acquisitions and investments;

➢	our ability to successfully expand into new markets;

➢	our ability to successfully engage in property development;

➢	the effect of general market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

➢	the availability and cost of capital;

➢	changes in interest rates;

➢	the amount and yield of any additional investments;

➢	our ability to generate sufficient cash flows to satisfy our debt service obligations and to make distributions;

➢	our ability to maintain adequate insurance coverage;

➢	the terms of government regulations that affect us and interpretations of those regulations, including changes in tax laws and regulations affecting REITs, changes in real estate and zoning laws and increases in real property tax rates;

➢	our ability to maintain our qualification as a REIT; and

➢	other subjects referenced in this prospectus, including those set forth under the caption “Risk Factors.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Use of proceeds

We estimate that the net proceeds to us from the sale by us of 20,923,077 shares of common stock will be approximately $315.2 million, or $364.0 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $16.25 per share, the midpoint of the initial public offering range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses of approximately $24.8 million payable by us. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units.

The following table sets forth the estimated sources and the estimated uses of funds that we expect in connection with the offering. Some of the uses indicated in the following table could be funded from other sources, such as borrowings under our syndicated credit facility or additional cash on hand.

Sources		Uses

(dollars in thousands)		(dollars in thousands)

Gross offering proceeds	$340,000	Purchase of acquisition portfolio(1)	$265,952
		Repay existing indebtedness/funding of lender reserves	49,241
		Fees and expenses, less reimbursements(2)	307
		Underwriting discounts and commissions	24,500

Total Sources	$340,000	Total Uses	$340,000

(1)	See “Business and Properties—Our Portfolio—Acquisition Portfolio.” This amount includes the gross purchase price for those properties being purchased with net proceeds from this offering, as well as estimated acquisition costs, including the cash acquisition costs related to the acquisition of certain assets through the use of consideration other than net proceeds. In addition to the use of net proceeds from this offering, we will acquire certain properties in our acquisition portfolio by using proceeds of new debt financing, the assumption of existing debt or the issuance of OP units.

(2)	Includes repayment of start-up costs previously paid by Welsh Co, LLC. The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering. See “Underwriting”

Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments which are consistent with our intention to elect and qualify to be taxed as a REIT.

If the underwriters exercise their over-allotment option in full, we expect to use the additional net proceeds to us, which will be approximately $48.8 million in the aggregate, for general working capital purposes, including potential future acquisitions and debt repayment. We do not intend to use any of the net proceeds from the offering to fund distributions to our stockholders, but to the extent we use the net proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders for federal income tax purposes.

Use of proceeds

The following table sets forth the current indebtedness on our existing portfolio that we expect to repay in whole or in part with the net proceeds of this offering:

Fixed
Use of	interest rate/
Property	Proceeds	LIBOR spread	Maturity

5 Circle Freeway	$3,541,920	8.48%	6/11/2010
1700-1910 Elmhurst Road	3,966,680	8.69%	6/30/2010
1801-1827 O’Brien Road	1,500,000	L + 450	8/17/2010
5600-5672 Lincoln Drive	2,184,383	7.45%	1/1/2011
Kiesland(1)	8,595,771	L + 400	(2)	2/1/2011
201 Mississippi	2,500,000	L + 200	(3)	7/25/2011
900 2nd Avenue South	5,500,000	L + 225	(4)	7/31/2011
115 West Lake Drive & Ridgeview Parkway	7,141,767	5.90%	11/10/2011
601-627 Lambert Pointe Drive	933,653	(5)	6.60%	8/1/2012
2921-2961 East Kemper Road	900,000	(6)	L + 325	7/1/2013
600-638 Lambert Pointe Drive	163,000	(5)	5.41%	5/1/2015
Urbandale Loan(7)	858,000	(5)	5.22%	8/1/2015
6999 Oxford Street	203,000	(5)	5.20%	10/5/2015
9835-9859; 9905-9925 13th Avenue	231,199	(5)	5.52%	11/6/2015
Westpark Plaza and Valley Oak B.C.(8)	1,500,000	6.10%	1/15/2016
Plymouth Professional Center I & II(9)	138,649	(5)	6.04%	5/1/2016
Prudential Loan I(10)	800,000	(5)	6.08%	6/5/2016
Prudential Loan II(11)	600,000	(5)	5.77%	12/5/2016
9701-9901 Valley View Road	264,000	(5)	5.81%	12/5/2016
Romulus — Senior Loan(12)	500,000	(5)	5.69%	6/5/2017
Romulus — Mezzanine Loan(12)	1,509,000	L + 375	(13)	6/5/2017
Notes payable	3,419,985
Costs of debt repayment(14)	2,289,499

Total	$49,240,506

(1)	Collateralized by 11590 Century Boulevard, 5836-5885 Highland Ridge Drive, 11500 Century Boulevard and 106 Circle Freeway Drive properties

(2)	LIBOR + 400 basis points with a 5.50% interest rate floor until 6/30/2010 and a 6.00% interest rate floor thereafter; interest rate capped at 6.24% pursuant to Rate Cap Agreement

(3)	Contingent upon completion of this offering is an interest rate change to LIBOR + 350 basis points

(4)	Contingent upon completion of this offering is an interest rate change to LIBOR + 400 basis points

(5)	Amount to be placed in reserve with lender and is not applicable to principal balance

(6)	Amount includes $500,000 repayment of principal and $400,000 lender account balance requirement

(7)	Collateralized by 10052 Justin Drive, 3000 Justin Drive, 2721 99th Street, 2851 99th Street, 2901 99th Street and 2851 104th Street properties

(8)	Collateralized by 7115-7137 Shady Oak Road and 13810-13800 24th Avenue North properties

Use of proceeds

(9)	Collateralized by 9750 Rockford Road and 9800 Rockford Road properties, which we refer to collectively as Plymouth Professional Center I & II

(10)	Collateralized by 1920 Beltway Drive, 2201 Lunt Road, 2036 Stout Field W Drive and 7750 Zionsville Road properties

(11)	Collateralized by 5301 West 5th — Hernasco, 5540 Broadway — North Shore, 25 Enterprise Drive, 3440 Symmes Road and 8085 Rivers Avenue properties

(12)	Collateralized by 6505 Cogswell Road, 7525 Cogswell Road, 38100 Ecorse Road, 41133 Van Born Road and 41199 Van Born Road properties, which we refer to collectively as our Romulus portfolio

(13)	LIBOR + 375 basis points with an 8.00% interest rate floor until 6/5/2010, at which time it converts to a 10.00% interest rate

(14)	Includes estimated prepayment penalties, transaction and documentation costs associated with the loan payments, escrow and reserve funding

Distribution policy

We intend to pay regular quarterly dividends to holders of our common stock and make regular quarterly distributions to holders of OP units in our operating partnership. We intend to pay a pro rata dividend with respect to the period commencing on the completion of this offering and ending on June 30, 2010, based on a dividend of $0.28 per share for a full quarter. On an annualized basis, this would be $1.12 per share, or an annual dividend rate of approximately 6.9%, based on the mid-point of the initial public offering price range set forth on the cover page of this prospectus. We have estimated our cash available for distribution to holders of our common stock and OP units for the 12 months ending March 31, 2011 based on adjustments to our pro forma net loss available to common stockholders before allocation to non-controlling interest for the 12-month period ended March 31, 2010, as described below. In estimating our cash available for distribution to holders of our common stock and OP units, we have made certain assumptions as reflected in the table and footnotes below. Although we have not previously paid distributions, we intend to maintain our initial dividend rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. Actual distributions may be significantly different from the expected distributions. We do not intend to reduce the expected dividend per share if the underwriters’ over-allotment option is exercised.

It is possible that our distributions may exceed our current and accumulated earnings and profits as determined for federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for federal income tax purposes. See “Federal Income Tax Considerations—Taxation of Stockholders” for more information.

Federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including net capital gains. For more information, see “Federal Income Tax Considerations—Annual Distribution Requirements.” Although we anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs, under some circumstances we may be required to borrow funds, liquidate otherwise attractive investments or make taxable distributions of our stock in order to meet these distribution requirements.

We cannot assure you that our estimated distributions will be made or sustained. See “Special Note Regarding Forward-Looking Statements.” Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties and the distribution we receive from our services business, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” We may be required to fund distributions from working capital, borrowings under our new syndicated credit facility, proceeds of this offering or a sale of assets to the extent distributions exceed earnings or cash flows from operations.

Distribution policy

The following table describes our pro forma net loss before noncontrolling interests for the 12-month period ended March 31, 2010, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to the holders of our common stock and OP units for the 12-month period ended March 31, 2011. The table reflects our consolidated information, including the OP units in our operating partnership. Each OP unit in our operating partnership may be exchanged for cash or, at our option, one share of our common stock, beginning 12 months after completion of this offering.

(dollars in thousands,
except per share data)

Pro forma net loss before noncontrolling interests for the 12 months ended December 31, 2009	$(2,480)
Less: Pro forma net income before noncontrolling interests for the three months ended March 31, 2009	(1,104)
Add: Pro forma net income before noncontrolling interests for the three months ended March 31, 2010	998

Pro forma net loss before noncontrolling interests for the 12 months ended March 31, 2010	(2,586)
Add: Pro forma real estate depreciation and amortization	35,713
Add: Pro forma depreciation and amortization from equity method investments	837
Add: Amortization of deferred financing costs and debt premiums and discounts	1,940
Add: Impairment charges	6,432
Less: Net effects of straight-line rents and amortization of acquired above/below market lease intangibles	(3,976)

Pro forma cash flows provided by operations for the 12 months ended March 31, 2010	38,360
Add: Net increases in rental and related revenue(1)	7,529
Less: Net decreases in contractual rental and related revenue due to lease expirations	(5,483)

Estimated cash flows provided by operations for the 12 months ended March 31, 2011	40,406
Less: Provision for tenant improvements and leasing commissions(2)	(545)
Less: Estimated annual provision for recurring capital expenditures(3)	(1,571)

Estimated cash flows used in investing activities for the 12 months ended March 31, 2011	(2,116)
Estimated cash flows used in financing activities for the 12 months ended March 31, 2011(4)	(26,992)

Estimated proceeds from credit facility to be used in financing activities(5)	17,132

Estimated cash available for distribution for the 12 months ended March 31, 2011	$28,430

Estimated annual distribution to non controlling interests for the 12 months ended March 31, 2011	7,549
Estimated annual distribution to common stockholders for the 12 months ended March 31, 2011	20,940

Estimated annual distribution for the 12 months ended March 31, 2011	$31,908

Estimated distribution per OP unit for the 12 months ended March 31, 2011(6)	$1.12
Estimated distribution per share for the 12 months ended March 31, 2011(6)	$1.12
Payout ratio based on estimated cash available for distribution to our holders of common stock/OP units(7)	112.2%

(1)	Net increases in rental and related revenue consists of contractual increases in rental and related revenue from our real estate portfolio related to increases in rental revenue from leases entered into as of May 10, 2010

Distribution policy

(2)	Provision for tenant improvements and leasing commissions includes any current contractual tenant improvement or leasing commission costs to be incurred in the 12 months ended March 31, 2011 related to any new leases or renewals entered into as of May 10, 2010. During the 12 months ended March 31, 2011, we expect to have additional tenant improvement and leasing commission expenditures related to new and renewal leasing that occur after May 10, 2010. Any increases in such expenditures would be directly related to such new and renewal leasing in that such expenditures would be incurred when a new lease is signed or an expiring lease is renewed, and are not included herein because we have no contractual obligations at this time for such future leasing

(3)	Estimated annual provision for recurring capital expenditures is based on $0.08 per leasable square foot of such expenditures for our combined portfolio. This estimate is based on the historical weighted average of our existing portfolio, on a per square foot basis, of annual recurring capital expenditures from 2007 through 2009 and the annualized three months ended March 31, 2010

(4)	Estimated cash flows used in financing activities for the 12 months ended March 31, 2011 includes all scheduled debt repayments, including both amortization and other principal repayments and $17.1 million of principal payments related to debt scheduled to mature on two loans prior to March 31, 2011 but excludes $19.8 million of scheduled maturities that we intend to repay with net proceeds of this offering

(5)	If we are unable to refinance any of the $17.1 million of principal payments related to debt scheduled to mature on two loans prior to March 31, 2011 with new mortgage financing, we may pay such amounts in full using our syndicated credit facility. With respect to the credit facility, we have entered into a commitment letter with J.P. Morgan Securities Inc. and JPMorgan Chase Bank, National Association to structure, arrange and syndicate a senior revolving credit facility for us in the amount of up to $75 million. If completed, we may elect to increase the amount of the facility up to $150 million, subject to the approval of the administrative agent and the identification of a lender or lenders willing to make available the additional amounts. The proceeds of the facility will be available to finance our acquisition of industrial and office properties, and to finance working capital needs and for other general corporate purposes, including repayment of maturing debt

(6)	Estimated distribution per share for the 12 months ended March 31, 2011 is based on 20,940,608 shares outstanding following the completion of this offering and estimated distribution per OP unit for the 12 months ended March 31, 2011 is based on 7,549,844 OP units outstanding following the completion of this offering. The table excludes shares issuable upon exercise of the underwriters’ over-allotment option, shares of common stock contingently issuable upon the vesting of performance based restricted stock units to be granted to Mr. Frederiksen and Ms. Kane under our LTIP (see “Management—Compensation Discussion and Analysis—Overview of executive compensation program—Restricted Stock Units under the LTIP”), additional shares available for future issuance under our LTIP and OP units that our principals have the possibility of receiving as consideration for our services business (see Structure and Formation of our Company—Formation Transactions—Contribution and exchange of interests in the existing entities”)

(7)	Payout ratio based on estimated cash available for distribution to our holders of common stock/OP units is calculated as the estimated annual distribution for the 12 months ended March 31, 2011 divided by the estimated cash available for distribution for the 12 months ended March 31, 2011

As reflected in the payout ratio shown in the table above, our estimated initial annual dividend of $1.12 per share represents approximately 112.2% of our estimated cash available for distribution for the 12 months ending March 31, 2011. Accordingly, we currently expect that we will be unable to pay our estimated initial annual distribution to stockholders and OP unitholders out of estimated cash available for distribution for the 12 months ending March 31, 2011. However, the above table does not include any increases or decreases in revenues or costs associated with: (1) any rental and related revenue increases or decreases from changes in occupancy in our real estate portfolio from leases that may be executed subsequent to May 10, 2010; (2) rental and related revenue from renewals of expiring leases

Distribution policy

in our real estate portfolio that may be executed subsequent to May 10, 2010; (3) increases or decreases in construction and service fee revenue; (4) rental and related revenue from additional acquisitions completed subsequent to the completion of this offering from our current acquisition pipeline and other acquisition opportunities; and (5) any offsetting costs associated with any increases in revenue, such as tenant improvements and leasing commissions. As a result, our actual payout ratio could be higher or lower than the payout ratio shown in the table above. In any case, unless our operating cash flow increases, we will be required either to fund future distributions from borrowings under our syndicated credit facility or to reduce such distributions.

Capitalization

The following table presents capitalization information as of March 31, 2010 on (1) a historical basis for the Welsh Predecessor Companies, and (2) a pro forma as adjusted basis for our company taking into account both the formation transactions and the offering. The pro forma adjustments give effect to the formation transactions and the offering as if they had occurred on March 31, 2010 and the application of the net proceeds as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the more detailed information contained in the Welsh Predecessor Companies’ combined financial statements and notes thereto included elsewhere in this prospectus.

	As of March 31, 2010
	Historical	Pro Forma
	Welsh	Welsh
	Predecessor	Property
	Companies	Trust, Inc.

	(unaudited)
	(dollars in thousands)

Mortgages and notes payable	$229,496	$428,967
Stockholders’/owners’ equity (deficit):
Common stock, $0.01 par value per share, 1.0 million shares authorized, 300 shares issued and outstanding, actual, 490.0 million shares authorized, 20,940,608 shares issued and outstanding on a pro forma basis(1)	—	209
Additional paid in capital	—	316,326
Owners’ equity	19,173	—
Retained earnings	—	(4,139)
Noncontrolling interest in our operating partnership(2)	—	112,852

Total stockholders’/owners’ equity	19,173	425,248

Total capitalization	$248,669	$854,215

(1)	Excludes: (i) up to 3,138,461 shares issuable upon exercise of the underwriters’ over-allotment option in full; (ii) up to 360,526 shares of common stock contingently issuable upon the vesting of performance based restricted stock units to be granted to Mr. Frederiksen and Ms. Kane under our LTIP (see “Management—Compensation Discussion and Analysis—Overview of executive compensation program—Restricted Stock Units under the LTIP”); (iii) additional shares available for future issuance under our LTIP and (iv) up to 7,549,844 shares issuable upon exchange of OP units

(2)	Excludes an additional 923,077 OP units that our principals have the possibility of receiving as consideration for our services business (see Structure and Formation of our Company—Formation Transactions—Contribution and exchange of interests in the existing entities”)

Dilution

Purchasers of our common stock offered by this prospectus will experience dilution to the extent of the difference between the initial public offering price per share and the net tangible book value per share. Net tangible book value is calculated by subtracting the intangible assets and liabilities such as in place leases and above market lease intangibles, deferred financing and leasing costs, and below market lease liabilities from book value. On a pro forma basis at March 31, 2010, before giving effect to the formation transactions and this offering, our net tangible book value was $2.9 million or $1.26 per share of common stock, assuming the exchange of OP units for shares of our common stock on a one-for-one basis. After giving effect to the formation transactions, but before giving effect to this offering, our pro forma net tangible book value at March 31, 2010 was $29.0 million or $3.83 per share of common stock. After giving effect to the formation transactions and the sale of shares of common stock in the offering, the receipt by us of the net proceeds from the offering, the deduction of underwriting discounts and commissions, estimated offering expenses payable by us and the purchase of the properties in our acquisition portfolio, our pro forma net tangible book value at March 31, 2010 would have been $302.9 million or $10.63 per share of common stock. This would represent an increase in pro forma net tangible book value attributable to the sale of shares of common stock to new investors of $274.0 million or $13.10 per share and an immediate dilution in pro forma net tangible book value of $5.62 per share from the initial public offering price of $16.25 per share. The following table illustrates this per share dilution:

Initial public offering price per share	$16.25
Pro forma net tangible book value per share as of March 31, 2010, before the formation transactions and the offering(1)	1.26
Increase in pro forma net tangible book value per share attributable to the formation transactions but before the offering(2)	2.56
Increase in pro forma net tangible book value per share attributable to the offering(3)	6.81

Net increase in pro forma net tangible book value per share attributable to the formation transactions and the offering	9.37

Pro forma net tangible book value per share after the offering and the formation transactions(4)	10.63

Dilution in pro forma net tangible book value per share to new investors(5)	$5.62

(1)	Pro forma net tangible book value per share of our common stock before the formation transactions and the offering is determined by dividing the net tangible book value of the Welsh Predecessor Companies of approximately $2.9 million by approximately 2.3 million OP units to be issued to the Welsh Predecessor Companies’ continuing investors

(2)	The increase in pro forma net tangible book value per share attributable to the formation transactions but before the offering is determined by subtracting (a) the pro forma net tangible book value per share of our common stock before the formation transactions and the offering (see note (1) above) from (b) (i) the pro forma net tangible book value per share after the formation transactions but before the offering of approximately $26.5 million divided by (ii) approximately 7.6 million OP units to be issued to the Welsh Predecessor Companies’ continuing investors as well as the other continuing investors participating in the formation transactions and third-party sellers receiving OP units in connection with the acquisition portfolio

(3)	The increase in pro forma net tangible book value per share attributable to the offering is determined by subtracting (a) the sum of (i) the pro forma net tangible book value per share of our common stock before the formation transactions and the offering (see note (1) above) and (ii) the pro forma net tangible book value per share attributable to the formation transactions but before the offering (see note (2) above) from (b) (i) the pro forma net tangible book value per share after

Dilution

the formation transactions and the offering of approximately $300.5 million (assuming the acquisition of all of the properties in our acquisition portfolio) divided by (ii) approximately 28.5 million shares of common stock and OP units to be issued to the Welsh Predecessor Companies’ continuing investors as well as the other continuing investors participating in the formation transactions and third-party sellers receiving OP units in connection with the acquisition portfolio, and the new investors in this offering

(4)	Determined by dividing pro forma net tangible book value of approximately $300.5 million by approximately 28.5 million shares of common stock and OP units

(5)	Determined by subtracting pro forma net tangible book value per share of common stock after the offering and the formation transactions from the initial public offering price paid by new investors for a share of common stock

The table below summarizes, as of March 31, 2010, on a pro forma basis after giving effect to the formation transactions and the offering discussed above, the differences between the number of shares of common stock and OP units received from us and our operating partnership, the total consideration paid and the average price per share paid by continuing investors of the existing entities and paid in cash by the new investors purchasing shares in the offering (based on the net tangible book value attributable to the ownership interests contributed by such continuing investors in the formation transaction).

			Cash/net tangible		Average
			book value of		price per
	Shares/units issued*		contribution		share/unit

OP units and common shares issued in connection with the formation transaction(1)	7,567,375	27%	$26,515,000	7%	$3.50
New investors purchasing shares in this offering	20,923,077	73%	340,000,000	93%	16.25

Total	28,490,452	100%	$366,515,000	100%

*	Based upon an initial public offering price of $16.25 per share, which is the mid-point of the initial public offering price range indicated on the cover page of this prospectus. Estimated underwriting discounts and commissions and estimated offering expenses have not been deducted.

(1)	Includes approximately 17,231 shares of common stock to be issued upon completion of this offering as equity-based compensation to our non-employee directors and 300 shares issued in connection with our initial capitalization

This table excludes shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, shares of common stock contingently issuable upon the vesting of performance based restricted stock units to be granted to Mr. Frederiksen and Ms. Kane under our LTIP (see “Management—Compensation Discussion and Analysis—Overview of executive compensation program—Restricted Stock Units under the LTIP”); and additional shares of common stock available for future issuance under the LTIP and OP units that our principals have the possibility of receiving as consideration for our services business (see Structure and Formation of our Company—Formation Transactions—Contribution and exchange of interests in the existing entities”). Further dilution to our new investors will result if these excluded shares of common stock are issued by us in the future.

Selected financial data

The following table sets forth selected financial and operating data on a pro forma basis for Welsh Property Trust, Inc. and on a historical basis for our Welsh Predecessor Companies. We have not presented historical financial information for Welsh Property Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and because we believe that a presentation of the results of Welsh Property Trust, Inc. would not be meaningful.

You should read the following selected financial and operating data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma condensed consolidated financial statements and related notes, and the combined financial statements and related notes of the Welsh Predecessor Companies included elsewhere in this prospectus. The unaudited selected historical combined balance sheet information at March 31, 2010 and statements of operations for the three months ended March 31, 2010 and 2009 have been derived from the combined financial statements of the Welsh Predecessor Companies included elsewhere in this prospectus. The selected historical combined balance sheet information at December 31, 2009 and 2008, and the historical combined statements of operations for the years ended December 31, 2009, 2008, and 2007, have been derived from the combined financial statements of the Welsh Predecessor Companies audited by KPMG LLP, independent registered public accountants, whose report thereon is included elsewhere in this prospectus. The selected historical combined balance sheet information at December 31, 2007, 2006 and 2005, and the historical combined statements of operations for the years ended December 31, 2006 and 2005 have been derived from the unaudited combined financial statements of the Welsh Predecessor Companies, which are not included in this prospectus. The Welsh Predecessor Companies being contributed to our operating partnership are a collection of real estate entities, which includes the accounting acquirer, that directly or indirectly own industrial and office properties and are controlled by Dennis J. Doyle.

The unaudited pro forma condensed consolidated balance sheet data is presented as if this offering and the formation transactions had occurred on March 31, 2010, and the unaudited pro forma condensed consolidated statement of operations and other data for the three months ended March 31, 2010 and the year ended December 31, 2009, is presented as if this offering and the formation transactions had occurred on January 1, 2009. Our unaudited pro forma condensed consolidated financial statements include the effects of the contribution of the entities included in the Welsh Contribution Companies, a collection of real estate entities that directly or indirectly own industrial and office properties as well as the services business and are under the common management of our principals. The contribution of the Welsh Contribution Companies has been accounted for using the acquisition method of accounting. Additionally, our unaudited pro forma condensed consolidated financial statements include the purchase of our acquisition portfolio. All material intercompany balances have been eliminated in the unaudited pro forma condensed consolidated financial statements. The pro forma financial information is not necessarily indicative of what our actual financial condition would have been as of March 31, 2010 or what our actual results of operations would have been assuming this offering and the formation transactions had been completed as of January 1, 2009, nor does it purport to represent our future financial position or results of operations.

Selected financial data

	Pro forma Welsh Property Trust, Inc.
	Three months ended	Year ended
	March 31, 2010	December 31, 2009

	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Statement of Operations Data:
Revenue
Rental and related revenue	$26,180	$101,638
Construction and service fee revenue	8,906	54,672

Total Revenue	35,086	156,310

Expenses
Cost of rental operations	4,287	19,961
Real estate taxes	4,640	15,540
Cost of construction and service fee revenue	7,412	45,204
Depreciation and amortization	8,643	35,494

Total Expenses	24,982	116,199

Other Operating Activities
Equity in net (income) loss from equity method investments	(99)	332
Impairment charges	—	6,432
Acquisition costs	285	—
General and administrative expenses	2,812	10,868

Total Other Operating Activities	2,998	17,632

Operating Income (Loss)	7,106	22,479

Other Income (Expenses)
Interest and other income, net	—	—
Interest expense, net	(6,108)	(24,959)

Income (Loss) from Continuing Operations	998	(2,480)

Discontinued Operations
Income from discontinued operations	—	—
Gain on disposition of real estate investments	—	—

Income from Discontinued Operations	—	—

Net Income (Loss)	$998	$(2,480)

Basic pro forma net income (loss) per common share	$0.04	$(0.09)
Diluted pro forma net income (loss) per common share	0.04	(0.09)
Pro forma weighted average number of shares outstanding	20,941	20,941
Pro forma weighted average number of common shares and potential dilutive securities	28,490	28,490
Other Data:
Funds from Operations
Net income (loss)	$998	$(2,480)
Depreciation and amortization	8,643	35,494
Depreciation and amortization — equity method investments	192	823

Funds from Operations (FFO)	$9,833	$33,837

Selected financial data

	Historical Welsh Predecessor Companies
	Three months ended
	March 31,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005

	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(dollars in thousands)

Statement of Operations Data:
Revenue
Rental and related revenue	$7,938	$7,310	$29,247	$31,549	$19,684	$11,758	$4,694
Construction and service fee revenue	—	—	—	900	1,618	1,988	1,418

Total Revenue	7,938	7,310	29,247	32,449	21,302	13,746	6,112

Expenses
Cost of rental operations	1,768	2,523	8,509	8,334	3,688	2,035	1,059
Real estate taxes	1,754	1,454	5,212	5,637	3,280	2,165	1,053
Cost of construction and service fee revenue	—	—	—	768	1,249	1,541	948
Depreciation and amortization	2,618	2,546	10,391	11,861	6,462	4,153	1,594

Total Expenses	6,140	6,523	24,112	26,600	14,679	9,894	4,654

Other Operating Activities
Equity in net loss (income) from equity method investments	1,323	255	1,252	1,132	2,130	1,659	(1,792)
Impairment charges	—	—	6,432	7,577	—	109	6
Acquisition costs	285	—	—	—	—	—	—
General and administrative expenses	—	—	22	209	195	195	166

Total Other Operating Activities	1,608	255	7,706	8,918	2,325	1,963	(1,620)

Operating Income (Loss)	190	532	(2,571)	(3,069)	4,298	1,889	3,078

Other Income (Expenses)
Interest and other income, net	41	(58)	42	1	17	21	8
Interest expense, net	(3,174)	(2,752)	(12,558)	(12,625)	(8,057)	(4,521)	(788)

Income (Loss) from Continuing Operations	(2,943)	(2,278)	(15,087)	(15,693)	(3,742)	(2,611)	2,298

Discontinued Operations
Income from discontinued operations	—	99	324	224	53	245	187
Gain on disposition of real estate investments	—	—	1,595	1,061	—	—	—

Income from Discontinued Operations	—	99	1,919	1,285	53	245	187

Net Income (Loss)	$(2,943)	$(2,179)	$(13,168)	$(14,408)	$(3,689)	$(2,366)	$2,485

Selected financial data

	Pro forma
	Welsh Property
	Trust, Inc.	Historical Welsh Predecessor Companies
	As of	As of
	March 31,	March 31,	As of December 31,
	2010	2010	2009	2008	2007	2006	2005

	(unaudited)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)

Balance Sheet Data:
Net real estate investments	$710,847	$234,793	$229,085	$208,234	$179,669	$137,047	$67,834
Other assets, net	168,473	29,514	27,072	27,828	23,419	20,638	5,807

Total Assets	$879,320	$264,307	$256,157	$236,062	$203,088	$157,685	$73,641

Mortgages and notes payable	$428,967	$229,496	$223,503	$201,541	$158,889	$116,745	$49,223
Other liabilities	25,105	15,638	15,842	14,096	11,199	9,019	3,519

Total Liabilities	454,072	245,134	239,345	215,637	170,088	125,764	52,742

Owners’ equity	456,507	19,173	16,812	20,425	33,000	31,921	20,899
Stockholders’ equity	312,396	—	—	—	—	—	—
Noncontrolling interest	112,852	—	—	—	—	—	—

Total Liabilities and Equity	$879,320	$264,307	$256,157	$236,062	$203,088	$157,685	$73,641

Management’s discussion and analysis of financial condition and results of operations

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. You should read the following discussion with “Special Note Regarding Forward-Looking Statements” and the combined financial statements and related notes included elsewhere in this prospectus.

The following discussion and analysis is based on, and should be read in conjunction with the unaudited financial statements and notes thereto for the three months ended March 31, 2010 and the audited financial statements and notes thereto for the years ended December 31, 2009, 2008 and 2007 of the Welsh Predecessor Companies and the Welsh Contribution Companies. We have not had any corporate activity since our formation, other than the issuance of 300 shares of our common stock to our principals in connection with our initial capitalization and activities in preparation for this offering and the formation transactions. Accordingly, we believe that a discussion of our results of operations would not be meaningful, and this discussion and analysis therefore only discusses the combined results of the Welsh Predecessor Companies and the Welsh Contribution Companies. For more information regarding these companies, see “Selected Financial Data.” All significant intercompany balances and transactions have been eliminated in the financial statements discussed below.

OVERVIEW

We are a vertically integrated, self-administered and self-managed REIT formed to continue and expand the 32-year-old business of the Welsh organization. We acquire, own, operate, and manage industrial and office properties primarily across the central United States and provide real estate services to commercial property owners in central U.S. markets. Upon completion of this offering and the formation transactions described herein, we will own and manage our existing portfolio of 65 income-producing properties, consisting of 57 industrial and eight office properties comprising in the aggregate approximately 9.6 million leasable square feet. Our existing portfolio also includes five parcels of vacant, developable land totaling approximately 44 acres in four markets. All of our land holdings are adjacent to real estate assets in our existing portfolio and we believe they will provide attractive development opportunities when market conditions improve. We will also own a 5% economic interest in a portfolio consisting of 10 industrial and three office properties and a 21.7% economic interest in one five-building office complex; these properties together total approximately 3.2 million leasable square feet. We expect to maintain contractual management and leasing responsibilities for this joint venture portfolio. In addition, concurrently with the closing of this offering, we plan to expand our real property holdings through the acquisition of 23 additional industrial properties in 11 states containing an aggregate of 9.6 million leasable square feet, for consideration of $347.9 million.

Our primary business objectives are to maximize cash flow and to achieve sustainable long-term growth in earnings and FFO, thereby maximizing total return to our stockholders. The strategies we intend to execute to achieve these objectives include:

➢	maximize cash flow from existing properties;

➢	capitalize on acquisition opportunities;

➢	pursue relationship-focused growth; and

➢	leverage expansion of our full-service platform.

Our revenue consists primarily of the rents we bill to our tenants as stipulated in our leases, including reimbursements for real estate taxes, property insurance, utilities and maintenance. We also receive

Management’s discussion and analysis of financial condition and results of operations revenue from services that we provide to third parties such as property management, brokerage, construction, architecture, mortgage origination and facilities maintenance.

We have historically financed our investments through private placements of equity securities, joint ventures, equity investment by our principals, or a combination of these methods. The majority of our existing portfolio properties are also secured by first mortgage loans, and in three instances, second mortgage loans or mezzanine financing. Our pro forma aggregate indebtedness as of March 31, 2010 was $429.0 million. For more information about our business, see “Business and Properties.”

FACTORS WHICH MAY INFLUENCE OUR BUSINESS AND THE BUSINESS OF OUR TENANTS

The primary source of our operating revenue is rents received from tenants under leases at our properties, including reimbursements from tenants for certain operating costs. In addition, our revenue includes construction and service fee revenue for services provided under contractual arrangements with a variety of third-party owners. We seek earnings growth primarily through increasing rents and occupancy at existing properties, acquiring additional properties in markets complementing our existing portfolio locations, repositioning our portfolio through strategic disposition of certain non-core assets, and increasing our revenue and profit margins from our services business.

Factors affecting our tenants’ profitability

Our revenue is derived primarily from rents we receive from leases with our tenants. Certain economic factors present both opportunities and risks to our tenants and, therefore, may influence their ability to meet their obligations to us. These factors directly affect our tenants’ operations and, given our reliance on their performance under our leases, present risks to us that may affect our results of operations or ability to meet our financial obligations. Our top five tenants, on a combined historical basis, based on total rental and related revenue for the three months ended March 31, 2010, were: Oracle USA, Inc., an integrated technology company, in Minneapolis, Minnesota; Archway Marketing Services, Inc., a marketing fulfillment services company, in Romulus, Michigan; Mastronardi Produce-USA, Inc., a producer and distributor of gourmet greenhouse vegetables throughout North America, in Romulus, Michigan; Medline Industries, Inc., a manufacturer of medical supplies, in Romulus, Michigan; and Metal Processing, Corp., a company that provides processing, distribution and storage of metal products, in Gary, Indiana. In the aggregate, these tenants represented 13.7% of our total revenue for the three months ended March 31, 2010, and they are diverse by both geography and industry, which mitigates our risk of tenant failure.

Factors affecting our third-party revenue

We also derive revenue from fees paid for services provided by our services business. Our services business is diverse and has maintained overall profitability over the past five fiscal years. This construction and service fee revenue is comprised of construction, property management, brokerage, mortgage origination, architecture, and facilities services.

We have management and real estate brokerage relationships with Highstreet Equities, ING, TA & Associates and others where we provide services to their owned commercial real estate in the Minneapolis/St. Paul metropolitan area. Although these revenue sources are derived from contracts that are typically short-term in nature, we have had an ongoing relationship with each of the clients identified above for over three years. Although the majority of recurring revenue from third-party clients comes from property management fees, we also earn ancillary revenue from these clients, including brokerage commissions, construction, architecture, mortgage origination and facilities maintenance. Following the completion of this offering and the formation transactions, we will not recognize revenue for services provided by our services business to either us or our affiliates.

Management’s discussion and analysis of financial condition and results of operations

TRENDS WHICH MAY INFLUENCE RESULTS OF OPERATIONS

According to the Real Estate Roundtable, a total of $3.5 trillion of commercial real estate debt was outstanding as of September 2009, excluding government-sponsored and agency loans. Of this debt, nearly $850 billion is maturing from 2010 through 2012. We believe that these near-term maturities, coupled with the increased equity requirements demanded by potential replacement lenders, may force many real estate owners to dispose of assets as an alternative to refinancing. We believe this will provide attractive opportunities for us to acquire stable assets to complement our real estate portfolio and leverage our existing infrastructure. We believe that our relatively low amount of near-term debt maturities will further enhance our ability to take advantage of attractive acquisition opportunities.

Our contractual increases over our pro forma rental and related revenue for the 12 months ended March 31, 2010 from our real estate portfolio related to increases in rental revenue from leases that have been duly executed as of May 10, 2010 total $7.5 million for the 12 months ended March 31, 2011. As the U.S. economy stabilizes and moves toward recovery from the recent recession, we believe there may be opportunity for an increase in occupancy as our tenants increase manufacturing and distribution activities. In addition to potential increases in revenue due to increased occupancy in our real estate portfolio, there may be an opportunity to increase rental rates from renewing expiring leases. As of April 1, 2010, 16.6% of our existing portfolio, based on leasable square footage, was represented by leases expiring in 2010 or 2011 (not including leases which are month-to-month). In our combined portfolio, as of April 1, 2010, 10.0%, based on leasable square footage, was represented by leases expiring in 2010 and 2011 (not including leases which are month-to-month). We believe that there is a broader potential tenant base for smaller premises and the majority of our expiring leases are under 50,000 square feet. Three of the leases in our existing portfolio scheduled to expire in 2010 are for premises over 50,000 leasable square feet and two of the leases in our existing portfolio scheduled to expire in 2011 are for premises over 50,000 square feet. With the addition of our acquisition portfolio, our combined portfolio includes three leases of greater than 50,000 square feet that are scheduled to expire in 2010 and four leases of greater than 50,000 square feet that are scheduled to expire in 2011.

In addition, we believe that as the economy stabilizes, transaction volume for our services business should increase, leading to increases in construction and service fee revenue. In the three months ended March 31, 2010, we saw a 6.5% increase in brokerage and other service revenue and an 8.5% increase in the number of brokerage transactions compared to the three months ended March 31, 2009. As of March 31, 2010, in our construction business, we had in place eight contracts for construction projects totaling an aggregate of $18.8 million in revenue. While $3.1 million of the revenue from these contracts was recognized in the three months ended March 31, 2010, all of these construction projects have commenced or are scheduled to commence by July 1, 2010, and we believe all will be complete, and therefore all revenue recognized, by the end of 2010. In addition to these contracts, we are currently engaged in negotiations for an additional $29.1 million of construction projects that should be completed by July 15, 2011 and may lead to additional revenue recognized in 2010. For $15.0 million of these projects, we have been awarded the job as general contractor, but have not entered into definitive agreements. The remaining $14.1 million of construction projects are subject to a bidding process in which we are participating with other parties. There can be no assurance, however, that we will receive such revenues or successfully finalize the negotiations relating to these opportunities. These contracts and negotiations do not include any of our numerous ongoing tenant improvement jobs of less than $0.5 million each. We believe these contracts and negotiations represent a significant improvement in our construction business pipeline over 2009. In contrast, as of March 31, 2009, we had only five construction projects under contract totaling an aggregate of $15.5 million and were in negotiations for only $9.0 million of potential projects.

Management’s discussion and analysis of financial condition and results of operations

ACCESS TO CAPITAL

In order to continue to raise capital necessary to expand our portfolio, we will rely on access to the capital markets on an ongoing basis for the funds to make investments as opportunities arise. Our indebtedness outstanding upon completion of this offering and the formation transactions will be comprised almost entirely of mortgages secured by our existing portfolio. On a pro forma basis, as of March 31, 2010, our aggregate indebtedness was approximately $429.0 million. While 100% of our existing portfolio is currently encumbered by mortgage liens, our combined portfolio will have significantly lower overall leverage, as 16 of the 23 properties in our acquisition portfolio and nine of the 65 properties in our existing portfolio will be unencumbered by mortgages upon completion of this offering. In connection with the purchase of our acquisition portfolio concurrent with this offering, as well as any acquisitions we consummate following the completion of this offering, we intend to acquire properties primarily on an unleveraged basis until the costs and availability of long-term debt financing are consistent with our overall business objectives. We have received commitments for a syndicated credit facility in an initial amount of $75.0 million, which could be used to finance new acquisitions and for other working capital purposes. If completed we may elect to increase the amount of the facility up to $150 million, subject to the approval of the administrative agent and the identification of a lender or lenders willing to make available the additional amounts. The proposed terms of the credit facility include: (i) security of a first-lien mortgage or deed of trust on certain of our properties that are otherwise unencumbered: (ii) a two year term with one 12-month extension option and (iii) interest-only payments at rates between 250 basis points and 325 basis points in excess of LIBOR for eurodollar advances, and between 150 basis points and 225 basis points in excess of the lenders’ alternate base rate, as defined therein, for all other advances, in each case based on our overall company leverage. The specific terms of the credit facility will be negotiated by us and the lenders and there can be no assurance that we will be able to enter into this credit facility on the terms described above or at all. The credit facility will be contingent upon completion of this offering.

OUR REVENUE, EXPENSES AND CASH FLOW

Revenue

Our revenue consists primarily of the rents we bill to our tenants as stipulated in leases, including reimbursements for real estate taxes, property insurance, utilities and maintenance. We also recognize revenue from services provided to third parties such as property management, brokerage, construction, architecture, loan origination fees and facilities maintenance. Although not a significant part of our revenue, we also earn interest on overnight cash deposits and interest from one outstanding loan secured by real estate. Factors that affect our revenue include our occupancy and rental rates. For example, our existing portfolio was 86.1% occupied based on leasable square footage at April 1, 2010. If we are able to increase our occupancy rates, we will be able to realize increased revenue from our existing portfolio.

Rental and Related Revenue.  Rental and related revenue represents rent under existing leases that is billed to our tenants. In addition, rental and related revenue includes lease termination fees, non-cash charges and adjustments related to straight-lining of rents and amortization of acquired above and below market lease intangibles.

Construction and Service Fee Revenue.  We recognize revenue from contractual and project-based services provided to third parties related to construction, brokerage, property management, leasing services, asset management, architecture, loan facilitation and facilities services. Historically, construction and brokerage revenue have constituted the majority of our construction and service fee revenue. Although the profitability of our services business varies depending upon transaction volume, the low fixed costs associated with our brokerage division has historically made it the most profitable division of our services business.

Management’s discussion and analysis of financial condition and results of operations

Expenses

We recognize a variety of cash and non-cash charges in our financial statements. Our cash expenses consist primarily of the interest expense on the borrowings we incur in order to make our investments, property operating costs, rental expenses, real estate taxes, the costs associated with our services business, and general and administrative expenses. Interest expense charges are associated with certain asset-specific loans.

Cost of Rental Operations.  These expenses include payment of operational needs of our assets such as maintenance, repairs, utilities, landscaping, insurance, snow removal and janitorial services.

Real Estate Taxes.  The majority of our leases require the tenant to make payments to us to cover our current real estate tax expense. We collect money for these taxes from our tenants and pay the obligations as they come due. We account for the billing of these amounts as revenue (tenant recoveries) and the payment of the actual taxes as an expense. To the extent we have vacancies at our properties, we pay the real estate taxes associated with those vacancies on a pro-rata basis. On an annual basis, we analyze the real estate tax liabilities for each asset and determine if a protest or appeal of the tax assessed should be undertaken. As of April 1, 2010, we had on-going tax appeals related to 2009 real estate taxes aggregating approximately $4.9 million, or 44.3% of our total 2009 real estate taxes. In general, tax appeals are undertaken annually where appropriate and, in many instances, cover multiple tax years. Our pending tax appeals may result in a reduction and refund of real estate taxes previously paid; however, we are not expecting reductions or refunds, if any, related to these tax appeals until after the third quarter of 2010.

Cost of Construction and Service Fee Revenue.  Expenses related to our services business typically consist of cost of materials, salaries, commissions and related costs.

Depreciation and Amortization.  We incur depreciation expense on all of our long-lived assets. This non-cash expense, under GAAP, is intended to reflect the economic useful lives of our assets. As for amortization, we incur non-cash charges that reflect costs incurred to acquire in-place lease intangible assets and costs incurred related to leasing commissions. We generally amortize these costs over the term of the related lease.

Other operating activities

Equity in Net (Income) Loss from Equity Method Investments.  We record earnings or losses on investments in partnerships, tenancies in common and limited liability companies where we have a noncontrolling interest. Our only equity method investments following this offering will be in connection with our joint venture portfolio.

Impairment Charges.  Impairment charges consist of non-cash reductions to the carrying value of long-lived assets and are incurred when changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

General and Administrative Expenses.  Our general and administrative expenses consist primarily of payroll and payroll related expense for executive management and corporate support functions such as human resources, information technology, corporate accounting and legal. Additionally, we incur outside accounting, legal and other professional fees.

Other income (expenses)

Interest Expense.  We recognize the interest we incur on our existing borrowings as interest expense, as well as the amortization of financing costs.

Management’s discussion and analysis of financial condition and results of operations

Income from Discontinued Operations.  Income or loss from discontinued operations consists of recognized income or loss from any material operations related to properties sold during the period or held for sale at the end of the period.

Cash flow

Cash Provided by Operating Activities.  Cash provided by operating activities is derived largely from net income by adjusting our revenue (i) for those amounts not collected in cash during the period in which the revenue is recognized, (ii) for cash collected that was billed in prior periods or will be billed in future periods and (iii) by adding back expenses charged during the period that are not paid in cash during the same period. We expect to make our distributions based largely on cash provided by operations.

Cash Used in Investing Activities.  Cash used in investing activities consists of cash that is used during a period for new acquisitions, development costs and capital expenditures.

Cash Provided by Financing Activities.  Cash provided by financing activities consists of cash we receive from issuances of debt and equity capital and the repayment of debt principal. This cash provides the primary basis for the investments in new properties and capital expenditures. We expect that we will seek to raise additional debt or equity financing for the majority of our investment activity.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2010 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2009

The following tables summarize the combined historical results of operations of the Welsh Predecessor Companies and the Welsh Contribution Companies for the three months ended March 31, 2010 and the three months ended March 31, 2009. This presentation reconciles and eliminates intercompany transactions that are primarily service and management fees incurred between the Welsh Predecessor Companies and the Welsh Contribution Companies. Due to the combination of the Welsh Predecessor Companies and the Welsh Contribution Companies, the equity in the net loss of certain equity method investments is also eliminated.

Management’s discussion and analysis of financial condition and results of operations

	Three months ended March 31, 2010
	Welsh	Welsh	Elimination
	Predecessor	Contribution	Combining	Historical
	Companies	Companies	Entries	Combined

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)

Revenue
Rental and related revenue	$7,938	$8,325	$(172)	$16,091
Construction and service fee revenue	—	9,777	(871)	8,906

Total Revenue	7,938	18,102	(1,043)	24,997

Expenses
Cost of rental operations	1,768	1,911	(167)	3,512
Real estate taxes	1,754	1,697	—	3,451
Cost of construction and service fee revenue	—	7,926	(514)	7,412
Depreciation and amortization	2,618	2,617	(56)	5,179

Total Expenses	6,140	14,151	(737)	19,554

Other Operating Activities
Equity in net (income) loss from equity method investments	1,323	—	(1,422)	(99)
Impairment charges	—	—	—	—
Acquisition costs	285	—	—	285
General and administrative expense	—	5,330	(257)	5,073

Total Other Operating Activities	1,608	5,330	(1,679)	5,259

Operating Income (Loss)	190	(1,379)	1,373	184

Other Income (Expenses)
Interest and other income (expense), net	41	20	—	61
Interest expense	(3,174)	(1,959)	12	(5,121)

Income (Loss) from Continuing Operations	(2,943)	(3,318)	1,385	(4,876)

Discontinued Operations
Income from discontinued operations	—	—	—	—
Gain on disposition of real estate investments	—	—	—	—

Income from Discontinued Operations	—	—	—	—

Net Income (Loss)	$(2,943)	$(3,318)	$1,385	$(4,876)

Management’s discussion and analysis of financial condition and results of operations

	Three months ended March 31, 2009
	Welsh	Welsh	Elimination
	Predecessor	Contribution	Combining	Historical
	Companies	Companies	Entries	Combined

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)

Revenue
Rental and related revenue	$7,310	$8,974	$(155)	$16,129
Construction and service fee revenue	—	14,589	(687)	13,902

Total Revenue	7,310	23,563	(842)	30,031

Expenses
Cost of rental operations	2,523	2,107	(179)	4,451
Real estate taxes	1,454	1,703	—	3,157
Cost of construction and service fee revenue	—	12,514	(312)	12,202
Depreciation and amortization	2,546	2,586	(33)	5,099

Total Expenses	6,523	18,910	(524)	24,909

Other Operating Activities
Equity in net (income) loss from equity method investments	255	—	(230)	25
Impairment charges	—	—	—	—
Acquisition costs	—	—	—	—
General and administrative expense	—	2,296	(234)	2,062

Total Other Operating Activities	255	2,296	(464)	2,087

Operating Income (Loss)	532	2,357	146	3,035

Other Income (Expenses)
Interest and other income (expense), net	(58)	7	—	(51)
Interest expense	(2,752)	(2,021)	4	(4,769)

Income (Loss) from Continuing Operations	(2,278)	343	150	(1,785)

Discontinued Operations
Income from discontinued operations	99	—	—	99
Gain on disposition of real estate investments	—	—	—	—

Income from Discontinued Operations	99	—	—	99

Net Income (Loss)	$(2,179)	$343	$150	$(1,686)

REVENUE

Total revenue decreased $5.0 million, or 16.7%, to $25.0 million for the three months ended March 31, 2010 from $30.0 million for the three months ended March 31, 2009. A detailed analysis of the decrease in revenue follows. References to same-store properties are to properties that we owned during both the current and prior quarter reporting periods for which the operations have been stabilized and included for the entire period presented.

Rental and related revenue

Rental and related revenue was $16.1 million for the three months ended March 31, 2010 and was also $16.1 million for the three months ended March 31, 2009. The three months ended March 31, 2010 included additional revenue realized from two buildings acquired in 2009 subsequent to the end of the first quarter and one building acquired in 2010 prior to March 31, totaling $0.6 million. On a same-

Management’s discussion and analysis of financial condition and results of operations store basis, rental and related revenue decreased 3.7%, to $15.5 million for the three months ended March 31, 2010 from $16.1 million for the three months ended March 31, 2009. This decrease in same-store revenue was due primarily to a decrease in same-store occupancy from 83.3% at March 31, 2009 to 82.5% at March 31, 2010.

On a combined historical basis, for the three months ended March 31, 2010 our industrial properties generated $11.5 million of rental and related revenue, or 71.4% of our total rental and related revenue for such period, compared to $11.7 million or 72.7% for the three months ended March 31, 2009. On a combined historical basis, for the three months ended March 31, 2010 our office properties generated $4.6 million of rental and related revenue, or 28.6% of our total rental and related revenue for such period, compared to $4.4 million or 27.3% for the three months ended March 31, 2009.

Construction and service fee revenue

Total construction and service fee revenue decreased $5.0 million, or 36.0%, to $8.9 million for the three months ended March 31, 2010 from $13.9 million for the three months ended March 31, 2009. This decrease was attributable to a decrease in construction revenue to $4.0 million for the three months ended March 31, 2010 compared to construction revenue of $9.3 million for the three months ended March 31, 2009. This decrease was attributed primarily to one construction project that generated $5.5 million of revenues during the three months ended March 31, 2009 and was completed during 2009. Brokerage and other service revenue increased to $4.9 million for the three months ended March 31, 2010 from $4.6 million for the three months ended March 31, 2009. This increase was primarily attributable to an increase in brokerage activity and increased property management fees.

We believe that our construction and services fee revenue for 2010 will trend higher during the remainder of this year. As of March 31, 2010, in our construction business, we had in place eight contracts for construction projects totaling an aggregate of $18.8 million in revenue. While $3.1 million of the revenue from these contracts was recognized in the three months ended March 31, 2010, all of these construction projects have commenced or are scheduled to commence by July 1, 2010, and we believe all will be complete, and therefore all revenue recognized, by the end of 2010. In addition to these contracts, we are currently engaged in negotiations for an additional $29.1 million of construction projects that should be completed by July 15, 2011 and may lead to additional revenue recognized in 2010. For $15.0 million of these projects, we have been awarded the job as general contractor, but have not entered into definitive agreements. The remaining $14.1 million of construction projects are subject to a bidding process in which we are participating with other parties. There can be no assurance, however, that we will receive such revenues or successfully finalize the negotiations relating to these opportunities. These contracts and negotiations are do not include any of our numerous ongoing tenant improvement jobs of less than $0.5 million each. We believe these contracts and negotiations represent a significant improvement in our construction business pipeline over 2009. In contrast, as of March 31, 2009, we had only five construction projects under contract totaling an aggregate of $15.5 million and were in negotiations for only $9.0 million of potential projects.

EXPENSES

Cost of rental operations

Total cost of rental operations decreased 22.2% to $3.5 million for the three months ended March 31, 2010 from $4.5 million for the three months ended March 31, 2009. This decrease was due in part to a decrease in bad debt expense (amounts deemed uncollectable from tenants, generally because they have vacated or terminated their occupied space prior to expiration of their leases) for the three months ended March 31, 2010 of $0.9 million, partially offset by additional expense related to two buildings acquired in 2009 subsequent to the end of the first quarter and one building acquired in 2010 prior to March 31, totaling $0.3 million.

Management’s discussion and analysis of financial condition and results of operations

On a combined historical basis, for the three months ended March 31, 2010 the cost of rental operations for our industrial properties was $2.4 million, or 68.6% of our total cost of rental operations, compared to $2.7 million, or 60.0% of our rental operations for the three months ended March 31, 2009. On a combined historical basis, the cost of rental operations for our office properties was $1.1 million, or 31.4% of our total cost of rental operations for the three months ended March 31, 2010, compared to $1.4 million, or 31.1% of our total cost of rental operations for the three months ended March 31, 2009.

Real estate taxes

Our real estate taxes increased 9.4% to $3.5 million for the three months ended March 31, 2010 from $3.2 million for the three months ended March 31, 2009. This increase was almost entirely attributable to the taxes related to two buildings acquired in 2009 subsequent to the end of the first quarter and one building acquired in 2010 prior to March 31, totaling $0.2 million. On a same-store basis, real estate taxes were relatively flat when comparing the three months ended March 31, 2010 to the three months ended March 31, 2009.

Cost of construction and service fee revenue

Total cost of construction and service fee revenue decreased 39.3% to $7.4 million for the three months ended March 31, 2010 from $12.2 million for the three months ended March 31, 2009. This decrease in costs more than offset the 36.0% decrease in revenue for construction and service fee revenue for the same period, resulting in a higher gross margin in the three months ended March 31, 2010 (16.8%) when compared to the three months ended March 31, 2009 (12.2%).

Within this decrease, construction expense decreased to $3.9 million for the three months ended March 31, 2010 compared to $8.8 million for the three months ended March 31, 2009, or 55.7%. This decrease correlated to the decrease in construction revenue. Expenses related to brokerage and other service revenue increased to $3.5 million for the three months ended March 31, 2010 from $3.4 million for the three months ended March 31, 2009, or 2.9%. This increase in the cost of brokerage and other service revenue was attributable to an increase in brokerage activity when comparing the three months ended March 31, 2010 with the three months ended March 31, 2009.

Depreciation and amortization

Our depreciation and amortization expense increased 2.0% to $5.2 million for the three months ended March 31, 2010 from $5.1 million for the three months ended March 31, 2009. This increase was attributable to additional depreciation expense related to two buildings acquired in 2009 subsequent to the end of the first quarter and one building acquired in 2010 prior to March 31.

Other operating activities

Impairment Charges.  We realized no impairment charges in either the three months ended March 31, 2010 or the three months ended March 31, 2009.

General and Administrative Expense.  Our general and administrative expenses increased 142.9% to $5.1 million for the three months ended March 31, 2010 from $2.1 million for the three months ended March 31, 2009. This increase was attributable to an expense of $3.0 million related to legal, accounting and other pre-offering expenses recorded in the three months ended March 31, 2010.

Other expenses

Interest Expense.  Our interest expense increased 6.3% to $5.1 million for the three months ended March 31, 2010 from $4.8 million for the three months ended March 31, 2009. This increase in interest

Management’s discussion and analysis of financial condition and results of operations expense was due in part to interest expense related to additional debt on two buildings acquired in 2009 subsequent to the end of the first quarter and one building acquired in 2010 prior to March 31, totaling $0.1 million. In addition, on a same-store basis, two properties had higher interest expense recorded in the three months ended March 31, 2010, including 4350-4400 Baker Road, or Baker Road Corporate Center, of $0.1 million due to the conversion of construction financing to permanent financing and 629-651 Lambert Pointe Drive of $0.2 million attributable to a refinancing subsequent to March 31, 2009; these increases were partially offset by decreases in interest expense on other properties.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

The following table summarizes the combined historical results of operations of the Welsh Predecessor Companies and the Welsh Contribution Companies for the years ended December 31, 2009, 2008 and 2007. This presentation reconciles and eliminates intercompany transactions that are primarily service and management fees incurred between the Welsh Predecessor Companies and the Welsh Contribution Companies. Due to the combination of the Welsh Predecessor Companies and the Welsh Contribution Companies, the equity in the net loss of certain equity method investments is also eliminated.

	Year ended December 31, 2009
	Welsh	Welsh	Elimination/
	Predecessor	Contribution	Combining	Historical
	Companies	Companies	Entries	Combined

			(unaudited)	(unaudited)
	(dollars in thousands)

Revenue
Rental and related revenue	$29,247	$33,283	$(624)	$61,906
Construction and service fee revenue	—	57,755	(3,083)	54,672

Total Revenue	29,247	91,038	(3,707)	116,578

Expenses
Cost of rental operations	8,509	8,480	(332)	16,657
Real estate taxes	5,212	5,956	—	11,168
Cost of construction and service fee revenue	—	47,449	(2,245)	45,204
Depreciation and amortization	10,391	9,869	(137)	20,123

Total Expenses	24,112	71,754	(2,714)	93,152

Other Operating Activities
Equity in net (income) loss from equity method investments	1,252	—	(919)	333
Impairment charges	6,432	—	—	6,432
General and administrative expense	22	10,950	(936)	10,036

Total Other Operating Activities	7,706	10,950	(1,855)	16,801

Operating Income (Loss)	(2,571)	8,334	862	6,625

Other Income (Expenses)
Interest and other income (expense), net	42	96	—	138
Interest expense	(12,558)	(8,269)	14	(20,813)

Income (Loss) from Continuing Operations	(15,087)	161	876	(14,050)

Discontinued Operations
Income from discontinued operations	324	—	—	324
Gain on disposition of real estate investments	1,595	—	—	1,595

Income from Discontinued Operations	1,919	—	—	1,919

Net Income (Loss)	$(13,168)	$161	$876	$(12,131)

Management’s discussion and analysis of financial condition and results of operations

	Year ended December 31, 2008
	Welsh	Welsh	Elimination/
	Predecessor	Contribution	Combining	Historical
	Companies	Companies	Entries	Combined

			(unaudited)	(unaudited)
	(dollars in thousands)

Revenue
Rental and related revenue	$31,549	$30,954	$—	$62,503
Construction and service fee revenue	900	66,815	(1,787)	65,928

Total Revenue	32,449	97,769	(1,787)	128,431

Expenses
Cost of rental operations	8,334	8,319	(187)	16,466
Real estate taxes	5,637	5,346	—	10,983
Cost of construction and service fee revenue	768	54,880	(1,067)	54,581
Depreciation and amortization	11,861	9,675	(57)	21,479

Total Expenses	26,600	78,220	(1,311)	103,509

Other Operating Activities
Equity in net (income) loss from equity method investments	1,132	—	(1,165)	(33)
Impairment charges	7,577	—	—	7,577
General and administrative expense	209	9,187	—	9,396

Total Other Operating Activities	8,918	9,187	(1,165)	16,940

Operating Income (Loss)	(3,069)	10,362	689	7,982

Other Income (Expenses)
Interest and other income (expense), net	1	188	—	189
Interest expense	(12,625)	(10,660)	(60)	(23,345)

Loss from Continuing Operations	(15,693)	(110)	629	(15,174)

Discontinued Operations
Income from discontinued operations	224	—	—	224
Gain on disposition of real estate investments	1,061	—	—	1,061

Income from Discontinued Operations	1,285	—	—	1,285

Net Income (Loss)	$(14,408)	$(110)	$629	$(13,889)

Management’s discussion and analysis of financial condition and results of operations

	Year ended December 31, 2007
	Welsh	Welsh	Elimination/
	Predecessor	Contribution	Combining	Historical
	Companies	Companies	Entries	Combined

			(unaudited)	(unaudited)
	(dollars in thousands)

Revenue
Rental and related revenue	$19,684	$32,534	$(112)	$52,106
Construction and service fee revenue	1,618	61,826	(1,223)	62,221

Total Revenue	21,302	94,360	(1,335)	114,327

Expenses
Cost of rental operations	3,688	8,126	(164)	11,650
Real estate taxes	3,280	5,462	—	8,742
Cost of construction and service fee revenue	1,249	50,965	(1,192)	51,022
Depreciation and amortization	6,462	10,885	(23)	17,324

Total Expenses	14,679	75,438	(1,379)	88,738

Other Operating Activities
Equity in net (income) loss from equity method investments	2,130	—	(1,715)	415
Impairment charges	—	—	—	—
General and administrative expense	195	8,122	—	8,317

Total Other Operating Activities	2,325	8,122	(1,715)	8,732

Operating Income	4,298	10,800	1,759	16,857

Other Income (Expenses)
Interest and other income (expense), net	17	(332)	—	(315)
Interest expense	(8,057)	(13,717)	(50)	(21,824)

Loss from Continuing Operations	(3,742)	(3,249)	1,709	(5,282)

Discontinued Operations
Income from discontinued operations	53	—	—	53

Income from Discontinued Operations	53	—	—	53

Net Income (Loss)	$(3,689)	$(3,249)	$1,709	$(5,229)

The discussion that follows provides a comparison of the historical combined results of operations for the periods noted below.

YEAR ENDED DECEMBER 31, 2009 COMPARED TO YEAR ENDED DECEMBER 31, 2008

REVENUE

Total revenue decreased 9.2% to $116.6 million for the year ended December 31, 2009 from $128.4 million for the year ended December 31, 2008. A detailed analysis of the decrease in revenue follows. References to same-store properties are to properties that we owned during both the current and prior year reporting periods for which the operations have been stabilized and included for the entire period presented.

Rental and related revenue

Rental and related revenue decreased 1.0% to $61.9 million for the year ended December 31, 2009 from $62.5 million for the year ended December 31, 2008. Of this decrease, $0.5 million was

Management’s discussion and analysis of financial condition and results of operations attributable to the loss of rental revenue from an investment property sold in 2008. Additionally, we had five properties that, on an aggregated same-store basis had reductions in rental and related revenue of $3.0 million due to lower occupancy. These losses of rental and related revenue were partially offset by $0.4 million attributable to rental and related revenue generated by two buildings acquired in 2009 and $1.2 million attributable to the full-year recognition of revenue generated from five buildings acquired in 2008. Additionally, we realized increases in revenue of $0.8 million from increases in occupancy at 4350-4400 Baker Road.

On a combined historical basis, for the year ended December 31, 2009, our industrial properties generated $43.6 million of rental and related revenue, or 70.4% of our total rental and related revenue. Our office properties generated $18.3 million of rental and related revenue, or 29.6% of our total rental and related revenue.

Construction and service fee revenue

Total construction and service fee revenue decreased 17.0% to $54.7 million for the year ended December 31, 2009 from $65.9 million for the year ended December 31, 2008. This decrease was primarily attributable to decreased revenue in construction of $30.3 million for the year ended December 31, 2009 compared to $36.9 million for the year ended December 31, 2008. This variance is due to less construction activity from tenant improvements during 2009. Brokerage and other service revenue also decreased to $24.4 million for the year ended December 31, 2009 from $29.0 million for the year ended December 31, 2008. This decrease is primarily attributable to a decline in leasing activity, which was partially offset by increased property management fees.

EXPENSES

Cost of rental operations

Total cost of rental operations increased 1.2% to $16.7 million for the year ended December 31, 2009 from $16.5 million for the year ended December 31, 2008. This increase was associated with the two buildings acquired in 2009 and the full-year recognition of the five buildings acquired in 2008. For the year ended December 31, 2009, the cost of rental operations for our office properties was $6.4 million, or 38.3% of our total cost of rental operations, and the cost of rental operations for our industrial properties was $10.3 million, or 61.7% of our total cost of rental operations.

Real estate taxes

Our real estate taxes increased 1.8% to $11.2 million for the year ended December 31, 2009 from $11.0 million for the year ended December 31, 2008. While there were increases in real estate taxes associated with the two buildings acquired in 2009 and the full-year recognition of the five buildings acquired in 2008, these increases were largely offset by lower real estate taxes on a same-store basis.

Cost of construction and service fee revenue

Total cost of construction and service fee revenue decreased 17.2% to $45.2 million in the year ended December 31, 2009 from $54.6 million for the year ended December 31, 2008. This decrease in cost correlated to the decrease in revenue for construction and service fee revenue.

Within this decrease, construction expense decreased to $29.0 million for the year ended December 31, 2009 compared to $32.6 million for the year ended December 31, 2008, or 11.0%. This decrease correlates to the decrease in construction revenue. Expenses related to brokerage and other service revenue also decreased to $16.3 million for the year ended December 31, 2009 from $22.0 million for the year ended December 31, 2008, or 25.9%. This decrease in the cost of other service revenue is

Management’s discussion and analysis of financial condition and results of operations attributable to a decline in leasing activity, which was partially offset by the cost of increased property management activity.

Depreciation and amortization

Our depreciation and amortization expense decreased 6.5% to $20.1 million for the year ended December 31, 2009 from $21.5 million for the year ended December 31, 2008. This decrease was attributable to a $1.6 million decrease in depreciation and amortization related to our Romulus portfolio from the year ended December 31, 2008 to the year ended December 31, 2009 as a result of the accelerated amortization of intangible assets during 2008 primarily resulting from a tenant lease termination and a $0.4 million decrease in depreciation and amortization related to the 2008 impairment of the properties located at 1751 Nicholas Boulevard in Elk Grove Village, Illinois, and 519-529 McDonnell Boulevard in St. Louis, Missouri, respectively. These decreases were partially offset by depreciation and amortization related to the acquisition of two buildings in 2009 and the full-year recognition of depreciation and amortization expense on the five buildings acquired in 2008.

Other operating activities

Impairment Charges.  Our impairment charges decreased 15.8% to $6.4 million for the year ended December 31, 2009 from $7.6 million for the year ended December 31, 2008. The 2009 impairment charges were related to the impairment of five properties within our existing portfolio, most notably properties in Urbandale, Iowa, which had an impairment charge of $3.9 million, and certain properties in Cincinnati, Ohio, which had an impairment charge of $1.8 million. The changes in circumstances indicating that the carrying amount of these assets may not have been recoverable primarily were related to decreases in occupancy and reductions in rental rates.

General and Administrative Expense.  Our general and administrative expenses increased 6.4% to $10.0 million for the year ended December 31, 2009 from $9.4 million for the year ended December 31, 2008. This increase was attributable to an expense of $2.0 million related to legal, accounting and other pre-offering professional fees, partially offset by staff and other overhead reductions. Our general and administrative expense was 8.6% of total revenue in 2009, compared to 7.3% of total revenue in 2008.

Other expenses

Interest Expense.  Our interest expense decreased 10.7% to $20.8 million for the year ended December 31, 2009 from $23.3 million for the year ended December 31, 2008. This decrease in interest expense was primarily due to a decrease in interest expense on our properties on a same-store basis as a result of decreased interest rates under our LIBOR-based floating rate loans during the year ended December 31, 2009. This decrease was partially offset by $0.3 million of interest expense attributable to debt obtained for purchase of two buildings purchased in 2009 and the full-year recognition of interest expense related to the five buildings acquired in 2008.

YEAR ENDED DECEMBER 31, 2008 COMPARED TO YEAR ENDED DECEMBER 31, 2007

REVENUE

Total revenue increased 12.3% to $128.4 million for the year ended December 31, 2008 from $114.3 million for the year ended December 31, 2007. A detailed analysis of the increase in revenue follows. References to same-store properties are to properties that we owned during both the current and prior year reporting periods for which the operations have been stabilized and included for the entire period presented.

Management’s discussion and analysis of financial condition and results of operations

Rental and related revenue

Rental and related revenue increased 20.0% to $62.5 million for the year ended December 31, 2008 from $52.1 million for the year ended December 31, 2007. Of this increase, $1.7 million was attributable to rental and related revenue generated by the five buildings we acquired in 2008 and $4.5 million was attributable to increases from the full-year recognition of revenue generated from the 10 buildings we acquired in 2007, including an increase of $2.6 million of revenue from our Romulus portfolio purchased in May 2007. In addition, we realized increases in revenue from increases in occupancy on a same-store basis, including an increase of $1.3 million of revenue at 4350-4400 Baker Road and an increase of $1.4 million of revenue at 900 2nd Avenue South.

For the year ended December 31, 2008, our industrial properties generated $46.3 million of rental and related revenue, or 74.1% of our total rental and related revenue. Our office properties generated $16.2 million of rental and related revenue, or 25.9% of our total rental and related revenue.

Construction and service fee revenue

Total construction and service fee revenue increased 6.0% to $65.9 million for the year ended December 31, 2008 from $62.2 million for the year ended December 31, 2007. This increase was primarily attributable to increased construction revenue of $36.9 million for the year ended December 31, 2008 compared to $26.9 million for the year ended December 31, 2007, or 37.2%, from our construction activities related to senior housing projects in Minneapolis and Albert Lea, Minnesota. This increase in construction revenue was partially offset by decreased brokerage and other service revenue, which decreased 17.8% to $29.0 million for the year ended December 31, 2008 from $35.3 million for the year ended December 31, 2007. This decrease was attributable to decreased brokerage activity.

EXPENSES

Cost of rental operations

Cost of rental operations increased 41.0% to $16.5 million for the year ended December 31, 2008 from $11.7 million for the year ended December 31, 2007. This increase in expenses was primarily attributable to the expenses relating to the five buildings we acquired in 2008, and the full-year recognition of expenses incurred relating to the 2007 acquisitions. The five buildings we acquired in 2008 accounted for $0.4 million of the increase, and the 10 buildings we acquired in 2007 accounted for $2.2 million of the increase. Additionally, we realized increases in rental expense, including increases of $0.7 million at 900 2nd Avenue South in Minneapolis and $0.5 million at 4350-4400 Baker Road in Minneapolis, Minnesota, both related to increased occupancy. For the year ended December 31, 2008, the cost of rental operations for our office properties was $6.6 million, or 40.0% of our total cost of rental operations, and the cost of rental operations for our industrial properties was $9.9 million, or 60.0% of our total cost of rental operations.

Real estate taxes

Our real estate taxes increased 26.4% to $11.0 million for the year ended December 31, 2008 from $8.7 million for the year ended December 31, 2007. This increase was attributable primarily to the real estate tax expense of the five buildings we acquired in 2008, and the full-year recognition of real estate tax expense from the 10 buildings we acquired in 2007. The five buildings we acquired in 2008 accounted for $0.3 million of the increase, and the 10 buildings we acquired in 2007 accounted for $1.2 million of the increase.

Management’s discussion and analysis of financial condition and results of operations

Cost of construction and service fee revenue

Total costs of construction and service fee revenue increased 7.1% to $54.6 million for the year ended December 31, 2008 from $51.0 million for the year ended December 31, 2007. Within that increase, construction expense increased to $32.6 million for the year ended December 31, 2008 from $24.5 million for the year ended December 31, 2007, or 33.1%. This increase in cost correlated to the increase in revenue for construction. The expenses related to our service fee revenue decreased 17% to $22.0 million for the year ended December 31, 2008 from $26.5 million for the year ended December 31, 2007. This decrease in expenses correlated to the decrease in overall brokerage and other service revenue.

Depreciation and amortization

Our depreciation and amortization expense increased 24.3% to $21.5 million for the year ended December 31, 2008 from $17.3 million for the year ended December 31, 2007. This increase was primarily attributable to the depreciation and amortization related to the five buildings acquired in 2008, and the full-year recognition of depreciation and amortization related to the 10 buildings acquired in 2007. The five buildings acquired in 2008 accounted for $0.5 million of the increase, and the 10 buildings acquired in 2007 accounted for $3.0 million of the increase.

Other operating activities

Impairment Charges.  Our impairment charges were $7.6 million for the year ended December 31, 2008 compared to no impairment charges for the year ended December 31, 2007. The 2008 impairment charges were attributable to the impairment of the properties located at 1751 Nicholas Boulevard in Elk Grove Village, Illinois, and 519-529 McDonnell Boulevard in St. Louis, Missouri. The changes in circumstances indicating that the carrying amount of these properties may not have been recoverable were related to loss of occupancy or continued vacancy.

General and Administrative Expense.  Our general and administrative expenses increased 13.3% to $9.4 million for the year ended December 31, 2008 from $8.3 million for the year ended December 31, 2007. Our general and administrative expense remained steady at 7.3% of total revenue in both 2008 and 2007.

Other expenses

Interest Expense.  Our interest expense increased 6.9% to $23.3 million for the year ended December 31, 2008 from $21.8 million for the year ended December 31, 2007. Included in the net increase of interest expense was $0.6 million attributable to the five buildings purchased in 2008 and $1.8 million attributable to full-year recognition of the 10 buildings acquired in 2007. These increases were partially offset by decreases in interest expense on our properties on a same-store basis as a result of decreased interest rates under our LIBOR-based floating rate loans.

FUNDS FROM OPERATIONS

We have included herein a discussion of FFO, which, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, represents net income (computed in accordance with GAAP), excluding gains and losses from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. While FFO is a non-GAAP financial measure, we consider it to be a key measure of our operating performance which should be considered along with, but not as an alternative to, net income and cash flow. We believe that FFO is a beneficial indicator of the performance of an equity REIT. Specifically, FFO calculations may be helpful to investors as a starting point in measuring our operating performance, because they exclude factors that do not relate to, or are not indicative of,

Management’s discussion and analysis of financial condition and results of operations our operating performance, such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates, FFO may provide a valuable comparison of our operating performance when comparing between reporting periods and other REITs.

Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, as well as gains and losses from property dispositions, it provides our management with a performance measure that, when compared year-over-year or with other REITs, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, thereby providing perspective not immediately apparent from net income. In addition, we believe that FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs.

We offer FFO to assist the users of information regarding our financial performance, but FFO is a non-GAAP financial measure and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculation of FFO is not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP financial measure, including net income.

The information in the table below is derived from a combination of the historical combined financial statements and related notes of the Welsh Predecessor Companies and Welsh Contribution Companies, and the unaudited pro forma condensed consolidated financial statements and reconciles net loss to FFO.

	Pro forma			Pro Forma
	Welsh			Welsh
	Property			Property
	Trust, Inc.			Trust, Inc.
	Three	Historical combined		Year ended
	months ended	Three months ended		December	Historical combined
	March 31,	March 31,		31,	Year ended December 31,
	2010	2010	2009	2009	2009	2008	2007

	(unaudited, dollars in thousands)

Net income (loss)	$998	$(4,876)	$(1,686)	$(2,480)	$(12,131)	$(13,889)	$(5,229)
Depreciation and amortization—existing entities	8,643	5,179	5,099	35,494	20,123	21,479	17,324
Depreciation and amortization—equity method investments	192	192	178	823	823	807	899
Gain on disposition of real estate investments—existing entities	—	—	—	—	(1,595)	(1,061)	—

FFO	$9,833	$495	$3,591	$33,837	$7,220	$7,336	$12,994

In accordance with the definition provided by NAREIT, non-cash charges not classified as extraordinary items such as impairment charges are reflected in the calculation of FFO through inclusion in GAAP net loss. As such, the impairment charges recognized of approximately $6.4 million for the year ended

Management’s discussion and analysis of financial condition and results of operations

December 31, 2009 and $7.6 million for the year ended December 31, 2008 are included in the net loss. As presented below, FFO is modified to exclude the impact of impairment charges and any extraordinary, non-recurring cash expenditures. We refer to FFO modified in this manner as Funds from Operations—Modified, or FFOM. We believe FFOM is an important supplemental, non-GAAP financial measure because it communicates operating results without the impact of impairment charges or extraordinary, non-recurring cash expenditures.

The information in the table below reconciles FFO to FFOM and is derived from a combination of the historical combined financial statements and related notes of the Welsh Predecessor Companies and Welsh Contribution Companies, and the unaudited pro forma condensed consolidated financial statements.

	Pro forma				Pro forma
	Welsh Property				Welsh Property
	Trust, Inc.				Trust, Inc.
	Three	Historical combined
	months ended	Three months ended			Year ended	Historical combined
	March 31,	March 31,			December 31,	Year ended December 31,
	2010	2010		2009	2009	2009		2008	2007

	(unaudited, dollars in thousands)

FFO	$9,833	$495		$3,591	$33,837	$7,220		$7,336	$12,994
Acquisition costs	285	285		—	—	—		—	—
Impairment charges	—	—		—	6,432	6,432		7,577	—
Non-recurring cash expenditures	—	2,966	(1)	—	—	1,987	(1)	—	—

FFOM	$10,118	$3,746		$3,591	$40,269	$15,639		$14,913	$12,994

(1)	This non-recurring cash expenditure relates to the legal, accounting and other professional pre-filing fees associated with this offering

Set forth below is additional information related to certain significant cash and noncash items included in or excluded from net income, which may be helpful in further assessing our operating results.

➢	In accordance with GAAP, we recognized straight-line rental revenue of approximately $0.5 million and $0.1 million for the three months ended March 31, 2010 and 2009 and $0.8 million, $1.3 million and $1.5 million for the years ended December 31, 2009, 2008, and 2007, respectively.

➢	Amortization of deferred financing costs of approximately $0.1 million and $0.2 million for the three months ended March 31, 2010 and 2009 and $0.6 million, $0.9 million and $0.9 million for the years ended December 31, 2009, 2008, and 2007, respectively, was recognized as interest expense.

➢	Amortization of above-market and below-market leases was recorded as net decreases to revenue in the accompanying consolidated statements of operations of approximately $0.1 million and $0.1 million for the three months ended March 31, 2010 and 2009 and $0.2 million, $0.4 million and $0.3 million for the years ended December 31, 2009, 2008, and 2007, respectively.

➢	Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity were $1.0 million and $1.2 million for the three months ended March 31, 2010 and 2009 and $4.8 million, $4.5 million and $4.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Presented below is our FFO adjusted both (i) to exclude the impact of impairment charges and/or any extraordinary, non-recurring cash expenditures, (ii) to exclude significant non-cash items that were included in net income, and (iii) to include significant cash items that were excluded from net income, which we refer to as Adjusted Funds from Operations, or AFFO. We believe AFFO is an important

Management’s discussion and analysis of financial condition and results of operations supplemental non-GAAP measure because it approximates our ability to fund dividends from operations in the future.

	Pro forma
	Welsh			Pro forma
	Property			Welsh
	Trust, Inc.			Property
	Three	Historical combined		Trust, Inc.
	months ended	Three months ended		Year ended	Historical combined
	March 31,	March 31,		December 31,	Year ended December 31,
	2010	2010	2009	2009	2009	2008	2007

	(unaudited, dollars in thousands)

FFO	$9,833	$495	$3,591	$33,837	$7,220	$7,336	$12,994
Impairment charges	—	—	—	6,432	6,432	7,577	—
Straight line rental revenue adjustment	(1,776)	(466)	(129)	(6,430)	(804)	(1,286)	(1,464)
Deferred financing cost amortization	437	131	163	2,333	640	875	888
Above/below market lease amortization	693	91	77	2,695	179	364	309
Non-recurring cash expenditures	—	2,966 (1)	—	—	1,987 (1)	—	—
Acquisition costs	285	285	—	—	—	—	—
Recurring capital expenditures	(959)	(959)	(1,165)	(4,835)	(4,835)	(4,497)	(4,744)

AFFO	$8,513	$2,543	$2,537	$34,032	$10,819	$10,369	$7,983

(1)	This non-recurring cash expenditure relates to the legal, accounting and other professional fees associated with this offering

LIQUIDITY AND CAPITAL RESOURCES

We expect to meet our short-term liquidity requirements, such as near-term debt maturities and operating expenses, generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings. We believe that the net cash provided by operations will be adequate to fund our operating requirements, debt service and the payment of dividends required for us to qualify as a REIT for one year after the completion of this offering. We are currently negotiating extensions or refinancings of the approximately $12.1 million of our outstanding mortgage indebtedness that matures in 2010, and as reflected in our pro forma financial information, we anticipate using net proceeds from this offering to pay $9.0 million of such mortgage indebtedness.

We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, public and private offerings of equity and debt securities or, in connection with acquisitions of additional properties, the issuance of OP units of the operating partnership. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. The continued persistence of these conditions could limit our ability to raise debt and equity capital on favorable terms or at all which, in turn, could adversely impact our ability to finance future investments and react to changing economic and business conditions. Certain of our properties are subject to non-disposition agreements, which restrict our ability to dispose of such properties and these

Management’s discussion and analysis of financial condition and results of operations restrictions could impair our liquidity and operating flexibility if sales of such properties were necessary to generate capital or otherwise. See “Structure and Formation of Our Company—Certain Agreements Not to Sell Property” for further discussion of these agreements.

We have a $5.0 million revolving line of credit which expires in October 2010 and requires us to pay interest at a rate of one-month LIBOR plus 3.0%, subject to a minimum interest rate of 5.0%. At December 31, 2009, we had $2.0 million in standby letters of credit outstanding, which expire in September 2010. We pay a commitment fee of 1.5% on amounts outstanding under our standby letters of credit. Our available line of credit is reduced by any amounts outstanding under our standby letters of credit.

We have received commitments for a syndicated credit facility in an initial amount of $75.0 million, which could be used to finance new acquisitions and for other working capital purposes. If completed, we may elect to increase the amount of the facility up to $150 million, subject to the approval of the administrative agent and the identification of a lender or lenders willing to make available the additional amounts. The proposed terms of the credit facility include: (i) security of a first-lien mortgage or deed of trust on certain of our properties that are otherwise unencumbered; (ii) a two year term with one 12-month extension option; and (iii) interest-only payments at rates between 250 basis points and 325 basis points in excess of LIBOR for eurodollar advances, and between 150 basis points and 225 basis points in excess of the lenders’ alternate base rate, as defined therein, for all other advances, in each case based on our overall company leverage. The specific terms of the credit facility will be negotiated by us and the lenders and there can be no assurance that we will be able to enter into this credit facility on the terms described above or at all. The credit facility will be contingent upon completion of this offering.

As a REIT, we will be required to distribute at least 90% of our taxable income, excluding net capital gains, to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that, after the net proceeds of this offering are expended, we will have substantial cash balances that could be used to meet liquidity needs. Instead, these needs will likely need to be met from cash generated from operations, proceeds from sales of properties and external sources of capital.

As described below in “Business and Properties — Financing Strategy,” our organizational documents do not limit the amount of indebtedness that we may incur, and we currently do not have a target leverage ratio. Our long term goal is to become an investment grade rated company, and we intend to manage our balance sheet accordingly.

We intend to use the net proceeds of this offering to invest in additional properties and we also intend to invest in properties on a going-forward basis as suitable opportunities arise and adequate sources of financing are available. As of May 10, 2010, we had under contract $347.9 million of properties in our acquisition portfolio and we are currently reviewing an additional $282.8 million of properties in our acquisition pipeline. These potential acquisitions are in various stages of evaluation, and there can be no assurance as to whether or when any portion of these acquisitions will be completed. See “Business and Properties—Our Portfolio—Acquisition Portfolio” and “—Acquisition Pipeline” for further discussion. Our ability to complete acquisitions is subject to a number of risks and variables, including our ability to negotiate mutually agreeable terms with the counterparties and our satisfaction with the results of due diligence inquiries related to the acquisition target. See “Risk Factors” for further discussion of these risks and uncertainties. We expect that future acquisitions of properties will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of common stock, issuances of OP units or other securities, the assumption of existing indebtedness or borrowings under our new syndicated credit facility.

Management’s discussion and analysis of financial condition and results of operations

Indebtedness

The majority of the properties in our existing portfolio are encumbered by first mortgage liens, and in three instances are encumbered by second mortgages or mezzanine financing. These mortgages were provided by securitized lenders, insurance companies, and banks prior to the date hereof and in most instances will remain in place after the completion of this offering and the formation transactions. As of April 1, 2010, within our existing portfolio of 65 properties, we have 43 mortgage loans, some of which encumber more than one property and are cross-collateralized.

Our indebtedness outstanding upon the completion of this offering and the formation transactions will be comprised almost entirely of mortgage indebtedness secured by properties in our existing portfolio. As of March 31, 2010, our outstanding indebtedness was $405.7 million on a historical combined basis. In addition, our pro rata share of unconsolidated joint venture debt was $15.2 million.

Management’s discussion and analysis of financial condition and results of operations

The following table sets forth the current terms of our indebtedness on our existing portfolio with balances outstanding on a combined historical basis as of March 31, 2010:

	Balance at		Fixed interest rate		Amortization
Property	March 31, 2010		/ LIBOR spread		period (Yrs)*		Maturity

5 Circle Freeway	$3,541,920		8.48%		20		6/11/2010	(1)
1700-1910 Elmhurst Road	3,966,680		8.69%		26		6/30/2010	(1)
1801-1827 O’Brien Road	4,631,653		L + 450		Interest Only		8/17/2010	(1)
5600-5672 Lincoln Drive	2,184,383		7.45%		25		1/1/2011	(1)
Kiesland(2)	8,595,771		L + 400	(3)	Interest Only		2/1/2011
5001 West 80th Street	14,000,000		5.78%		Interest Only		2/1/2011
900 2nd Avenue South — Mezzanine Loan	6,922,864		15.00%		Accrues Interest		6/30/2011
201 Mississippi	14,858,377		L + 200(4)		$19,700 per month		7/25/2011
900 2nd Avenue South	45,750,000		L + 225(5)		Interest Only	(6)	7/31/2011
10360 Lake Bluff Boulevard	9,180,987		6.75%		Interest Only	(7)	8/1/2011
115 West Lake Drive & Ridgeview Parkway	7,141,767		5.90%		23		11/10/2011
629-651 Lambert Pointe Drive	11,208,835		7.00	%(8)	Interest Only	(9)	2/1/2012
519-529 McDonnell Boulevard	5,059,852		7.00	%(8)	Interest Only	(10)	2/1/2012
25295 Guenther Road	6,242,762		6.13	%(11)	15		3/30/2012	(12)
450 South Lombard Road	4,741,835		6.00%		25		6/1/2012
601-627 Lambert Pointe Drive	9,191,031		6.60%		30		8/1/2012
Baker Road Corporate Center(13)	27,274,696		L + 335	(14)	Interest Only	(15)	4/30/2013	(16)
2921-2961 East Kemper Road	4,000,000		L + 325		Interest Only	(17)	7/1/2013
1962 Queenland Drive	3,494,027		5.50	%(18)	25		4/30/2014
707 West County Road E (Second Mortgage)	570,801		6.75%		25		5/1/2014
325 Larsen Drive	2,095,019		6.00%		5		9/14/2014
7401 Cahill Road	1,191,526		6.50%		25		11/10/2014
7247-7275 Flying Cloud Drive	2,689,097	(19)	5.80%		20		1/4/2015
224 North Hoover Road	4,180,225		L + 450	(20)	$5,250 per month		3/15/2015	(21)
600-638 Lambert Pointe Drive	10,329,577		5.41%		30		5/1/2015
Urbandale Loan(22)	13,000,000		5.22%		Interest Only	(23)	8/1/2015
6999 Oxford Street	4,042,433		5.20%		30		10/5/2015
9835-9859; 9905-9925 13th Avenue	2,631,002		5.52%		30		11/6/2015
1760-1850 North Corrington Avenue	9,015,455		5.35%		30		12/1/2015
Westpark Plaza and Valley Oak B.C.(24)	8,357,303		6.10%		25		1/15/2016
Plymouth Professional Center I & II(25)	2,721,802		6.04%		30		5/1/2016
Prudential Loan I(26)	13,187,202		6.08%		30		6/5/2016
Prudential Loan II(27)	23,187,722		5.77%		Interest Only	(28)	12/5/2016
9701-9901 Valley View Road	5,280,000		5.81%		Interest Only	(29)	12/5/2016
Romulus — Senior Loan(30)	64,560,000		5.69%		Interest Only	(31)	6/5/2017
Romulus — Mezzanine Loan(30)	1,509,000		L + 375	(32)	See Footnote	(33)	6/5/2017
5200-5390 Ashland Way	4,898,189		6.13	%(34)	30		6/1/2018
500 Sumner Way	6,875,000		6.00	%(35)	15		12/31/2018
Welsh Partners Loan(36)	5,729,204		4.99%		25		3/1/2019
707 West County Road E (First Mortgage)	3,745,365		6.75	%(37)	25		5/31/2019
2205 SE Creekview Drive	2,172,263		5.48	%(38)	21.25		9/1/2026
1520 Albany Place SE	11,072,892		6.63%		18.75		12/10/2026
2900 Lone Oak Parkway	7,106,250		4.84	%(39)	25		3/3/2035
Notes Payable and Premiums, Net	3,553,607

Total	$405,688,374

*	This column indicates the number of years utilized to calculate the repayment of principal over the term of the loan or indicates “Interest Only” if no principal payments are currently required

Management’s discussion and analysis of financial condition and results of operations

(1)	Currently negotiating refinancing and/or extension

(2)	Collateralized by 11590 Century Boulevard, 5836-5885 Highland Ridge Drive, 11500 Century Boulevard and 106 Circle Freeway Drive properties

(3)	LIBOR + 400 basis points with a 5.50% interest rate floor until 6/30/2010 and a 6.00% interest rate floor thereafter; interest rate capped at 6.24% pursuant to Rate Cap Agreement

(4)	Contingent upon completion of this offering is an interest rate change to LIBOR + 350 basis points

(5)	Contingent upon completion of this offering is an interest rate change to LIBOR + 400 basis points

(6)	Principal payments begin 8/1/2010 in the amount of $41,300 per month

(7)	Current principal paydown schedule in place with next principal payment of $250,000 on 8/1/2010

(8)	7.25% interest rate effective 9/30/2010, 7.50% interest rate effective 12/1/2010 and 0.125% increase quarterly thereafter with an 8.00% interest rate cap

(9)	Principal payments begin 7/1/2010 in the amount of $38,500 per month; current principal paydown schedule in place with next principal payment of $330,000 on 7/1/2010

(10)	Principal payments begin 7/1/2010 in the amount of $21,000 per month; current principal paydown schedule in place with next principal payment of $420,000 on 7/1/2010

(11)	Contingent upon completion of this offering is an interest rate change to 6.50%, effective 3/31/2011

(12)	Stated maturity date is contingent upon completion of this offering; current maturity is 3/30/2011

(13)	Collateralized by 4350 Baker Road and 4400 Baker Road properties, which we refer to collectively as Baker Road Corporate Center

(14)	LIBOR + 335 basis points with a 4.50% interest rate floor until 11/29/2010 and a 5.00% interest rate floor thereafter

(15)	Current principal paydown schedule in place with recent principal payments of $400,000 made on 3/31/2010 and $100,000 on 4/30/2010, with next principal payment of $250,000 on 6/30/2010; contingent upon completion of this offering, and in lieu of any additional principal payments, is a principal payment of $500,000

(16)	Lender has agreed to an extension from 11/29/2012 to 4/30/2013 with anticipated closing prior to 5/21/2010

(17)	Converts to 25-year amortization on 8/1/2010

(18)	Interest rate capped at 5.50% pursuant to swap agreement

(19)	Additional $800,000 available in the form of a second mortgage note that can be funded for building improvements

(20)	LIBOR + 450 basis points with 5.50% interest rate floor

(21)	Lender has agreed to 5-year extension until 3/15/2015 with anticipated closing prior to 5/14/2010

(22)	Collateralized by 10052 Justin Drive, 3000 Justin Drive, 2721 99th Street, 2851 99th Street, 2901 99th Street and 2851 104th Street properties

(23)	Converts to 30-year amortization on 9/1/2010

(24)	Collateralized by 7115-7137 Shady Oak Road and 13810-13800 24th Avenue North properties

(25)	Collateralized by 9750 Rockford Road and 9800 Rockford Road properties, which we refer to collectively as Plymouth Professional Center I & II

(26)	Collateralized by 1920 Beltway Drive, 2201 Lunt Road, 2036 Stout Field W Drive and 7750 Zionsville Road properties

(27)	Collateralized by 5301 West 5th — Hernasco, 5540 Broadway — North Shore, 25 Enterprise Drive, 3440 Symmes Road and 8085 Rivers Avenue properties

(28)	Converts to 30-year amortization on 1/5/2010

(29)	Converts to 30-year amortization on 1/5/2013

(30)	Collateralized by 6505 Cogswell Road, 7525 Cogswell Road, 38100 Ecorse Road, 41133 Van Born Road and 41199 Van Born Road properties

(31)	Converts to 30-year amortization on 7/5/2012

(32)	LIBOR + 375 basis points with an 8.00% interest rate floor until 6/5/2010, at which time it converts to a 10.00% interest rate

Management’s discussion and analysis of financial condition and results of operations

(33)	Current principal payment schedule in place with recent principal payment of $250,000 made on 3/15/2010; in the event the loan is not paid in full by June 2010, it converts to a fully amortizing loan at an interest rate of 10.00% per annum which runs co-terminous with the Senior Loan on this portfolio

(34)	Effective 6/1/2013 the interest rate adjusts to 5-year treasury + 275 basis points, with a 6.00% interest rate floor

(35)	Effective 3/1/2015 the interest rate adjusts to LIBOR swap + 300 basis points, with a 6.00% interest rate floor

(36)	Collateralized by 6820-6848 Washington Avenue South, 6102-6190 Olson Memorial Highway and 7202-7264 Washington Avenue South properties

(37)	Effective 5/1/2014 the interest rate adjusts to 5-year treasury + 275 basis points, with a 6.00% interest rate floor

(38)	Effective 6/1/2015 the interest rate adjusts to greater of (i) 7.48% or (ii) 10-year treasury + 302 basis points

(39)	Effective 4/1/2013, the interest rate adjusts to prime + 50 basis points, adjusted quarterly

Upon completion of the offering and the formation transactions, we expect to repay certain of our existing indebtedness as described under “Use of Proceeds” and to incur additional indebtedness in connection with the closing of certain properties included in the acquisition portfolio as described under “Business and Properties—Our Portfolio—Acquisition Portfolio.”

Management’s discussion and analysis of financial condition and results of operations

The following table sets forth our indebtedness on a pro forma basis upon completion of this offering and the formation transactions:

	Pro forma		Fixed interest rate/		Amortization
Property	balance		LIBOR spread		period (Yrs)*		Maturity

1801-1827 O’Brien Road	$3,131,653		L + 450		Interest Only		8/17/2010	(1)
5001 West 80th Street	14,000,000		5.78%		Interest Only		2/1/2011
201 Mississippi	12,358,377		L + 200	(2)	$19,700 per month		7/25/2011
900 2nd Avenue South	40,250,000		L + 225	(3)	Interest Only	(4)	7/31/2011
10360 Lake Bluff Boulevard	9,180,987		6.75%		Interest Only	(5)	8/1/2011
629-651 Lambert Pointe Drive	11,208,835		7.00	%(6)	Interest Only	(7)	2/1/2012
519-529 McDonnell Boulevard	5,059,852		7.00	%(6)	Interest Only	(8)	2/1/2012
25295 Guenther Road	6,242,762		6.13	%(9)	15		3/30/2012	(10)
450 South Lombard Road	4,741,835		6.00%		25		6/1/2012
601-627 Lambert Pointe Drive	9,191,031		6.60%		30		8/1/2012
3254 Fraser Street(11)	3,412,500		5.66%		25		3/1/2013
Baker Road Corporate Center(12)	27,274,696		L + 335	(13)	Interest Only	(14)	4/30/2013	(15)
2921-2961 East Kemper Road	3,500,000		L + 325		Interest Only	(16)	7/1/2013
1962 Queenland Drive	3,494,027		5.50	%(17)	25		4/30/2014
707 West County Road E (Second Mortgage)	570,801		6.75%		25		5/1/2014
325 Larsen Drive	2,095,019		6.00%		5		9/14/2014
7401 Cahill Road	1,191,526		6.50%		25		11/10/2014
7247-7275 Flying Cloud Drive	2,689,097	(18)	5.80%		20		1/4/2015
224 North Hoover Road	4,180,225		L + 450	(19)	$5,250 per month		3/15/2015	(20)
600-638 Lambert Pointe Drive	10,329,577		5.41%		30		5/1/2015
Urbandale Loan(21)	13,000,000		5.22%		Interest Only	(22)	8/1/2015
6999 Oxford Street	4,042,433		5.20%		30		10/5/2015
9835-9859; 9905-9925 13th Avenue	2,631,002		5.52%		30		11/6/2015
1760-1850 North Corrington Avenue	9,015,455		5.35%		30		12/1/2015
Westpark Plaza and Valley Oak B.C.(23)	6,857,303		6.10%		25		1/15/2016
Plymouth Professional Center I & II(24)	2,721,802		6.04%		30		5/1/2016
Prudential Loan I(25)	13,187,202		6.08%		30		6/5/2016
Prudential Loan II(26)	23,187,722		5.77%		Interest Only	(27)	12/5/2016
9701-9901 Valley View Road	5,280,000		5.81%		Interest Only	(28)	12/5/2016
Romulus — Senior Loan(29)	64,560,000		5.69%		Interest Only	(30)	6/5/2017
7401 Bush Lake Road(31)	2,791,676		6.05%		30		7/8/2017
5200-5390 Ashland Way	4,898,189		6.13	%(32)	30		6/1/2018
500 Sumner Way	6,875,000		6.00	%(33)	15		12/31/2018
Welsh Partners Loan(34)	5,729,204		4.99%		25		3/1/2019
707 West County Road E (First Mortgage)	3,745,365		6.75	%(35)	25		5/31/2019
4995 Citation Drive/4460 East Holmes Road(36)	12,200,000		T + 230	(37)	30		5/30/2020
JP Morgan Chase N.A. Loan(38)	57,780,000		S + 260	(39)	20		5/30/2020
2205 SE Creekview Drive	2,172,263		5.48	%(40)	21.25		9/1/2026
1520 Albany Place SE	11,072,892		6.63%		18.75		12/10/2026
2900 Lone Oak Parkway	7,106,250		4.84	%(41)	25		3/3/2035
Notes Payable and Premiums, Net	(3,989,171)

Total	$428,967,387

Management’s discussion and analysis of financial condition and results of operations

*	This column indicates the number of years utilized to calculate the repayment of principal over the term of the loan or indicates “Interest Only” if no principal payments are currently required

(1)	Currently negotiating refinancing and/or extension

(2)	Contingent upon completion of this offering is an interest rate change to LIBOR + 350 basis points

(3)	Contingent upon completion of this offering is an interest rate change to LIBOR + 400 basis points

(4)	Principal payments begin 8/1/2010 in the amount of $41,300 per month

(5)	Current principal paydown schedule in place with next principal payment of $250,000 on 8/1/2010

(6)	7.25% interest rate effective 9/30/2010, 7.50% interest rate effective 12/1/2010 and 0.125% increase quarterly thereafter with an 8.00% interest rate cap

(7)	Principal payments begin 7/1/2010 in the amount of $38,500 per month; current principal paydown schedule in place with next principal payment of $330,000 on 7/1/2010

(8)	Principal payments begin 7/1/2010 in the amount of $21,000 per month; current principal paydown schedule in place with next principal payment of $420,000 on 7/1/2010

(9)	Contingent upon completion of this offering is an interest rate change to 6.50%, effective 3/31/2011

(10)	Stated maturity date is contingent upon completion of this offering; current maturity is 3/30/2011

(11)	Anticipated terms of financing to be assumed in connection with the purchase of this property in our acquisition portfolio at the completion of this offering; actual terms may change based on finalized assumption terms

(12)	Collateralized by 4350 Baker Road and 4400 Baker Road properties, which we refer to collectively as Baker Road Corporate Center

(13)	LIBOR + 335 basis points with a 4.50% interest rate floor until 11/29/2010 and a 5.00% interest rate floor thereafter

(14)	Current principal paydown schedule in place with recent principal payments of $400,000 made on 3/31/2010 and $100,000 on 4/30/2010, with next principal payment of $250,000 on 6/30/2010; contingent upon completion of this offering, and in lieu of any additional principal payments, is a principal payment of $500,000

(15)	Lender has agreed to an extension from 11/29/2012 to 4/30/2013 with anticipated closing prior to 5/18/2010

(16)	Converts to 25-year amortization on 8/1/2010

(17)	Interest rate capped at 5.50% pursuant to swap agreement

(18)	Additional $800,000 available in the form of a second mortgage note that can be funded for building improvements

(19)	LIBOR + 450 basis points with 5.50% interest rate floor

(20)	Lender has agreed to 5-year extension until 3/15/2015 with anticipated closing prior to 5/14/2010

(21)	Collateralized by 10052 Justin Drive, 3000 Justin Drive, 2721 99th Street, 2851 99th Street, 2901 99th Street and 2851 104th Street properties

(22)	Converts to 30-year amortization on 9/1/2010

(23)	Collateralized by 7115-7137 Shady Oak Road and 13810-13800 24th Avenue North properties

(24)	Collateralized by 9750 Rockford Road and 9800 Rockford Road properties, which we refer to collectively as Plymouth Professional Center I & II

(25)	Collateralized by 1920 Beltway Drive, 2201 Lunt Road, 2036 Stout Field W Drive and 7750 Zionsville Road properties

(26)	Collateralized by 5301 West 5th — Hernasco, 5540 Broadway — North Shore, 25 Enterprise Drive, 3440 Symmes Road and 8085 Rivers Avenue properties

(27)	Converts to 30-year amortization on 1/5/2010

(28)	Converts to 30-year amortization on 1/5/2013

(29)	Collateralized by 6505 Cogswell Road, 7525 Cogswell Road, 38100 Ecorse Road, 41133 Van Born Road and 41199 Van Born Road properties

Management’s discussion and analysis of financial condition and results of operations

(30)	Converts to 30-year amortization on 7/5/2012

(31)	Anticipated terms of financing to be assumed in connection with the purchase of this property in our acquisition portfolio at the completion of this offering; actual terms may change based on finalized assumption terms

(32)	Effective 6/1/2013 the interest rate adjusts to 5-year treasury + 275 basis points, with a 6.00% interest rate floor

(33)	Effective 3/1/2015 the interest rate adjusts to LIBOR swap + 300 basis points, with a 6.00% interest rate floor

(34)	Collateralized by 6820-6848 Washington Avenue South, 6102-6190 Olson Memorial Highway and 7202-7264 Washington Avenue South properties

(35)	Effective 5/1/2014 the interest rate adjusts to 5-year treasury + 275 basis points, with a 6.00% interest rate floor

(36)	Anticipated terms of new debt financing to be entered into in connection with the purchase of this property in our acquisition portfolio at the completion of this offering; actual terms may change based on finalized documentation terms

(37)	10-year treasury + 230 basis points

(38)	Anticipated terms of new debt financing to be entered into in connection with the purchase of 11600 East 56th Avenue, 5200 and 5300 Region Court, 5321 Dennis McCarthy Drive, and #1 Payless Way in our acquisition portfolio at the completion of this offering; actual terms may change based on finalized documentation terms

(39)	10-year swap yield + 260 basis points, with a 6.25% interest rate floor

(40)	Effective 6/1/2015 the interest rate adjusts to greater of (i) 7.48% or (ii) 10-year treasury + 302 basis points

(41)	Effective 4/1/2013 the interest rate adjusts to prime + 50 basis points, adjusted quarterly

Contractual obligations

The following table shows the amounts due in connection with the contractual obligations described below as of December 31, 2009 on a historical combined basis:

	Payments due by period
Obligation	Total	2010	2011	2012	2013	2014	Thereafter

	(dollars in thousands)

Long-term debt principal obligations	$397,927	$30,923	$122,794	$55,954	$7,939	$9,004	$171,313
Long-term debt interest obligations	95,296	19,232	16,562	13,109	11,012	10,455	24,926
Capital lease obligations	661	259	207	167	28	0	—
Operating lease obligations	168	75	63	27	2	1	—

Total	$494,052	$50,489	$139,626	$69,257	$18,981	$19,460	$196,239

OFF BALANCE SHEET ARRANGEMENTS

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

INTERNAL CONTROLS

In connection with the preparation of our financial statements included elsewhere in this prospectus, our independent registered public accounting firm identified and communicated to us deficiencies in our internal controls which it considers to be a material weakness. Our management believes that the underlying cause of the deficiencies in our internal controls relates to our transition from a private

Management’s discussion and analysis of financial condition and results of operations company with less developed controls to a public company that must meet the applicable reporting and control standards. Since the identification of these deficiencies, we have identified a number of actions to address the material weakness noted by our independent registered public accounting firm, including hiring new accounting and other personnel with SEC reporting experience, appointing an audit committee which we believe has strong public company audit experience, adopting a formal charter for our audit committee and engaging consultants as needed until we complete the hiring of our accounting staff. On May 13, 2010 we hired a corporate controller/director of financial reporting. Also, through the use of our outside consultants, we have provided on-site training to our accounting staff on GAAP accounting in order to strengthen our procedures for financial reporting capabilities and internal controls.

Presently, we are not an accelerated filer, as such term is defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and therefore our management team is not currently required to perform an annual assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm is not required to express an opinion on management’s assessment and on the effectiveness of our internal control over financial reporting. These requirements will first apply to our annual report on Form 10-K for our fiscal year ending December 31, 2011.

CASH FLOWS

The following table summarizes the combined historical cash flows of the Welsh Predecessor Companies and the Welsh Contribution Companies for the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007. This presentation reconciles and eliminates intercompany transactions that are primarily service and management fees incurred between the Welsh Predecessor Companies and the Welsh Contribution Companies.

	Welsh	Welsh	Elimination/
	Predecessor	Contribution	Combining	Historical
	Companies	Companies	Entries	Combined

				(unaudited)
			(unaudited)
	(dollars in thousands)

Three Months Ended March 31, 2010 (unaudited):
Net cash provided by (used in) operating activities	$648	$912	$(46)	$1,514
Net cash provided by (used in) investing activities	(13,002)	(678)	94	(13,586)
Net cash provided by (used in) financing activities	11,245	700	(47)	11,898
Three Months Ended March 31, 2009 (unaudited):
Net cash provided by (used in) operating activities	$1,108	$2,272	$(719)	$2,661
Net cash provided by (used in) investing activities	(85)	(1,419)	63	(1,441)
Net cash provided by (used in) financing activities	(692)	(866)	656	(902)
Year Ended December 31, 2009:
Net cash provided by (used in) operating activities	$5,000	$10,559	$(3,080)	$12,479
Net cash provided by (used in) investing activities	(4,248)	(4,964)	(3,766)	(12,978)
Net cash provided by (used in) financing activities	436	(7,774)	6,846	(492)
Year Ended December 31, 2008:
Net cash provided by (used in) operating activities	$7,785	$9,662	$(4,917)	$12,530
Net cash provided by (used in) investing activities	558	(34,647)	3,698	(30,391)
Net cash provided by (used in) financing activities	(8,605)	28,877	1,220	21,492
Year Ended December 31, 2007:
Net cash provided by (used in) operating activities	$9,361	$6,804	$(998)	$15,167
Net cash provided by (used in) investing activities	(47,804)	(106,653)	7,061	(147,396)
Net cash provided by (used in) financing activities	39,417	99,269	(6,063)	132,623

Management’s discussion and analysis of financial condition and results of operations

THREE MONTHS ENDED MARCH 31, 2010 COMPARED TO THREE MONTHS ENDED MARCH 31, 2009

Cash provided by operating activities

Cash provided by operating activities decreased $1.2 million, or 44.4%, to $1.5 million for the three months ended March 31, 2010 compared to $2.7 million for the three months ended March 31, 2009. This decrease was primarily attributable to the net changes in current assets and liabilities, with accounts receivable contributing the most to the decrease.

Cash used in investing activities

Cash used in investing activities was $13.6 million for the three months ended March 31, 2010, compared to $1.4 million for the three months ended March 31, 2009. The increase was attributable to acquisitions activity in the three months ended March 31, 2010 compared to no acquisitions activity in the three months ended March 31, 2009.

Cash provided by (used in) financing activities

Cash provided by financing activities was $11.9 million for the three months ended March 31, 2010 compared to cash used in financing activities of $0.9 million for the three months ended March 31, 2009. The increase in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 was primarily attributable to financing activity and capital contributions related to the 2010 acquisition.

YEAR ENDED DECEMBER 31, 2009 COMPARED TO YEAR ENDED DECEMBER 31, 2008

Cash provided by operating activities

Cash provided by operating activities was $12.5 million for both the years ended December 31, 2009 and 2008.

Cash provided by (used in) investing activities

Cash used in investing activities was $13.0 million for the year ended December 31, 2009, compared to $30.4 million for the year ended December 31, 2008, a decrease of 57.2%. The decrease was attributable to a combination of decreased acquisition activity, decreases in recurring tenant improvements, and reduced development activities.

Cash provided by (used in) financing activities

Cash used in financing activities was $0.5 million for the year ended December 31, 2009 compared to cash provided by financing activities of $21.5 million for the year ended December 31, 2008, a decrease of 102.3%. The decrease in 2009 was primarily attributable to a decrease in financing activity and increases in the repayment of principal on long-term debt, including payments made in connection with the sale of two assets.

YEAR ENDED DECEMBER 31, 2008 COMPARED TO YEAR ENDED DECEMBER 31, 2007

Cash provided by operating activities

Cash provided by operating activities was $12.5 million for the year ended December 31, 2008, compared to $15.2 million for the year ended December 31, 2007, a decrease of 17.8%. The decrease in 2008 cash provided by operating activities was primarily attributable to the net changes in current assets and liabilities, with accounts receivable and prepaid expenses contributing the most to the decrease.

Management’s discussion and analysis of financial condition and results of operations

Cash used in investing activities

Cash used in investing activities was $30.4 million for the year ended December 31, 2008, compared to $147.4 million for the year ended December 31, 2007, a decrease of 79.4%. The decrease in 2008 was due to a decrease in acquisition and development activity in 2008 compared to 2007.

Cash provided by financing activities

Cash provided by financing activities was $21.5 million for the year ended December 31, 2008 compared to cash provided by financing activities of $132.6 million for the year ended December 31, 2007, a decrease of 83.8%. The decrease in 2008 was attributable to a combination of decreased financing activity due to decreased acquisitions and increases in the repayment of principal on long-term debt, including payments made in connection with the sale of assets.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The presentation of our combined financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Our estimates, judgments and assumptions are inherently subjective, based on the existing business and market conditions, and are therefore continually evaluated based upon available information and experience. See Note 3 to the Welsh Predecessor Companies combined financial statements included elsewhere in this prospectus for further discussion of our significant accounting policies. The following accounting policies are considered critical in the preparation of the financial statements due to the degree of judgment involved in estimating reported amounts and the sensitivity to changes in industry and economic conditions:

Revenue recognition

Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the non-cancellable term of the lease. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Deferred rent in our balance sheets includes the cumulative difference between rental revenue as recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred.

We generally recognize revenue associated with brokerage commissions when commissions are earned or received. Property management and maintenance services, and architectural design service revenue is recognized when the service has been provided and are billed on a monthly basis. We recognize revenue from long-term construction contracts on the percentage-of-completion method, measured by the percentage of costs incurred to date to the estimated total cost for each contract. We use this method because management considers total cost to be the best available measure of progress on construction contracts.

Real estate investments

Investment property is stated at cost. Investment property includes cost of acquisitions, development and construction and tenant allowances and improvements. Depreciation and amortization are provided over estimated useful lives ranging from five to 40 years by use of the straight-line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

Management’s discussion and analysis of financial condition and results of operations

Impairment of long-lived assets

Long-lived assets, such as investment property, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Acquisition of real estate property and related assets

We allocate the purchase price of acquired properties to tangible and identified intangible assets based on their estimated respective fair values. The fair values of tangible assets are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the properties, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building, and improvements based on relevant information obtained in connection with the acquisition of the properties. The fair value of intangible assets acquired is allocated to the above or below market component of the in-place leases, the value of in-place leases, and the value of customer relationships, if any. The above and below market portion of the leases is determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases (referred to as acquired above and below market leases). In-place lease intangibles are estimated using the following components, as applicable: the estimated cost to replace the leases, including foregone rents during the period of finding a new tenant, foregone recovery of tenant pass-through costs, leasing commissions, tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as acquired in-place leases).

Acquired in-place lease costs are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Acquired above and assumed below market leases are amortized on a straight-line basis as an adjustment to rental revenue over the remaining term of the underlying leases, including, for below-market leases, fixed option renewal periods, if any.

Should a tenant terminate its lease, the unamortized portions of the acquired in-place lease costs associated with that tenant are written off to amortization expense or rental revenue, as indicated above.

Valuation of receivables

We are subject to losses that may be incurred from the inability of our tenants to make required payments. We have established the following procedures and policies to evaluate the collectability of such receivables and to record, when necessary, an allowance against amounts not deemed reasonable of collection. We evaluate all receivables outstanding over 90 days, including deferred rent receivables, to determine if the amount should be reserved for and we evaluate specific receivables based on any tenants we have identified as a potential credit risk based on our knowledge of their financial situation and other market factors.

Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our operations for the periods shown in the historical combined financial statements. Although the impact of inflation has been relatively insignificant in recent years, it remains a factor in the U.S. economy and may increase the cost of acquiring or replacing properties.

Management’s discussion and analysis of financial condition and results of operations

The majority of our leases provide for separate real estate tax and operating expense reimbursements. In addition, most of the leases provide for fixed rent increases. We believe that inflationary increases may be at least partially offset by contractual rent increases and the pass-through nature of the expenses described above.

SEASONALITY

We do not consider our business to be subject to material seasonal fluctuations. However, during the winter months, we have historically recognized lower construction and service fee revenue, due primarily to decreased construction and brokerage activity, and increased cost of rental operations, due to increased snow removal costs, primarily impacting the first quarter.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

As of March 31, 2010, on a pro forma basis, our aggregate indebtedness would have been approximately $429.0 million. As of March 31, 2010, on a historical combined basis, approximately $110.8 million, or 27.3%, of our total consolidated debt was variable rate debt. We have one free-standing interest rate cap agreement in place that covers an aggregate notional amount of $8.5 million of our variable interest rate debt. In addition, we have one interest rate swap that covers the notional amount of $3.5 million of variable interest debt at a fixed rate of 5.50%. Excluding the debt in place at the 1962 Queenland Drive property, which has been swapped to a fixed rate, if LIBOR were to increase by 100 basis points, our annual interest expense would increase by approximately $0.7 million and we would realize a corresponding decrease in net cash flow.

The information below represents our debt maturities for average fixed and floating interest rate loans on an annualized basis through 2014 and aggregate thereafter for both our existing portfolio and joint venture portfolio:

	2010	2011	2012	2013	2014	Thereafter	Total

Consolidated Debt
Average Fixed Interest Rate (%)	8.59	7.74	7.13	—	5.90	5.74	6.30
Average Floating Interest Rate (%)	LIBOR + 4.50	LIBOR + 2.41(1)	—	LIBOR + 3.34(2)	—	Index + 2.56(3)	Index + 2.73

Joint Venture Debt(4)
Average Fixed Interest Rate (%)	—	—	—	—	—	6.18	6.18
Average Floating Interest Rate	—	—	—	—	—	—	—

(1)	2.1% of the outstanding balance on our existing portfolio is subject to a 6.0% interest rate floor

(2)	6.7% of the outstanding balance on our existing portfolio is subject to a 5.0% interest rate floor

(3)	1.0% of the outstanding balance on our existing portfolio is subject to a 5.5% interest rate floor; an additional 2.1% of the outstanding balance on our existing portfolio is subject to a rate adjustment which is equal to the 5-year treasury plus 275 basis points with a 6.0% interest rate floor; an additional 0.4% of the outstanding balance on our existing portfolio is subject to a 10.0% interest rate floor; an additional 1.7% of the outstanding balance on our existing portfolio is subject to a rate adjustment which is the LIBOR swap plus 300 basis points, with a 6.0% interest rate floor; an additional 1.8% of the outstanding balance on our existing portfolio is subject to a rate adjustment which is equal to prime + 50 basis points, adjusted quarterly

(4)	Our ownership percentage consists of 21.7% in a five-building office complex and 5.0% in a 10 industrial, three office property portfolio

Industry background and market opportunity

We believe the recent distress in the real estate sector may present compelling near-term acquisition opportunities in both industrial and office properties, though our primary focus is industrial properties. In the short term, we will target owners that may be faced with liquidity issues who may be motivated to sell their properties because of the current distress in the overall economy. With the combination of our existing infrastructure, our ability to source off-market acquisition opportunities and operate assets efficiently, and our access to capital through the public markets, we believe that we are well positioned to take advantage of these opportunities.

INDUSTRIAL—MARKET OVERVIEW

As of April 1, 2010, approximately 87.1% of our existing portfolio, by leasable square footage, consisted of industrial facilities, including warehouse, flex, assembly, light manufacturing, distribution, showroom and research and development facilities. Our industrial facilities are characterized by their proximity to major transportation arteries and by their functionality, and are leased to local, regional and national industrial tenants, predominantly on a triple-net-lease basis. We expect the majority of our future acquisitions will be industrial properties. While the industrial real estate market has been negatively impacted by the recent economic downturn, over the long run we believe that the industrial real estate sector is characterized by strong fundamentals that have the potential to provide attractive returns to our stockholders.

➢	Low Vacancy Volatility. Vacancy rates for the industrial sector have not only been historically lower than other real estate sectors, but have also displayed less volatility through economic cycles. With shorter development times than the majority of other real estate subsectors, we believe that the industrial real estate sector responds more quickly to economic changes and is less susceptible to large, sustained increases in supply.

➢	Modest Re-Tenanting and Maintenance Costs. Industrial building designs are substantively universal with low levels of office space, allowing ready use by a wide variety of potential tenants. As a result, the cost of re-tenanting facilities is relatively modest as compared to other commercial property types, resulting in lower expenditures for tenant improvements. In addition, industrial properties have relatively lower maintenance requirements as compared to other real estate asset classes. The majority of maintenance expenditures at industrial properties are related to the upkeep of parking lots and roofs.

➢	Triple-Net Leases. Leases for industrial real estate assets are typically structured on a triple-net basis, limiting owners’ exposure to variable operating costs, as the tenant generally pays all taxes, insurance and maintenance expenses.

INDUSTRIAL—FOCUSED CENTRAL UNITED STATES STRATEGY

Our industrial properties are primarily located in the central United States. In our existing portfolio, approximately 8.9 million leasable square feet, or 93.3% of the total portfolio square footage, is within nine contiguous central U.S. states: Minnesota, Wisconsin, Iowa, Missouri, Michigan, Ohio, Indiana, Illinois and Kansas. Although globalization has impacted demand for manufacturing space in the United States as companies move their operations overseas, logistics and distribution companies continue to demand warehouse and distribution space. The central United States serves as a distribution hub for global trade, acting as both a transfer and a destination point for the cross-continental transportation of goods in the expanding logistics industry, which services the supply chain process. We have assets in both types of inland distribution markets that serve tenants at various stages in the supply chain: inland intermodal and inland consumer. Inland intermodal distribution locations sort and redistribute parts and

Industry background and market opportunity

finished goods along supply chain channels. Inland consumer distribution locations service retailers and suppliers to end-consumer destinations.

We intend to continue to focus primarily on acquisition opportunities in our current markets in the central United States, although we will also monitor other potential markets for attractive investment opportunities that may warrant additional consideration. When expanding into new markets, we will focus on strategically located, resilient sub-markets that we believe will outperform the greater market. We consider resilient sub-markets to be those that have a strong employment base, convenient freeway access, close proximity to airports and railroad intermodal terminals, high population density and other economic benefits for current and potential tenants.

INDUSTRIAL—IMPROVING INDUSTRY FUNDAMENTALS

Although operating fundamentals remain weak across U.S. real estate markets, we believe that as the national economy improves, industrial operating fundamentals will also improve. According to CBRE Econometric Advisors, the national industrial vacancy rate is projected to peak at 14.8% in 2010, its highest level since at least 1990, with steady improvement thereafter through 2015, when vacancy rates are projected to decline to 9.9%. Over the past 10 years, the national industrial vacancy rate ranged from a low of 6.8% in 2000 to a high of 13.9% in 2009. As a result of reduced industrial development activity, there is a limited amount of new supply estimated to become available over the next several years in the United States. CBRE Econometric Advisors estimates 37.4 million square feet of new industrial supply in 2010, which is roughly half of the amount of new supply completed in 2009 and approximately one-fifth of the amount of new supply completed in 2008. In 2011 and 2012, new industrial supply projections are approximately 24.3% and 31.4% of 2008 levels, respectively. In addition, CBRE Econometric Advisors estimates that the net change in occupied industrial space, commonly referred to as net absorption, in the United States will turn positive in 2011 and remain positive through the forecast period of 2015.

Source: CBRE Econometric Advisors—Industrial Outlook XL, Spring 2010

Industry background and market opportunity

We believe that, as vacancy rates improve along with the general economy, and with limited supply becoming available, pricing power will shift from tenants to owners and rents will increase. We believe that, as outlined in the CBRE Econometric Advisors Spring 2010 U.S. Industrial Report, the historically low rent and limited new supply levels coupled with increased global trade will set the stage for an industrial market recovery, and that, in the near term, the resurgence of manufacturing and growth in inventories of industrial tenants will increase demand for industrial space, which in turn will improve rental rates. CBRE Econometric Advisors estimates that U.S. industrial rent growth, which hit a 20-year low in 2009, declining 10.4% year-over-year, will steadily improve over the next several years, turning positive in 2012. With 64.7% of our leases in our existing portfolio by leasable square feet expiring in 2012 and beyond, we believe we will be well positioned to benefit from this future rent growth.

Source: CBRE Econometric Advisors—Industrial Outlook XL, Spring 2010

INDUSTRIAL—ATTRACTIVE ACQUISITION OPPORTUNITIES

We believe that the recent declines in the values of industrial real estate present compelling near-term acquisition opportunities. The economic crisis has had a profound impact on the global demand drivers for industrial space. Industrial production, imports, exports and retail sales have all experienced declines over the past year resulting in a decreased demand for industrial space. Accordingly, we have observed declining market rents and increasing rent concessions, impacting property owners’ cash flows and their ability to cover debt service payments. According to the Real Estate Roundtable, there is a total of $3.5 trillion of commercial real estate debt outstanding, excluding government-sponsored and agency loans. Of this debt, nearly $850 billion is maturing from 2010 through 2012. While asset sales by financially-distressed owners have been limited so far in the U.S. industrial sector, we believe that these near-term maturities, coupled with the increased equity requirements demanded by potential replacement lenders, may force many real estate owners to dispose of assets as an alternative to refinancing. We believe this will provide attractive opportunities for us to acquire stable assets to complement our real estate portfolio and leverage our existing infrastructure.

When evaluating acquisition opportunities, we will look primarily at both asset location and functionality. For asset location, we will specifically target industrial assets with close proximity to catalysts of industrial activity such as major interstate highway systems, airports, railroad intermodal terminals, major

Industry background and market opportunity

manufacturing facilities and major business parks. In evaluating the functionality of an industrial property we look at several key characteristics including the minimum ceiling height of usable space or clear height, number of truck-high loading docks or dock doors and grade-level drive-in doors, building depths, size of loading and truck maneuvering areas, ability to divide the building for multiple users, trailer storage areas and parking. In addition, we will target industrial assets with an acquisition cost lower than replacement cost.

Given the forecasted improvement in the industrial real estate market in 2011, we believe that industrial market prices are reaching a bottom. With limited new supply generally becoming available in our top markets in the short-term, increased investment in infrastructure and gradual improvement in import and export data, we believe the longer-term prospects for trade remain solid as the United States will continue to play a vital role in the globalization of trade. These trends bode well for industrial fundamentals, which in turn benefits our business strategy.

OUR TOP EXISTING INDUSTRIAL MARKETS

Based on total leasable square footage owned, the top five industrial markets for our existing portfolio are Detroit, Chicago, Minneapolis, St. Louis and Cincinnati. The following charts summarize, for each of our top five markets, historical and projected data from CBRE Econometric Advisors regarding occupancy, rental growth, new completions and net absorption.

Top Five Existing Industrial Markets

		Inventory				2005 - 2009 Occupancy			Rent
		Total							(per
	Population	(million							square
Market	(million)	square feet)	Warehouse(1)	Manufacturing(1)	Occupancy	Volatility(2)	High	Low	foot)

Detroit	4.6	505.3	39.1%	46.6%	79.7%	560bps	85.3%	79.7%	$3.78
Chicago	9.0	1,091.8	51.9%	35.9%	85.1%	440bps	89.5%	85.1%	4.90
Minneapolis	3.3	322.2	69.3%	19.5%	88.6%	370bps	92.3%	88.6%	4.95
St. Louis	2.9	273.7	67.9%	24.6%	84.9%	670bps	91.6%	84.9%	3.59
Cincinnati	2.2	291.4	66.8%	29.1%	87.9%	470bps	92.6%	87.9%	3.00

Source: CBRE Econometric Advisors

(1)  Percentage calculated based on total square feet

(2)  Calculated as the difference between maximum and minimum annual occupancy levels from 2005 to 2009

Detroit, Michigan

Detroit’s economy is heavily dependent on the automobile industry and thus has been one of the hardest hit by the recent economic downturn, and has experienced depressed industrial demand. According to CBRE Econometric Advisors, as of December 31, 2009, the industrial market in Detroit consisted of 505.3 million square feet of inventory and average occupancy rate was 79.7%. While CBRE Econometric Advisors estimates occupancy levels will stay relatively low, minimal new supply is projected over the next few years leading to positive net absorption starting in 2011. While net absorption is projected to turn slightly negative at the end of the forecast period in 2014 and 2015, we believe we are relatively well positioned with long term leases in place and no intention of expanding our real estate holdings in this market.

Additionally, the properties we own in the Detroit market are in the submarket of Romulus and adjacent sub-markets, which have been relatively resilient sub-markets in the region, as evidenced by lower-than-market vacancy rates. As of January 1, 2010, our Romulus portfolio was 95.8% occupied based on leasable square footage, compared to the average occupancy rate of 79.7% in Detroit, as of December 31, 2009, as referenced above. In addition to achieving above-market occupancy levels

Industry background and market opportunity

compared to the Detroit market as a whole, we have also been able to exceed greater-Detroit market base rental rates in our leases within this portfolio. Our most recently executed lease, commencing on January 1, 2010, is a 10-year lease of over 280,000 square feet with a base rental rate of $4.75 per square foot, compared to a market average in Detroit of $3.78 per square foot as of December 31, 2009, as reported by CBRE Econometric Advisors.

Source: CBRE Econometric Advisors, Spring 2010

Industry background and market opportunity

Chicago, Illinois

As the third largest city in the United States and the largest city in the Midwest, Chicago is a center of manufacturing and one of the largest warehousing and distribution markets in the nation. With a wide variety of transportation options—road, rail, air and sea—Chicago plays a major role in the transportation network of the United States. According to CBRE Econometric Advisors, as of December 31, 2009, the industrial market consisted of over 1.0 billion square feet of inventory and the average occupancy rate was 85.1%. Occupancy rates are expected to bottom at 83.6% in 2010 and experience continued improvement in the following years. While CBRE Econometric Advisors projects new supply to increase 2012 through 2015, we believe we are well positioned in this market with properties located in close proximity to the airport.

Industry background and market opportunity

Source: CBRE Econometric Advisors, Spring 2010

Minneapolis, Minnesota

With a population of approximately 3.3 million people, Minneapolis has one of the most diverse economies in the upper-Midwest, driven by commerce, finance, healthcare and high-tech industries. According to CBRE Econometric Advisors, as of December 31, 2009, Minneapolis’ industrial market consisted of 322.2 million square feet of inventory that with an average occupancy rate of 88.6%. The majority of the industrial space in Minneapolis consists of warehouse product, comprising 69.3% of total industrial product by square foot. Over the past several years, high construction costs have discouraged industrial developers from overbuilding in this market. CBRE Econometric Advisors projects minimal new supply to become available over the next four years and net absorption to turn positive in 2012.

Industry background and market opportunity

Source: CBRE Econometric Advisors, Spring 2010

St. Louis, Missouri

St. Louis, home to 2.9 million residents, is serviced by several key interstate highways including I-70, a key east-west interstate highway running from Utah to Maryland, and I-55, a north-south highway running from Louisiana to Chicago. As a key distribution center in the central United States, a majority of the industrial space in St. Louis is warehouse product. According to CBRE Econometric Advisors, as of December 31, 2009, the industrial market of St. Louis consisted of 273.7 million square feet of inventory that was 84.9% occupied. Occupancy rates are expected to improve in 2011 after bottoming at 83.6% in 2010. While the St. Louis industrial market experienced significant negative net absorption in 2009, CBRE Econometric Advisors projects net absorption to turn positive in 2011.

Industry background and market opportunity

Source: CBRE Econometric Advisors, Spring 2010

Cincinnati, Ohio

With a population of 2.2 million located at the nexus of I-71, I-75 and I-74, Cincinnati is a major transportation corridor and a thoroughfare of goods in the central United States. According to CBRE Econometric Advisors, as of December 31, 2009, Cincinnati’s industrial market consisted of 291.4 million square feet with an average occupancy rate of 87.9%. With limited new supply expected to become available in the next several years, CBRE Econometric Advisors predicts occupancy rates will bottom in 2010 at 87.0% and improve steadily through 2014.

Industry background and market opportunity

Source: CBRE Econometric Advisors, Spring 2010

TOP ACQUISITION MARKETS

Concurrently with the closing of this offering, we plan to expand our real property holdings through the acquisition of 23 additional industrial properties in 11 states containing an aggregate of 9.6 million leasable square feet. We have leveraged our significant market presence in the central U.S. and extensive industry relationships to place these properties under contract in both existing markets and new markets, consistent with our historical acquisition strategy.

Industry background and market opportunity

In the selection of the properties in our acquisition portfolio, we have focused on strategically-located, regional distribution markets in primarily contiguous states with convenient intermodal access including interstate highway systems, rail connections and ports. Based on total leasable square footage, the top four states in our acquisition portfolio are North Carolina, Tennessee, Ohio and Wisconsin.

North Carolina

Our acquisition portfolio includes 2.3 million square feet of industrial properties located in and around the Charlotte and Winston-Salem markets in North Carolina.

Charlotte, North Carolina.  With an extensive interstate highway system, convenient rail access, and an inland port facility, we believe Charlotte is one of the major distribution centers in the Southeast and a key industrial market. Two major rail systems, Norfolk Southern and CSX Transportation, link Charlotte with the eastern half of the United States. Interstate highways 77 and 85, key north/south and east/west routes, further connect Charlotte as more than 200 trucking companies move products and materials through the area. The Charlotte Intermodal Terminal, which is operated by the North Carolina Ports Authority and has the ability to transport both semi-trailers and shipping containers on rail, links Charlotte with the Port of Wilmington, and has a fully operational inland container staging and storage facility.

Winston-Salem, North Carolina.  Traditionally associated with the textile, furniture and tobacco industries, manufacturing plays a large role in Winston-Salem’s economy. In addition, several retailers have recently relocated to the market, which we believe illustrates the area’s logistical strength. Interstate highway 40 and several state highways connect Winston-Salem to the rest of North Carolina and the broader Southeast market.

Tennessee

Our acquisition portfolio includes 2.0 million square feet of industrial properties located in and around the Memphis and Nashville markets in Tennessee.

Memphis, Tennessee.  With excellent access to rail, river and freight transport, we believe Memphis is one of the top distribution centers in the country. We believe the Memphis industrial market benefits from a strategic location and an extensive transportation infrastructure which includes the Port of Memphis, one of the largest inland ports on the Mississippi, the BNSF Intermodal Facility and the proposed Norfolk Southern intermodal facility and access to multiple highways systems. Memphis is served by five Class I rail systems and hundreds of common carriers, including all major truck lines. With eight federal highways, three interstate highways and seven state highways, Memphis’ trucking industry is highly connected with the rest of the nation.

Nashville, Tennessee.  Nashville has a diverse economy with businesses from a wide range of industries headquartered in the city, including health care, publishing and music. With a central location in the Southeast, Nashville is also a busy transportation center, which we believe makes Nashville an attractive industrial market. The most common modes of transportation are trucking, rail freight and river barge. Multiple motor freight lines serve the area and the CSX intermodal provides Nashville with a modern loading and unloading system with the ability to transport both semi-trailers and shipping containers on rail. In addition, the Cumberland River, an artery of the Ohio River with dozens of commercial barge operators, links the city to points on the Mississippi River and the Gulf of Mexico coast. Adding to the traditional forms of transportation, the Nashville Air Cargo Link is designated as a foreign trade zone and is an all-cargo complex serving the Nashville International Airport.

Industry background and market opportunity

Ohio

In our existing portfolio, we currently have approximately 700,000 square feet of industrial and office properties in Ohio, located in the Cincinnati and Columbus markets. Our acquisition portfolio includes an additional 1.6 million square feet of industrial properties located in the Columbus and Dayton markets.

Columbus, Ohio.  Strategically located between the Northeast and Midwest regions, and accessible by truck, rail, air or port, we believe Columbus is a key distribution and warehouse center. Three major railroads operate routes through Columbus, all providing ability to transport semi-trailers and shipping containers on rail and two have export / import containerization facilities. Two interstate highways, I-71 and I-70, intersect Columbus and several other major highways provide convenient access into and out of the city. The new Norfolk Southern intermodal terminal is in its first stage of operation and is preparing to expand as the necessary rail line improvements are completed throughout the state. An important link in the import/export shipping network is the Rickenbacker Air / Industrial Park, which has been designated a foreign trade zone.

Dayton, Ohio.  With a transportation system affording direct access to major markets, we believe Dayton has become an important warehouse and distribution center. Three Class I rail systems furnish rail cargo transportation to Dayton and CSX and Conrail both operate switching yards in the city. The junction of I-70 and I-75, major east/west routes, is located just north of Dayton and is an important hub for the trucking industry with multiple trucking companies maintaining terminals in the metropolitan area.

Wisconsin

Our existing portfolio includes nearly 600,000 square feet of industrial properties in Wisconsin, primarily located in the Milwaukee market, and our acquisition portfolio includes an additional 1.3 million square feet primarily located in Appleton and Milwaukee.

Appleton, Wisconsin.  Located in the Fox River Valley, approximately 100 miles north of Milwaukee, Appleton’s economy has long been driven by the paper industry. Appleton also has a thriving metals-machinery industry and we believe it is becoming an increasingly important center for regional trade. Canadian National provides rail freight and multiple trucking and warehouse firms service the Fox River Valley. In addition, Appleton has access to the Great Lakes shipping corridor through the Port of Green Bay, which is 30 miles north and the Port of Milwaukee, which is 100 miles south. Main thoroughfares include U.S. Highways 10, 41 and 45.

Milwaukee, Wisconsin.  Located on Lake Michigan, Milwaukee serves as the commercial and industrial hub for the Great Lakes region and is one of the top manufacturing centers in the United States. The Port of Milwaukee is a major commercial shipping hub with access to the eastern seaboard through the St. Lawrence Seaway and to the Gulf of Mexico through the Mississippi River. Two major rail lines service the Milwaukee industrial market and hundreds of motor freight carriers are engaged in shipping goods from Milwaukee.

OFFICE—MARKET OVERVIEW

As of April 1, 2010, approximately 12.9% of our existing portfolio, by leasable square footage, was office properties, consisting of office buildings principally located in metropolitan central business districts and suburban mixed-use developments. In the future, while our primary focus will be the acquisition of industrial assets, we also expect to selectively acquire office assets that present compelling

Industry background and market opportunity

opportunities for long-term capital appreciation through our hands-on management and leasing in markets where we have a significant operational presence.

OFFICE—IMPROVING INDUSTRY FUNDAMENTALS

Although the U.S. office market has been negatively impacted by decreased demand and declining rental rates, office demand and asset prices are expected to recover as the economy and employment levels improve. There are signs that the sharp corrections in payroll employment have brought the office sector close to the trough of the cycle. According to CBRE Econometric Advisors, the office vacancy rate is projected to peak at 17.4% in 2010, the highest vacancy rate since 1992. After 2010, CBRE Econometric Advisors projects that the vacancy rate will improve steadily to 12.0% in 2015.

In addition, as a result of the dislocation in the financial markets, commercial real estate developers have had limited access to debt financing for projects over the past two years. The lack of development means that markets will not face over-supply once the economy’s recovery reaches the labor market and increases the demand for office space.

Source: CBRE Econometric Advisors—Office Outlook XL Spring 2010

OFFICE—ATTRACTIVE ACQUISITION OPPORTUNITIES

We believe that the current declines in office real estate values may present compelling near-term acquisition opportunities. Although the U.S. economy appears to be recovering as the pace of job losses diminishes and confidence returns to the financial markets, economic contraction has left a weakened job market and negatively impacted office market demand. According to CBRE Econometric Advisors, year-over-year office rents declined 12.2% in 2009, the worst decline since before 1990, and office vacancy rates reached 16.3% in 2009, the highest vacancy rate seen since 2003. CBRE Econometric Advisors expects office vacancy rates to peak at 17.4% in 2010.

Industry background and market opportunity

The current environment of declining rents and rising vacancy rates has made it difficult for property owners to cover operating costs and debt obligations, especially those who purchased highly leveraged assets. Higher vacancy rates and lower market rental rates are creating increased pressure on investors as they struggle to make debt service payments on highly-leveraged properties, creating opportunities for investors with access to capital to invest in assets at attractive prices.

When evaluating office acquisition opportunities, we look at both location and functionality, specifically targeting assets in established sub-markets with proximity to executive and workforce housing, retail centers, restaurants and other amenities that will assist in attracting and retaining tenants. We will consider expansion primarily in our current markets and other central United States markets that have positive economic indicators. In addition, we will monitor other potential markets for attractive investment opportunities that may warrant additional consideration. To evaluate functionality of an office asset, we examine a number of factors, including ceiling heights, floor plate sizes and layouts, amenities and parking.

Business and properties

OUR COMPANY

We are a vertically integrated, self-administered and self-managed REIT formed to continue and expand the 32-year-old business of the Welsh organization. We acquire, own, operate, and manage industrial and office properties primarily across the central United States and provide real estate services to commercial property owners in central U.S. markets. Upon completion of this offering and the formation transactions described herein, we will own and manage our existing portfolio of 65 income-producing properties, consisting of 57 industrial and eight office properties comprising in the aggregate approximately 9.6 million leasable square feet. Our existing portfolio is situated in several central U.S. markets located across 12 states. Our existing portfolio also includes five parcels of vacant, developable land totaling approximately 44 acres in four markets. All of our land holdings are adjacent to real estate assets in our existing portfolio and we believe they will provide attractive development opportunities when market conditions improve. We will also own a 5% economic interest in a portfolio consisting of 10 industrial and three office properties and a 21.7% economic interest in one five-building office complex; these properties together total approximately 3.2 million leasable square feet. We expect to maintain contractual management and leasing responsibilities for this joint venture portfolio. As of April 1, 2010, our existing portfolio was 86.1% occupied by leasable square footage and our joint venture portfolio was 95.0% occupied by leasable square footage.

Concurrently with the closing of this offering, we plan to expand our real property holdings through the acquisition of 23 additional industrial properties in 11 states containing an aggregate of 9.6 million leasable square feet, for consideration of $347.9 million. We plan to use net proceeds from this offering, issuance of OP units, assumption of existing debt and new debt financing to acquire our acquisition portfolio. Our acquisition portfolio, which is included in our pro forma financial information, complements our existing portfolio by adding additional holdings in some of our existing markets as well as allowing us to expand into contiguous markets. In addition to our acquisition portfolio, we are currently reviewing 14 additional industrial properties with an aggregate purchase price of $282.8 million in our acquisition pipeline. There can be no assurance that we will acquire any of the properties in our acquisition portfolio or pipeline.

On a pro forma basis, our combined portfolio was 92.9% occupied by leasable square footage. We believe we benefit from a diverse tenant base representing a multitude of industries, from third-party logistics firms to food producers in the industrial sector, and from Fortune 500 companies to small professional services companies in the office sector.

Our vertically integrated real estate services business provides a complete spectrum of real estate services to complement and support our properties. Our services business enables us to gain valuable insights into the markets in which we operate, specifically by providing us with an operational perspective of market trends. For example, our brokers supply us with timely first-hand knowledge about rental rates, rent concessions, and capitalization rates in our markets. We believe our heightened market awareness developed through our services business provides us with a competitive advantage that manifests itself in operational efficiencies, effective management strategies and the ability to source off-market acquisitions. As of April 1, 2010, we had approximately 27.1 million leasable square feet under management, including 12.4 million leasable square feet under management for third parties, and nearly 80 licensed real estate salespersons in our brokerage division. Historically, our services business has been a key driver of revenue at our properties and provided us with the ability to address opportunities or issues within our real estate portfolio. Specifically, this business helps us by identifying tenants for vacancies within properties, supporting tenant retention through on-going tenant relationships, negotiating of master contracts over the portfolio of properties to achieve savings in key

Business and properties

maintenance areas, analyzing property taxes and potential appeals annually, and providing knowledge of up-to-date market developments that allows us the ability to negotiate favorably with tenants in all market cycles.

We believe the Welsh’s organization’s history and experience as an owner, operator and manager of real estate assets through various business and economic cycles will strengthen our management’s ability to capture market opportunities and execute a focused strategy to achieve our fundamental business objective of maximizing total returns to our stockholders. Originally founded in 1977 by George Welsh as Welsh Construction Corp., the Welsh organization started as a small development and construction firm focused on build-to-suit opportunities. Our Chairman, Dennis J. Doyle, co-founded the Welsh organization in 1977, while Scott T. Frederiksen, our Chief Executive Officer, and Jean V. Kane, our President and Chief Operating Officer, have been with the Welsh organization since 1987. Under the guiding principles established by Mr. Welsh, this leadership team has worked together for over 22 years to build the Welsh organization into the multi-faceted, full-service real estate company that it is today. Mr. Frederiksen has been an integral part of the growth of the portfolio, overseeing underwriting, acquisitions, asset management, investor relations, legal, development and financing of the property portfolio. Prior to that, Mr. Frederiksen was an industrial broker with Welsh Companies. Ms. Kane has overseen the growth of the operational and services divisions of the Welsh organization for the past nine years. We believe their strategic knowledge of our business, combined with the leadership and vision of Mr. Doyle, will provide us with a disciplined approach to execution of our business plan that we expect will provide value to our stockholders.

Mr. Doyle, Mr. Frederiksen and Ms. Kane are part of a senior management team of 11 individuals, supported by over 310 commercial real estate professionals. The members of our senior management team have an average tenure with the Welsh organization of over 12 years. With a corporate culture focused on doing our best for our clients, investors, employees and community, the Welsh organization was recognized as the #1 “Best Place to Work” in the Twin Cities by the Minneapolis/St. Paul Business Journal in the medium-sized company category in 2009. Upon completion of this offering and the formation transactions, our executive officers and directors will collectively beneficially own approximately 7.8% of our outstanding common stock, on a fully-diluted basis, which will strongly align their interests with the interests of our stockholders.

Our principals have strategically combined the effectiveness of locally-based property management and leasing in our regional offices or, in some instances, through local third-party providers, with the cost efficiencies of centralized acquisition and disposition, capital markets, financing, asset management and fiscal and accounting control systems. As our market presence, square footage and tenant relationships develop in certain markets, we expect to selectively expand our services businesses into markets where we identify the potential for additional revenue or cost reductions. This market-centered approach allows us to leverage the market information gained as an owner and service provider into growth opportunities for both our portfolio and our services business. We tailor our operations to meet the market-specific needs of our properties and tenants. We expect to continue to grow our services business strategically in this manner to provide us with deeper market penetration and to continue to capture value for our stockholders.

We have an established track record of acquiring industrial and office properties on an individual asset basis and as portfolio acquisitions in off-market transactions. From January 1, 2000 through December 31, 2009, we completed over $650 million in industrial and office real estate acquisitions in 41 separate transactions consisting of 90 properties with approximately 12.5 million leasable square feet. Approximately 72% of our acquisitions from 2005 to 2009, based on purchase price, were sourced in off-market transactions where there was no formal sales process. We expect to continue our acquisition strategy of investing in industrial and select office properties that have attractive cash yields and potential for long-term capital appreciation. The properties we will target for future acquisition

Business and properties

opportunities will continue to be characterized by access to major transportation arteries, proximity to densely populated markets and quality design that allows for the most flexible use of the asset. We will seek to complement our real estate portfolio with acquisitions in our current markets as well as focused growth into additional U.S. markets where we believe we can achieve favorable returns and leverage our integrated services business, management experience and capital resources.

We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2010. Upon the completion of this offering and the formation transactions, substantially all of our business will be conducted through our operating partnership, Welsh Property Trust, L.P. We believe that conducting our business through our operating partnership will offer us the opportunity to acquire additional properties from sellers in tax-deferred transactions through the use of OP units as acquisition currency.

OUR COMPETITIVE STRENGTHS

We believe that a number of competitive strengths distinguish us from our competitors, have contributed in large part to our past achievements, and will be integral to our future success.

➢	Experienced and Committed Management Team. Our three principals each have more than 22 years of commercial real estate experience, almost exclusively with our company, and have extensive knowledge of our real estate portfolio. This team has experience in many diverse aspects of the real estate industry, has operated in a variety of business and economic cycles, and has worked together to build the Welsh organization into the multi-faceted, full-service real estate company that it is today. Each of our principals is contributing all of his or her interests in the property subsidiaries that own the assets in our real estate portfolio and all of his or her ownership interests in the services business. Mr. Doyle, Mr. Frederiksen and Ms. Kane are part of a senior management team of 11 individuals, supported by over 310 commercial real estate professionals. Upon completion of this offering and the formation transactions, our officers and directors will collectively beneficially own approximately 7.8% of our outstanding common stock on a fully-diluted basis, which strongly aligns their interests with those of our stockholders.

➢	Established Portfolio of Assets. With a focus on markets throughout the central United States, we have accumulated a portfolio of real estate assets that is characterized by its diverse tenant base and consistent cash flow. Our existing portfolio consists of 57 industrial and eight office properties with an aggregate of approximately 9.6 million leasable square feet, and our top 10 tenants represented approximately 25.8% of our annualized gross rent as of April 1, 2010. Our existing portfolio was 86.1% occupied by leasable square footage as of April 1, 2010, and we believe there is opportunity for additional value creation by increasing occupancy levels and continuing to drive operational efficiencies within the portfolio. The pro forma occupancy for our combined portfolio, which includes our acquisition portfolio, was 92.9% based on leasable square footage. We will also own a 5% economic interest in a portfolio consisting of 10 industrial and three office properties and a 21.7% economic interest in one five-building office complex; these properties together total approximately 3.2 million leasable square feet, and we expect to maintain contractual management and leasing responsibilities for this joint venture portfolio. Our joint venture portfolio, which was 95.0% occupied by leasable square footage as of April 1, 2010, also provides us with the opportunity for us to earn disposition fees and distributions based on financial performance when the portfolio is eventually sold. Our existing portfolio also includes five parcels of vacant, developable land totaling approximately 44 acres in four markets. All of the parcels are located adjacent to real estate assets in our existing portfolio, and we believe they will provide attractive development opportunities when their respective markets demand additional commercial real estate properties.

➢	Vertically Integrated Real Estate Services Business. Through our real estate services business, which provides a full spectrum of real estate services, we are able to identify leading indicators of market

Business and properties

trends and seek to maximize profit opportunities and expense management in the markets in which we operate. As of April 1, 2010, we had approximately 27.1 million leasable square feet under management, including 12.4 million leasable square feet under management for third parties. With service operations in virtually every aspect of real estate services needed by owners, operators and tenants, and experience with a variety of real estate property types, we are able to garner first-hand knowledge of trends in occupancy, operational costs, tenant delinquencies and potential development and construction activity. With this knowledge, we can be proactive in the management of our existing portfolio, the sourcing of off-market acquisition opportunities, the integration of acquisitions into our portfolio and the growth of our services business. We also leverage our services business to provide third-party services to other owners of real estate, which provides an additional revenue source. We have been able to maintain profitability in our services business through several economic cycles by providing diverse services that property owners need in each stage of a cycle. For example, in the year ended December 31, 2009 we saw reductions in revenue in brokerage, construction, architectural and financing services; however, this was partially offset by increased revenue in investment services, property management and facility services, and was additionally mitigated by our low fixed-cost structure of using independent contractors and sub-contractors in brokerage and construction. Our vertically integrated real estate services business also allows us to identify and capitalize on opportunities for cross-selling between our divisions, which we believe provides a competitive advantage in being an all-inclusive service provider for third parties seeking professional real estate services.

➢	Market-Centered and Relationship-Focused Approach. We believe that our local market presence, combined with our network of industry relationships, will allow us to successfully execute our business objectives and create value for our stockholders. We have in-house property management staff in our five regional offices: Minneapolis/St. Paul, Minnesota; Chicago, Illinois; St. Louis, Missouri; Detroit, Michigan; and Cincinnati, Ohio. We also have leasing, marketing and transactional professionals in Minneapolis/St. Paul, Detroit and Cincinnati. Our local market presence complements our existing portfolio, as approximately 63.3% of our leasable square footage is located in the five contiguous central states where we have regional offices. We believe our market presence enables us to better understand the particular characteristics and trends of each market, respond quickly and directly to tenant needs and demands and reduce third-party leasing commissions and other expenses. Additionally, our industry relationships as a third-party service provider to many owners augments our ability to source off-market acquisitions outside of competitive market processes, capitalize on development opportunities, capture repeat business and transaction activity, attract and retain tenants and identify profit opportunities for our services business. From 2005 through 2009, approximately 53.7% of our acquisitions, based on total purchase price, have been purchased from sellers with whom we had repeat business and transaction activities. This market-centered, relationship-focused approach to our growth allows us to efficiently and cost effectively identify both internal and external growth opportunities.

➢	Proactive Portfolio Management. With 21 office locations providing property management services, we have developed a comprehensive approach to property management to enhance the operating performance of our properties, which we believe leads to high levels of tenant retention and therefore increased value for our stockholders. Our proactive management leverages our local market knowledge and enables us to closely monitor our properties and to be prepared for potential tenant and property issues as well as changes in local, regional or national market conditions. We have regular and ongoing contact with our tenants, brokers and outside service providers, visit our properties on a regular basis and closely monitor the financial and overall performance of each property and its tenants. In addition, we believe that our internalized management and services business provides us the ability to more effectively motivate and hold accountable third-party service providers in markets where we do not have a local presence. In addition, our focus on portfolio management enables us to identify strategic opportunities to negotiate portfolio-wide on common

Business and properties

capital expenses, which enhance a facility’s physical plant, market position, occupancy and growth prospects.

➢	Established Acquisition Track Record and Acquisition Pipeline. From January 1, 2000 through December 31, 2009, we completed over $650 million in industrial and office real estate acquisitions in 41 separate transactions involving 90 buildings totaling approximately 12.5 million leasable square feet. Our acquisition strategy is driven by our network of industry relationships and leverages the market knowledge of our services business. With a 32-year track record, seven service businesses, over 320 employees (including nearly 80 licensed real estate salespersons in our brokerage division), 21 office locations and a portfolio of approximately 27.1 million leasable square feet under management including 12.4 million square feet under management for third parties, we have access to information relating to assets prior to their being widely marketed. Approximately 72% of our acquisitions from 2005 to 2009, based on purchase price, were sourced in off-market transactions where there was no formal sales process. Eighteen of the 23 properties in our acquisition portfolio were sourced off-market and 10 of the 14 properties in our acquisition pipeline were sourced off-market.

BUSINESS AND GROWTH STRATEGIES

We have implemented the following strategies to achieve our primary business objectives which are to maximize cash flow and to achieve sustainable long-term growth in earnings and FFO, thereby maximizing total returns to our stockholders.

➢	Maximizing Cash Flow from Our Real Estate Portfolio. We intend to maximize the cash flow from our real estate portfolio by:

-	increasing occupancy levels as the economy recovers and positive job growth leads to overall increased demand in the real estate sector;

-	realizing contractual increases in rent under our existing leases;

-	increasing rental rates for tenants with below market leases as leases expire and are renegotiated at market rates;

-	managing operating expenses through negotiating volume discounts with respect to our entire real estate portfolio and aggressive cost management; and

-	identifying profit opportunities through interaction with tenants who may become clients of our services business.

As of April 1, 2010, our combined portfolio was 92.9% occupied by leasable square footage on a pro forma basis, leaving approximately 1.7 million leasable square feet available for additional revenue creation. In addition, we believe that as the economy improves, job growth will be created, resulting in increased occupancy and therefore demand at our properties. In addition, we believe this increased occupancy may be accompanied by higher rents due to limited current construction of new properties.

➢	Capitalizing on Acquisition Opportunities. Concurrently with the completion of this offering and the formation transactions, and as a key component of our business plan going forward, we intend to expand our portfolio through the disciplined acquisition of high-quality industrial and select office properties. We intend to acquire assets with a focus on attractive current cash flow and the potential for long-term capital appreciation. We will evaluate each acquisition opportunity to ensure it has the characteristics we believe are necessary to be successful, including desirable location, creditworthy tenant base, limited need for capital improvements, rent growth potential in existing leases and

Business and properties

opportunities to leverage our services business. We will continue to focus on off-market acquisition opportunities through our local market knowledge and relationships. In the short term, we will target owners that may be faced with liquidity issues who may be motivated to sell their properties because of the current distress in the overall economy. As of May 10, 2010, we had under contract $347.9 million of properties in our acquisition portfolio and we are currently reviewing an additional $282.8 million of properties in our acquisition pipeline. See “—Our Portfolio—Acquisition Portfolio.”

➢	Pursuing Relationship-Focused Growth. We are focused on building tenant and other relationships within the markets in which we own and operate our properties in order to understand and identify commercial real estate needs in each market. We believe this strategy is a catalyst for our growth and enhances our existing relationships because we are able to strategically offer our services business to our tenants by providing them with comprehensive real estate services that extend beyond the typical landlord/tenant relationship and focus on the long-term growth of our tenants’ business to make them an integral part of our success. We understand that in order to maximize the value of our investments, our tenants must prosper as well. For example, in 2008 we accommodated the growth of an existing industrial tenant into an additional market where we already had a presence by acquiring a building for the tenant to lease, and simultaneously identified an additional tenant to lease the remaining space in the building.

➢	Leveraging Expansion of our Services Business. We provide services to other real estate owners as well as our real estate portfolio, generating revenue from third parties that supplements the rental income produced by our real estate portfolio. This income is low-volatility because we provide a diversity of services that property owners need in each economic cycle. For example, in 2009, we saw reductions in revenue in brokerage, construction, architectural and financing services; however, this was partially offset by increased revenue in investment services, property management and facility services, and was further mitigated by our variable cost structure including the use of independent contractors and sub-contractors in brokerage and construction. We believe that, as real estate transaction volume increases during the economic recovery, we will be well-positioned to take advantage of opportunities to increase our service revenue with additional third-party business, and we will have the ability to spread the costs of the services necessary to maintain our portfolio over the third-party managed properties. We will expect to strategically expand our presence into markets where we have real estate assets by considering a number of factors, including owned square footage, number of tenants, types of tenants, and whether we can recover the overhead expense of on-the-ground personnel from our tenants under existing leases.

OUR PORTFOLIO

Existing portfolio

Our existing portfolio consists of 57 industrial properties and eight office properties situated in several central U.S. markets across 12 states. Our existing portfolio is approximately 9.6 million leasable square feet, of which approximately 8.3 million leasable square feet comprises the industrial properties and almost 1.3 million leasable square feet comprises the office properties. As of April 1, 2010, our existing portfolio was 86.1% occupied, based on leasable square footage.

Industrial properties.  Our existing portfolio includes 57 industrial properties, comprised of a variety of warehouse, distribution, flex, assembly, light manufacturing, showroom and research and development facilities principally located in suburban mixed-use developments or business parks. The industrial properties have an average age of approximately 19 years, generally have convenient access to major transportation systems and include both single tenant and multi-tenant facilities. Approximately 86.4% of the approximately 8.3 million leasable square feet in the industrial properties was occupied as of

Business and properties

April 1, 2010. Major tenants as of April 1, 2010, based on leased square feet, include Staples Contract & Commercial, Inc., Metal Processing Corporation, A123 Systems, Inc., Oakley Industries Sub-Assembly Division, Inc., Archway Marketing Services, Inc. and KGP Logistics, Inc.

The following table summarizes the industrial properties in our existing portfolio as of April 1, 2010:

				Total				Annualized
			Year	leasable	Occupancy			rent per
	Property		built/	square	rate(2)	Annualized		square
Address	type(1)	MSA	renovated	footage	(%)	base rent(3)		foot(4)

Florida
5301 West 5th—Hernasco	Distribution	Jacksonville	1973	121,345	100.0	$352,851		$2.91
5540 Broadway—North Shore	Distribution	Jacksonville	1974	106,000	100.0	366,301		3.46

Florida—Total/Weighted Average			1973	227,345	100.0	719,153		3.16

Illinois
2201 Lunt Road	Distribution	Chicago-Naperville-Joliet	1955	213,390	28.4	214,152		3.54
450 South Lombard Road	Distribution	Chicago-Naperville-Joliet	1979	155,943	56.9	322,353		3.63
1700-1910 Elmhurst Road	Warehouse	Chicago-Naperville-Joliet	1980	140,837	68.9	762,503		7.86
115 West Lake Drive	Distribution	Chicago-Naperville-Joliet	1999	79,515	100.0	622,501		7.83

Illinois—Total/Weighted Average			1973	589,685	55.3	1,921,509		5.17

Indiana
2036 Stout Field W Drive	Distribution	Indianapolis-Carmel	1998	75,880	100.0	212,464		2.80
7750 Zionsville Road	Warehouse	Indianapolis-Carmel	1988	80,442	88.3	438,096		6.17
201 Mississippi(5)	Distribution	Chicago-Naperville-Joliet	1985	1,040,632	67.7	2,076,694		2.95

Indiana—Total/Weighted Average			1986	1,196,954	71.2	2,727,254		3.15

Iowa
10052 Justin Drive	Warehouse	Des Moines-West Des Moines	1992	39,069	55.3	125,394		5.80
3000 Justin Drive	Warehouse	Des Moines-West Des Moines	1990	37,344	47.1	75,689		4.30
2721 99th Street	Warehouse	Des Moines-West Des Moines	1996	59,307	56.2	208,872		6.27
2851 99th Street	Warehouse	Des Moines-West Des Moines	1996	60,730	71.9	294,826		6.75
2901 99th Street	Flex	Des Moines-West Des Moines	1997	18,750	86.9	130,609	(6)	8.02
2851 104th Street	Flex	Des Moines-West Des Moines	1998	35,058	91.7	223,929		6.97
1520 Albany Place SE	Warehouse	Orange City	1990	487,121	100.0	1,155,892		2.37
2205 SE Creekview Drive(7)	Distribution	Des Moines-West Des Moines	2002	44,800	100.0	273,280		6.10

Iowa—Total/Weighted Average			1992	782,179	89.1	2,488,490		3.83

Kansas
500 Sumner Way(17)	Distribution	Kansas City	1998	311,100	100.0	1,555,500		5.00

Kansas—Total/Weighted Average			1998	311,100	100.0	1,555,500		5.00

Michigan
6505 Cogswell Road(8)	Distribution	Detroit-Warren-Livonia	2005	424,320	100.0	1,926,662		4.54
7525 Cogswell Road(8)	Warehouse	Detroit-Warren-Livonia	2001	285,200	100.0	1,939,360		6.80
38100 Ecorse Road(8)(9)	Distribution	Detroit-Warren-Livonia	1999	287,300	100.0	1,364,675	(10)	4.75
41133 Van Born Road(8)	Distribution	Detroit-Warren-Livonia	2002	199,920	100.0	962,176		4.81
41199 Van Born Road(8)	Distribution	Detroit-Warren-Livonia	2002	199,920	73.8	651,152		4.42
25295 Guenther Road	Distribution	Detroit-Warren-Livonia	2008	233,900	100.0	1,120,650		4.79

Michigan—Total/Weighted Average			2003	1,630,560	96.8	7,964,675		5.03

Business and properties

				Total				Annualized
			Year	leasable	Occupancy			rent per
	Property		built/	square	rate(2)	Annualized		square
Address	type(1)	MSA	renovated	footage	(%)	base rent(3)		foot(4)

Minnesota
7401 Cahill Road	Warehouse	Minneapolis-St. Paul-Bloomington	1979	45,672	100.0	$276,238		$6.05
5600-5672 Lincoln Drive	Warehouse	Minneapolis-St. Paul-Bloomington	1974	78,000	91.3	461,932		6.48
6999 Oxford Street	Warehouse	Minneapolis-St. Paul-Bloomington	1969	110,333	74.2	371,516		4.54
7247-7275 Flying Cloud Drive	Flex	Minneapolis-St. Paul-Bloomington	1984	76,297	36.7	426,822		15.26
2900 Lone Oak Parkway(7)	Flex	Minneapolis-St. Paul-Bloomington	1987	91,605	95.1	895,056		10.28
707 West County Road East	Warehouse	Minneapolis-St. Paul-Bloomington	2008	71,338	100.0	501,246		7.03
9835-9859; 9905-9925 13th Ave	Warehouse	Minneapolis-St. Paul-Bloomington	1968	66,735	69.8	262,747		5.64
7115-7137 Shady Oak Road	Warehouse	Minneapolis-St. Paul-Bloomington	1984	78,171	79.8	407,648		6.53
13810-13800 24th Avenue North	Warehouse	Minneapolis-St. Paul-Bloomington	1975	95,844	83.7	549,748		6.86
9701-9901 Valley View Road	Warehouse	Minneapolis-St. Paul-Bloomington	1979	90,300	94.9	566,425		6.61
6820-6848 Washington Avenue S	Warehouse	Minneapolis-St. Paul-Bloomington	1979	40,000	100.0	229,669		5.74
6102-6190 Olson Memorial Hwy	Warehouse	Minneapolis-St. Paul-Bloomington	1978	90,000	86.9	482,835	(11)	6.17
7202-7264 Washington Avenue S	Warehouse	Minneapolis-St. Paul-Bloomington	1976	61,000	92.1	363,477		6.47

Minnesota—Total/Weighted Average			1980	995,295	83.8	5,795,359		7.24

Missouri
1920 Beltway Drive(12)	Distribution	St. Louis	2006	70,000	100.0	304,500		4.35
1760-1850 N. Corrington Ave	Distribution	Kansas City	2000	173,090	84.7	846,485		5.78
10360 Lake Bluff Boulevard	Distribution	St. Louis	2007	142,800	82.6	795,825		6.75
601-627 Lambert Pointe Drive	Warehouse	St. Louis	2000	201,523	71.4	824,464		5.73
600-638 Lambert Pointe Drive	Warehouse	St. Louis	2002	209,333	87.4	914,341		5.00
629-651 Lambert Pointe Drive	Warehouse	St. Louis	2006	210,950	68.8	874,198		6.02
519-529 McDonnell Boulevard	Distribution	St. Louis	2007	115,640	5.5	30,000		4.69

Missouri—Total/Weighted Average(13)			2003	1,123,336	83.1	4,589,813		5.59

North Carolina
224 North Hoover Road	Distribution	Durham-Chapel Hill	1975	252,465	100.0	646,310		2.56

North Carolina—Total/Weighted Average			1975	252,465	100.0	646,310		2.56

Ohio
25 Enterprise Drive(14)	Distribution	Cincinnati-Middletown	2003	45,000	100.0	253,500		5.63
3440 Symmes Road	Distribution	Cincinnati-Middletown	2000	54,000	100.0	268,365		4.97
5836-5885 Highland Ridge Dr.	Warehouse	Cincinnati-Middletown	1986	86,292	82.6	340,563		4.78
11500 Century Boulevard	Flex	Cincinnati-Middletown	1987	31,101	100.0	204,902	(15)	6.59
106 Circle Freeway Drive	Warehouse	Cincinnati-Middletown	1975	43,796	100.0	307,878		7.03
5 Circle Freeway	Flex	Cincinnati-Middletown	1986	128,266	91.4	710,237		6.06
2921-2961 East Kemper Road(16)	Warehouse	Cincinnati-Middletown	1986	116,156	97.5	704,795		6.22
1801-1827 O’Brien Road	Warehouse	Columbus	1985	143,858	85.9	768,307		6.21

Ohio—Total/Weighted Average			1987	648,469	92.4	3,558,546		5.92

Wisconsin
1962 Queenland Drive(5)	Distribution	Wausau	1997	106,000	100.0	623,821		5.89
5200-5390 Ashland Way(5)	Distribution	Milwaukee-Waukesha-West Allis	1999	155,320	95.6	706,544		4.76
325 Larsen Drive	Distribution	Fond du Lac	1996	234,000	100.0	751,140		3.21
Ridgeview Parkway	Distribution	Milwaukee-Waukesha-West Allis	1998	94,403	100.0	586,951		6.22

Wisconsin—Total/Weighted Average			1997	589,723	98.8	2,668,456		4.58

Existing Portfolio—Industrial—Total/Weighted Average(13)			1991	8,347,111	86.4	$34,635,065		$4.91

*	Certain percentages and totals may not sum due to rounding

(1)	Property types defined as follows: distribution consists of 0% to 15% office space; warehouse consists of 15% to 55% office space; and flex consists of greater than 55% office space

(2)	Occupancy as of April 1, 2010

(3)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed base rent, multiplied by 12

(4)	Calculated as annualized billed base rent divided by total leased square footage as of April 1, 2010

Business and properties

(5)	Subject to a conversion agreement with the tenant-in-common interest owner. We intend to terminate this agreement upon completion of the formation transactions

(6)	Annualized base rent not reflective of base rent abatement of $2,067 for one tenant

(7)	Each property is subject to a non-disposition agreement and cannot be sold without consent of the contributor prior to March 1, 2013

(8)	These properties collectively constitute our Romulus portfolio; each property is subject to a conversion agreement restricting Welsh US Real Estate Fund, LLC from selling the property without the consent of the contributor prior to May 15, 2011

(9)	Current sole tenant, A123 Systems, Inc., has an option to purchase/build on adjacent vacant parcel

(10)	Annualized base rent figure not reflective of 50% monthly rent abatement during first 12 months of lease, commencing January 1, 2010

(11)	Annualized base rent not reflective of base rent abatement in the aggregate of $1,420 for two tenants

(12)	Current sole tenant, Access Courier, has a right of first refusal on a sale of the property

(13)	Occupancy exclusive of the following assets which have not reached stabilized occupancy of 90.0% since development by us: 10360 Lake Bluff Boulevard, 629-651 Lambert Pointe Drive, 519-529 McDonnell Boulevard; existing industrial portfolio occupancy is 84.7%

(14)	Current tenant, Tosca, Ltd., has a right of first refusal on a sale of the property

(15)	Annualized base rent figure reflective of $115,060 in annualized base rent to commence May 1, 2010

(16)	This property is subject to a non-disposition agreement; property cannot be sold without consent of the contributor prior to July 1, 2013

(17)	Property is under a ground lease

Office properties.  Our existing portfolio also includes eight office properties consisting of multi-story and single-story office buildings principally located in metropolitan central business districts and suburban mixed-use developments. All of the office properties are well-maintained buildings, with a weighted average age of approximately 19 years. Substantially all of the office properties are located within larger metropolitan areas offering excellent access to business amenities. Approximately 82.5% of the almost 1.3 million leasable square footage in the office properties was occupied as of April 1, 2010. Major tenants as of April 1, 2010, based on leased square footage, include Oracle USA, Inc., Minute Clinic (CVS), and a healthcare services company.

The following table summarizes the office properties in our existing portfolio as of April 1, 2010:

				Total				Annualized
				leasable	Occupancy	Annualized		rent per
	Property		Year built/	square	rate(1)	base		square
Address	type	MSA	renovated	footage	(%)	rent(2)		foot(3)

Minnesota
4350 Baker Road(4)	Office	Minneapolis-St. Paul-Bloomington	2008	94,459	97.2	$1,703,472		$18.55
4400 Baker Road(4)(5)	Office	Minneapolis-St. Paul-Bloomington	2008	72,318	100.0	3,120	(6)	0.04
900 2nd Avenue South	Office	Minneapolis-St. Paul-Bloomington	1986	633,846	70.9	5,317,545		11.83
9750 Rockford Road(7)	Office	Minneapolis-St. Paul-Bloomington	1987	15,144	100.0	254,855		16.83
9800 Rockford Road(7)	Office	Minneapolis-St. Paul-Bloomington	1993	7,700	100.0	108,971		14.15
5001 West 80th Street	Office	Minneapolis-St. Paul-Bloomington	1999	207,456	64.8	1,226,741	(8)	9.12

Minnesota—Total/Weighted Average(9)			1992	1,030,923	81.0	8,614,705		11.17

Ohio
11590 Century Boulevard	Office	Cincinnati-Middletown	1987	51,674	41.3	214,269		10.04

Ohio—Total/Weighted Average			1987	51,674	41.3	214,269		10.04

South Carolina
8085 Rivers Avenue	Office	Charleston-North	1988	158,583	100.0	1,637,798		10.33

South Carolina—Total/Weighted Average			1988	158,583	100.0	1,637,798		10.33

Existing Portfolio—Office—Total/Weighted Average(9)			1991	1,241,180	82.5	$10,466,771		$11.01

Business and properties

*	Certain percentages and totals may not sum due to rounding

(1)	Occupancy as of April 1, 2010

(2)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed base rent, multiplied by 12

(3)	Calculated as annualized billed base rent divided by total leased square footage as of April 1, 2010

(4)	4350 Baker Road and 4400 Baker Road are collectively referred to as Baker Road Corporate Center

(5)	Current tenant, PeopleNet, has an option to purchase the building and a right of first opportunity to purchase the building

(6)	Effective January 1, 2011, PeopleNet pays $605,437 in annualized base rent; effective August 1, 2010, Health Dimensions Consulting Inc. pays $96,000 in annualized base rent, which is not reflective of a $19,811 rent credit to be received August 1, 2010

(7)	9750 Rockford Road and 9800 Rockford Road are collectively referred to as Plymouth Professional Center I & II

(8)	Annualized base rent not reflective of base rent abatement of $591 for one tenant

(9)	Occupancy exclusive of 900 2nd Avenue South, which has not reached stabilized occupancy of 90.0% since acquisition by us with the intent to renovate and reposition; existing office portfolio occupancy is 76.6%

Portfolio diversification.  Our existing portfolio is diverse by geography, tenant base and product type. With the majority of our properties located in nine contiguous states, we own properties in many large central U.S. markets including Minneapolis, Detroit, St. Louis and Indianapolis. The diversification of our existing portfolio is enhanced by owning both industrial and office properties, and within the industrial sector both warehouse and distribution assets.

Tenant diversification.  As of April 1, 2010, our existing portfolio had approximately 450 tenants. We believe we have a diverse tenant base, with our largest tenant accounting for approximately 500,000 square feet, or 5.1% of the total leasable square footage, and our top 10 tenants representing approximately 25.8% of our annualized gross rent as of April 1, 2010. Our average tenant size within our existing portfolio is approximately 16,300 square feet. Our tenants include national, regional, and local companies that represent a multitude of industries, from third-party logistics firms to food producers in the industrial sector and Fortune 500 companies to small professional services companies in the office sector.

Business and properties

The following table summarizes the top 10 tenants in our existing portfolio based on annualized gross rent as of April 1, 2010:

								Leasable
								square
					Annualized	Leasable		footage
		Property	Annualized		gross rent(3)	square footage		occupied(5)	Lease
Tenant	MSA	type(1)	gross rent(2)		(%)	occupied(4)		(%)	expiration

Oracle USA, Inc.	Minneapolis- St. Paul- Bloomington	Office	$2,205,060		3.6	117,402		1.2	12/13
Archway Marketing Services, Inc.	Detroit-Warren- Livonia	Warehouse	2,024,796		3.3	285,200		3.0	2/16
Oakley Industries Sub-Assembly Division, Inc.	St. Louis/Detroit- Warren-Livonia	Distribution	1,971,852		3.2	255,550	(6)	2.7	10/14
A123 Systems, Inc.	Detroit-Warren- Livonia	Distribution	1,876,571	(7)	3.0	287,300		3.0	12/19
KGP Logistics, Inc.	Kansas City	Distribution	1,555,500		2.5	311,100		3.2	12/18
Medline Industries, Inc.	Detroit-Warren- Livonia	Distribution	1,376,832		2.2	224,640		2.3	12/12
Mastronardi Produce-USA, Inc.	Detroit-Warren- Livonia	Distribution	1,373,952		2.2	199,680		2.1	7/10
Metal Processing Corporation	Chicago- Naperville-Joliet	Distribution	1,317,984		2.1	293,926		3.1	10/14
Staples Contract & Commercial, Inc.	Orange City/Des Moines-West Des Moines	Warehouse	1,214,268	(8)	2.0	492,945	(9)	5.1	12/26
MinuteClinic/CVS	Minneapolis- St. Paul- Bloomington	Office	1,099,296		1.8	52,650		0.5	6/14

Top 10 Tenants(10)			16,016,111		25.8	2,520,393		26.3

All Other Tenants			46,045,801		74.2	7,067,898		73.7

Total Existing Portfolio			$62,061,912		100.0	9,588,291		100.0

*	Certain percentages and totals may not sum due to rounding

(1)	Property types defined as follows: distribution consists of 0% to 15% office space; warehouse consists of 15% to 55% office space; office consists of 100% office space

(2)	Calculated as April 1, 2010 billable base rent plus forecasted billable common area maintenance, real estate taxes, parking and storage, multiplied by 12

(3)	Calculated as annualized gross rent divided by total gross rent figure of $62,061,912

(4)	Leases signed as of April 1, 2010

(5)	Based on leasable square footage occupied divided by total leasable square footage of 9,588,291

(6)	Includes 117,900 leasable square footage in St. Louis and 137,650 leasable square footage in Detroit-Warren-Livonia

(7)	Annualized gross rent figure not reflective of 50% monthly rent abatement during first 12 months of lease, commencing January 1, 2010

(8)	Annualized gross rent not reflective of real estate taxes, which tenant pays directly

(9)	Includes 5,824 square feet of leasable flex space with a lease expiration of April 30, 2010

(10)	Welsh Companies would be fifth on this list, if included

Business and properties

Geographic diversification.  We own properties in 12 states, nine of which are in the contiguous central U.S. states of Minnesota, Michigan, Indiana, Missouri, Iowa, Ohio, Wisconsin, Illinois and Kansas. In our existing portfolio, as of April 1, 2010, approximately 8.9 million square feet, or 93.3% of our total leasable square footage, is within these nine states. We believe our central U.S. market presence provides cash flow stability as these markets tend to be less volatile than some coastal markets that experience greater fluctuation in occupancy.

The following table presents a summary of our existing portfolio by state as of April 1, 2010:

			Total
			leasable				Total
			square				annualized
	Number of	Total leasable	footage(1)	Industrial	Office	Annualized	base rent(3)
State	properties	square footage	(%)	(%)	(%)	base rent(2)	(%)

Minnesota	19	2,026,218	21.1	49.1	50.9	$14,410,063	32.0
Michigan	6	1,630,560	17.0	100.0	0.0	7,964,675	17.7
Indiana	3	1,196,954	12.5	100.0	0.0	2,727,254	6.0
Missouri	7	1,123,336	11.7	100.0	0.0	4,589,813	10.2
Iowa	8	782,179	8.2	100.0	0.0	2,488,490	5.5
Ohio	9	700,143	7.3	92.6	7.4	3,772,815	8.4
Wisconsin	4	589,723	6.2	100.0	0.0	2,668,456	5.9
Illinois	4	589,685	6.2	100.0	0.0	1,921,509	4.3
Kansas	1	311,100	3.2	100.0	0.0	1,555,500	3.4
North Carolina	1	252,465	2.6	100.0	0.0	646,310	1.4
Florida	2	227,345	2.4	100.0	0.0	719,153	1.6
South Carolina	1	158,583	1.7	0.0	100.0	1,637,798	3.6

Total Existing Portfolio	65	9,588,291	100.0	87.1	12.9	$45,101,836	100.0

*	Certain percentages and totals may not sum due to rounding

(1)	Calculated as total leasable square footage by state divided by the portfolio total of 9,588,291 leasable square footage

(2)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed base rent multiplied by 12

(3)	Calculated as annualized base rent by state divided by total annualized April 2010 base rent figure of $45,101,836

Lease expirations.  We believe our existing portfolio is currently well positioned with respect to lease rollover. As of April 1, 2010, 16.6% of our existing portfolio, based on leasable square footage, is represented by leases expiring in 2010 or 2011 (not including leases which are month-to-month). We believe that there is a broader potential tenant base for smaller premises. Because of this, we believe it is advantageous that we have relatively few leases of greater than 50,000 square feet expiring in the next two years. In 2010, the leases scheduled to expire represent 728,847 leasable square feet, or 7.6% of the leasable square footage in our existing portfolio. Three of the leases scheduled to expire in 2010 are for premises over 50,000 leasable square feet. In 2011, the leases scheduled to expire represent 864,449 square feet, or 9.0% of the leasable square footage in our existing portfolio. Two of the leases scheduled to expire in 2011 are for premises over 50,000 square feet.

We believe we have implemented an aggressive and comprehensive strategy to facilitate tenant retention and lease-up of space within our properties. Beginning 12 months prior to the lease expiration, we meet with tenants and identify the tenant’s intentions with respect to the space, as well as the condition of the tenant’s business and space needs. After this meeting, we undertake negotiations to extend the

Business and properties

current lease; however, if the tenant does not engage in discussions we begin pursuing marketing and showing of the space as soon as possible.

We believe that the leasing market has been steadily improving since mid-2009 and anticipate the trend to continue through 2010 and beyond. From January 1, 2009 through April 30, 2010, we have entered into new leases for approximately 995,000 square feet for our existing portfolio. Highlights of this leasing activity include a 10-year industrial lease for 287,000 square feet and a ten-year office lease for 53,584 square feet. Both of these leases filled space vacated by prior tenants due to bankruptcies in 2008. We believe we have maintained a successful leasing strategy by offering competitive market lease rates coupled with below-market tenant pass-through expenses through our aggressive cost management and aggregated national buying power. Of our existing portfolio leases expiring in the 12 months ended December 31, 2009, we renewed 64.7% of the tenants.

The following table summarizes lease expirations with respect to leases in place in our existing portfolio as of April 1, 2010:

						Annualized
						base rent
	Number		Leasable		Annualized	per leased
	of leases	Leasable	square footage(2)	Annualized	base rent(4)	square
	expiring	square footage(1)	(%)	base rent(3)	(%)	foot

Common Area(5)	—	24,101	0.3	$—	—	$—
Available	—	1,564,699	16.3	—	—	—
MTM Tenants	57	201,871	2.1	711,807	1.6	3.53
2010	89	728,847	7.6	4,641,601	10.3	6.37
2011	100	864,449	9.0	5,991,392	13.3	6.93
2012	88	1,068,648	11.1	5,843,435	13.0	5.47
2013	71	1,000,961	10.4	6,216,711	13.8	6.21
2014	36	1,319,448	13.8	6,258,689	13.9	4.74
2015	20	325,064	3.4	2,583,283	5.7	7.95
2016	19	887,232	9.3	4,922,447	10.9	5.55
2017	9	142,764	1.5	1,006,565	2.2	7.05
2018	5	380,667	4.0	2,215,250	4.9	5.82
2019	3	313,319	3.3	1,468,547	3.3	4.69
Thereafter	9	766,221	8.0	3,242,110	7.2	4.23

Total Existing Portfolio	506	9,588,291	100.0	$45,101,836	100.0

*	Certain percentages and totals may not sum due to rounding

(1)	Leasable square footage represents the contracted square footage upon expiration

(2)	Calculated as leasable square footage expiring divided by the portfolio total of 9,588,291 leasable square feet

(3)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed base rent, multiplied by 12

(4)	Calculated as annualized base rent divided by total annualized April 2010 base rent figure of $45,101,836

(5)	Common areas, conference rooms, lounges, etc. noted on company rent rolls

Business and properties

Historical Capital Expenditures, Tenant Improvements and Leasing Commissions.  The table below sets forth certain historical information regarding capital expenditures, tenant improvements, and leasing commissions for our real property holdings during each period. For purposes of the information presented below, we used the following guidelines:

➢	New leases represents contracts where a previously unknown, unrelated tenant leased premises from us or any portion of a lease with an existing tenant that was an expansion of the leased premises.

➢	Renewal leases represents contracts entered into with existing tenants who, upon expiration of its lease, enter into a new lease for the same space. Month-to-month leases are not included in renewal calculations.

➢	Tenant improvements, leasing commissions and capital expenditures are those building improvements and leasing costs required to maintain then-current revenues. Excluded from these categories are those costs that relate to first generation leasing (newly developed or acquired properties that have not been occupied during our ownership), building and building improvement costs for any of our properties developed by us related to initial stabilization, acquisition capital expenditures planned for at the time of acquisition, and renovations that enhance the value of the property.

		Q12010		2009		2008		2007
	Q12010	PSF	2009	PSF	2008	PSF	2007	PSF

Tenant improvements(1)
Industrial
New	$360,727	$0.93	$1,283,768	$2.24	$542,309	$0.91	$1,336,949	$5.74
Renewal	101,201	1.71	173,628	0.34	543,192	2.92	480,104	2.14

Total industrial	461,928	1.03	1,457,396	1.35	1,085,502	1.39	1,817,055	3.97
Office
New	195,989	7.88	528,947	27.32	881,615	21.24	509,777	14.81
Renewal	0	0.00	65,686	3.01	418,064	9.65	19,979	1.22

Total office	195,989	7.88	594,634	14.43	1,299,679	15.32	529,755	10.44

Total tenant improvements	$657,917	$1.39	$2,052,030	$1.83	$2,385,181	$2.75	$2,346,810	$4.62

Leasing commissions(1)
Industrial
New	$31,698	$0.52	$1,206,210	$2.11	$624,920	$0.98	$480,835	$1.49
Renewal	18,148	0.16	378,317	0.58	286,559	0.53	169,779	0.59

Total industrial	49,846	0.28	1,584,527	1.30	911,479	0.77	650,614	1.07
Office
New	139,803	5.62	508,509	9.57	345,008	6.83	204,866	4.76
Renewal	0	0.00	101,528	2.58	284,887	3.71	30,591	1.07

Total office	139,803	5.62	610,036	6.59	629,895	4.95	235,457	3.29

Total leasing commissions	$189,649	$0.94	$2,194,563	$1.67	$1,541,374	$1.18	$886,071	$1.30

Capital expenditures(2)
Industrial	$17,002	$0.01	$588,536	$0.08	$447,107	$0.06	$982,272	$0.15
Office	94,522	0.28	0	0.00	123,217	0.09	529,280	0.44

Total capital expenditures	$111,524	$0.05	$588,536	$0.06	$570,324	$0.06	$1,511,552	$0.19

Total existing portfolio	$959,090		$4,835,129		$4,496,879		$4,744,433

Business and properties

(1)	Per square foot (“PSF”) amounts calculated by dividing the aggregate tenant improvement and/or leasing commission cost by the aggregate square footage of the leases in which we incurred such costs, excluding new/renewed leases in which there were no tenant improvements and/or leasing commissions

(2)	PSF amounts calculated by dividing the aggregate annualized capital expenditure costs by the annual average square footage of our real property holdings during each period

Land holdings.  We also own five parcels of vacant, developable land totaling approximately 44 acres in the aggregate, in Minnesota, Ohio, Missouri and Michigan. Our development team has prepared preliminary analyses for the future development of more than 500,000 leasable square feet of industrial and office space on such land. These analyses represent management’s estimates based on a review of current applicable zoning for industrial and office use of the land and acreage of the land. These analyses remain subject to any change in conditions which may impact the development of this land.

Most of the land includes site improvements such as public sewer, water and utilities. All of the parcels are located adjacent to real estate assets in our existing portfolio and are suitable for assisting tenants in expansions. As a real estate firm with construction and development capabilities, we believe our holdings of commercially zoned land will provide attractive opportunities for future development activities, particularly as the availability of undeveloped land that can be zoned for industrial or office development within our core markets diminishes.

We have a track record of development expertise. Within our existing portfolio, we developed eight of our industrial properties and four of our office properties. Most recently, in 2008, we developed an approximately 167,000 square foot project in Minnetonka, Minnesota which included our 95,000 square foot, LEED Gold corporate headquarters and the renovation of a 72,000 square foot adjacent building. The overall development was fully stabilized and 98.4% occupied as of April 1, 2010. We believe this development was possible, even during the current recessionary economic cycle, because of our vertically integrated services business, which supported every aspect of the development, as well as our industry relationships and reputation as a landlord, which allowed us to secure large tenants prior to breaking ground.

Acquisition portfolio

Concurrently with the closing of this offering, we plan to expand our real property holdings through the acquisition of 23 additional industrial properties in 11 states containing an aggregate of 9.6 million leasable square feet, for consideration of $347.9 million. We plan to use net proceeds from this offering, issuance of OP units, assumption of existing debt and new debt financing to acquire our acquisition portfolio. Our acquisition portfolio complements our existing portfolio by adding additional holdings in some of our existing markets and contiguous markets. Consistent with our acquisition strategy, 18 of the 23 properties in our acquisition portfolio were sourced off-market. There can be no assurance that we will acquire any of the properties in our acquisition portfolio, and acquisition of these properties is contingent upon completion of this offering.

The following paragraphs describe the properties in our acquisition portfolio, which are included in our pro forma financial information.

➢	Columbus portfolio. We have entered into a purchase agreement for the Columbus portfolio, an approximately 759,950 leasable square foot, single-tenant, three-building portfolio, for $22.0 million. This portfolio is 100% occupied until 2018 on a triple-net basis to a privately-held third-party logistics provider. The tenant has been in business for over 35 years, has nationwide presence and is headquartered at this portfolio. The portfolio is well-located in the southeast submarket of Columbus, Ohio near Rickenbacker Global Logistics Park and Rickenbacker Airport

Business and properties

which includes a Norfolk Southern Railroad Intermodal Terminal. The three buildings are functional properties which offer 24 feet of vertical usable space, which we refer to as clear height, as well as adequate elevated truck high loading areas for shipping and delivery, which we refer to as loading docks, and have an average age of 15 years. We expect to acquire the Columbus portfolio using the net proceeds of this offering.

➢	Memphis portfolio. We have entered into a purchase agreement for the Memphis portfolio, an approximately 816,400 leasable square foot, multi-tenant, two-building industrial portfolio located in Memphis, Tennessee for $20.3 million. The portfolio is 100% occupied by five tenants with an average remaining lease term of approximately six years. The portfolio is located in the Southpoint Distribution Park, in close proximity to the Memphis International Airport and the new BNSF Rail Terminal. The buildings were both constructed in 1998 and feature 32 foot clear height, concrete construction and numerous loading docks. They have been institutionally owned and well-maintained since their construction. We expect to acquire the Memphis portfolio with a combination of new debt financing at current market terms and the net proceeds of this offering.

➢	Nashville property. We have entered into a purchase agreement for a property located in Madison, Tennessee, an approximately 418,406 square foot, single tenant, light manufacturing and distribution building, for $11.1 million. The property is 100% occupied and leased to a Fortune 100 company for a remaining term of 4.5 years. The building is located in the Northeast/I-65 sub-market of Nashville. The building features 24-foot clear height, concrete construction, and numerous loading docks. The building is currently divided into four equal spaces each separated by two fire doors, which will facilitate re-tenanting in the future. We expect to acquire the Nashville property using the net proceeds of this offering.

➢	Denver/Lakeland portfolio. We have entered into a purchase agreement for the Denver/Lakeland portfolio, consisting of a total of three buildings in two states encompassing approximately 502,164 leasable square feet, for approximately $24.5 million. The Denver, Colorado property is currently leased to a single tenant for five years, is located near I-70 just east of Denver, Colorado, totals 210,600 leasable square feet, and was built in 1994. Commencing on January 1, 2011, the lease will be guaranteed by a Fortune 500 company and occupied by one of its wholly-owned subsidiaries. The building features 40-foot clear height in a majority of the property, Union Pacific rail access, 24 dock doors, and three drive-ins on seven acres of land. The Lakeland, Florida property totals 291,564 leasable square feet in two buildings, was built in 1988 and 1990 and offers numerous loading docks. The larger of the two buildings is leased through December 2013 to a single tenant who has occupied the entire building since it was developed, and is currently utilizing the rail servicing the building. The smaller building is leased through August 2015 to a group who has invested its own capital into the building and has been located in this building since 2001. We expect to acquire this portfolio at the completion of this offering with a combination of new debt financing at current-market terms, net proceeds of this offering and issuance of OP units.

➢	Aurora property. We have entered into a purchase agreement for a property located in Aurora, Colorado, a suburb of Denver, an approximately 119,200 square foot warehouse property built in 1986 and 100% leased to two tenants, for a purchase price of $5.3 million. The building is concrete construction, offers adequate elevated loading for shipping and delivery and drive-in loading and early suppression/fast response sprinkler systems, which we refer to as ESFR, and is well located near the interstate highway system. The larger of the two tenants, who is leasing its premises through May 2012, also occupies another plant three blocks from this facility which acts as its fulfillment site. The smaller tenant’s lease runs until 2018. We expect to acquire this property at the completion of this offering with a combination of assumption of existing debt financing and net proceeds of this offering. The terms of the existing financing to be assumed by us in connection with this acquisition include a term through March 1, 2013, a 30-year amortization period, a current principal balance of approximately $4.4 million and a fixed 5.7% interest rate. The lender of the existing financing for

Business and properties

this property is Principal Life Insurance Company. Our operating partnership will be providing a carve out guaranty, whereby it guarantees certain obligations carved out of the non-recourse provisions of the loan documents, such as environmental indemnification obligations, misrepresentation, fraud, and bankruptcy.

➢	Minneapolis property. We have entered into a purchase agreement for a property located in Edina, Minnesota, an approximately 55,619 square foot flex building, for $3.5 million. Well located near the interstate highway system, the property is a functional multi-tenant building currently 87% occupied in a submarket of Minneapolis/St. Paul. We expect to acquire the Minneapolis property at the completion of this offering through a combination of assumption of existing debt financing and issuance of OP units. The terms of the existing financing to be assumed by us in connection with the contribution of this property include a term through July 8, 2017, a 30-year amortization period, a current principal balance of approximately $2.6 million and a fixed 6.05% interest rate. The lender of the existing financing for this property is Wells Fargo Bank, N.A.

➢	Brookville property. We have entered into a purchase agreement for a property located in Brookville, Ohio, near Dayton, an approximately 801,711 square foot warehouse distribution facility, for approximately $45.4 million. The facility is leased through early 2024 to a wholly-owned subsidiary of a publicly-traded corporation which operates as one of the largest specialty family footwear retailers in North and South America. This facility is the tenant’s largest distribution center in the United States. The building, constructed in 2008, features 32-foot clear height, concrete construction, numerous loading docks, 52-foot by 52-foot column spacing and an ESFR wet sprinkler system. The tenant has invested over $35 million in material handling equipment in the facility. We expect to acquire the Brookville property at the completion of this offering with a combination of new debt financing at current-market terms and issuance of OP units.

➢	Tejon property. We have entered into a purchase agreement for a property located in Tejon, California, near Bakersfield, an approximately 351,723 square foot, single tenant, fulfillment and distribution center, for $24.0 million. The property is leased until 2028 to a subsidiary of a publicly traded marketer and supplier of brand name, private label and licensed footwear to department stores and mass merchandisers. The facility serves as the tenant’s only fulfillment center west of the Rocky Mountains. The building, constructed in 2008, features 32-foot clear height, concrete construction, numerous loading docks, 50-foot by 50-foot column spacing and an ESFR sprinkler system, and has the potential to accommodate tenant growth through an expansion of the building footprint. The tenant has invested in excess of $25 million in material handling equipment in the facility to increase the efficiency of its operation. The property is located in the Tejon Industrial Complex, which is strategically located approximately one and a half hours north of Los Angeles (two hours from the ports of Los Angeles and Long Beach) and four hours south of San Francisco and the Port of Oakland. We expect to acquire the Tejon property at the completion of this offering with a combination of new debt financing at current-market terms and net proceeds of this offering.

➢	Eastern National Industrial portfolio and Mattawoman property. We have entered into six purchase agreements for seven industrial properties for $69.2 million. The properties, including the Mattawoman property, are located in various east coast markets, including Brandywine, Maryland, Charlotte, North Carolina, Charleston, South Carolina and Allentown, Pennsylvania. The buildings total approximately 1,731,712 square feet and are 100% leased and occupied by seven tenants, with an average remaining lease term of approximately four years. The buildings range in size from 96,400 square feet to 539,600 square feet and were constructed between 1988 and 2000. The acquisition of the Eastern National Industrial portfolio includes vacant, developable land adjacent to one of the buildings in North Carolina which could potentially accommodate a 120,000 leasable square foot industrial building. We expect to acquire the Eastern National Industrial portfolio and Mattawoman property using net proceeds of this offering.

Business and properties

➢	Milwaukee property. We have entered into a purchase agreement for a property located in Cudahy, Wisconsin, a suburb of Milwaukee, totaling 150,465 square feet, for $7.8 million. The building is 100% leased to a single tenant through 2016. The tenant has been located in the building since 2001, and finalized a renewal and expansion into the remainder of the facility in 2009. The property is located near the airport in the Cudahy submarket. The building was built in 1999 and has 28-foot clear height, features both dock high and grade level loading and can be divided again in the future as there are currently two office pods in the project. We expect to acquire the Milwaukee property using net proceeds of this offering.

➢	Winston-Salem property. We have entered into a purchase agreement for all of the partnership interests in a partnership (as well as the membership interests of the partnership’s general partner) that owns 100% of a property located in Winston-Salem, North Carolina, an approximately 930,451 square foot, single-tenant, distribution building, for $29.7 million. The property is 100% occupied and leased to a 2009 Fortune 1000 company for a remaining term of over 11 years. The tenant’s headquarters are located in Winston-Salem, approximately five miles from this building. The building was constructed in 1989 and offers 30-foot clear height, 54-foot by 54-foot column spacing and sits on approximately 49 acres. The building is located in the Forsyth County submarket within the Greensboro/Winston-Salem market. We expect to acquire the Winston-Salem property using net proceeds of this offering.

➢	Portland property. We have entered into a purchase agreement for the leasehold interest in a property located in Portland, Tennessee, near Nashville, consisting of an approximately 750,000 square foot, single sub-tenant, distribution building, for $25.0 million. The property is 100% occupied and leased to a manufacturer of laundry detergents for a remaining term of four years. The single sub-tenant has occupied the building since its construction in 2009 and selected this location due to its proximity to its manufacturing plant in Bowling Green, Kentucky, approximately 30 miles away. The building features 30 to 39-foot clear height, concrete tilt up panel construction, 60-foot by 62-foot column spacing and 85 dock doors. The building is currently divided into three spaces due to the expansion requirements of the single sub-tenant, which will facilitate re-tenanting in the future. The single sub-tenant has a right of first refusal for any expansion space during the remaining term. We expect to acquire the Portland property using net proceeds of this offering.

➢	Wisconsin portfolio. We have entered into a purchase agreement for the Wisconsin portfolio, an approximately 1,116,307 square foot, two-tenant, three-building industrial portfolio located in the Appleton and Plover areas of Wisconsin, for $25.3 million. The portfolio is 100% occupied, with 14 years remaining on the leases in one of the buildings with a 2009 Fortune 500 printing company tenant that occupies two of the buildings. This tenant’s lease of its second building has three years remaining on its term. The third building, located in the Appleton area, is a six year sale/leaseback with a national third-party logistics provider headquartered in Appleton that has a 40 year operating history. We expect to acquire the Wisconsin portfolio using net proceeds of this offering.

➢	Charlotte portfolio. We have entered into a purchase agreement for the Charlotte portfolio, an approximately 1,085,995 square foot, seven-tenant, five-building industrial portfolio located in Charlotte, North Carolina, for $35.0 million. The portfolio is 91% occupied with no existing tenant lease expirations until 2014 and an average of 5.4 years remaining on the terms of the leases. The buildings range in size from 21,592 square feet to 782,946 square feet. We expect to acquire the Charlotte portfolio using net proceeds of this offering.

The Columbus portfolio, Denver/Lakeland portfolio, Wisconsin portfolio, Winston-Salem property, Milwaukee property, Eastern National Industrial portfolio and Mattawoman property, Minneapolis property, Aurora property and Memphis portfolio were not listed on the market for sale and were sourced by us directly through our relationships with owners and brokers. The weighted average age of the properties in our acquisition portfolio, is 16 years. The acquisition portfolio, as of April 1, 2010,

Business and properties

was 98.9% occupied. Based on leasable square footage, the weighted average lease term remaining for the properties in our acquisition portfolio is 7.4 years. All of the properties in our acquisition portfolio are industrial properties.

The purchase agreements for the properties in our acquisition portfolio provide for customary due diligence review periods and contain various customary conditions to closing. At any time prior to the expiration of the applicable due diligence period, we may terminate the related agreement. We have completed our due diligence investigation of substantially all of the properties in our acquisition portfolio and anticipate that we will have completed our due diligence investigation of the remaining properties prior to completion of this offering. In addition, the purchase agreements for the properties in our acquisition portfolio provide that the acquisition must be completed by a specified termination date, with certain purchase agreements providing for a short cure period. The termination dates for most of the properties in our $347.9 million acquisition portfolio occur after the anticipated date of the completion of this offering, or we have agreed in principle with the sellers of the other properties to extend the termination dates and are in the process of finalizing the related extension documentation. In addition, the termination date for the $35.0 million Charlotte portfolio is June 1, 2010, but we have the right under applicable provisions of the related purchase agreement to close during a 10 business day cure period.

Business and properties

The charts following table summarizes the properties in our acquisition portfolio as of April 1, 2010:

				Total				Annualized
				leasable	Occupancy			rent per
	Property		Year built/	square	rate(2)	Annualized		square
Address	type(1)	MSA	renovated	footage	(%)	base rent(2),(3)		foot(4)

California
5321 Dennis McCarthy Drive	Distribution	Bakersfield	2008	351,723	100.0	$2,004,821		$5.70

California—Total/Weighted Average			2008	351,723	100.0	2,004,821		5.70

Colorado
11600 East 56th Avenue	Distribution	Denver-Aurora-Broomfield	1994	210,600	100.0	977,967		4.64
3254 Fraser Street	Warehouse	Denver-Aurora-Broomfield	1986	119,200	100.0	476,640		4.00

Colorado—Total/Weighted Average			1991	329,800	100.0	1,454,607		4.41

Florida
5200/5225 Region Court/5300 Region Court	Warehouse	Lakeland-Winter Haven	1988-1990	291,564	100.0	1,433,876		4.92

Florida—Total/Weighted Average			1989	291,564	100.0	1,433,876		4.92

Maryland
14301 Mattawoman Drive	Distribution	Washington-Arlington-Alexandria	1998	393,440	100.0	983,600		2.50

Maryland—Total/Weighted Average			1998	393,440	100.0	983,600		2.50

Minnesota
7401 Bush Lake Road	Flex	Minneapolis-St.Paul-Bloomington	1973	55,619	86.8	318,236		6.59

Minnesota—Total/Weighted Average			1973	55,619	86.8	318,236		6.59

North Carolina
521 Northridge Park Drive	Distribution	Winston-Salem	1989	930,451	100.0	2,651,785		2.85
2401 Nevada Boulevard/ 11906-12520 General Drive	Distribution	Charlotte-Gastonia-Concord	1973-1999	1,085,995	91.1	3,491,509		3.53
2727 Salisbury Highway	Distribution	Statesville-Mooresville	1992	265,000	100.0	751,536		2.84

North Carolina—Total/Weighted Average			1987	2,281,446	95.8	6,894,830		3.17

Ohio
1580-1600 Williams Road	Distribution	Columbus	1991-1999	759,950	100.0	2,212,974		2.91
#1 Payless Way	Distribution	Dayton	2008	801,711	100.0	3,773,645		4.71

Ohio—Total/Weighted Average			2002	1,561,661	100.0	5,986,619		3.83

Pennsylvania
300 Salem Church Road	Distribution	Harrisburg-Carlisle	1990	120,000	100.0	466,800		3.89
330-350 Salem Church Road	Distribution	Harrisburg-Carlisle	1990	539,600	100.0	2,034,520		3.77
7130 Ambassador Drive	Distribution	Allentown-Bethlehem-Easton	1992	114,049	100.0	399,172	(5)	3.50

Pennsylvania—Total/Weighted Average			1990	773,649	100.0	2,900,492		3.75

South Carolina
260 Parkway East	Warehouse	Duncan	1988	96,400	100.0	431,872		4.48
		Charleston-North
2440 Clements Ferry Road	Distribution	Charleston-Summerville	2000	203,223	100.0	772,247		3.80

South Carolina—Total/Weighted Average			1996	299,623	100.0	1,204,119		4.02

Tennessee
4995 Citation Drive/ 4460 East Holmes Road	Distribution	Memphis	1998	816,400	100.0	1,951,830		2.39
		Nashville-Davidson-
538 Myatt Drive	Distribution	Murfreesboro-Franklin	1984	418,406	100.0	1,129,696		2.70
		Nashville-Davidson-
1171 Vaughn Drive(7)	Distribution	Murfreesboro-Franklin	2009	750,000	100.0	2,422,500		3.23

Tennessee—Total/Weighted Average			1999	1,984,806	100.0	5,504,026		2.77

Wisconsin
N9234 Lake Park Road	Distribution	Appleton-Oshkosh-Neenah	2003-2009	416,500	100.0	1,649,340		3.96
1500 Disk Drive	Distribution	Stevens Point	1978-1984, 1995	253,424	100.0	608,218		2.40
655 Brighton Beach Road	Distribution	Appleton-Oshkosh-Neenah	1971-1979, 1997	446,383	100.0	598,153	(6)	1.34

Business and properties

				Total			Annualized
				leasable	Occupancy		rent per
	Property		Year built/	square	rate(2)	Annualized	square
Address	type[1]	MSA	renovated	footage	(%)	base rent(2),(3)	foot(4)

5150 International Drive	Distribution	Milwaukee-Waukesha-West Allis	1999	150,465	100.0	$679,788	$4.52

Wisconsin—Total/Weighted Average			1990	1,266,772	100.0	3,535,499	2.79

Acquisition Portfolio—Total/Weighted Average			1994	9,590,103	98.9	$32,220,725	$3.40

*	Certain percentages and totals may not sum due to rounding

**	The Columbus portfolio is comprised of 1580-1600 Williams Road; the Memphis portfolio is comprised of 4995 Citation Drive/4460 East Holmes Road; the Nashville property is 538 Myatt Drive; the Denver/Lakeland portfolio is comprised of 11600 East 56th Avenue and 5200/5225 Region Court/ 5300 Region Court; the Aurora property is 3254 Fraser Street; the Minneapolis property is 7401 Bush Lake Road; the Brookville property is #1 Payless Way; the Tejon property is 5321 Dennis McCarthy Drive; the Eastern National Industrial portfolio is comprised of 2727 Salisbury Highway, 300 Salem Church Road, 330-350 Salem Church Road, 7130 Ambassador Drive, 260 Parkway East and 2440 Clements Ferry Road; the Mattawoman property is 14301 Mattawoman Drive; the Milwaukee property is 5150 International Drive; the Winston Salem property is 521 Northridge Park Drive; the Portland property is 1171 Vaughn Drive; the Wisconsin portfolio is comprised of N9234 Lake Park Road, 1500 Disk Drive and 655 Brighton Beach Road; and the Charlotte portfolio is comprised of 11906-12520 General Drive and 2401 Nevada Boulevard.

(1)	Property types defined as follows: distribution consists of 0% to 15% office space; warehouse consists of 15% to 55% office space; and flex consists of greater than 55% office space

(2)	Based on information provided to us by the sellers

(3)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed base rent multiplied by 12

(4)	Calculated as annualized billed base rent divided by total leased square footage as of April 1, 2010

(5)	Annualized base rent to commence May 1, 2010

(6)	Seller will sign a 6-year lease for 446,383 square feet upon completion of this offering, with an initial monthly rental payment of $49,846

(7)	Property is under a ground lease, and the current sub-tenant has a right of first refusal for any expansion space during the remaining lease term

The following table presents a summary of our acquisition portfolio by state as of April 1, 2010:

			Total leasable		Total annualized
	Number of	Total leasable	square footage(1)	Annualized	base rent(3)
State	properties	square footage	(%)	base rent(1)(2)	(%)

North Carolina	3	2,281,446	23.8	$6,894,830	21.4
Tennessee	3	1,984,806	20.7	5,504,026	17.1
Ohio	2	1,561,661	16.3	5,986,619	18.6
Wisconsin	4	1,266,772	13.2	3,535,499	11.0
Pennsylvania	3	773,649	8.1	2,900,492	9.0
Maryland	1	393,440	4.1	983,600	3.1
California	1	351,723	3.7	2,004,821	6.2
Colorado	2	329,800	3.4	1,454,607	4.5
South Carolina	2	299,623	3.1	1,204,119	3.7
Florida	1	291,564	3.0	1,433,876	4.5
Minnesota	1	55,619	0.6	318,236	1.0

Total Acquisition Portfolio	23	9,590,103	100.0	$32,220,725	100.0

*	Certain percentages and totals may not sum due to rounding
(1)	Based on information provided to us by the sellers

Business and properties

(2)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed based rent multiplied by 12

(3)	Calculated as annualized billed base rent by state divided by total annualized April 2010 base rent figure of $32,220,725

The following table summarizes lease expirations with respect to leases in place in our acquisition portfolio as of April 1, 2010:

	Number		Leasable square			Annualized	Annualized base
	of leases	Leasable	footage(2)	Annualized		base rent(4)	rent per leased
	expiring	square footage(1)	(%)	base rent(1),(3)		(%)	square foot

Common Area	—	216	0.0	$—		—	$—
Available	—	106,053	1.1	—		—	—
MTM Tenants	3	3,146	0.0	28,478		0.1	9.05
2010	5	23,480	0.2	168,714		0.5	7.19
2011	3	300,467	3.1	1,133,258		3.5	3.77
2012	6	724,397	7.6	2,564,997		8.0	3.54
2013	4	593,406	6.2	2,127,042		6.6	3.58
2014	8	1,373,696	14.3	4,022,371		12.5	2.93
2015	5	1,297,321	13.5	4,338,498		13.5	3.34
2016	3	806,164	8.4	2,533,837	(5)	7.9	3.14
2017	3	620,083	6.5	1,511,527		4.7	2.44
2018	2	810,950	8.5	2,413,404		7.5	2.98
2019	4	430,339	4.5	1,299,008		4.0	3.02
Thereafter	4	2,500,385	26.1	10,079,591		31.3	4.03

Total Acquisition Portfolio	50	9,590,103	100.0	$32,220,725		100.0

*	Certain percentages and totals may not sum due to rounding

(1)	Based on information provided to us by the sellers

(2)	Calculated as leasable square footage expiring divided by the portfolio total of 9,590,103 leasable square footage

(3)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed based rent multiplied by 12

(4)	Calculated as annualized base rent divided by total annualized base rent figure of $32,220,725

(5)	Includes $598,153 of rent under lease commencing upon completion of this offering

Business and properties

The following table summarizes information on the top ten tenants in our acquisition portfolio based on annualized base rent as of April 1, 2010:

							Leasable
							square
				Annualized	Leasable		footage
		Property	Annualized	base rent(4)	square footage		occupied(6)	Lease
Tenant	MSA	type(1)	base rent(2),(3)	(%)	occupied(5)		(%)	expiration

Payless	Dayton	Distribution	$3,773,645	11.7	801,711		8.4	2/24

Hanesbrands, Inc.	Winston-Salem	Distribution	2,651,785	8.2	930,451		9.7	12/21

Exel Inc.	Harrisburg-Carlisle	Distribution	2,501,320	7.8	659,600	(7)	6.9	7/13

Sun Products	Nashville-Davidson Murfreesboro-Franklin	Distribution	2,422,500	7.5	750,000		7.8	1/15

RR Donnelley	Appleton-Oshkosh-Neenah/Stevens Point	Distribution	2,257,558	7.0	669,924	(8)	7.0	5/24

ODW Logistics, Inc.	Columbus	Distribution	2,212,974	6.9	759,950		7.9	3/18
Brown Shoe	Bakersfield	Distribution	2,004,821	6.2	351,723		3.7	11/27

Americold	Charlotte-Gastonia-Concord	Distribution	1,255,896	3.9	209,316		2.2	10/16

DuPont	Nashville-Davidson Murfreesboro-Franklin	Distribution	1,129,696	3.5	418,406		4.4	12/14

Consolidated Container Company	Lakeland-Winter Haven	Warehouse	1,035,821	3.2	217,850		2.3	11/13

Top 10 Tenants			21,246,017	65.9	5,768,931		60.2

All Other Tenants			10,974,709	34.1	3,821,172		39.8

Total Acquisition Portfolio			$32,220,725	100.0	9,590,103		100.0

*	Certain percentages and totals may not sum due to rounding

(1)	Property types defined as follows: distribution consists of 0% to 15% office space; warehouse consists of 15% to 55% office space

(2)	Based on information provided to us by the sellers

(3)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed based rent multiplied by 12

(4)	Calculated as annualized base rent divided by total base rent figure of $32,220,725

(5)	Based on leases signed as of April 1, 2010

(6)	Based on leasable square footage occupied divided by total leasable square footage of 9,590,103

(7)	Includes 200,000 leasable square footage with a lease expiration of September 30, 2011 and 339,600 leasable square footage with a lease expiration of February 28, 2012

(8)	Includes 253,424 leasable square footage in Stevens Point with a lease expiration of December 31, 2013. Lease expiring May 31, 2024 has a termination option in favor of the tenant allowing termination on May 31, 2019 with payment of $1,320,000 termination fee

Combined portfolio

We believe our acquisition portfolio will complement our existing portfolio and enhance our central U.S. presence. We refer to our acquisition portfolio and existing portfolio as our combined portfolio,

Business and properties

which had an occupancy as of April 1, 2010 of 92.9% and represents 19.2 million leasable square feet in 17 states.

The following table summarizes our combined portfolio as of April 1, 2010:

			Total	Total	Total
		Total	leasable	industrial	office			Total
		leasable	square	square	square	Occupancy	Annualized	annualized
	Number of	square	footage(1)	footage	footage	rate(2)	base	base rent(4)
State	properties	footage	(%)	(%)	(%)	(%)	rent(3)	(%)

North Carolina	4	2,533,911	13.2	14.1	0.0	96.2	$7,541,140	9.8
Ohio	11	2,261,804	11.8	12.3	4.2	96.5	9,759,435	12.6
Minnesota(5)	20	2,081,837	10.9	5.9	83.1	83.2	14,728,299	19.0
Tennessee	3	1,984,806	10.3	11.1	0.0	100.0	5,504,026	7.1
Wisconsin	8	1,856,495	9.7	10.3	0.0	99.6	6,203,955	8.0
Michigan	6	1,630,560	8.5	9.1	0.0	96.8	7,964,675	10.3
Indiana	3	1,196,954	6.2	6.7	0.0	71.2	2,727,254	3.5
Missouri(6)	7	1,123,336	5.9	6.3	0.0	83.1	4,589,813	5.9
Iowa	8	782,179	4.1	4.4	0.0	89.1	2,488,490	3.2
Pennsylvania	3	773,649	4.0	4.3	0.0	100.0	2,900,492	3.8
Illinois	4	589,685	3.1	3.3	0.0	55.3	1,921,509	2.5
Florida	3	518,909	2.7	2.9	0.0	100.0	2,153,029	2.8
South Carolina	3	458,206	2.4	1.7	12.8	100.0	2,841,917	3.7
Maryland	1	393,440	2.1	2.2	0.0	100.0	983,600	1.3
California	1	351,723	1.8	2.0	0.0	100.0	2,004,821	2.6
Colorado	2	329,800	1.7	1.8	0.0	100.0	1,454,607	1.9
Kansas	1	311,100	1.6	1.7	0.0	100.0	1,555,500	2.0

Total Combined Portfolio(5)(6)	88	19,178,394	100.0	100.0	100.0	92.9	$77,322,561	100.0

*	Certain percentages and totals may not sum due to rounding

(1)	Calculated as total leasable square footage by state divided by the portfolio total of 19,178,394 leasable square footage

(2)	Occupancy as of April 1, 2010

(3)	Based on monthly billed base rent, excluding storage and parking revenue as of April 1, 2010, and calculated as billed base rent multiplied by 12

(4)	Calculated as annualized base rent by state divided by total annualized base rent as of April 1, 2010 of $77,322,561

(5)	Occupancy exclusive of 900 2nd Avenue South, which has not reached stabilized occupancy of 90.0% since acquisition by us with the intent to renovate and reposition

(6)	Occupancy exclusive of the following assets which have not reached stabilized occupancy of 90.0% since development by us: 10360 Lake Bluff Boulevard, 629-651 Lambert Pointe Drive, 519-529 McDonnell Boulevard

Lease expirations.  We believe our combined portfolio is currently well positioned with respect to lease rollover. As of April 1, 2010, 10.0% of our combined portfolio, based on leasable square footage, is represented by leases expiring in 2010 or 2011 (not including leases which are month-to-month). We believe that there is a broader potential tenant base for smaller premises. Because of this, we believe it is advantageous that we have relatively few leases of greater than 50,000 square feet expiring in the next two years. In 2010, the leases scheduled to expire represent approximately 0.8 million leasable square feet, or 3.9% of the leasable square footage in our combined portfolio. Three of the leases scheduled to expire in 2010 are for premises over 50,000 leasable square feet. In 2011, the leases scheduled to expire

Business and properties

represent approximately 1.2 million square feet, or 6.1% of the leasable square footage in our combined portfolio. Four of the leases scheduled to expire in 2011 are for premises over 50,000 square feet.

The following table summarizes lease expirations with respect to leases in place in our combined portfolio as of April 1, 2010:

			Leasable				Annualized
	Number	Leasable	square			Annualized	base rent
	of leases	square	footage(2)	Annualized		base rent(4)	per leased
	expiring	footage(1)	(%)	base rent(1),(3)		(%)	square foot

Common Area	—	24,317	0.1	$—		—	$—
Available	—	1,670,752	8.7	—		—	—
MTM Tenants	60	205,017	1.1	740,285		1.0	3.61
2010	94	752,327	3.9	4,810,315		6.2	6.39
2011	103	1,164,916	6.1	7,124,650		9.2	6.12
2012	94	1,793,045	9.3	8,408,432		10.9	4.69
2013	75	1,594,367	8.3	8,343,752		10.8	5.23
2014	44	2,693,144	14.0	10,281,060		13.3	3.82
2015	25	1,622,385	8.5	6,921,781		9.0	4.27
2016	22	1,693,396	8.8	7,456,284	(5)	9.6	4.40
2017	12	762,847	4.0	2,518,092		3.3	3.30
2018	7	1,191,617	6.2	4,628,654		6.0	3.88
2019	7	743,658	3.9	2,767,554		3.6	3.72
Thereafter	13	3,266,606	17.0	13,321,701		17.2	4.08

Total Combined Portfolio	556	19,178,394	100.0	$77,322,561		100.0

*	Certain percentages and totals may not sum due to rounding

(1)	Leasable square footage represents the contracted square footage upon expiration

(2)	Calculated as leasable square footage expiring divided by the portfolio total of 19,178,394 leasable square footage

(3)	Based on monthly billed base rent, excluding storage and parking revenue, as of April 1, 2010 and calculated as billed base rent, multiplied by 12

(4)	Calculated as annualized base rate divided by total annualized base rent figure of $77,322,561

(5)	Includes $598,153 of rent under lease commencing upon completion of this offering

Acquisition pipeline

In addition to those properties identified in our acquisition portfolio above, we intend to acquire additional properties with the net proceeds of this offering, in exchange for OP units, with new debt financing or through the assumption of existing indebtedness. We are currently reviewing an additional 14 industrial properties with an aggregate purchase price of approximately $282.8 million, representing 6.3 million leasable square feet, which we refer to as our acquisition pipeline. We consider the properties in our acquisition pipeline to be high-quality industrial properties in markets complementary to our existing portfolio, including Minneapolis, Denver, and Kansas City. We sourced 10 of the 14 properties directly through our relationships with owners and brokers, and such properties were not listed on the market for sale.

For purposes of identifying properties in our acquisition pipeline, we have targeted owners that may be faced with liquidity issues, including near-term maturities, who may be motivated to sell their properties because of the current distress in the overall economy. We believe this will be a successful strategy for

Business and properties

our future acquisitions because many of the properties in our acquisition pipeline are being sold due to owner liquidity issues.

There can be no assurance that we will acquire any of the properties in our acquisition pipeline. We expect we would finance any future acquisitions from our acquisition pipeline with available cash or with proceeds from our syndicated credit facility or other debt financing.

Joint venture portfolio

We will own a 5% economic interest in a portfolio consisting of 10 industrial and three office properties and a 21.7% economic interest in one five-building office complex; these properties together total approximately 3.2 million leasable square feet. As a minority owner in these properties, we will not have exclusive control over the financing, leasing and management. However, we may receive economic benefits such as preferred distributions, disposition fees and a share of the profits upon sale of the applicable property, and we also expect to maintain contractual management and leasing responsibilities for the properties in our joint venture portfolio. As of April 1, 2010, our joint venture portfolio was 95.0% occupied by leasable square footage. The portfolio includes approximately 2.5 million square feet of industrial space, which was 95.7% occupied based on total industrial leasable square footage as of April 1, 2010, and approximately 690,000 square feet of office space which was 92.5% occupied based on total office leasable square footage as of April 1, 2010.

Lender consents

In connection with the formation transactions, we will assume or otherwise become liable for certain property-related indebtedness and related obligations with respect to our existing portfolio and our acquisition portfolio. Where required by the applicable documents, instruments and agreements evidencing or securing existing indebtedness, we have obtained or are in the process of obtaining such modifications, approvals and consents as we have deemed necessary or appropriate in connection with the formation transactions. As of the date of this prospectus, we have obtained or have been informed by lenders or servicers that we can expect to obtain consents, or no consents are required, for properties in our existing portfolio covering approximately $383.6 million of outstanding indebtedness as of March 31, 2010. We remain in the lender review process with regard to only approximately $22.1 million of outstanding indebtedness, comprised of approximately $10.3 million of indebtedness on 600-638 Lambert Pointe Drive, $9.2 million of indebtedness on 601-627 Lambert Pointe Drive, and $2.6 million of indebtedness on 9835-9925 13th Avenue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.” We have received all required lender consents with regard to indebtedness relating to our joint venture portfolio. Finally, as of the date of this prospectus, we are still in the lender review process with regard to two properties in our acquisition portfolio where we are assuming existing debt in connection with the acquisition, comprised of approximately $4.4 million ($1.0 million of which will be repaid in connection with the assumption) on the Aurora property and $2.6 million on the Minneapolis property. We expect to receive the required modifications, approvals and consents related to these remaining properties prior to the closing of this offering, but there can be no assurance that we will be able to do so.

Business and properties

The following table provides a summary of the properties in our joint venture portfolio as of April 1, 2010:

			Total
			leasable	Occupancy	Welsh
	Property		square	rate(2)	ownership
Address	type(1)	MSA	footage	(%)	(%)

National Joint Venture
6250 Ridgeview Road	Distribution	St. Cloud	1,201,286	100.0	5.0
1608 Frank Akers Road	Distribution	Anniston	203,496	100.0	5.0
5460 Executive Parkway	Warehouse	Grand Rapids-Wyoming	176,606	100.0	5.0
400 Hunt Valley Road	Warehouse	Pittsburgh	159,785	100.0	5.0
1745 East 165th Street	Distribution	Chicago-Naperville-Joliet	141,086	100.0	5.0
3545 Nicholson Road	Distribution	Milwaukee-Waukesha-West Allis	136,000	100.0	5.0
1100 East LeClaire Road	Distribution	Davenport-Moline-Rock Island	131,550	100.0	5.0
7550 49th Avenue North	Warehouse	Minneapolis-St. Paul-Bloomington	115,286	100.0	5.0
787 Renaissance Parkway	Distribution	Cleveland-Elyria-Mentor	110,669	100.0	5.0
9925 Brookford Street	Distribution	Charlotte-Gastonia-Concord	106,644	0.0	5.0
2855 South James Drive	Office	Milwaukee-Waukesha-West Allis	86,204	100.0	5.0
5000 South Towne Drive	Office	Milwaukee-Waukesha-West Allis	74,000	100.0	5.0
7660 Centurian Parkway	Office	Jacksonville	72,486	100.0	5.0

National—Total/Weighted Average			2,715,098	96.1	5.0

Minnesota Joint Venture
6600—6868 France Avenue South	Office	Minneapolis-St. Paul-Bloomington	456,945	88.6	21.7

Minnesota—Total/Weighted Average			456,945	88.6	21.7

Joint Venture Portfolio—Total/Weighted Average			3,172,043	95.0	7.4

*	Certain percentages and totals may not sum due to rounding

(1)	Property types defined as follows: distribution consists of 0% to 15% office space; warehouse consists of 15% to 55% office space; and office consists of 100% office space

(2)	Occupancy as of April 1, 2010

OUR SERVICES BUSINESS

Our vertically integrated real estate services business provides a complete spectrum of real estate services necessary to support our properties. We believe that we have a competitive advantage over many other property owners through our in-house access to the expertise provided by our services business. Providing these services enables us to gain valuable insights into our target markets and operate our properties more efficiently, specifically by allowing us to control all aspects of our acquisitions, asset and property management, architecture, construction, financing and leasing. As of April 1, 2010, including our real estate portfolio, we have approximately 27.1 million leasable square feet under management and nearly 80 licensed real estate salespersons in our brokerage division. Historically, the Welsh organization’s services business has been a key driver of net revenue at our properties and provided us with the ability to address opportunities or issues within our real estate portfolio. Specifically, this business helps us by identifying tenants for vacancies within properties, supporting tenant retention through on-going tenant relationships, negotiating master contracts over the portfolio of properties to achieve savings in key maintenance areas, analyzing property taxes and potential appeals annually, and providing knowledge of up-to-date market developments that allows us the ability to negotiate favorably with tenants in all market cycles.

In addition, our services business has been a source of recurring third-party revenue. We have been able to maintain profitability in our services business through several economic cycles by ensuring that we have the services that owners need in each stage of a cycle: professional management in a recessionary economy where hands-on management is key to retaining value; development and construction when job growth is strong and there is demand for new space; brokerage services that are able to provide assistance in all market conditions to create value for owners or tenants; and facility management,

Business and properties

which is less dependent on market conditions overall. For example, in the year ended December 31, 2009, we saw reductions in revenue in brokerage, construction, architectural and financing services; however, this was partially offset by increased revenue in investment services, property management and facility services, and further mitigated by our low fixed-cost structure of using independent contractors and sub-contractors in brokerage and construction. The third-party management and/or brokerage relationships of our services business extend to public, private, and individual owners, including companies such as Highstreet Equities, ING, and TA & Associates. Although these revenue sources are derived from contracts that are typically short-term in nature, we have had an ongoing relationship with each of the clients identified above for over three years. Although the majority of recurring revenue from third-party clients comes from property management fees, we also earn transaction-based revenue from these clients, including brokerage commissions and construction, architecture, mortgage origination and facilities maintenance fees.

Our services business has seven divisions, as depicted below, which together provide a complete spectrum of real estate services for owners and tenants:

Welsh Companies

Welsh Companies is made up of four subdivisions: brokerage, asset services/asset management, development and special asset services.

Brokerage.  Welsh Companies has a real estate brokerage division with nearly 80 licensed real estate salespersons in our brokerage division specializing in office, industrial, retail and investment sales. Welsh Companies’ brokerage team has four offices in Minnesota as well as offices in Detroit, Michigan and Cincinnati, Ohio. In 2009, the brokerage division completed approximately 860 transactions. Welsh Companies is the only Minnesota affiliate of NAI Global, the premier network of independent commercial real estate firms and one of the largest commercial real estate service providers worldwide. NAI Global manages a network of 5,000 professionals and 325 offices in 55 countries throughout the world. We believe this relationship provides us with increased exposure and nationwide resources, and increases the network of professionals in other markets that assist in providing value for our owned portfolio. We believe the extensive market knowledge of our brokerage professionals and their in-depth knowledge of our assets allow us to enhance value in marketing and leasing transactions.

Asset Services Asset Management, Property Management and Accounting.  Welsh Companies is an Accredited Management Organization (AMO) that manages a portfolio of approximately 27.1 million

Business and properties

leasable square feet of commercial real estate in the central United States, including 12.4 million square feet under management for third parties, and serves the needs of more than 2,000 tenants. Having managed properties for institutions as well as individual owners, Welsh Companies’ property management staff and in-house accounting personnel are capable of complying with each property owner’s cash management, reporting and accounting requirements. We believe that our ability to maintain close business relationships with our tenants through internalized asset management, and to the extent available, property management, allows for us to quickly and comprehensively address tenant concerns and retain tenants at our properties. Additionally, we believe our centralized accounting for all properties in our portfolio provides effective financial management and enables us to identify efficiencies and consolidate contracts affecting multiple properties by monitoring not only individual property expenses but categories and vendors on a portfolio-wide basis.

Development.  Welsh Companies and its affiliates has developed more than 1.2 million square feet of industrial and office property since 2001. Of our existing portfolio, we developed four of our office properties and eight of our industrial properties. Most recently, it developed an approximately 167,000 square foot project in Minnetonka, Minnesota which included our 95,000 square foot, LEED Gold corporate headquarters and the renovation of a 72,000 square foot adjacent building. This development was completed in 2008. The overall development was fully stabilized and 98.4% occupied as of April 1, 2010. This development capability facilitates tenant-driven and owner-initiated building expansions, reconfigurations and redevelopments of existing properties. In addition, when market conditions allow, this expertise will also allow us to maximize the value of the vacant land parcels that are part of our existing portfolio by developing new assets on these parcels.

Special Asset Services.  Welsh Companies has a specialized, cross-divisional team focused on providing management strategies regarding distressed assets throughout the central United States. Consisting of individuals with finance, property management, asset management, brokerage, legal and development experience, we believe this team provides integrated solutions and strategies for owners seeking assistance with troubled assets. These integrated solutions include providing an initial opinion of value and relevant market information to management, accounting expertise, and assistance with the ultimate disposition of assets. This service supplements our primary revenue generators, and we believe may lead to acquisition opportunities of currently distressed assets. Of the properties we currently manage, over 2.0 million square feet is directly related to our special asset services division.

WelshInvest

WelshInvest is our acquisitions division, which acquired the majority of our real estate portfolio and selected the properties in our acquisition portfolio. WelshInvest’s staff includes acquisition and analytical professionals who work to strategically identify, underwrite and negotiate acquisitions, as well as legal and investor relations professionals. WelshInvest is also focused on the integration of acquired assets into our portfolio and our platform to maximize operational efficiencies. Our acquisition professionals are backed by a team of analysts who provide underwriting, property analysis and research capabilities. We believe this team is integral to the execution of our acquisition growth strategy.

Welsh Capital

Welsh Capital brokers commercial mortgages, facilitates mezzanine financing, provides loan servicing, and assists in loan restructuring and note sales. Welsh Capital maintains relationships with a variety of financial investors and commercial lenders, including life insurance and finance companies, pension funds, commercial banks and investment conduits. We believe our long-standing relationships in this industry allow us to receive attractive financing terms on projects with less time-consuming negotiations. Welsh Capital has obtained loans for clients with principal amounts of approximately $1.3 billion since beginning business in 1999. We believe Welsh Capital’s contact with financing markets will assist us in managing our debt structure, as well as continue to provide a source of third-party revenue.

Business and properties

Welsh Construction

Welsh Construction provides experience in planning new construction projects as well as tenant improvements and expansions, including local, regional and national site selection, construction management, tenant improvements, and, in connection with Genesis Architecture, LLC, another arm of our services business, design-build. Welsh Construction has a consolidated and efficient process for space planning, bids, approvals and execution that we believe provides a competitive advantage to our portfolio of properties due to timing and efficiency.

Welsh Construction is a member of the U.S. Green Building Council, and developed, designed and built one of the first buildings in Minnesota to receive LEED Gold certification by the U.S. Green Building Council. LEED (Leadership in Energy and Environmental Design) is an internationally recognized sustainable building certification system that provides third-party verification that a building was designed and built using strategies aimed at improving performance across specific metrics including energy savings, water efficiency, carbon dioxide emissions reduction, improved indoor environmental quality, and stewardship of resources and sensitivity to their environmental impacts.

Genesis Architecture

Genesis Architecture has a staff of two licensed architects and eight other professionals, including space planners and interior designers. Genesis Architecture provides resources including architectural design, site analysis/master planning, interior design and programming. We believe that our integrated architectural services provide a competitive advantage to our brokers and asset managers in the space planning process for new and renewing tenants by allowing us to quickly and cost-effectively configure spaces and complete scale drawings of space plans.

Welsh Facilities Services (FaciliTech)

FaciliTech provides commercial, industrial and retail maintenance and small project services. The services provided by licensed and experienced professionals include plumbing, electrical and HVAC subcontract services on new buildings, tenant improvements, building additions and remodeling in negotiated, design-build and traditional delivery methods. FaciliTech creates value by providing in-house services to our portfolio at cost and also generating additional revenue through third-party contracts.

Welsh Securities

Welsh Securities is a FINRA-registered brokerage firm founded in 2008 and licensed in 2009 to assist us in accessing private capital. Mr. Frederiksen, our Chief Executive Officer, and Anne Olson, our Director of Investment Operations, each hold Series 7, Series 63 and Series 24 Principal licenses for Welsh Securities; Dennis Heieie, our Chief Financial Officer and Treasurer, holds the Series 27 Financial Operations Principal license; and one additional employee also holds Series 7 and Series 63 licenses. This division may provide additional access to capital for growth in certain circumstances through its access to direct investors and a network of licensed brokerage firms. The contribution of Welsh Securities, LLC is subject to FINRA approval.

INVESTMENT STRATEGY AND PROCESS

Investment strategy

The Welsh organization’s investment strategy has historically focused on acquiring and operating industrial and office properties that generated attractive cash yields or presented significant value-add opportunities for its investors. Going forward, we intend to pursue acquisition opportunities with attractive cash yields as well as the potential for long-term capital appreciation. We seek to implement our focused strategy in order to strategically expand our portfolio, reinvest capital from strategic dispositions, and create value with opportunistic development and redevelopment within the portfolio. We plan to continue to follow a conservative underwriting approach, relying on market data and well-researched assumptions to analyze the desirability of acquisition opportunities rather than assuming aggressive rent growth and capitalization rate compression.

Business and properties

We intend to continue to focus primarily on acquisition opportunities in our current markets in the central United States, although we will also monitor other potential markets for attractive investment opportunities that may warrant additional consideration. We plan to primarily target stabilized industrial acquisition opportunities. We consider stabilized properties to be those with occupancy at or above 90%. We believe that industrial properties typically generate more attractive current yields, due in large part to lower ownership and re-tenanting costs than other property types. In addition, we will look for opportunities to add value to these acquisitions through implementation of operational efficiencies, proactive management, lease up of vacant space and select investments in capital improvements that will generate higher rental revenue. We may also strategically acquire select office properties in markets where we have a significant presence and can closely oversee the leasing and management process.

The Welsh organization historically focused, and we will continue to focus, on acquiring assets off-market. We believe that when assets are widely marketed and command a high number of bids, the resulting price often generates yields below our target levels. Our acquisition strategy is driven by our network of industry relationships. With a 32-year track record, seven service businesses, over 320 employees (including nearly 80 licensed real estate salespersons in our brokerage division), 21 locations and a portfolio of approximately 27.1 million leasable square feet under management including 12.4 million square feet under management for third parties, we access off-market opportunities by leveraging those relationships. In addition, we have access to attractive off-market distressed opportunities through our special asset services division, which provides solutions and strategies for owners, primarily banks and loan servicers, who are seeking assistance with distressed assets. We believe that our real estate services business, including comprehensive asset and property management services, allows for successful transition of acquired properties into our portfolio, increased operational efficiencies and a competitive edge as an owner/operator, further creating value for our stockholders.

We will seek to selectively identify asset sale opportunities in order to achieve our total return objectives and dispose of assets that are identified as no longer being core to our business strategy. We will seek to maximize returns to our stockholders by redeploying proceeds from asset sales into new acquisitions and development opportunities. For example, in 2009, we strategically sold two buildings of a six-building portfolio to a tenant near the end of its lease term that desired to consolidate operations and expand its use at the location where it was our tenant. This sale allowed us to generate a positive return and avoid having a large vacancy resulting from a transitioning tenant.

Investment process

We take a diligent approach to identifying and analyzing acquisition opportunities. Our investment team consists of acquisitions professionals who work together with our asset management professionals and investment committee to source, structure, negotiate and close new acquisitions.

Acquisition Sourcing.  We primarily source acquisition opportunities off-market through an extensive network of both internal and external relationships. Internally, we source acquisitions through our brokerage teams, property management, mortgage brokerage and asset management teams and our special asset services division. Externally, our acquisitions professionals are focused in specific target markets where much of their time is spent on developing and maintaining relationships with local brokers, owners and lenders, and any additional relationships that will give them the inside track on prospective new deals before they become actively marketed.

Conservative Underwriting and Analysis.  We take a conservative approach to underwriting. With extensive experience as an owner and third-party service provider of commercial real estate assets, we have a unique perspective on the life cycle of an asset and the true costs associated with ownership. In addition, our acquisitions professionals work closely with our asset managers and regularly track leasing and sales information within their respective markets to more accurately reflect current market conditions in the underwriting process. Rather than using standard assumptions when evaluating an asset, we underwrite to in-place occupancy and incorporate conservative rental rate assumptions with a

Business and properties

view on the macro economic factors. We are also very conservative in our assumptions for tenant improvement and leasing commission costs, using costs based on current market conditions.

Investment Committee Approval.  All of our acquisitions are subject to the approval of our investment committee, which includes members of our executive management team. Our investment committee is an integral part of the acquisition process, giving approvals at two separate points. First, prior to the execution of a contract, a preliminary acquisition memorandum is prepared by acquisitions and underwriting staff outlining the proposed transaction. This memorandum includes detailed information on the property, tenants and location with pictures, aerials, site plans, market information and a detailed financial analysis. If approval is gained, the second step is to complete the due diligence and update the memorandum with the findings of the due diligence investigation and further financial analysis, which is presented to our committee prior to committing non-refundable earnest money to the opportunity. At the time the memorandum is updated and prior to the commitment of non-refundable earnest money, at least one member of our executive management team (and often more than one) will physically tour the asset. Approval by our investment committee of the transaction after their review of the updated memorandum and information obtained through the property tour allows the acquisitions staff to commit non-refundable earnest money and proceed to closing on the acquisition.

Due Diligence and Closing.  Upon execution of a contract for the acquisition of property, we enter into a period of due diligence which typically ranges from 30 to 45 days. During this time, we thoroughly evaluate the asset and its historical financial performance. A team approach to due diligence is employed and the acquisitions professionals and the asset management professionals who will be assigned to the asset all contribute in the process. During the process, the due diligence team tours the asset and surrounding market, reviews historical operating statements, conducts tenant interviews, completes an audit of the financials compared to our ARGUS© model, reviews service contracts, and interviews potential leasing and management teams. A third party is contracted to complete environment site assessments and property condition assessments, and full legal due diligence on the condition of title to the property is undertaken. Following the completion of due diligence, comprehensive findings are prepared for inclusion in the updated acquisition memorandum to be reviewed by our investment committee along with any recommendations for contingencies to proceed with the acquisition. In addition, the acquisitions professionals and asset management professionals create a business plan for the asset, which addresses major lease renewals, needed capital projects, strategy for positioning the asset and asset operations. Upon closing of the acquisition, a final transition meeting takes place between the acquisitions team and the asset management team to further discuss the plan and conduct a transfer of documentation to ensure smooth transition of the asset into our portfolio of properties.

Property management

With 21 office locations providing property management services, we have developed a comprehensive approach to property management to enhance the operating performance of our properties. Our proactive management leverages our local market knowledge and enables us to closely monitor our properties and to be prepared for potential tenant and property issues as well as changes in local, regional or national market conditions. Once acquired, each property in our portfolio is actively managed to add value through aggressive leasing strategies, strong tenant relations and proactive expense management. We have the internal capability to provide leasing services, architecture and space planning, construction, accounting, and facilities management in addition to traditional asset and property management. We have regular and ongoing contact with our tenants, brokers and outside service providers, visit our properties on a regular basis and closely monitor the financial and overall performance of each property and its tenants. Our policy is to leverage our internal resources to proactively manage our properties. In addition, we believe that our internalized management and services business provides us the ability to more effectively motivate and hold accountable third-party service providers in markets where we do not have a local presence.

Business and properties

Property disposition

We will dispose of certain properties in the future to exit specific markets, when we have determined that the net proceeds of a sale transaction could be accretively re-invested in properties that strategically enhance our investment strategy, or in situations where we have determined that we have maximized a property’s value. In determining which properties to dispose of we will frequently review our portfolio to determine which properties are potential candidates for disposition. If we determine a property is a candidate for disposition, we will assemble a team of personnel best suited to assist in consummating a transaction with a potential purchaser.

Potential candidates for dispositions will be properties that are either in markets we wish to exit, properties that may provide attractive opportunities to invest net sale proceeds, or properties that we believe have reached their maximum value. We expect that, in most cases, properties that will be considered for disposition will have an occupancy level of at least 90% in the event the likely buyer is an investor or less than 50% in the event the likely buyer is an owner-occupant or user. Other factors we will consider are the number of leases that expire in the near term, the current and projected net operating income of the property, existing loans and their associated pre-payment costs, as well as any pending capital improvement projects. All of these factors will impact our valuation of the property. In addition, we will also look at potential groupings of properties that could be sold on a portfolio basis if we believe such a sale could increase the overall valuation of the individual properties.

Once an initial determination is made to explore the potential disposition of a property, we will engage in a full valuation of the property. We will create our own financial analysis for the property using Argus® software, as well as secure valuation opinions from respected real estate brokerage firms. Once the valuations are submitted, we will create a sensitivity matrix to evaluate our overall returns on a prospective sale for a range of potential sale prices and associated closing costs. If we believe a sale is in our best interest, an initial disposition memorandum will be prepared and submitted to our investment committee for approval. The disposition memorandum will include information about the property, the anticipated sale price, and projected returns to us. Upon approval by the investment committee, we will proceed to market the property for sale.

The first step in the marketing process will be to determine whether to use a brokerage firm to market the property if the property is not located in a market where we provide brokerage services. In markets where we have a brokerage staff, we will leverage our internal knowledge of the market and marketing process to our advantage in the transaction. If we determine that the use of a third-party brokerage firm may increase the net sales proceeds in a transaction, we will select a group of firms to interview for the assignment. Once the interviews are complete, we will determine which firm is most capable of handling the transaction and engage them to represent us in the sale. After preparation of marketing materials detailing the property, market information and a marketing strategy, the brokerage firm will then begin its process of marketing the property to potential purchasers. If we believe that the use of a third-party brokerage firm will not add value to a potential disposition, we will contact investors or users directly to assess their interest in acquiring the property, and directly provide them all the information necessary to undertake their analysis. Once bids on the properties are secured, we will work to negotiate with the purchaser specific business terms and conditions that are acceptable to us, and memorialize the offer in a letter of intent with the purchaser. If we decide to sell any of our properties, we presently intend to sell them for cash. However, if requested by a purchaser on terms satisfactory to us, we may provide financing to purchasers.

Upon execution of a letter of intent for the sale of a property, our dispositions staff will present the offer deemed most attractive to our investment committee for approval. Assuming that an offer is approved by the investment committee, we will turn our focus to the execution of the transaction.

Legal counsel will handle drafting and negotiation of the contract with the purchaser or purchaser’s counsel, and we will provide all required documentation related to the property for the purchaser’s due diligence review. If a seller discovers information that leads it to request a price reduction or modification of the initial agreement, approval of our investment committee will be required for any

Business and properties

material changes. The closing of the transaction will be led by legal counsel in cooperation with the personnel who worked on various aspects of the transaction.

FINANCING STRATEGY

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units. There can be no assurance that we will acquire any of the properties in our acquisition portfolio or pipeline. We expect we would finance any future acquisitions from our acquisition pipeline with available cash, proceeds from our syndicated credit facility or other debt financing.

We have received commitments for a syndicated credit facility in an initial amount of $75.0 million, which could be used to finance new acquisitions and for other working capital purposes. If completed, we may elect to increase the amount of the facility up to $150 million, subject to the approval of the administrative agent and the identification of a lender or lenders willing to make available the additional amounts. The proposed terms of the credit facility include: (i) security of a first-lien mortgage or deed of trust on certain of our properties that are otherwise unencumbered; (ii) a two year term with one 12-month extension option; and (iii) interest-only payments at rates between 250 basis points and 325 basis points in excess of LIBOR for eurodollar advances, and between 150 basis points and 225 basis points in excess of the lenders’ alternate base rate, as defined therein, for all other advances, in each case based on our overall company leverage. The specific terms of the credit facility will be negotiated by us and the lenders and there can be no assurance that we will be able to enter into this credit facility on the terms described above or at all. The credit facility will be contingent upon completion of this offering.

Initially, we will utilize the net proceeds of this offering, in addition to the funds available under the new syndicated credit facility, to fund acquisitions. We also may obtain secured debt to acquire real estate assets, and we expect that our financing sources will include banks and life insurance companies with which we have existing relationships through our third-party mortgage origination business. Although we intend to maintain a conservative capital structure, with limited reliance on debt financing, our charter does not contain a specific limitation on the amount of debt we may incur and our board of directors may implement or change target debt levels at any time without the approval of our stockholders.

Our goal is to receive an investment grade rating from a national statistical rating organization such as Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, which we believe will lower our cost of borrowing. In order to achieve this rating, we will establish and grow over time our unencumbered pool of assets, and manage our balance sheet to enhance our financial measurements such as our debt to EBITDA (earnings before interest, tax, depreciation and amortization) ratio, fixed charge coverage ratio, and other financial metrics that are analyzed by rating organizations in their process of determining investment ratings. Fifty-six of the 65 properties in our existing portfolio and seven of the 23 properties in our acquisition portfolio will be encumbered by mortgages upon completion of this offering. Lack of sufficient growth in our unencumbered pool of assets following the completion of this offering may be an impediment to receiving an investment grade rating. We will seek to maintain a conservative capital structure, which we believe includes lowering overall company leverage, transitioning over time from secured borrowings to unsecured borrowings, and maintaining sufficient excess cash and borrowing capacity to fund operations and make additional acquisitions.

REGULATION

General

Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of the existing properties has the necessary permits and approvals to operate its business.

Business and properties

Americans with Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined under the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Although we believe that the properties in our portfolio in the aggregate substantially comply with present requirements of the ADA, and we have not received any notice for correction from any regulatory agency, we have not conducted a comprehensive audit or investigation of all of our properties to determine whether we are in compliance and therefore we may own properties that are not in compliance with the ADA.

ADA compliance is dependent upon the tenant’s specific use of the property, and as the use of a property changes or improvements to existing spaces are made, we will take steps to ensure compliance. Noncompliance with the ADA could result in additional costs to attain compliance, and we believe that a reasonable estimate of costs to cure any noncompliance would be between $0 and $100,000 per building, depending on the use of the property as a public accommodation. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations to achieve compliance as necessary.

Environmental matters

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under several of these laws, an owner or operator of real estate is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow using such property as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release or exposure to asbestos-containing materials, a substance known to be present in a number of our buildings. In other cases, some of our properties have been (or may have been) affected by contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and development of real properties, we may be potentially liable for investigation and cleanup costs, penalties, and damages under environmental laws.

All of the properties in our existing portfolio and joint venture portfolio have been subjected to Phase I assessments within the last ten years by independent environmental consultants that are designed to identify certain liabilities. In addition, each of the properties in our acquisition portfolio has been subjected to, or will be subjected to, a Phase I assessment. The Phase I assessments covering two properties in our joint venture portfolio, three properties in our existing portfolio and one property in our acquisition portfolio did reveal the existence of conditions, such as the use and storage of petroleum-based oils and lubricants and demolition and construction materials, groundwater contamination and the existence of impacted soils (on one property in our existing portfolio, one property in our joint venture portfolio and one property in our acquisition portfolio) or conditions that could impact the soil or groundwater under certain circumstances in the future (on the three other properties), that have the potential to give rise to environmental liabilities. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey.

Business and properties

While some of these assessments have led to further investigation and sampling, none of our environmental assessments of our properties has revealed any environmental liability that we believe would have a material adverse effect on our financial condition or results of operations taken as a whole. Nonetheless, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. Material environmental conditions, liabilities or compliance concerns may arise after the environmental assessment has been completed. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of our properties (such as releases from underground storage tanks), or by third parties unrelated to us. If the costs of defending against environmental claims, of compliance with the various environmental laws and regulations, now existing or hereafter adopted, or of remediating any contaminated property exceed our budgets for such items, our ability to make expected distributions to stockholders could be materially and adversely affected.

Broker-dealer regulation

Our wholly-owned subsidiary, Welsh Securities, is a FINRA-registered brokerage firm, and so it is governed by the rules of FINRA. Mr. Frederiksen, our Chief Executive Officer, and Anne Olson, our Director of Investment Operations, each hold Series 7, Series 63 and Series 24 Principal licenses for Welsh Securities; Dennis Heieie, our Chief Financial Officer and Treasurer, holds the Series 27 Financial Operations Principal license; and one additional employee also holds Series 7 and Series 63 licenses.

INSURANCE

We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy. In addition, it is our practice to carry environmental coverage on properties we believe are at higher risk of environmental issues due to use or location. We currently carry environmental coverage on one property, 201 Mississippi Avenue in Gary, Indiana, relating to its use as a processing facility for raw metal products. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We do not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Some of our policies, like those covering losses due to terrorism, earthquakes and floods, are insured subject to limitations involving substantial self insurance portions and significant deductibles and co-payments for such events. We may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases.

COMPETITION

We compete in the ownership, operation, management and acquisition of industrial and office properties with pension funds and their advisors, bank and insurance company investment accounts, other REITS, real estate limited partnerships, individuals, and other entities engaged in real estate investment activities, some of whom own or may in the future own properties similar to ours in the same geographic regions in which our properties are located and some of whom have greater financial resources and lower costs of capital available to them than we have. There is competition for tenants across our portfolio, and consequently, we may find it necessary to offer competitive incentives such as free rent, absorb charges for tenant improvements, or provide other inducements that will lower our operational proceeds in the short term.

EMPLOYEES

As of April 1, 2010, the Welsh organization consisted of 325 employees. We believe that our relationships with our employees are satisfactory. As of the date of this filing, we are not party to any

Business and properties

union contracts with our employees, and no union negotiations are pending. With a corporate culture focused on providing service to our tenants and other clients, community-focused volunteerism, and sustainable real estate investments, the Welsh organization was recognized as the #1 “Best Place to Work” in the Twin Cities by the Minneapolis/St. Paul Business Journal in the medium-sized company category in 2009.

PRINCIPAL EXECUTIVE OFFICES

We own our headquarters space at 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343. Our phone number is 952-897-7700.

LEGAL PROCEEDINGS

From time to time, we are party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, results of operations or cash flow, the per share trading price of our common stock or our ability to satisfy our debt service obligations and to make distributions to our stockholders, if determined adversely to us.

From time to time, we initiate lawsuits and other legal proceedings in the ordinary course of our business to evict tenants that are in default and obtain judgments against them for the balance of rent and other expenses due for the remaining term of the lease to which such tenant is a party. The collectability of these judgments, however, is often limited by the distressed financial condition of the defaulting tenant.

On November 23, 2009, Welsh Baker Road, LLC, a property subsidiary that is wholly owned by our principals and is to be acquired by us in the formation transactions, filed a proof of claim with the United States Bankruptcy Court, District of Minnesota, for amounts owed to it by a tenant at the 4400 Baker Road property, Petters Group Worldwide, LLC, which is currently in bankruptcy. The claim amount is approximately $2.8 million. Because of the uncertainty regarding the amount that will be available to creditors, it is impossible at this juncture to predict how much Welsh Baker Road, LLC will realize in connection with this claim.

In connection with the bankruptcy of Plastech Engineered Products, Inc., its subsidiaries and affiliates, filed in the United States Bankruptcy Court for the Eastern District of Michigan on February 1, 2008, Welsh Romulus, LLC, a property subsidiary that is to be acquired by us from one of our investment funds in the formation transactions, has filed several claims totaling approximately $2.7 million. Because of the uncertainty regarding the amount that will be available for distributions to creditors and the complaint referenced below, it is impossible at this juncture to predict how much Welsh Romulus, LLC will realize in connection with these claims. In addition, on October 7, 2009, a complaint was filed against Welsh Romulus, LLC by Carroll Services, LLC, the liquidating trustee for Plastech Engineered Products, Inc. in the United States Bankruptcy Court for the Eastern District of Michigan demanding (i) the return of approximately $408,000 in rent payments received by Welsh Romulus, LLC in the 90-day period prior to Plastech Engineered Products’ bankruptcy filing, and (ii) the disallowance of the claims filed by Welsh Romulus, LLC in the Plastech bankruptcy case.

OTHER MATTERS

Mr. Doyle, our Chairman, has participated as an investor in two multi-family housing projects that are the subject of foreclosure and/or receivership actions brought by the Federal National Mortgage Association (Fannie Mae) with respect to alleged defaults relating to the projects’ mortgages and other indebtedness. We and the existing entities have no connection to these projects, which were joint ventures involving unrelated entities under the control of Mr. Doyle and various third parties.

Management

DIRECTORS AND EXECUTIVE OFFICERS

Our board of directors is responsible for directing the management of our business and affairs. Our stockholders will elect our entire board of directors annually. Our board consists of nine directors, six of whom our board has determined are independent under NYSE listing standards. There are no familial relationships between any of our directors, director nominees and executive officers. See “Certain Relationships and Related Party Transactions” for further information regarding transactions involving certain of our control persons.

Certain information regarding our directors and executive officers is set forth in the following table, as of April 15, 2010:

Name	Age	Position	Director Since

Dennis J. Doyle	57	Chairman of the Board	December 18, 2009
Scott T. Frederiksen	44	Chief Executive Officer and Director	December 18, 2009
Jean V. Kane	49	President, Chief Operating Officer and Director	December 18, 2009
Dennis G. Heieie	50	Chief Financial Officer and Treasurer	—
Tracey L. Lange	44	Senior Vice President	—
Milo D. Arkema	59	Director	April 15, 2010
James L. Chosy	46	Director	April 15, 2010
Peter D. Linneman	58	Director	April 15, 2010
Patrick H. O’Sullivan	42	Director	April 15, 2010
Paul L. Snyder	62	Director	April 15, 2010
Lawrence W. Stranghoener	55	Director	April 15, 2010

BIOGRAPHIES OF DIRECTORS AND EXECUTIVE OFFICERS

Dennis J. Doyle, Chairman of the Board

Mr. Doyle is the co-founder of the Welsh organization. Since 1977, he has held many positions within Welsh’s services business ranging from manual laborer to licensed broker to positions in executive management. He has served as Chief Executive Officer of Welsh Companies since 1987. He will cease serving as Chief Executive Officer of Welsh Companies and assume the role of Chairman of the Board of our company upon the completion of this offering and the formation transactions and continue to serve as a source of leadership and strategic vision for our company. We believe he is uniquely qualified to serve as our Chairman because of his long history with the Welsh organization and its business. Mr. Doyle has been a director of our company since its formation on December 18, 2009. He continues to hold a real estate broker’s license in the State of Minnesota. Mr. Doyle is the founder and chief executive officer of Hope For The City, a privately funded, not-for-profit organization established to fight poverty, hunger, and disease by utilizing corporate surplus. Mr. Doyle is a member of the board of directors of Egan Company, Gresser Companies, Inc., Tradition Capital Bank and American Church Mortgage Company and a former director of the Rottlund Company, Inc.

Scott T. Frederiksen, Chief Executive Officer and Director

Mr. Frederiksen is a principal partner of the Welsh organization and has more than 22 years of experience with Welsh’s services business, starting as an industrial broker in 1987. He was named Senior Vice President in 1996 and has served as President of WelshInvest, the Welsh organization’s historical investment division, from January 2008 until the completion of this offering and the

Management

formation transactions. As President of WelshInvest, Mr. Frederiksen leads a team of dedicated professionals in the areas of financial analysis, acquisitions, due diligence, legal, investor relations, financing, asset management, and dispositions. We believe that Mr. Frederiksen’s brokerage and investment experience, along with his historical leadership of the Welsh organization, will make him an asset to our board. He has been a director of our company since its formation on December 18, 2009. Mr. Frederiksen holds the Certified Commercial Investment Member, or CCIM, and Society of Industrial and Office Properties, or SIOR, designations as well as a real estate broker’s license in the State of Minnesota. Mr. Frederiksen also holds his Series 24, 7 and 63 securities licenses and is a principal license holder for Welsh Securities, LLC.

Jean V. Kane, President, Chief Operating Officer and Director

Ms. Kane has over 24 years of industry experience, including 23 years of experience with the Welsh organization. She has overseen the operations of our services business as President and Chief Operating Officer of Welsh Companies, including Welsh’s property management, brokerage, construction, architecture, development and facilities services, since 2001. She joined the Welsh organization as a Property Manager in 1987, taking on responsibility as asset manager for the Welsh organization’s portfolio in 1988; she was promoted to Assistant Vice President in 1993, to Senior Vice President, Central Services in 1997, and to Executive Vice President and Chief Operating Officer in 2000. We believe that Ms. Kane is qualified to serve as one of our directors because of her deep understanding of our services business and our industry, and experience in operating the Welsh organization. Ms. Kane has been a director of our company since its formation on December 18, 2009. Ms. Kane holds CCIM and Real Property Administrator, or RPA, designations as well as a real estate broker’s license in the State of Minnesota. Ms. Kane has served on the U.S. Bank—Twin Cities Advisory Board since December 2005. She is also a member of the executive board of directors of National NAIOP (the National Association of Industrial and Office Properties), and the Minneapolis Downtown Improvement District.

Dennis G. Heieie, Chief Financial Officer and Treasurer

Mr. Heieie joined the Welsh organization in 1998 as its Chief Financial Officer and Senior Vice President. Mr. Heieie will become the Company’s Chief Financial Officer and Treasurer upon the completion of this offering and the formation transactions. Mr. Heieie has 27 years of financial and industry experience. Prior to joining the Welsh organization, from 1991 to 1998, Mr. Heieie was Portfolio Controller for General Growth Properties, a publicly-traded REIT which owns and manages shopping malls, where he was responsible for accounting and financial reporting to third-party clients. Prior to General Growth, Mr. Heieie spent five years working for Target Corporation in various financial capacities, and his professional career began at Coopers & Lybrand as a certified public accountant. Mr. Heieie is a member of the Minnesota Society of Certified Public Accountants, holds his Series 27 securities license and is the Financial Operations Principal of Welsh Securities, LLC.

Tracey L. Lange, Senior Vice President

Ms. Lange is the Senior Vice President of WelshInvest, where she oversees financial analysis, due diligence, investor relations, asset management and dispositions. Since joining the Welsh organization in 1999 as a Property Manager, Ms. Lange has been promoted several times and became Senior Vice President in 2009. Before joining the Welsh organization, Ms. Lange was an Asset Manager for Equity Holdings, where she was responsible for asset and property management of private real estate investments. In total, she has 22 years of industry experience. She holds a real estate license in the State of Minnesota and is a Certified Commercial Investment Member (CCIM).

Management

Milo D. Arkema, Director

Mr. Arkema has been a director and employee of Baker Tilly Virchow Krause & Co. LLP, an accounting and advisory firm since 2007. Until 2007, he was a partner at Virchow Krause & Co. LLP, now renamed Baker Tilly Virchow Krause LLP, and served for five years as a member of its executive committee. Mr. Arkema’s previous accounting firm, which he joined in 1975, merged with Baker Tilly Virchow Krause LLP in 2000. His principal focus has been advising and consulting with entrepreneurs, shareholders, family businesses and boards regarding strategy, capital formation, management issues, executive compensation and general business issues. Currently, he also leads and manages financial due diligence engagements for private equity firms and strategic buyers. He has served on the investment committees of Welsh Real Estate Fund IV, LLC and Welsh Midwest Fund, LLC since 2008, and he is the chairman of the board of directors of CaringBridge, a non-profit that provides free websites to connect family and friends during a serious health event. Mr. Arkema’s experience in public accounting and executive compensation analysis led to our conclusion that he should be selected as a member of our board.

James L. Chosy, Director

Mr. Chosy is General Counsel and Secretary of Piper Jaffray Companies, a publicly-traded international middle-market investment bank and institutional securities firm, a position he has held since 2001. From 1995 to 2001, he served as Vice President and Associate General Counsel and from 2000 to 2001 he served as Secretary at U.S. Bancorp, a financial services holding company. Mr. Chosy has served as a member of the Board of Governors of the Children’s Theatre Company since 2004 and as a member of the Board of Visitors of the University of Minnesota Law School since 2006. He is admitted to practice law in Minnesota and also holds Series 7 and Series 24 securities licenses. Mr. Chosy’s public company legal, compliance and management experience led to our conclusion that he should be selected as a member of our board.

Peter L. Linneman, Ph.D., Director

Dr. Linneman is the Albert Sussman Professor of Real Estate, Finance and Public Policy at the Wharton School of Business of the University of Pennsylvania. A member of Wharton’s faculty since 1979, Dr. Linneman served as the founding chairman of Wharton’s real estate department, the director of Wharton’s Zell-Lurie Real Estate Center of 11 years and the founding co-editor of The Wharton Real Estate Review. Dr. Linneman is currently the principal of Linneman Associates, a consulting firm. He serves on the board of directors of Equity One, Inc., a shopping center REIT, and JER Investors Trust Inc., a specialty real estate finance company, where he also serves on the audit committee. He has also served as a director of Bedford Property Investors, Inc. and other public real estate companies, and is a past and current director of numerous private real estate companies. Dr. Linneman holds a Ph.D. in economics from the University of Chicago. Dr. Linneman’s scholarship and position as a respected authority in real estate finance led to our conclusion that he should be selected as a member of our board.

Patrick H. O’Sullivan, Director

Mr. O’Sullivan is Chief Financial Officer, Managing Director and a member of the investment committee of CrossHarbor Capital Partners, LLC, a real estate firm specializing in investments in real estate equity, debt securities and distressed real estate loans. From 2002 until the fall of 2006, he served as chief accounting officer for Heritage Property Investment Trust, a publicly-traded REIT. Mr. O’Sullivan is a certified public accountant in Massachusetts. Mr. O’Sullivan’s experience and insight into both public company financial reporting and real estate investing led to our conclusion that he should be selected as a member of our board.

Management

Paul L. Snyder, Director

Mr. Snyder retired from KPMG LLP, an international public accounting firm, in March 2009 after a 39-year career with KPMG that included serving as managing partner of the Minneapolis office, the Chicago office and the Midwest area, and serving on the Board of Directors of KPMG LLP United States and KPMG LLP Americas. We engaged KPMG as our outside auditor in September 2009, subsequent to Mr. Snyder’s retirement. Mr. Snyder currently serves on the board of directors of Securian Financial Group, Inc., the holding company parent for a group of insurance and financial advisory companies, and Christopher & Banks Corporation, a retailer of women’s apparel, as well as the YMCA Minneapolis and the St. Paul Foundation and as a Life Trustee of the Chicago Historical Society. Mr. Snyder’s public accounting and financial audit experience led to our conclusion that he should be selected as a member of our board.

Lawrence W. Stranghoener, Director

Mr. Stranghoener has served as Executive Vice President and Chief Financial Officer of The Mosaic Company, a publicly-traded crop nutrition company, since September 2004. Previously, he had been Executive Vice President and Chief Financial Officer at Thrivent Financial for Lutherans, a financial services company, and its predecessor organization from 2001 to 2004 and had spent 17 years at Honeywell, Inc., a technology and manufacturing company, including three years as its Chief Financial Officer. Mr. Stranghoener currently serves as a board member and a member of the audit committee of Kennametal Inc., a metalworking and tool production company, and is on the Board of Regents of St. Olaf College. Mr. Stranghoener’s experience with public company financial accounting and reporting led to our conclusion that he should be selected as a member of our board.

OUR BOARD OF DIRECTORS

Director qualifications and skills

Our directors were chosen based on their experience, qualifications and skills. We first identified nominees for the board through professional contacts and other resources. We then assessed each nominee’s integrity and accountability, judgment, maturity, willingness to commit the time and energy needed to satisfy the requirements of board and committee membership, balance with other commitments, financial literacy, and independence from us. We relied on information provided by the nominees in their biographies and responses to questionnaires, as well as independent third party sources.

Board leadership structure, corporate and risk oversight

We place a high premium on good corporate governance of us because we believe strong corporate governance is key to strong leadership of us and that enhances the value of us for our stockholders. We have a non-staggered, majority-independent board of directors who will be elected annually. We currently do not have a stockholder rights plan. In addition, we have opted out of certain state anti-takeover provisions.

Our board of directors has the primary responsibility for overseeing risk management of our company, and our management intends to provide it with a regular report highlighting risk assessments and recommendations. Our audit committee will focus on oversight of financial risks relating to us; our compensation committee will focus primarily on risks relating to remuneration of our officers and employees; and our nominating and corporate governance committee will focus on reputational and corporate governance risks relating to our company. In addition, the audit committee and board intend to regularly hold discussions with our executive and other officers regarding the risks that may affect our company. With respect to specific areas affecting our company such as executive compensation

Management

policies and practices or corporate governance, our board committees within those areas will also consider the risks to us and advise or take actions accordingly to address significant risks.

Committees of the board of directors

Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees, the principal functions of which are briefly described below, will consist solely of independent directors under the NYSE’s definition of independence and its transition rules for newly listed public companies. Our board of directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee.  The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditors, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the audit committee report required by the federal securities laws to be included in our annual proxy statement. Each member of our audit committee will be independent pursuant to the listing standards of the NYSE. In addition, each member of our audit committee will be “financially literate” as required by the NYSE, and at least one member of our audit committee will qualify as an “audit committee financial expert” as required by the SEC. Mr. Snyder is the chair of our audit committee and our audit committee financial expert, as that term is defined by the SEC, and Mr. O’Sullivan and Mr. Stranghoener also serve as members of this committee.

Compensation Committee.  The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and long-term incentive plans and produce an annual report on executive compensation for inclusion in our proxy statement. Each member of our compensation committee will be independent pursuant to the listing standards of the NYSE. In addition, each member of our compensation committee will be a non-employee director as set forth in Rule 16b-3 of the Exchange Act. Mr. Arkema is the chair of our compensation committee and Mr. Snyder and Mr. Chosy also serve as members of this committee.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, a code of business conduct and ethics and policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, develop and recommend to our board of directors criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors, recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of nominees for election as directors at each annual meeting of our stockholders. Our stockholders will elect our entire board of directors annually. Each member of our nominating and corporate governance committee will be independent pursuant to the listing standards of the NYSE. Mr. Chosy is the chair of our nominating and corporate governance committee and Dr. Linneman and Mr. Arkema will also serve as members of this committee.

Compensation of directors

Our non-employee directors will receive an annual cash retainer of $25,000 and an annual stock award valued at $40,000 for service on our board of directors. The chairpersons of our audit committee and compensation committee will receive an additional annual cash retainer of $7,500, and the chairperson of the nominating and corporate governance committee will receive an additional annual cash retainer

Management

of $5,000. In addition, each non-employee director will receive a meeting fee of $1,000 for each board or committee meeting attended, and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board or committees. Directors who are our employees will not receive compensation for their services as directors.

The initial stock awards for service on the board will be issued concurrent with the completion of this offering. Subsequent stock awards will be issued on the date of the director’s reelection to the board, with the number of shares determined by dividing 40,000 by the closing price per share of our stock on the day of the award. These annual stock awards will vest in full upon grant. Our directors will be required to hold until their retirement from the board a minimum of 75% of the shares awarded.

Mr. Doyle, who will be a non-employee director upon completion of this offering and the formation transactions, will receive the compensation described above. As chairman of our board, Mr. Doyle will also receive an additional annual cash retainer of $100,000.

CODE OF BUSINESS CONDUCT AND ETHICS

Upon completion of this offering and the formation transactions, our board of directors will establish a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

➢	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

➢	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

➢	compliance with applicable governmental laws, rules and regulations;

➢	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

➢	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee will be a current or former officer or employee of our company or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that will have one or more of its executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis discusses and analyzes the executive compensation program for the named executive officers identified below under “—Executive Compensation—Summary Compensation Table,” which program will be effective upon completion of this offering and the formation transactions. This discussion and analysis should be read together with the tables and related footnote disclosures detailed below. The following discussion and analysis contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding our future executive compensation program. Our actual executive compensation program may differ from the anticipated program described below.

Management

Evolution of our executive compensation program

Historically, the Welsh organization’s approach to executive compensation has been tied to the operation of the business as a closely held private company. Mr. Doyle, Mr. Frederiksen and Ms. Kane were solely responsible for setting and adjusting the overall design of our executive compensation program. They would annually review each executive’s compensation as part of his or her annual performance review and budgeting process. When making decisions about executive compensation, they used information provided by recruiting firms, our historical pay practices, and wage increase information from various publicly available sources. They also considered the seniority, skill, and responsibilities of the particular executive; internal equity among pay levels of our executive officers; and the individual performance of each executive officer. In anticipation of our transition from private to public ownership, we have made or will make certain adjustments to our executive compensation program. These adjustments are described below.

Engagement of Compensation Consultant and Identification of Peer Group.  Prior to 2009, we did not engage an outside compensation consultant, nor did we utilize a formal pay philosophy or benchmarking approach. In 2009, the Welsh organization engaged Baker Tilly Virchow Krause & Co., LLP, or Baker Tilly Virchow Krause, an independent compensation consultant, to assist and advise us on matters related to executive compensation. Baker Tilly Virchow Krause reviewed our compensation framework and approach, and provided benchmarks against a peer group of companies to enable us to ensure that our philosophy and strategy for executive compensation is appropriate and desirable as we transition from a closely-held private company to a publicly-traded REIT.

Baker Tilly Virchow Krause considered the following factors in selecting our peer group from currently publicly-traded REITs:

➢	REIT Structure: fully integrated, self-managed REITs;

➢	Sector focus: primarily either diversified REITs or REITs in the industrial or office sectors;

➢	Recent earnings performance: primarily REITs that achieved positive net operating income in 2008; and

➢	Size: primarily REITs approximately similar in size to our company based on estimated market capitalization, revenue and/or enterprise value.

For purposes of the compensation analysis, the application of these factors yielded the following peer group of companies:

➢	AMB Property Corporation

➢	Brandywine Realty Trust

➢	Cousins Properties Incorporated

➢	DCT Industrial Trust, Inc.

➢	Duke Realty Corporation

➢	EastGroup Properties, Inc.

➢	Equity One, Inc.

➢	First Industrial Realty Trust, Inc.

➢	Highwoods Properties, Inc.

➢	Inland Real Estate Corporation

➢	Investors Real Estate Trust

➢	Kilroy Realty Corporation

➢	Liberty Property Trust

➢	Mack-Cali Realty Corporation

➢	Parkway Properties, Inc.

➢	ProLogis

➢	PS Business Parks, Inc.

We believe this peer group constitutes a critical component of the market where we compete for executive talent. Baker Tilly Virchow Krause reviewed the proxy statements for our peer group to assist in benchmarking executive compensation at our company. In addition, because we also compete for talent with other industries, Baker Tilly Virchow Krause relied on general pay data obtained through published survey sources in assessing our executive compensation levels. Baker Tilly Virchow Krause

Management

used this data to recommend an executive compensation program designed to help us transition from a closely-held private company to a publicly-traded REIT.

Transition of Management Roles.  In anticipation of our transition from private to public ownership, we will transition management roles prior to and following the completion of this offering and the formation transactions, as described in the following chart:

	Position with the Welsh organization	Position with Welsh Property Trust, Inc.
Name	prior to this offering	following this offering

Dennis J. Doyle	Chief Executive Officer of Welsh Companies	Chairman of the Board
Scott T. Frederiksen	President, WelshInvest and Senior Vice President of Welsh Companies	Chief Executive Officer and Director
Jean V. Kane	President and Chief Operating Officer of Welsh Companies	President, Chief Operating Officer and Director
Dennis G. Heieie	Senior Vice President and Chief Financial Officer of Welsh Companies	Chief Financial Officer and Treasurer
Tracey L. Lange	Senior Vice President of WelshInvest	Senior Vice President

This transition continues the strong legacy of leadership within our company; reflects the assumption by Mr. Doyle of the position of Chairman of the Board, and by Mr. Frederiksen of the position of Chief Executive Officer; and is responsive to executive roles and responsibilities required for public companies.

Formalization of Other Compensation Practices.  In anticipation of our transition from private to public ownership, we are formalizing our approach to our executive compensation program. For example, we will to enter into employment agreements with Mr. Frederiksen, our Chief Executive Officer, and Ms. Kane, our President and Chief Operating Officer. See “—Overview of Executive Compensation Program—Employment Agreements and Change in Control Arrangements” below, for more information. We have benchmarked our compensation to set total targeted compensation for our named executive officers just under the median total compensation provided by our peer group. In addition, in our approach to incentive compensation, we are tying incentive compensation to the achievement of post-offering goals in order to motivate our named executive officers to achieve those goals.

Overview of executive compensation program

Following the completion of this offering and the formation transactions, we will continue to recruit, retain and motivate key executives to lead us in achieving our business goals. Our executive compensation program will support these objectives by providing our named executive officers with a base salary and the opportunity to earn annual incentive compensation. In addition, Mr. Frederiksen, our Chief Executive Officer, and Ms. Kane, our President and Chief Operating Officer, each will be granted an award of restricted stock units under our LTIP, which awards will vest based on achievement of specified performance goals. Our named executive officers also receive certain benefits and perquisites.

We intend for the compensation provided to our named executive officers to be competitive with our peers in order to recruit and retain top talent. We will tie annual incentive compensation to the achievement of certain performance goals in order to retain and motivate our named executive officers. The vesting of the awards of restricted stock units provided our Chief Executive Officer and President and Chief Operating Officer will be linked to increasing stockholder value in order to align management goals with stockholder goals. We believe that this approach will further our efforts to recruit, retain and motivate key executives, and in turn achieve our business objectives.

Management

Each component of our executive compensation program is described below.

Base Salaries.  Our named executive officers will receive a base salary as compensation for services rendered throughout the year. For 2010, we expect base salaries for our named executive officers to remain at the same amount as they were prior to completion of this offering and the formation transactions, which is significantly less than the median for our company’s peer group. Our compensation committee will thereafter determine adjustments, if any, to base salaries for our named executive officers to appropriately align their compensation, with the peer group to reflect our performance following the completion of this offering, to reflect significant changes in job responsibilities or market conditions, or otherwise as the committee sees appropriate. Such adjustments made to align compensation with the peer group may result in aggregate increases to base salary for the named executive officers which are in a range estimated to be between $400,000 and $600,000 annually. We expect to make those adjustments to impact the named executive officers’ salaries for fiscal years 2011 and 2012.

Annual Incentive Compensation.  Our named executive officers will have the opportunity to earn annual incentive compensation under an annual incentive compensation plan. Based on this plan, bonuses would be earned if we achieve certain performance goals, and, if earned, will be paid in cash as a percentage of base salary. Although fiscal year 2010 will be a partial year, we intend to pay full year bonuses to all participants in the 2010 Annual Incentive Compensation Plan, or our annual incentive plan, including our named executive officers, based on the achievement of certain fiscal year 2010 performance goals.

To determine the 2010 targeted incentive compensation awards, the compensation committee reviewed the peer group benchmarking information provided by Baker Tilly Virchow Krause, our business and growth strategies, our pro forma financial statements, and certain financial models. In consideration of our growth plan and the fact that the key steps to execute the growth plan will be accomplished before this offering, the committee set the 2010 annual incentive compensation target at 110% of the targeted 2012 base salary for our Chief Executive Officer and 116% of the targeted 2012 base salary for our Chief Operating Officer, or slightly below the peer group median. The awards are based on the targeted 2012 base salaries because the actual 2010 base salaries will continue to be at a level well below peer group median levels as they were established prior to this offering. The following table summarizes the targeted annual incentive award amounts and the related percentages of our 2010 base salaries and our targeted 2012 base salaries:

		As % of base salary
	Target Payout	Actual	Targeted
	Amount	2010 Base	2012 Base

Scott T. Frederiksen, CEO	$523,000	174%	110%
Jean V. Kane, President/COO	523,000	174%	116%
Dennis G. Heieie, CFO	100,000	50%
Tracey L. Lange, Sr VP	100,000	50%

Targeted annual incentive compensation goals will be based on the achievement of corporate performance goals. These corporate performance goals are:

➢	Adjusted Funds from Operations (per Share) (AFFO Goal / Incentive)

➢	Net Income (NI Goal / Incentive)

The compensation committee selected the AFFO Goal to measure cash flow performance, and the NI Goal to provide a measure of GAAP earnings performance.

Management

For 2010, the allocation of performance goals for each executive is summarized in the following table:

	Goal		CEO	COO	CFO	Sr VP

Adjusted Funds from Operations per Share	$0.74	*	60%	60%	60%	60%
Net Income	$6.1 million		40%	40%	40%	40%

*	Estimated. Actual AFFO Goal will be recalculated post-offering based on the actual number of total outstanding shares upon completion of this offering.

To set the above-referenced goals, the compensation committee reviewed our pro forma financial statements and certain financial models, including the primary assumptions underlying these financial models. As noted elsewhere in this prospectus, a critical factor for our company’s financial performance for the period from the date of this offering through December 31, 2010 is our acquisition of new portfolio properties using the net proceeds of this offering, debt financing and the issuance of OP units. The compensation committee selected the AFFO Goal of $0.74 and the NI Goal of $6.1 million as target performance goals for 2010 because achieving such metrics, which are based directly on the successful completion of the acquisition of new portfolio properties and the expected income and cash flow of such properties, would represent strong financial performance by our company. The compensation committee further believes that the use of these two goals represents an appropriate balance of risk and reward for management.

Annual incentive compensation payouts will be determined based on the achievement of threshold, target and maximum performance goals, as summarized in the following table:

	Measurement Points (% of Goal)

	Threshold	Target	Maximum

Adjusted Funds from Operations per Share	80%	100%	120%
Net Income	50%	100%	120%

For each corporate performance goal, the plan includes a target payout, a threshold payout, and a maximum payout, as summarized in the following table:

	Threshold	Target	Maximum

Adjusted Funds from Operations per Share	80%	100%	110%
Net Income	50%	100%	120%

The threshold and maximum payouts were established as a percentage of the target payout.

Payouts for each performance goal will be calculated as set forth below.

➢	If actual performance for the performance goal is less than the threshold performance goal, no payouts would be made in connection with that performance goal.

➢	If actual performance is equal to the threshold performance goal, the payout would be equal to the threshold payout.

➢	If actual performance is in excess of the threshold performance goal but less than the target performance goal, the payout would be equal to the threshold payout plus the excess over the threshold payout computed as the product of:

-	a percentage calculated as the amount of the actual performance in excess of the threshold performance goal divided by the difference between the threshold performance goal and the target performance goal, multiplied by

-	the difference between the threshold payout and the target payout.

Management

➢	If actual performance is equal to the target performance goal, the payout would be equal to the target payout.

➢	If actual performance is in excess of the target performance goal but less than the maximum performance goal, the payout would be equal to the target payout plus the excess over the target payout computed as the product of:

-	a percentage calculated as the amount of the actual performance in excess of the target performance goal divided by the difference between the target performance goal and the maximum performance goal, multiplied by

-	the difference between the target payout and the maximum payout.

➢	If actual performance is equal to or greater than the maximum performance goal, the payout would be equal to the maximum payout.

In the event of the termination of employment due to the executive’s death or disability, the payout under this plan for that executive would be the executive’s target total bonus amount prorated for the portion of the performance year that the executive was employed, such prorated amount to be calculated by dividing the target total bonus by 12 and multiplying by the number of months during the performance year that the executive was employed through the last day of the month on or succeeding the executive’s termination of employment.

Payouts, if any, will be made on or before March 15 of the year following the relevant performance period. Targeted annual incentive compensation for 2011 and 2012 will be determined by the compensation committee.

Restricted Stock Units under the LTIP.  Pursuant to the terms of their employment agreements, we will grant Mr. Frederiksen, our Chief Executive Officer, and Ms. Kane, our President and Chief Operating Officer, awards of restricted stock units under our LTIP. We refer to the awards described below as the 2010 awards. The LTIP was adopted, and approved by our pre-offering stockholders, to provide long-term incentives to persons with significant responsibility for the success and growth of our company, to help align the interests of such persons with those of our stockholders, to assist us in recruiting, retaining and motivating a diverse group of employees and directors on a competitive basis, and to link pay-for-performance for such employees and directors. The LTIP is also designed to provide such persons with additional incentives and reward opportunities designed to enhance the profitable growth of our company.

We benchmarked the 2010 awards to our peer group based on annual GAAP cost as a percentage of base salaries. Because our 2010 base salaries will continue at the levels established prior to this offering which are below the median base compensation provided by our peer group, the 2010 awards were based on our targeted 2012 base salaries rather than our 2010 base salaries.

To determine the 2010 targeted restricted stock units the compensation committee reviewed the peer group benchmarking information provided by Baker Tilly Virchow Krause, our pro forma financial statements, certain financial models, and historical REIT return indices. In consideration of our growth plan and the peer group information, the committee set the 2010 restricted stock unit values at 175% of the targeted 2012 base salary for our Chief Executive Officer and 185% of the targeted 2012 base salary for our Chief Operating Officer, or slightly below the peer group median. The awards were based on the targeted 2012 base salaries because the actual 2010 base salaries will continue to be at a level well below peer group median levels as they were established prior to this offering.

We are entitled to settle the 2010 awards in cash, shares of common stock on a one-for-one basis with the units, or a combination of cash and shares. The specific number of shares issuable under the 2010 awards will be determined by dividing the award value associated with actual performance for the measurement period described below by the initial public offering price. The award values measured as

Management

of the date of this offering for each of Mr. Frederiksen and Ms. Kane are as follows: $1,246,500 (threshold), $2,493,000 (target) and $2,929,280 (maximum). If we elect to settle the 2010 awards in cash, we will pay the product of the share amount calculated above multiplied by the average of the high and low sale prices of our common stock on December 31, 2012. As permitted under the LTIP, dividend equivalents will be paid on the number of shares issuable as of December 31, 2012 for the period from the date of the closing of this offering through December 31, 2012. The 2010 awards will vest on December 31, 2012, and be settled on or about February 15, 2013, if we achieve certain performance goals, as summarized below, for the measurement period starting from the date of the closing of this offering and ending on December 31, 2012. These performance goals are:

➢	total stockholder return (TSR) goal; and

➢	comparative stockholder return (CSR) goal.

Performance for the TSR goal will be calculated as follows:

➢	the appreciation of our share price calculated as the difference between (a) the average of the closing prices of our stock for each day of the last quarter of 2012 and (b) the initial public offering price per share; plus

➢	the dividend per share paid to the stockholders for 2010, 2011, and 2012; divided by

➢	the initial public offering price per share.

Performance for the CSR goal will be calculated by dividing our actual stockholder return as computed for the performance of the TSR goal with the average of:

➢	the Dow Jones REIT Composite Index average return from the day preceding the date of this offering through December 31, 2012; and

➢	the FTSE NAREIT All REIT Index average return from the day preceding the date of this offering through December 31, 2012.

The performance goals and the allocation of LTIP compensation by goal for each executive are summarized as follows:

		Allocation by Goal

	Performance
	Goal	CEO	COO

Total Stockholder Return	30%	50%	50%
Comparative Stockholder Return	100%	50%	50%

The compensation committee set the LTIP performance goals based on its review of our pro forma financial statements and historical REIT return indices. The compensation committee believes the selected performance goals, which reference stockholder returns, provide a balance of challenge and motivation for management. The TSR goal requires achievement of our projected dividend rate as well as appreciation of our stock price following this offering. The TSR goal is balanced by the CSR goal that requires management to achieve target performance comparatively equal to the average return of the REITs in the two indices selected.

For each performance goal, there is a threshold performance, a target performance and a maximum performance established as a percentage of the related performance goal as follows:

	Measurement Points (% of Goal)

	Threshold	Target	Maximum

Total Stockholder Return	60%	100%	110%
Comparative Stockholder Return	80%	100%	125%

Management

For each performance goal, the plan includes threshold units, target units and maximum units. The threshold and maximum units are established as a percentage of the target units as follows:

	Threshold	Target	Maximum

Total Stockholder Return	60%	100%	110%
Comparative Stockholder Return	50%	100%	125%

The number of units vesting for each performance goal will be calculated as follows.

➢	If actual performance for the performance goal is less than the threshold performance goal, no units would vest in connection with that performance goal.

➢	If actual performance is equal to the threshold performance goal, the number of units vesting would be equal to the threshold units.

➢	If actual performance is in excess of the threshold performance goal but less than the target performance goal, the number of units vesting would be equal to the threshold units plus the excess over the threshold units computed as the product of:

-	a percentage calculated as the amount of the actual performance in excess of the threshold performance goal divided by the difference between the threshold performance goal and the target performance goal, multiplied by

-	the difference between the threshold units and the target units.

➢	If actual performance is equal to the target performance goal, the number of units vesting would be equal to the target units.

➢	If actual performance is in excess of the target performance goal but less than the maximum performance goal, the number of units vesting would be equal to the target units plus the excess over the target units computed as the product of:

-	a percentage calculated as the amount of the actual performance in excess of the target performance goal divided by the difference between the target performance goal and the maximum performance goal, multiplied by

-	the difference between the target units and the maximum units.

➢	If actual performance is equal to or greater than the maximum performance goal, the number of units vesting would be equal to the maximum units.

If any of the calculation results include a fraction of a unit, the unit amount will be rounded up.

Benefits and Perquisites.  Our named executive officers may participate in the standard company benefits we offer to all full-time employees. These benefits include medical and dental insurance, life insurance, long-term disability insurance, short-term income replacement and 401(k) retirement plans.

Our named executive officers may participate in our 401(k) retirement plan, which permits employees to contribute between 1% and 100% of their compensation (base salary plus annual cash incentive), within the limits of the law and in accordance with our 401(k) testing. We provide a matching contribution of $0.50 for each dollar contributed, up to a maximum of 6% of compensation. A discretionary profit sharing allocation is also permitted under the plan.

Employment Agreements and Change in Control Arrangements.  Upon completion of this offering and the formation transactions, we intend to enter into written employment agreements with Mr. Frederiksen and Ms. Kane, who will serve, respectively, as our Chief Executive Officer and our President and Chief Operating Officer. Each employment agreement will be for a term commencing upon completion of this offering and ending on December 31, 2012, with employment continuing on an at-will basis thereafter and terminable by either party upon 60 days’ written notice. The employment

Management

agreements will provide for an initial annual base salary of $300,000 to Mr. Frederiksen and $300,000 to Ms. Kane, which may be increased but not decreased at the discretion of our compensation committee. The employment agreements also provide for the above-described cash incentive payments under our annual incentive plan, based on achievement of specified performance objectives, and the above-described award of restricted stock units under our LTIP, with vesting based on the achievement of specified performance goals, along with participation in our other employee benefit plans and programs that are generally available to our employees.

If during the term of the employment agreements Mr. Frederiksen or Ms. Kane should die or become unable to perform his or her essential job functions despite reasonable accommodation for a period of six months or longer, whether consecutive or not, during a 12-month period, then such executive officer’s employment shall terminate and he or she will be paid base salary and any incentive compensation earned through the date of termination, including prorated incentive compensation for any partial year of employment, and receive immediate vesting of any unvested LTIP awards.

Under their employment agreements, upon the termination of employment either by us for cause or by Mr. Frederiksen or Ms. Kane without good reason during the term of the employment agreement, such executive officer will be entitled to receive only his or her annual base salary and other benefits accrued and earned through the date of termination of employment. “Cause” under the employment agreements generally means conviction of or plea to a felony or a gross misdemeanor, or any willful or reckless public conduct by the executive that has a material detrimental effect on us; fraud or embezzlement against us; or willful, reckless or grossly negligent and material failure to perform his or her duties, follow the lawful directions of the board or misconduct in violation of company policy or applicable law. The employment agreements generally define “good reason” to mean any of the following, without the executive’s consent: a material diminution in the executive’s total compensation, salary, authority or duties; a change in reporting authority such that Mr. Frederiksen no longer reports to the board or a material diminution in the authority of the person to whom Ms. Kane reports; a move of principal place of employment of more than 50 miles; or a failure of us to use our best efforts to cause the executive to be re-nominated to the board during the initial term of the agreement. A “change in control,” generally, would include the acquisition, including through merger, of more than 50% of our stock, or the sale, transfer or disposition of all or substantially all of our assets. Each of the above terms is only a summary and is qualified by the employment agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Upon the termination of employment either (i) by us without cause, (ii) by the executive officer for good reason, (iii) if the executive’s employment terminates at the end of the initial term (i.e., at December 31, 2012) without renewal by our company, or (iv) any of the previous events occur within 24 months following a change of control, the executive officer will be entitled under his or her employment agreement to the following severance payments and benefits:

➢	two years of the executive’s base salary, calculated at the highest rate in effect during the six-month period before termination;

➢	a cash incentive bonus payment equal to two times the average of the two previous annual cash incentive bonuses received by the executive pursuant to our annual incentive plan, or, if the executive has not yet received two annual cash incentive bonuses by the time of termination, two times the cash incentive bonus the executive would have received if he or she had remained employed and satisfied all target performance objectives;

➢	full vesting of the LTIP awards held by the executive officer, subject to the requirements of Section 162(m) of the Code, upon termination by us for cause or by the executive officer for good reason;

➢	for 18 months after termination of employment, continuing coverage under the group health plans made available by our company to active employees; and

➢	outplacement assistance.

Management

Upon a change of control, all outstanding unvested LTIP awards granted to the executive fully vest and become immediately exercisable, regardless of whether the executive is entitled to the severance benefits set forth above.

In the event that any amount payable to an executive officer is determined to be an excess parachute payment under Section 280G of the Code, the payment may be reduced so that the executive will receive the best after-tax result.

Each employment agreement also contains non-competition and non-recruitment provisions that continue for a one-year period after termination of employment, as well as confidentiality provisions. The executives may not engage in outside businesses which would conflict or interfere with their rendition of services either directly or indirectly to our company. However, at the same time, they may continue to participate in charitable and other activities and they may hold, develop, increase, or sell their outside real estate investments, with any increases in their ownership of industrial or office facilities subject to prior written approval from our board of directors. In addition, severance payments are conditioned on the execution of a release.

Treatment of Brokerage Commissions Agreement.  Welsh Companies, LLC historically paid commissions to Mogul Financial Group, Ltd., or Mogul, an entity wholly owned by Mr. Frederiksen, in connection with real estate brokerage activities facilitated by Mogul. We and Mogul acknowledge that we will continue to benefit from the relationships established by Mogul, and that such relationships will continue to generate revenue for us over the next several years. In recognition of this continued revenue stream, and the value of the relationships established by Mogul, we and Mogul will enter into an agreement to provide for the continued payment of commissions. Under this agreement, Mogul will receive 2.0% of the gross brokerage revenue of Welsh Companies, LLC in the first year after the consummation of this offering, 1.5% of such revenues in the second year, and 1.25% of such revenues in the third year, subject to an aggregate maximum payment of $900,000 under the agreement. The agreement will terminate upon the earliest of expiration of the three years, payment of the maximum amount or if Mr. Frederiksen is terminated for cause under his employment agreement with our company.

Tax and Accounting Treatment of Compensation Decisions.  We have been and will continue to be mindful of the potential tax and accounting treatment of each component of our executive compensation program. For example, Section 162(m) of the Code generally limits the deductibility of compensation in excess of $1 million for a company’s chief executive officer or any of its four other highest paid executive officers. Certain performance based compensation is not subject to this limitation. We intend to structure our LTIP to qualify as performance based compensation not subject to the limitations contained in Section 162(m). We may in the future determine that our compensation objectives are not furthered when compensation must be paid in a specific manner to be tax deductible.

Stock Ownership Guidelines.  Upon completion of this offering and the formation transactions, we plan to adopt stock ownership guidelines applicable to Mr. Frederiksen and Ms. Kane. We anticipate that these guidelines will require each executive to hold four times his or her base compensation (base salary plus annual cash incentive bonus) in the form of stock. The executives will have four years to achieve this minimum. In addition, they will be required to hold a minimum of 75% of any equity awarded pursuant to the LTIP while they remain in our employ.

Management

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our named executive officers, each of whom was serving as an executive officer of Welsh Companies, LLC or an affiliated entity on December 31, 2009.

Summary compensation table

				All other
Name and principal position	Year	Salary(1)	Bonus	compensation(2)	Total

Dennis J. Doyle	2009	$300,000	$—	$67,477	$367,477
Chairman
Scott T. Frederiksen	2009	300,000	—	384,415	684,415
Chief Executive Officer
Jean V. Kane	2009	300,000	—	14,550	314,550
President and Chief Operating Officer
Dennis G. Heieie	2009	170,000	35,000	5,950	210,950
Chief Financial Officer and Treasurer
Tracey L. Lange	2009	192,115	25,500	—	217,615
Senior Vice President

(1)	Effective January 1, 2010, the annual base salaries of our named executive officers were as follows: Mr. Frederiksen—$300,000; Ms. Kane—$300,000; Mr. Heieie—$200,000; and Ms. Lange—$200,000

(2)	All other compensation for fiscal year 2009 was as follows:

	Company
	contribution
	to 401(k)	Automobile	Charitable	Brokerage
Name	Plan(a)	allowance(b)	contributions(c)	commissions(d)	Total

Dennis J. Doyle	$7,350	$11,858	$48,269	$—	$67,477
Scott T. Frederiksen	7,350	7,200	—	369,865	384,415
Jean V. Kane	7,350	7,200	—	—	14,550
Dennis G. Heieie	5,950	—	—	—	5,950
Tracey L. Lange	—	—	—	—	—

(a)	Company Contribution to 401(k) Plan. As for all salaried employees, under our 401(k) plan we match 50% of the first 6% of the employee’s contributions, up to a maximum compensation limit of $245,000

(b)	Automobile Allowance. These amounts represent allowances paid directly to our named executive officers to facilitate their purchase or lease of automobiles

(c)	Charitable Contributions. This amount represents the approximate dollar value for 2009 of charitable contributions attributable to Mr. Doyle, both direct contributions and for rent and related costs for office space provided below-market in one of our properties, to Hope for the City, a Minnesota non-profit corporation, of which Mr. Doyle is chief executive officer

(d)	Brokerage Commissions. These amounts represent historical commissions paid for 2009 by Welsh Companies, LLC to Mogul Financial Group, Ltd., an entity wholly owned by Mr. Frederiksen, for brokerage services related to Mr. Frederiksen’s prior brokerage relationships which were referred to or assumed by other brokers in the organization

Management

Potential payments upon termination or change of control

The employment agreements we will enter into with Mr. Frederiksen and Ms. Kane provide for severance payments and the provision of other benefits upon termination of their employment or upon a change in control. See “Compensation Discussion and Analysis—Overview of Executive Compensation Program—Employment Agreements and Change in Control Arrangements.” In addition, our 401(k) retirement plan provides for retirement benefits upon termination of employment.

Long-Term Equity Incentive Plan

We have adopted, and our pre-offering stockholders have approved, the LTIP. The purpose of the LTIP will be to provide long-term incentives to those persons with significant responsibility for the success and growth of our company, to help align the interests of such persons with those of our stockholders, to assist us in recruiting, retaining and motivating key employees and directors on a competitive basis, and to link pay-for-performance for such employees and directors. The LTIP also will be designed to provide such persons with additional incentives and reward opportunities designed to enhance the profitable growth of our company.

Plan administration.  Our compensation committee, which we refer to below as the committee, administers all aspects of the LTIP. Each member of the committee will be independent as defined in the NYSE listing standards, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director as required by 162(m) of the Code and the regulations thereunder. The committee has the authority to, among other things:

➢	construe and interpret the LTIP;

➢	make rules and regulations relating to the administration of the LTIP;

➢	select participants and make awards;

➢	establish the terms and conditions of awards; and

➢	determine whether the conditions of an award have been met.

Awards.  The LTIP provides for the grant of non-qualified stock options, incentive stock options that qualify under Section 422 of the Code, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, performance units and stock awards, each as defined in the LTIP.

Eligibility.  Any officer, employee, consultant or advisor; or a person expected to become an employee or a director of our company or any of its subsidiaries or affiliated businesses, is eligible for awards provided for under the LTIP. Incentive stock options may be granted only to employees and stock awards may not be granted to employees. The selection of participants and the nature and size of grants and awards are within the discretion of the committee.

Authorized shares.  The LTIP authorizes the issuance of 2,000,000 shares of common stock. The total number of shares of common stock issuable under the LTIP equals the number of shares authorized for issuance but unissued thereunder and repurchased shares. No more than 200,000 shares will be available for the grant of incentive stock options.

If any award is forfeited or the award otherwise terminates without the issuance of shares of common stock under a derivative security, if applicable, the shares associated with the award will again be available for future grants. However, shares withheld by or delivered to our company to satisfy the exercise or conversion price of an award or in payment of taxes will not again be available for future grants, and, upon the exercise of a stock-settled stock appreciation right, the number of shares subject to the stock appreciation right will not again be available for future grants regardless of the actual number of shares used to settle such stock appreciation right. In addition, awards that are settled in cash rather than shares of stock and awards that may be granted in connection with the assumption or

Management

substitution of outstanding grants from an acquired or merged company will not reduce the number of shares available for issuance under the LTIP.

If necessary for an award to satisfy the performance based exception under Section 162(m) of the Code, the maximum number of shares of common stock with respect to which awards may be granted during any calendar year to any person shall be 400,000 shares, and the maximum dollar amount that may be paid under such performance based exception to any one person during any period of three calendar years shall be $3.5 million.

Adjustments.  In the event of a corporate transaction that affects our common stock, the committee or our board of directors will make adjustments to the number of authorized shares and the individual limitations set forth above and to the outstanding awards as it deems appropriate and equitable.

Options.  A stock option permits the participant to purchase shares of common stock at a specified price. Options may be granted alone or together with stock appreciation rights. A stock option may be granted in the form of a non-qualified stock option or an incentive stock option. The price at which a share may be purchased under an option (the exercise price) shall be equal to, or, at the committee’s discretion, higher than, the fair market value (the average of the high and low market prices) of a share of our common stock on the date the option is granted. Except in the case of an adjustment related to a corporate transaction, the exercise price of a stock option may not be decreased after the date of grant and no outstanding option may be surrendered as consideration for the grant of a new option with a lower exercise price without stockholder approval. No dividends or dividend equivalents will be paid on stock options.

The committee may establish the term of each option, but no option will be exercisable after 10 years from the grant date.

The amount of incentive stock options that becomes exercisable for the first time in a particular year by an individual participant cannot exceed a face value of $100,000 or such other amount as may subsequently be specified by the Code, determined using the fair market value of the shares on the date of grant.

Stock Appreciation Rights (SARs).  A stock appreciation right entitles the participant to receive a payment in shares of our common stock and/or cash equal to the excess of the fair market value of our common stock on the date the SAR is exercised over the SAR exercise price. SARs may be granted either alone or in tandem with stock options. The exercise price of an SAR shall be equal to or, in the discretion of the committee, greater than the fair market value of our common stock on the date of grant. The committee may establish the term of each SAR, but no SAR will be exercisable after 10 years from the grant date. No dividends or dividend equivalents will be paid on SARs.

Restricted Stock Awards (RSAs) and Restricted Stock Units (RSUs).  A restricted stock award represents shares of common stock that are issued to a participant subject to vesting requirements. A restricted stock unit is the right granted to a participant to receive a share of our common stock and/or a cash payment based on the value of a share of our common stock subject to vesting requirements. The restrictions on such awards are determined by the committee, and may include time-based or performance based restrictions. Any time-based restriction generally must be for a minimum of one year. The committee may also condition the vesting of any RSA or RSU grant on the achievement of one or more performance goals. RSUs may be settled in cash, shares of common stock or a combination thereof, as determined by the committee. Holders of RSUs will have no ownership interest in the shares of common stock to which such RSUs relate unless and until payment with respect to such RSUs is actually made in shares of common stock. Participants who hold RSAs will have voting rights and the right to receive dividends or other distributions during the restriction period. Except as otherwise determined by the committee, participants who hold RSUs will be credited with dividend equivalents in respect of such RSUs during the restriction period.

Management

Performance awards and performance goals.  Performance awards are awards conditioned on the achievement of performance goals (which are based on one or more performance measures) during a performance period. The committee determines the performance goal and the length of the performance period. The performance measures to be used for purposes of performance awards may be described in terms of objectives that are related to the individual participant (including salary range, tenure in the current position and performance during the prior year) or objectives that are company-wide or related to a subsidiary, division, department, region, function, policy initiative or business unit of our company, and may consist of one or more or any combination of the following criteria: stockholder return, stockholder return ranked against one or more REIT indices, stock price, the attainment by a share of common stock of a specified fair market value for a specified period of time, capitalization, earnings per share, growth in stock price, growth in market value, return to stockholders (including or excluding dividends), return on equity, earnings, economic value added, revenues, net income, operating income, return on assets, return on capital, adjusted return on invested capital, return on sales, market share, cash flow measures or cost reduction goals, sales volume, net earnings, gross margin, or achieving goals, objectives, and policy initiatives. The performance goals based on these performance measures may be expressed in absolute terms, relative to prior performance or relative to the performance of other entities. Notwithstanding the attainment of any performance goal, the committee has the discretion to reduce, but not to increase, any award payment. Performance awards may be in the form of options, performance shares, performance units, restricted shares, restricted stock units or SARs.

Stock awards.  Stock awards consist of vested shares of common stock that are not subject to a risk of forfeiture. Stock awards may only be granted to non-employee directors and other eligible participants who are consultants or advisors (i.e., non-employees).

Non-employee director awards.  Under the LTIP, our non-employee directors may receive stock awards as compensation for their service on the board or its committees, as determined by the committee from time to time. Employee directors are not eligible to receive these awards.

Change in control.  In the event of a change in control of our company, participants in the LTIP are entitled to the following:

➢	each stock option and SAR will be exercisable in full;

➢	the restriction period applicable to any restricted stock units and restricted stock awards, including vesting requirements, will lapse and any other restrictions, terms or conditions will lapse and be deemed to be satisfied and payable in accordance with their terms; and

➢	the performance measures applicable to any performance shares or performance units will be deemed to immediately vest and become payable as if 100% of the performance goals had been achieved.

In the event of a change in control in which the holders of our common stock receive publicly-traded shares of common stock of another entity, there will be substituted for each share of our common stock issuable under the LTIP, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of our common stock is converted pursuant to such change in control. In the event of such substitution, the purchase price per share in the case of any option or restricted stock award will be appropriately adjusted by the committee.

The term “change in control” is defined in the LTIP.

Effective date, term, amendment and termination.  The LTIP will become effective as of the date of stockholder approval and will remain in effect until the tenth anniversary of such date. Our board of directors or the committee may terminate or amend the LTIP at any time, but no such amendment or termination may adversely affect awards granted prior to such termination or amendment except to the extent necessary or appropriate to comply with applicable law or stock exchange rules and regulations. Unless our stockholders shall have first approved the amendment, no amendment may (i) increase the number of shares issuable under the plan or the maximum individual award limitations, (ii) add to the

Management

types of awards that can be made, (iii) change the performance measures pursuant to which performance awards are earned, (iv) modify the requirements as to eligibility for participation, (v) decrease the exercise price of any option or SAR to less than the fair market value on the grant date, (vi) amend the LTIP in a manner that requires stockholder approval pursuant to the LTIP, applicable law or the rules of the principal securities exchange on which shares of our common stock are traded, (vii) effect any change inconsistent with Section 422 of the Code, or (viii) extend the maximum period during which awards can be made under the plan.

Limitations on transfer.  Awards granted under the LTIP are nontransferable other than upon the participant’s death, by will or the laws of descent and distribution, unless otherwise determined by the committee. The committee has the discretion only to permit the transfer of an award to a participant’s immediate family member without the payment of any consideration.

Certain relationships and related party transactions

FORMATION TRANSACTIONS

Some of our directors and officers have material financial interests in the formation transactions. Prior to the completion of the formation transactions, Mr. Doyle, Mr. Frederiksen and Ms. Kane have ownership interests in the services business, ownership interests in the property subsidiaries that owned the properties in our existing portfolio, either directly or indirectly through the investment funds, and economic interests in our joint venture portfolio. They were also employees of the Welsh organization. Mr. Heieie was an employee of the Welsh organization and had an ownership interest in property subsidiaries that owned two of our existing portfolio properties.

As part of the formation transactions, we have entered into contribution agreements with our principals, as well as the continuing investors, pursuant to which we will acquire the ownership interests in the services business and the property subsidiaries owning the properties in our existing portfolio, either directly or indirectly through their interests in the three investment funds, as well as our principals’ economic interests in our joint venture portfolio. Pursuant to the contribution agreements, we will issue OP units in exchange for these interests. The aggregate number and value of the OP units to be issued to our principals and our executive officers in connection with such contributions are as follows:

➢	Mr. Doyle, our Chairman, will receive 1,056,433 OP units, representing approximately 3.7% of our common stock outstanding on a fully-diluted basis and having an aggregate value of $17.2 million (based on the initial public offering price of the common stock in this offering) in exchange for the interests to be contributed by him in the formation transactions;

➢	Mr. Frederiksen, our Chief Executive Officer and one of our directors, will receive 419,467 OP units, representing approximately 1.5% of our common stock outstanding on a fully-diluted basis and having an aggregate value of $6.8 million (based on the initial public offering price of the common stock in this offering) in exchange for the interests to be contributed by him in the formation transactions;

➢	Ms. Kane, our President, Chief Operating Officer and one of our directors, will receive 391,178 OP units, representing approximately 1.4% of our common stock outstanding on a fully-diluted basis and having an aggregate value of $6.4 million (based on the initial public offering price of the common stock in this offering) in exchange for the interests to be contributed by her in the formation transactions; and

➢	Mr. Heieie, our Chief Financial Officer and Treasurer, will receive 5,174 OP units, representing less than 1% of our common stock outstanding on a fully-diluted basis and having an aggregate value of $84,078 (based on the initial public offering price of the common stock in this offering), all of which relates to his interests in real property, in exchange for the interests to be contributed by him in the formation transactions.

Furthermore, Mr. O’Sullivan, one of our directors, may be deemed to be the beneficial owner of 328,744 OP units to be received by CrossHarbor Capital Partners, LLC, as described below under “—Certain Relationships and Related Transactions with the Welsh Organization Prior to the Formation Transactions—Specific related party transactions.”

The foregoing amounts exclude an additional 923,077 OP units that our principals have the possibility of receiving as consideration for our services business (see “Structure and Formation of our Company — Formation Transactions — Contribution and exchange of interests in the existing entities”).

Certain relationships and related party transactions

In addition to the OP units to be received in connection with the formation transactions, Mr. Doyle, Mr. Frederiksen and Ms. Kane will also benefit from the following:

➢	in the case of Mr. Frederiksen and Ms. Kane, employment agreements which will provide for salary, bonus and other benefits, including severance benefits in the event of a termination of employment in certain circumstances (see “Management—Compensation Discussion and Analysis—Overview of Executive Compensation Program—Employment Agreements and Change in Control Arrangements”);

➢	in the case of Mr. Frederiksen, an agreement to terminate his existing arrangement for brokerage commissions (see “Management—Compensation Discussion and Analysis—Treatment of Brokerage Commissions Agreement”);

➢	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as an officer and/or director of our company;

➢	redemption rights under the OP agreement (see “Description of the Partnership Agreement of Welsh Property Trust, L.P.);

➢	registration rights afforded by a registration rights agreement (see “Shares Eligible for Future Sale—Registration Rights”); and

➢	release of certain personal guarantees related to real estate loans secured by our existing portfolio properties and our joint venture properties (see “Structure and Formation of Our Company—The Financing Transactions”).

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to indemnify each of our officers and directors who are made or threatened to be made a party to any proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of the final disposition of such a proceeding, to the maximum extent permitted by Maryland law. We also have the right, with the approval of our board of directors, to provide such indemnification and advancement of expenses to individuals who served our company or any of our subsidiaries, Welsh Predecessor Companies or Welsh Contribution Companies as an officer or director, as well as the right to provide indemnification and advancement of expenses to any employee or agent of such entities. In addition, the partnership agreement includes provisions providing for indemnification or reimbursement of reasonable expenses of the general partner, the company, acting in its capacity as the special limited partner, and their directors, officers and employees in connection with such proceedings. We also intend to enter into agreements with our directors and executive officers providing for indemnification and advancement or reimbursement of the reasonable expenses of such directors and officers, to the maximum extent permitted by Maryland law, in connection with any proceeding to which they are or are threatened to be made a party, or in which they are or become involved, as a witness or otherwise, by reason of their service as directors or officers and in certain other capacities. In addition, pursuant to a separate indemnification agreement, our operating partnership has agreed to indemnify our principals and certain other parties participating in the contribution transaction to the extent each has guaranteed certain obligations or agreed to provide indemnification for certain liabilities arising out of or related to the real property or the use, maintenance and operation of the real property and other assets owned by the entities being contributed to the operating partnership in the contribution transaction.

ON-GOING BUSINESS RELATIONSHIPS

We expect to continue with several service agreements between us and entities owned in part or controlled by our principals related to real estate assets that were not contributed as part of the formation transactions. These agreements cover industrial, retail and multi-family assets, and relate to property management, asset management and brokerage services. In all instances, the fees charged by us

Certain relationships and related party transactions

and paid by the principals’ affiliated entities will be at market terms for the type of asset, location of asset, and services provided. These agreements are generally short-term in nature and several provide broad cancellation rights to both parties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH THE WELSH ORGANIZATION PRIOR TO THE FORMATION TRANSACTIONS

The Welsh organization

Prior to the completion of the formation transactions, the day-to-day operations for our existing portfolio and joint venture portfolio were managed by the Welsh organization, which included diverse entities that have separate ownership from the ownership of the property subsidiaries that owned our existing portfolio and joint venture portfolio, pursuant to the terms and conditions of written agreements between the relevant services companies, on the one hand, and the property subsidiaries, on the other hand. For the year ended December 31, 2009, total intercompany revenue was $7.0 million, representing primarily revenue from rental, construction, and brokerage services provided. For further information on intercompany payments, see Note 14 to the combined financial statements of Welsh Predecessor Companies. All intercompany revenue has been eliminated in the financial statements included in this prospectus. In connection with the formation transactions, the services companies and the property subsidiaries became wholly-owned subsidiaries of our operating partnership and, as a result, there will be no intercompany payments made after the completion of this offering and the formation transactions.

Prior to the completion of the formation transactions, the services companies were considered related parties as they were indirectly majority owned and/or controlled by our principals. Collectively, these individuals had primary responsibility for the management decisions of the Welsh organization and certain of its affiliates.

Our principals may be deemed to be our “promoters” based on their ownership and various relationships with us and the existing entities.

Specific related party transactions

In August 2009, Welsh Franklin, LLC, a property subsidiary to be acquired by us in the formation transactions, purchased two industrial buildings located in Franklin, Wisconsin from Welsh Franklin Development Company II, LLC, an entity 70% owned by Mr. Doyle, our Chairman. Total consideration paid by the Welsh organization was $7.2 million, including the assumption of approximately $5.9 million in existing debt. Mr. Doyle’s distribution from the cash proceeds following the sale was approximately $1.0 million.

As of December 31, 2009, Mr. Doyle, our Chairman; Mr. Frederiksen, our Chief Executive Officer and one of our directors; and Ms. Kane, our President, Chief Operating Officer and one of our directors, owned 4.7%, 0.9% and 0.6% interests, respectively, in Tradition Capital Bank, and Mr. Doyle is a member of its board of directors. Tradition Capital Bank redeemed the interests of Mr. Frederiksen and Ms. Kane on January 11, 2010, and each of them now have no interest in Tradition Capital Bank. The Welsh organization has previously had, and we expect to continue to have, lending relationships with this bank, which as of March 31, 2010 held mortgages on two of our existing properties with an outstanding aggregate principal balance of $8.9 million, as well as depository relationships whereby our company may have operating or savings accounts for certain of its property-owning or operating entities.

Mr. Arkema, one of our directors, is employed by Baker Tilly Virchow Krause, which has provided services to our company. During 2009, Mr. Arkema led a compensation consulting and compensation benchmarking project for our company for which we have been invoiced approximately $55,000 from

Certain relationships and related party transactions

Baker Tilly Virchow Krause for its services during 2009. In each of the last three fiscal years, Baker Tilly Virchow Krause, or its predecessor, has provided tax preparation services for certain of our wholly-owned limited liability companies, and we have paid approximately $5,600 annually for these services. In addition, we also retained Baker Tilly Virchow Krause in 2010 to assist our internal accounting team in preparing our 2009 financial statements and work papers for audit, for which we have been invoiced from Baker Tilly Virchow Krause in the amount of approximately $1.1 million. Mr. Arkema did not participate in such accounting assistance or in the tax preparation services. Mr. Arkema may be deemed to have an indirect interest in the payments we made to Baker Tilly Virchow Krause, even though he was not compensated directly by us and was not compensated beyond his normal salary from Baker Tilly Virchow Krause.

Mr. O’Sullivan, one of our directors, is also an officer of CrossHarbor Capital Partners, LLC, and so may be deemed to be the beneficial owner of 39.3% of the issued and outstanding membership interests of Intercen Partners LLC, one of the existing entities. Intercen Partners, LLC will be contributed to our operating partnership in exchange for OP units upon consummation of the formation transactions and this offering.

On December 18, 2009, in connection with the formation and initial capitalization of our company, we issued 100 shares of common stock to each of Mr. Doyle, Mr. Frederiksen and Ms. Kane for an aggregate purchase price of $300. The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act.

We also provide certain charitable contributions and rent and related expenses to Hope for the City, a charity controlled by Mr. Doyle, and have historically paid brokerage commissions to an entity controlled by Mr. Frederiksen, as discussed under “Compensation Discussion and Analysis—Overview of Executive Compensation Program—Treatment of Brokerage Commissions Agreement” and “Management—Summary Compensation Table.”

REVIEW AND APPROVAL OF FUTURE TRANSACTIONS WITH RELATED PERSONS

Upon completion of this offering and the formation transactions, we will adopt a written policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. We expect this policy to provide that the nominating and corporate governance committee will be responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

Policies with respect to certain activities

Any change in our investment objectives or the policies discussed below requires the approval of our board of directors, but does not require stockholder approval.

INVESTMENT POLICIES

Investments in real estate or interests in real estate

We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our primary business objectives are to maximize current cash flow and generate sustainable long-term growth in earnings and FFO, thereby maximizing total returns to our stockholders. In order to achieve these objectives, we will seek to maximize cash flow from our portfolio, capitalize on acquisition opportunities, reinvest capital efficiently, and leverage our full-service platform to achieve growth in our services business. We may seek to expand or upgrade our portfolio of properties if appropriate to protect or increase our potential for long-term capital appreciation. Our business will be focused primarily on industrial and office real estate properties and providing real estate-related services such as property management, leasing, construction, architecture, mortgage origination, development and investment services to third-party owners of real estate. We have not established a specific policy regarding the relative priority of our investment objectives. For a discussion of our properties, services business and our business and other strategic objectives, see “Business and Properties.” Historically, we have conducted our business through (1) our services business and (2) investments in real property through our property subsidiaries, both directly and indirectly through our investment funds, and our joint venture portfolio. Such real estate investments have included both wholly-owned and percentage ownership in the various entities and underlying properties. See “Structure and Formation of Our Company.”

We expect to pursue our investment objectives through the ownership by our operating partnership of real estate assets and our services business, but we may also make investments in other entities, including joint ventures. We currently intend to focus on assets and providing services in those areas in which we operate and to strategically select new markets when opportunities are available that meet our investment criteria or areas that have potential to provide a strong base of business opportunities. Our ownership of properties currently includes partial interests in real estate assets, including through joint ventures or tenant-in-common ownership with parties unaffiliated with us. We anticipate that future investment will be focused primarily in the central United States, but will not be limited to any geographic area. We intend to engage in investment activities in a manner that is consistent with requirements applicable to REITs for federal income tax purposes.

We may enter into joint ventures from time to time, if we determine that doing so would be the most cost-effective and efficient means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments that support our objectives but do not provide current cash flow. We believe investments that do not generate current cash flow may be, in certain instances, consistent with our objective to achieve sustainable long-term growth in earnings and FFO.

We do not have any specific policy as to the amount or percentage of our assets which will be invested in any specific asset, other than the requirements under REIT qualification rules. We currently anticipate that our real estate investments will continue to be diversified in multiple assets representing

Policies with respect to certain activities

both industrial and office properties, services businesses, and in multiple geographic markets. As of April 1, 2010, our portfolio of investments included 57 industrial and eight office properties located in 12 states.

Investments in real estate mortgages

While we will emphasize equity real estate investments in industrial and office real estate properties, we may, at the discretion of our board of directors, invest in mortgages and other real estate interests consistent with the rules applicable to REITs. The mortgages in which we may invest may be either first-lien mortgages or subordinate mortgages on office buildings, industrial buildings or unimproved land. Investments in real estate mortgages are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to enable us to recover our full investment.

Investments in securities or interests in entities primarily engaged in real estate activities and investments in other securities

Subject to the gross income and asset requirements required for REIT qualification, we may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. However, other than in the formation transactions, we do not presently intend to invest in these types of securities.

OTHER POLICIES

Purchase and sale of investments

We expect to acquire industrial and office real estate assets primarily for generation of current income and long-term capital appreciation. In addition, we may seek to make acquisitions of operating and services businesses that will complement our current services business and our portfolio of properties. Although we do not currently intend to sell any assets, we may deliberately and strategically dispose of assets in the future and redeploy funds into new acquisitions and development opportunities that align with our strategic objectives. If market conditions are favorable, we may also engage in development opportunities by developing the land within our portfolio or acquiring land for development that we believe would be accretive to our portfolio of assets.

Financing policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness, as well as the amount of such indebtedness that will either be fixed or variable rate. There are no restrictions in our charter or bylaws that limit the amount or percentage of indebtedness that we may incur nor restrict the form in which our indebtedness will be incurred (including recourse or non-recourse debt or cross collateralized debt). Our levels of indebtedness may vary from time to time in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other relevant factors. In addition, we have received commitments for a syndicated credit facility in an initial amount of $75.0 million, which could be used to finance new acquisitions and for other working capital purposes.

Policies with respect to certain activities

This credit facility may be used, without stockholder approval, for operational and growth opportunities and, if used, would increase our indebtedness.

Lending policies

We do not have a policy limiting our ability to make loans to other persons, although we may be so limited by applicable law, such as the Sarbanes-Oxley Act. Subject to REIT qualification rules, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of assets in instances where the provision of that financing would increase the value to be received by us for the asset sold. We have not engaged in any significant lending activities in the past, although we currently have one loan outstanding to an unrelated third party in connection with a prior disposition that will mature on December 31, 2010. We do not expect to engage in any significant lending in the future. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, long-term management contracts, options to acquire additional ownership interests and promoted equity positions. Our board of directors may, in the future, adopt a formal lending policy without notice to or consent of our stockholders.

Issuance of additional securities

If our board of directors determines that obtaining additional capital would be advantageous to us, we may, without stockholder approval, issue debt or equity securities, including causing our operating partnership to issue additional OP units, retain earnings (subject to the REIT distribution requirements for federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional OP units, which will dilute the ownership interests of the limited partners therein.

We may offer shares of our common stock, OP units, or other debt or equity securities in exchange for cash, real estate assets or other investment targets, and to repurchase or otherwise re-acquire shares of our common stock, OP units or other debt or equity securities. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors without the need for stockholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time. Through Welsh Securities, we may engage in the distribution and sale of securities of other issuers in private placements exempt from registration requirements under the Securities Act.

Repurchase of our securities

We may repurchase shares of our common stock or OP units from time to time. In addition, certain holders of OP units have the right, beginning 12 months after completion of this offering, to require us to redeem their OP units in exchange for cash or, at our option, shares of common stock. See “Shares Eligible for Future Sale—Redemption/Exchange Rights.”

Reporting policies

We intend to make available to our stockholders audited annual financial statements and annual reports. Upon the completion of this offering, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Stockholder rights plans

We have not adopted a stockholder rights plan, and we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of such plan.

Policies with respect to certain activities

Policies with respect to certain transactions

Upon completion of this offering and the formation transactions, we will adopt a written policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K, which will include our directors, officers, major stockholders and affiliates, including certain of their family members. For a discussion of our Related Person Transaction Policy, see “Certain Relationships and Related Party Transactions—Review and Approval of Future Transactions with Related Persons.”

Under our bylaws, our directors and officers may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to our company. See “Risk Factors—Risks Related to Our Organization and Structure—Our principals have outside business interests and investments, which could potentially take their time and attention away from us.”

Structure and formation of our company

OVERVIEW

Prior to the completion of this offering, we operated our business through the existing entities. Our real estate portfolio is owned through (i) three investment funds, which are owned by our principals and their affiliates with a number of third-party investors, including third-party investors that own tenant-in-common interests in properties owned with Welsh US Real Estate Fund, LLC, (ii) 21 property subsidiaries that are owned by our principals and their affiliates with other third parties and 12 property subsidiaries that are owned solely by third-party investors, (iii) nine additional property subsidiaries that are owned solely by our principals and their affiliates and certain of their family members, and (iv) an economic interest held by our principals in our joint venture portfolio. In addition, our services business is owned exclusively by our principals and their affiliates. Concurrently with the completion of this offering, we will engage in a series of transactions, which we refer to as the formation transactions, that will consolidate our real estate portfolio and our services business, including the properties in our acquisition portfolio, within our company and our operating partnership.

Part of the formation transactions includes a contribution transaction whereby the three investment funds, the third-party investors owning tenant-in-common interests with the Welsh US Real Estate Fund, LLC and the owners of the ownership interests in the property subsidiaries described above, including our principals, their affiliates, certain of their family members and third-party investors, through a series of contributions, will exchange their ownership interests in the existing entities owning our real estate portfolio, and our principals will exchange their ownership interests in our services business and their economic interest in our joint venture portfolio, for OP units. The agreements relating to the contribution transaction are subject to customary closing conditions, including the completion of this offering.

The significant elements of the formation transactions undertaken in connection with the offering include:

➢	formation of our company, our operating partnership, the general partner of our operating partnership and our taxable REIT subsidiary;

➢	the contribution transaction;

➢	the acquisition from unaffiliated third parties of properties from our acquisition portfolio; and

➢	the financing transactions described in more detail below.

FORMATION OF OUR COMPANY, OUR OPERATING PARTNERSHIP AND OUR TAXABLE REIT SUBSIDIARY

Our company, Welsh Property Trust, Inc., was incorporated on December 18, 2009 under the laws of the State of Maryland. We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2010. Our operating partnership, Welsh Property Trust, L.P., was organized as a limited partnership under the laws of the State of Delaware on December 18, 2009. Our wholly-owned subsidiary, Welsh Property Trust, LLC, is and will continue to act as our operating partnership’s sole general partner and will hold general partner interests in our operating partnership. Welsh Property Trust, Inc. will also hold OP units in our operating partnership. The combined number of GP units held by Welsh Property Trust, LLC and OP units held by Welsh Property Trust, Inc. will equal the number of shares of our common stock outstanding upon completion of this offering.

As part of the formation transactions, we will establish a taxable REIT subsidiary that will be owned by our operating partnership. We expect that our taxable REIT subsidiary will earn income and engage in

Structure and formation of our company

activities that might otherwise jeopardize our qualification as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. A taxable REIT subsidiary is taxed as a regular corporation and its net income therefore will be subject to federal, state and local level corporate tax. We may form additional taxable REIT subsidiaries in the future. Any income earned by our taxable REIT subsidiaries will not be included for purposes of the 90% distribution requirement discussed under “Federal Income Tax Considerations—Annual Distribution Requirements”, unless such income is actually distributed to us. For a further discussion of taxable REIT subsidiaries, see “Federal Income Tax Considerations—Taxation of Our Company.”

FORMATION TRANSACTIONS

Contribution and exchange of interests in the existing entities

Pursuant to separate contribution agreements, the investment funds and other owners of the property subsidiaries and the economic interest in our joint venture portfolio (including our principals and third-party investors) and the holders of ownership interests in our services business (consisting exclusively of our principals) will contribute and exchange their interests as follows:

➢	the investment funds will contribute their ownership interests in 24 property subsidiaries owning 34 properties, one mortgage interest and one parcel of vacant land, to our operating partnership in exchange for OP units having an aggregate value (based on the initial public offering price of the common stock in this offering) of $35.3 million (which include $5.8 million of OP units that will be issued in respect of the Kansas City property acquired by one of the investment funds on March 5, 2010 (see Note 2(G) to our unaudited pro forma condensed consolidated financial statements));

➢	with respect to the properties owned by Welsh US Real Estate Fund LLC as a tenant-in-common with third parties, six of these third-party investors will contribute their tenant-in-common interests to three of the 24 property subsidiaries described above immediately prior to the closing of the contribution transaction, in exchange for an equity interest in the applicable property subsidiary and, at closing, will contribute their interest in such property subsidiary to our operating partnership in exchange for OP units having an aggregate value (based on the initial public offering price of the common stock in this offering) of $6.2 million; and four of these third-party investors will contribute their ownership interests in four property subsidiaries owning tenant-in-common interests in three of the 34 properties described above to our operating partnership in exchange for OP units having an aggregate value (based on the initial public offering price of the common stock in this offering) of $6.0 million;

➢	the holders (including our principals and third party investors) of the ownership interests in 30 property subsidiaries owning 24 properties in which third-party investors have an interest (either through a property subsidiary that is jointly owned with our principals or through the sole ownership of a property subsidiary that owns a tenant-in-common interest in the property) will contribute their ownership interests in these property subsidiaries to our operating partnership in exchange for OP units having an aggregate value (based on the initial public offering price of the common stock in this offering) of $49.2 million;

➢	our principals and certain of their family members will contribute their ownership interests in eight property subsidiaries that own the entire interest in eight properties to our operating partnership in exchange for OP units having an aggregate value (based on the initial public offering price of the common stock in this offering) of $6.8 million;

➢	our principals will contribute their economic interests in joint ventures that own the 14 properties that comprise our joint venture portfolio and that we expect to continue to manage following the completion of this offering and the formation transactions to our operating partnership in exchange for OP units having an aggregate value (based on the initial public offering price of the common

Structure and formation of our company

stock in this offering) of $2.4 million; however, the owners of the remaining interest in the joint ventures will not contribute their interests pursuant to the formation transactions; and

➢	our principals will contribute their ownership interests in our services business to our operating partnership in exchange for (i) OP units having an aggregate value (based on the initial public offering price of the common stock in this offering) of $10.0 million upon the consummation of this offering, and (ii) the possibility of receiving an additional number of OP units equal to $15.0 million divided by the initial public offering price of the common stock in this offering, subject to the achievement of a certain performance threshold. Under the contribution agreement relating to our services business, our principals will collectively receive the additional $15.0 million in OP units only if our common stock outperforms the FTSE NAREIT All REIT Index by at least 3% in the aggregate for the five-year period that begins on the first trading day of our common stock on the NYSE and ends on the fifth anniversary of such date. The FTSE NAREIT All REIT Index is a free float adjusted market capitalization-weighted index that includes all tax-qualified REITs listed on the NYSE, NYSE Amex and NASDAQ Stock Market. The contribution agreement also requires that our independent directors review and approve the calculation of this performance threshold.

Valuation of the investment funds, other entities and services business

Valuation of the Investment Funds.  We determined the aggregate values of the investment funds in the contribution transaction by considering a number of factors, including recent comparable market transactions, prior and projected financial performance, current appraisals to the extent available, current occupancy and lease expirations, replacement value, outstanding debt, pending capital expenditures and current market capitalization rates. Each investment fund has an investment committee that is responsible for making decisions regarding the fund’s investments. In connection with the contribution transaction, the investment committee of each of the investment funds appointed a special committee, comprised solely of the non-Welsh-employed members of the investment committee, to consider and negotiate the proposed transaction on behalf of the investment fund. We proposed values for each of the investment funds, and each of the special committees considered our proposal and negotiated with us to establish the value for the investment funds. Each special committee determined that the final value for the investment fund was fair and reasonable to the owners of the investment fund and that it was in the best interest of the investment fund to participate in the contribution transaction. In making their determinations, the special committees considered a number of factors, including property condition, current occupancy and lease expirations, current debt terms, market information, prior performance and projected future performance, and potential third-party sale scenarios.

Valuation of the Other Entities.  We determined the value of the properties held by the property subsidiaries that are owned by our principals or their affiliates with other third parties, the property subsidiaries that are owned solely by third-party investors, the principals’ property subsidiaries and the principals’ economic interests in our joint venture portfolio in the contribution transaction by considering a number of factors, including recent comparable market transactions, prior and projected financial performance, current appraisals to the extent available, current occupancy and lease expirations, replacement value, outstanding debt, pending capital expenditures and current market capitalization rates. The required consents from the owners of interests in these properties to the contribution transaction have been received.

Valuation of the Services Business.  The number of OP units that our principals will receive in exchange for their contribution of their ownership interests in the services business will be determined as set forth above. No independent or other valuation was undertaken in respect of this business for purposes of this offering.

Structure and formation of our company

Consideration paid in formation transactions

Consideration Paid for the Real Estate Portfolio.  In the formation transactions, in consideration for the acquisition of (i) the 24 property subsidiaries owned by the three investment funds, including the interests in such property subsidiaries held by third-party investors, (ii) the four property subsidiaries owning tenant-in-common interests with Welsh US Real Estate Fund, LLC, (iii) the 30 property subsidiaries owning properties in which third parties have an interest, (iv) the eight property subsidiaries owned solely by our principals and certain of their affiliates and family members, and (v) the economic interest that our principals hold in our joint venture portfolio, we expect to issue OP units having an aggregate value of $103.2 million, based on an aggregate value of $105.9 million as stated in the contribution agreements less $2.7 million in adjustments to consideration as described below.

Consideration Paid to Principals in Respect of the Services Business.  In the formation transactions, in consideration for the acquisition of our services business, we expect (based on the mid-point of the initial public offering price range shown on the cover page of this prospectus) to issue an aggregate of 615,385 OP units to our principals, representing an aggregate value of $10.0 million. In addition, our principals will have the possibility of receiving an additional 923,077 OP units, as described above, which are not included in the totals set forth below as they are contingent on the achievement of certain performance measures.

The aggregate number and value of OP units to be received by our principals and executive officers, including their affiliates, in exchange for their interests in the investment funds and property subsidiaries, their economic interests in our joint venture portfolio, and their ownership interests in our services business, are as follows:

➢	Mr. Doyle, our Chairman, will receive 1,056,433 OP units, representing approximately 3.7% of our common stock outstanding on a fully-diluted basis and having an aggregate value of $17.2 million (based on the mid-point of the initial public offering price range shown on the cover page of this prospectus) in exchange for the interests to be contributed by him in the formation transactions.

➢	Mr. Frederiksen, our Chief Executive Officer and one of our directors, will receive 419,467 OP units, representing approximately 1.5% of our common stock outstanding on a fully-diluted basis and having an aggregate value of $6.8 million (based on the mid-point of the initial public offering price range shown on the cover page of this prospectus) in exchange for the interests to be contributed by him in the formation transactions.

➢	Ms. Kane, our President, Chief Operating Officer and one of our directors, will receive 391,178 OP units, representing approximately 1.4% of our common stock outstanding on a fully-diluted basis and having an aggregate value of $6.4 million (based on the mid-point of the initial public offering price range shown on the cover page of this prospectus) in exchange for the interests to be contributed by her in the formation transactions.

➢	Mr. Heieie, our Chief Financial Officer and Treasurer, will receive 5,174 OP units, representing approximately less than 1% of our common stock outstanding on a fully-diluted basis and having an aggregate value of $84,078 (based on the mid-point of the initial public offering price range shown on the cover page of this prospectus), all of which relates to his interests in real property, in exchange for the interests to be contributed by him in the formation transactions.

➢	Ms. Lange, our Senior Vice President, will not receive any OP units, as she does not currently hold any interests in the properties and assets to be contributed in the formation transactions.

Adjustments to Consideration.  In addition, the number of OP units to be issued to the third-party investors or the principals in respect of the real estate portfolio will be adjusted upon the closing of this offering to reflect certain changes in cash, including (i) increases for certain additional principal payments or pre-payments, increases in certain reserves and extraordinary expense prepayments, (ii) decreases for extraordinary rent prepayments, past due payables, reductions in certain reserves, liens

Structure and formation of our company

and judgments against the property and distributions of cash derived from a source other than operations, such as loan proceeds or insurance proceeds and (iii) adjustments, either up or down, to the extent the actual cash balance on a date not more than 10 days prior to the closing of this offering (as determined by us) is either above (increase) or below (decrease) a targeted cash balance. The aggregate reduction in the value of OP units to be issued related to these adjustments for the contributed properties is $2.7 million.

CERTAIN AGREEMENTS NOT TO SELL PROPERTY

We have entered into four non-disposition agreements with contributors of properties in the formation transactions that affect three properties. These agreements restrict the sale of the subject property without the contributor’s consent until March 1, 2013 for two of the three properties and until July 11, 2013 for the other property. The three properties subject to these agreements comprise approximately 252,000 square feet of industrial space in three states. Additionally, one of Welsh’s three investment funds, Welsh US Real Estate Fund, LLC, has made certain co-investments in its properties in the form of tenant-in-common interests that have been previously contributed to Welsh US Real Estate Fund, LLC on a tax-deferred basis pursuant to a conversion agreement dated May 15, 2007. Under this conversion agreement, which affects five properties in one state comprising approximately 1.4 million leasable square feet, Welsh US Real Estate Fund, LLC is restricted from selling these properties without the consent of the contributors for a period of four years from the date of the conversion agreement and must use its best efforts to qualify any sale of the properties for up to seven years from the date of the conversion agreement as a tax-deferred exchange. These restrictions could impede our ability to raise cash quickly through a sale of one or more of these properties or to dispose of a poorly performing property until the expiration of the terms of this agreement.

Welsh US Real Estate Fund, LLC has also entered into conversion agreements with the tenant in common interest owners of three additional properties constituting 1.3 million leasable square feet. These conversion agreements contain similar restrictions on the sale of such properties. Although we intend to terminate these conversion agreements in connection with the formation transactions, if we are unable to do so, the restrictions described above would also apply to these additional properties.

The affected properties are identified by footnote in the table under “Business and Properties—Our Portfolio—Existing Portfolio—Industrial Properties.”

FUND INDEMNIFICATION AGREEMENTS

Pursuant to indemnification agreements, each dated as of November 13, 2009, each of the three investment funds has agreed to indemnify each member of such investment fund’s investment committee and special committee for any liabilities and expenses incurred in respect of their service as a member of the investment committee or special committee. The contribution agreement executed by each investment fund provides that these indemnification obligations will be assumed by the partnership following the completion of the formation transactions. In addition, the partnership will be named as an additional insured on the liability insurance policy taken out for the benefit of the members of the investment committees and special committees.

ACQUISITION PORTFOLIO

For a discussion of the properties in our acquisition portfolio that we will acquire in connection with the formation transactions, see “Business and Properties—Our Portfolio—Acquisition Portfolio.”

Structure and formation of our company

THE FINANCING TRANSACTIONS

Treatment of existing financing

In connection with the formation transactions, we will assume or otherwise become liable for certain existing property-related indebtedness and related obligations. These related obligations may include obligations in respect of interest rate swaps and caps, forward rate transactions and similar interest rate management transactions. The indebtedness and related obligations we will assume or otherwise become liable for will include indebtedness and related obligations of existing entities owning our existing portfolio, as well as indebtedness and related obligations incurred or assumed in connection with the acquisition of properties from our acquisition portfolio. Where required by the applicable documents, instruments and agreements evidencing or securing existing indebtedness, we have obtained or are in the process of obtaining such modifications, approvals and consents as we have deemed necessary or appropriate in connection with the formation transactions. For additional information, see “Business and Properties—Our Portfolio—Lender Consents.”

Release of certain guarantees and indemnities

The principals and Doyle Security Fund, a Minnesota limited liability company owned entirely by our Chairman, Mr. Doyle, have guaranteed certain portions of the indebtedness we will assume or otherwise become liable for in connection with the formation transactions. To the extent we deemed appropriate, we have requested that the lenders with respect to such indebtedness release the principals and Doyle Security Fund from liability under their respective guarantees upon completion of the formation transactions. In certain cases, we have agreed to provide a guaranty of our operating partnership in consideration of such release. We have agreed to indemnify the principals and Doyle Security Fund from any liability (contingent or otherwise) for indebtedness and related obligations we will assume or otherwise become liable for in connection with the formation transactions. See “Certain Relationships and Related Party Transactions—Indemnification of Officers and Directors.”

New credit facility

We have received commitments for a syndicated credit facility in an initial amount of $75.0 million, which could be used to finance new acquisitions and for other working capital purposes. If completed, we may elect to increase the amount of the facility up to $150 million, subject to the approval of the administrative agent and the identification of a lender or lenders willing to make available the additional amounts. The proposed terms of the credit facility include: (i) security of a first-lien mortgage or deed of trust on certain of our properties that are otherwise unencumbered; (ii) a two-year term with one 12-month extension option; and (iii) interest-only payments at rates between 250 basis points and 325 basis points in excess of LIBOR for eurodollar advances, and between 150 basis points and 225 basis points in excess of the lenders’ alternate base rate as defined therein, for all other advances, in each case based on our overall company leverage. The specific terms of the credit facility will be negotiated by us and the lenders and there can be no assurance that we will be able to enter into this credit facility on the terms described above or at all. The credit facility will be contingent upon completion of this offering.

CONSEQUENCES OF THIS OFFERING, THE FORMATION TRANSACTIONS AND THE FINANCING TRANSACTIONS

The completion of this offering, the formation transactions and the financing transactions will have the following consequences:

➢	our operating partnership will directly or indirectly own our real estate portfolio and the services business;

Structure and formation of our company

➢	purchasers of our common stock in this offering will own approximately 99.9% of our outstanding common stock, or 73.5% on a fully diluted basis;

➢	our company will own 73.5% of our operating partnership’s outstanding OP units and the continuing investors, including our principals and our executive officers, and third parties receiving OP units in connection with the acquisition portfolio will own 26.5%; and

➢	we expect to have total consolidated indebtedness, pursuant to our pro forma financial statements, of approximately $429.0 million.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock will be negotiated between the representatives of the underwriters and us. In determining the initial public offering price of our common stock, the representatives of the underwriters will consider the history and prospects for the industry in which we compete, our financial information, the ability of our management and our business potential and earning prospects, the prevailing securities markets at the time of this offering, and the recent market prices of, and the demand for, publicly-traded shares of generally comparable companies. The initial public offering price of our common stock does not necessarily bear any relationship to the book value of our assets or the assets to be acquired in the formation transactions, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering. We have not obtained any recent third-party appraisals of the properties and other assets to be acquired by us in connection with this offering or the formation transactions, nor have we obtained any independent third-party valuations or fairness opinions in connection with the formation transactions. The consideration to be paid by us for our properties and other assets in the formation transactions may exceed the fair market value of these properties and assets. See “Risk Factors—Risks Related to Our Properties and Operations—We have not obtained recent independent appraisals of our properties or our services business in connection with the formation transactions. As a result, the price we will pay for the assets we intend to acquire in the formation transactions, certain of which we intend to purchase from our principals, may exceed their aggregate fair market value.”

Principal stockholders

The following table presents information regarding the beneficial ownership of our common stock, following the completion of this offering and the formation transactions, with respect to:

➢	each person who beneficially owns more than 5% of our outstanding common stock;

➢	each of our directors and director nominees;

➢	each of our named executive officers; and

➢	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Shares and
	OP units	Percentage
	beneficially	beneficially
Name of beneficial owner(1)	owned(2)	owned(3)

Dennis J. Doyle(4)	1,058,994	4.8%
Scott T. Frederiksen(5)	419,567	2.0%
Jean V. Kane(6)	391,278	1.8%
Dennis G. Heieie(7)	5,174	*
Tracey L. Lange	—	—
Milo D. Arkema(8)	2,461	*
James L. Chosy(8)	2,461	*
Peter D. Linneman(8)	2,461	*
Patrick H. O’Sullivan(9)	328,744	1.5%
Paul L. Snyder(8)	2,461	*
Lawrence W. Stranghoener(8)	2,461	*

All directors, director nominees and executive officers as a group(10)	2,216,062	9.6%

*	Denotes less than 1%

(1)	The address for each of the persons named above is 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343

(2)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. In addition, for purposes of this table, shares of common stock which may be issued upon exchange of any OP units (see “Description of the Partnership Agreement of Welsh Property Trust, L.P.—Redemption Rights of Qualifying Parties”) are considered, except as provided in the notes below, to be beneficially owned by the holder of such OP units

(3)	Assumes a total of 20,940,608 shares of our common stock are outstanding upon completion of this offering and the formation transactions. For purposes of calculating the percentage beneficially owned, OP units shown as beneficially owned by a person or group are considered to represent outstanding shares of common stock for that person or group, but not for other persons shown in the table

(4)	Represents 100 shares of common stock issued at our initial capitalization, 2,461 shares of common stock issued upon completion of this offering and the formation transactions as equity-based compensation for non-employee directors (see “Management—Our Board of Directors—Compensation of directors”) and 1,056,433 additional shares of common stock that may be issuable upon exchange for an aggregate of 1,056,433 OP units. Such OP units consist of 345,631 OP units owned directly by Mr. Doyle and 710,802 OP units that are deemed to be owned by

Principal stockholders

Mr. Doyle through the entities described below or through his familial relationship with the following person: (1) 69,614 OP units owned by Margaret Doyle, who is Mr. Doyle’s wife, of which 6,492 OP units are owned directly by Ms. Doyle and 63,122 OP units are owned indirectly by Ms. Doyle, (2) 49,186 OP units owned by Doyle Family Limited Partnership, (3) 416 OP units owned by Devin Nathan, Inc., (4) 32,571 OP units owned by RB Broadway Development Company, LLC, (5) 10,929 OP units owned by Oakcreek Industrial Partners, LLC, (6) 6,254 OP units owned by Welsh Equities, LLC, (7) 3,844 OP units owned by Welsh Midwest Real Estate Fund, LLC, (8) 48 OP units owned by Welsh US Real Estate Fund, LLC, (9) 18,754 OP units owned by 918 II Plymouth Partners, (10) 9,345 OP units owned by 918 Plymouth Partners, (11) 17,169 OP units owned by S.M.D. Lincoln Investments, LLC, (12) 25,754 OP units owned by Hickory Hills Apartments Limited Partnership (13) 2,597 OP units owned by WelshCo Holdings, LLC, (14) 35,320 OP units owned by Welsh Partners 85, A Limited Partnership, (15) 31,351 OP units owned by Lake Michigan Industrial Properties, LLC, (16) 12,019 OP units owned by Welsh Holdings CNL Fund I, Inc., (17) 31 OP units owned by Mendelssohn Industrial Properties, LLC, (18) 5,691 OP units owned by Welsh Tri-Center, LLC, (19) 2,814 OP units owned by Shakopee Ventures, LLC, (20) 17,900 OP units owned by Doyle Security Fund, LLC, (21) 22,232 OP units owned by Development WelshCo, LLC, (22) 282,614 OP units owned by Welsh Holdings, LLC, and (23) 54,351 OP units owned by Doyle Westbelt, LLC. In all cases in which this note discloses beneficial ownership by Mr. Doyle of the OP units owned by an entity, such OP units represent Mr. Doyle’s direct or indirect percentage pecuniary interest in the entity estimated as of March 31, 2010. Mr. Doyle disclaims beneficial ownership of the remainder of the OP units owned by such entity (in particular, Mr. Doyle disclaims beneficial ownership of the remainder of the OP units owned by 918 II Plymouth Partners, 918 Plymouth Partners, Hickory Hills Apartments Limited Partnership, Lake Michigan Industrial Properties, LLC, Mendelssohn Industrial Properties, LLC, Oakcreek Industrial Partners, LLC, RB Broadway Development Company, LLC, Shakopee Ventures, LLC, Welsh Equities, LLC, Welsh Holdings CNL Fund I, Inc., Welsh Midwest Real Estate Fund, LLC, Welsh Partners 85, A Limited Partnership, Welsh Tri-Center, LLC, Welsh US Real Estate Fund, LLC, and WelshCo Holdings, LLC) excludes 307,692 OP units that may be issued upon the fifth anniversary of the commencement of trading of our common stock on the NYSE, subject to a certain performance measure being met, in exchange for the contribution of the services business (see “Structure and formation of our company—Formation Transactions—Contribution and exchange of interests in the existing entities.” The OP units held by Ms. Doyle and by each of the foregoing entities may not sum to the totals provided above due to rounding

(5)	Represents 100 shares of common stock issued at our initial capitalization and 419,467 additional shares of common stock that may be issuable upon exchange of an aggregate of 419,467 OP units. Such OP units consist of 69,525 OP units owned directly by Mr. Frederiksen and 349,942 OP units that are deemed to be owned by Mr. Frederiksen through the following entities: (1) 16,286 OP units owned by RB Broadway Development Company, LLC, (2) 6,339 OP units owned by Oakcreek Industrial Partners, LLC, (3) 6,039 OP units owned by Welsh Equities, LLC, (4) 1,374 OP units owned by Welsh Midwest Real Estate Fund, LLC, (5) 13,886 OP units owned by Welsh Real Estate Fund IV, LLC, (6) 4,834 OP units owned by Welsh US Real Estate Fund, LLC, (7) 2,597 OP units owned by WelshCo Holdings, LLC, (8) 67,919 OP units owned by Welsh Partners 85, A Limited Partnership, (9) 918 OP units owned by Lake Michigan Industrial Properties, LLC, (10) 4,084 OP units owned by Welsh Holdings CNL Fund I, Inc., (11) 285 OP units owned by Mendelssohn Industrial Properties, LLC, (12) 1,462 OP units owned by Welsh Tri-Center, LLC, (13) 10,734 OP units owned by Shakopee Ventures, LLC, (14) 1,388 OP units owned by IC Holdings, LLC, (15) 6,669 OP units owned by Welsh Warren, LLC, and (16) 205,128 OP units owned by Welsh Enterprises, LLC. In all cases in which this note discloses beneficial ownership by Mr. Frederiksen of the OP units owned by an entity, such OP units represent Mr. Frederiksen’s direct or indirect percentage pecuniary interest in the entity estimated as of March 31, 2010. Mr. Frederiksen disclaims beneficial ownership of the remainder of the OP units owned by such entity (in particular, Mr. Frederiksen disclaims beneficial ownership of the remainder of the OP units owned by IC Holdings, LLC, Lake Michigan Industrial Properties, LLC, Mendelssohn Industrial Properties, LLC, Oakcreek Industrial Partners, LLC, RB Broadway Development Company, LLC, Shakopee Ventures, LLC, Welsh Equities, LLC, Welsh Holdings CNL Fund I, Inc., Welsh Midwest Real

Principal stockholders

Estate Fund, LLC, Welsh Partners 85, A Limited Partnership, Welsh Real Estate Fund IV, LLC, Welsh Tri-Center, LLC, Welsh US Real Estate Fund, LLC, Welsh Warren, LLC, and WelshCo Holdings, LLC). Excludes up to 180,263 shares of common stock contingently issuable upon vesting of performance based restricted stock units to be granted to Mr. Frederiksen upon completion of this offering and the formation transactions under our LTIP (see “Management—Compensation Discussion and Analysis—Overview of executive compensation program—Restricted Stock Units under the LTIP” and 307,692 OP units that may be issued upon the fifth anniversary of the commencement of trading of our common stock on the NYSE, subject to a certain performance measure being met, in exchange for the contribution of the services business (see “Structure and Formation of our Company—Formation Transactions—Contribution and exchange of interests in the existing entities”). The OP units held by each of the foregoing entities may not sum to the totals provided above due to rounding

(6)	Represents 100 shares of common stock issued at our initial capitalization and 391,178 shares of common stock that may be issuable upon exchange of an aggregate of 391,178 OP units. Such OP units consist of 3,840 OP units owned directly by Ms. Kane and 387,339 OP units that are deemed to be owned by Ms. Kane through the following entities: (1) 16,286 OP units owned by RB Broadway Development Company, LLC, (2) 2,998 OP units owned by Oakcreek Industrial Partners, LLC, (3) 2,804 OP units owned by Welsh Equities, LLC, (4) 690 OP units owned by Welsh Midwest Real Estate Fund, LLC, (5) 13,886 OP units owned by Welsh Real Estate Fund IV, LLC, (6) 4,834 OP units owned by Welsh US Real Estate Fund, LLC, (7) 2,597 OP units owned by WelshCo Holdings, LLC, (8) 11,981 OP units owned by Lake Michigan Industrial Properties, LLC, (9) 4,084 OP units owned by Welsh Holdings CNL Fund I, Inc., (10) 285 OP units owned by Mendelssohn Industrial Properties, LLC, (11) 679 OP units owned by Welsh Tri-Center, LLC, (12) 1,408 OP units owned by Shakopee Ventures, LLC, (13) 3,691 OP units owned by Turtle Creek Partners, LLC, (14) 646 OP units owned by Turtle Creek Partners II, LLC, (15) 13,384 OP units owned by Turtle Creek Partners IV, LLC, (16) 3,334 OP units owned by Welsh Warren, LLC, (17) 251,719 OP units owned by Welsh Ventures, LLC, and (18) 52,033 OP units owned by The 2009 Kane Family Irrevocable Trust u/a/d 12/10/09. In all cases in which this note discloses beneficial ownership by Ms. Kane of the OP units owned by an entity, such OP units represent Ms. Kane’s direct or indirect percentage pecuniary interest in the entity estimated as of March 31, 2010. Ms. Kane disclaims beneficial ownership of the remainder of the OP units owned by such entity (in particular, Ms. Kane disclaims beneficial ownership of the remainder of the OP units owned by Lake Michigan Industrial Properties, LLC, Mendelssohn Industrial Properties, LLC, Oakcreek Industrial Partners, LLC, RB Broadway Development Company, LLC, Shakopee Ventures, LLC, Turtle Creek Partners II, LLC, Turtle Creek Partners IV, LLC, Turtle Creek Partners, LLC, Welsh Equities, LLC, Welsh Holdings CNL Fund I, Inc., Welsh Midwest Real Estate Fund, LLC, Welsh Real Estate Fund IV, LLC, Welsh Tri-Center, LLC, Welsh US Real Estate Fund, LLC, Welsh Warren, LLC, and WelshCo Holdings, LLC). Excludes up to 174,882 shares of common stock contingently issuable upon vesting of performance based restricted stock units to be granted to Ms. Kane upon completion of this offering and the formation transactions under our LTIP (see “Management—Compensation Discussion and Analysis—Overview of executive compensation program—Restricted Stock Units under the LTIP” and 307,692 OP units that may be issued upon the fifth anniversary of the commencement of trading of our common stock on the NYSE, subject to a certain performance measure being met, in exchange for the contribution of the services business (see “Structure and Formation of our Company—Formation Transactions—Contribution and exchange of interests in the existing entities”). The OP units held by each of the foregoing entities may not sum to the totals provided above due to rounding

(7)	Represents 2,461 shares of common stock that may be issuable upon the exchange of 5,174 OP units. Such OP units consist of 1,845 OP units owned directly by Mr. Heieie and 3,329 OP units owned by Welsh Warren, LLC that are deemed to be owned by Mr. Heieie through such entity. In the case of the beneficial ownership by Mr. Heieie of the OP units owned by Welsh Warren, LLC, such OP units represent Mr. Heieie’s direct or indirect percentage pecuniary interest in Welsh Warren, LLC estimated as of March 31, 2010. Mr. Heieie disclaims beneficial ownership of the remainder of the OP units owned by Welsh Warren, LLC

Principal stockholders

(8)	Represents 2,461 shares of common stock issued upon completion of this offering and the formation transactions as equity-based compensation for non-employee directors

(9)	Represents 2,461 shares of common stock issued upon completion of this offering and the formation transactions as equity-based compensation for non-employee directors and 328,744 shares of common stock that may be issuable upon the exchange of 328,744 OP units. Such OP units are owned by MassMutual/Boston Capital Mezzanine Partners II, L.P. Mr. O’Sullivan is an officer of CrossHarbor Capital Partners, LLC, a manager of this entity, and may be deemed to be the beneficial owner of such OP units

(10)	Represents 300 shares of common stock issued at our initial capitalization, 17,231 shares of common stock issued upon the completion of this offering and the formation transactions as equity-based compensation for non-employee directors and 7,549,844 shares issuable upon the exchange of 7,549,844 OP units

Description of stock

This information in this section describes our capital structure and the terms of our governing documents as we expect that they will be at the time of the completion of this offering and the formation transactions.

Our authorized stock consists of 500 million shares, consisting of 490 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series. As of December 31, 2009, we had 300 outstanding shares of common stock held by three record holders, and no outstanding shares of preferred stock.

COMMON STOCK

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of our common stock:

➢	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and

➢	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.

All shares of our common stock now outstanding are fully paid and nonassessable and the shares of common stock to be issued in this offering will be fully paid and nonassessable. There are no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to the shares of our common stock.

Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be provided in the terms of any class or series of common stock, holders of our common stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of our common stock do not have cumulative voting rights. Subject to the rights of any future class or series of common or preferred stock, the holders of a majority of the shares voting in the election of our directors can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

POWER TO RECLASSIFY AND ISSUE STOCK

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which

Description of stock

our securities may be listed or traded. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

POWER TO INCREASE AUTHORIZED STOCK AND ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK AND PREFERRED STOCK

We believe that the power of our board of directors to increase the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, upon the completion of this offering, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by number or value, whichever is more restrictive, of the outstanding shares of our common stock, which we refer to as the common share ownership limit, or 9.8% by number or value, whichever is more restrictive, of the outstanding shares of our stock, which we refer to as the aggregate share ownership limit. We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limits.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by number or value, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% by number or value, whichever is more restrictive, of the outstanding shares of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Our board of directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits or establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under

Description of stock

Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must represent and covenant to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our board of directors may, but is not be required to, obtain an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting an exemption from the ownership limits, establishing an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable limits. Our board of directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

➢	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock after the completion of this offering that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

➢	any person from transferring shares of our stock after the completion of this offering if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock after the completion of this offering would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if

Description of stock

any purported transfer of shares of our stock or any other event would otherwise result, after the completion of this offering, in:

➢	any person violating the ownership limits or such other limit established by our board of directors; or

➢	our company being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on the NYSE (or other applicable exchange), the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

If we do not buy the shares, the charitable trustee must, within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such

Description of stock

prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

➢	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and

➢	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar with respect to our common stock is Wells Fargo Bank, N.A.

LISTING

Our common stock has been approved to be listed on the NYSE, subject to official notice of issuance, under the symbol “WLS.”

Material provisions of Maryland law and of our charter and bylaws

OUR BOARD OF DIRECTORS

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors pursuant to our bylaws, but may not be fewer than the minimum number permitted under Maryland law nor more than 15. Upon the completion of this offering and the formation transactions, we expect to have nine directors. Our charter provides that, at such time as we are eligible to make the election provided for in Title 3, Subtitle 8 of the MGCL, which we expect will occur upon the completion of this offering, except as may be provided in setting the terms of any class or series of preferred stock, any vacancy, including a vacancy created by an increase in the number of directors, on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws require that each director be an individual at least 21 years of age who is not under legal disability and that at least a majority of our directors will be individuals whom our board of directors has determined are “independent” under the standards established by our board of directors and in accordance with the then applicable NYSE listing standards.

REMOVAL OF DIRECTORS

Our charter provides that a director may be removed from office at any time, but only by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast generally in the election of directors. Our charter and bylaws provide that, except as provided by the board of directors in setting the terms of any class or series of preferred stock, our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the

Material provisions of Maryland law and of our charter and bylaws interested stockholder, unless, among other conditions, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person from these provisions of the MGCL. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. Our bylaws provide that this resolution may be altered or repealed in whole or in part only with the affirmative vote of a majority of the votes cast by our common stockholders.

CONTROL SHARE ACQUISITIONS

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person that has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter or bylaws provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Material provisions of Maryland law and of our charter and bylaws

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock, and this provision of our bylaws may not be amended (and we may not opt in to the control share acquisition statute) without the affirmative vote of a majority of the votes cast by our common stockholders.

SUBTITLE 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

➢	a classified board;

➢	a two-thirds vote requirement for removing a director;

➢	a requirement that the number of directors be fixed only by vote of the directors;

➢	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

➢	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, (2) vest in the board the exclusive power to fix the number of directors and (3) require, unless called by our chairman, chief executive officer or president or a majority of our directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders. Our charter provides that, at such time as we become eligible to make the election provided for under Subtitle 8, except as may be provided in setting the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office for the full term of the directorship in which the vacancy occurred.

MEETINGS OF STOCKHOLDERS

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, chief executive officer or president or a majority of our directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Material provisions of Maryland law and of our charter and bylaws

AMENDMENT TO OUR CHARTER AND BYLAWS

Except for certain amendments related to the removal of directors and certain amendments to our charter (which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, except for amendments to the following provisions of our bylaws, each of which may be amended only with the affirmative vote of a majority of the votes cast on such an amendment by our common stockholders:

➢	provisions opting out of the control share acquisition statute;

➢	provisions prohibiting our board of directors, without the approval of a majority of the votes cast by our common stockholders, from revoking altering or amending any resolution, or adopting any resolution inconsistent with any previously-adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL; and

➢	provisions governing amendments of our bylaws.

EXTRAORDINARY TRANSACTIONS

Under Maryland law, a Maryland corporation generally cannot consolidate, merge, sell all or substantially all of its assets or engage in a share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different proportion, which may not be less than a majority of all the votes entitled to be cast on the matter, is specified in the corporation’s charter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Also, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

APPRAISAL RIGHTS

Our charter provides that our stockholders will not be entitled to exercise appraisal rights unless a majority of our entire board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

DISSOLUTION

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the notice

Material provisions of Maryland law and of our charter and bylaws required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions of, and provided the information required by, our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting of our stockholders may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of, and provided the information required by, our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals.

INDEMNIFICATION AND LIMITATION OF DIRECTORS’ AND OFFICERS’ LIABILITY

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Material provisions of Maryland law and of our charter and bylaws

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Following completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT QUALIFICATION

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Description of the partnership agreement of Welsh Property Trust, L.P.

A summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of Welsh Property Trust L.P., which we refer to as the partnership agreement, is set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, or the DRULPA, and the partnership agreement. We have filed a copy of the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

Upon completion of the offering and the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through subsidiaries. We are the sole member of the sole general partner of our operating partnership. The general partner is a Delaware limited liability company and owns a general partnership interest in our operating partnership. We are also a limited partner of our operating partnership, and we own, either directly or through subsidiaries including the general partner, 73.5% of the outstanding interests in our operating partnership through our ownership of OP units.

OP units are also held by persons who contributed interests in properties and/or other assets to our operating partnership in the formation transactions. All holders of units in our operating partnership (including the general partner in its capacity as such and us in our capacity as a limited partner) are entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests in our operating partnership. The units in our operating partnership will not be listed on any exchange or quoted on any national market system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. Such provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

➢	redemption rights of qualifying parties;

➢	transfer restrictions on the OP units;

➢	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners; and

➢	the right of the limited partners to consent to transfers of the general partner interest of the general partner and mergers or consolidations involving us under specified limited circumstances.

PURPOSES, BUSINESS AND MANAGEMENT

The purpose of our operating partnership includes the conduct of any business that may be conducted lawfully by a limited partnership formed under the DRULPA, except that the partnership agreement requires the business of our operating partnership to be conducted in such a manner that will permit us to qualify as a REIT under Sections 856 through 860 of the Code. Subject to the foregoing limitation, our operating partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity. The general partner shall cause our operating partnership not to take, or to refrain from taking, any action that, in its judgment, in its sole and absolute discretion:

➢	could adversely affect our ability to continue to qualify as a REIT;

Description of the partnership agreement of Welsh Property Trust, L.P.

➢	could subject us to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code;

➢	could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our operating partnership; or

➢	could violate in any material respects any of the covenants, conditions or restrictions now or hereafter placed upon or adopted by us pursuant to any of our agreements or applicable laws and regulations, unless, in any such case, such action or inaction described in the bullet points above is specifically consented to by us.

In general, our board of directors will direct the management of the affairs of our operating partnership by directing the management of our affairs, in our capacity as the sole member of the general partner of our operating partnership.

Except as otherwise expressly provided in the partnership agreement or as delegated or provided to an additional general partner by the general partner or any successor general partner pursuant to the partnership agreement, all management powers over the business and affairs of our operating partnership are exclusively vested in the general partner. No limited partner or any other person to whom one or more OP units have been transferred may, in its capacity as a limited partner, take part in the operations, management or control of our operating partnership’s business, transact any business in our operating partnership’s name or have the power to sign documents for or otherwise bind our operating partnership. The general partner may not be removed by the limited partners without the general partner’s consent. In addition to the powers granted to the general partner under applicable law or that are granted to the general partner under any other provision of the partnership agreement, the general partner, subject to the other provisions of the partnership agreement, has full power and authority to do all things deemed necessary or desirable by the general partner to conduct the business of our operating partnership, to exercise all powers of our operating partnership and to effectuate the purposes of our operating partnership. Our operating partnership may incur debt or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, upon such terms as the general partner determines to be appropriate. With limited exceptions, the general partner is authorized to execute, deliver and perform agreements and transactions on behalf of our operating partnership without any further act, approval or vote of the limited partners.

RESTRICTIONS ON GENERAL PARTNER’S AUTHORITY

The general partner may not take any action in contravention of the partnership agreement. The general partner may not, without the prior consent of the limited partners (including us), undertake, on behalf of our operating partnership, any of the following actions or enter into any transaction that would have the effect of such actions:

➢	take any action that would make it impossible to carry on the business of our operating partnership, except as provided in the partnership agreement;

➢	possess operating partnership property, or assign any rights in partnership property, for other than a partnership purpose, except as otherwise provided in the partnership agreement;

➢	admit a person as a partner of our operating partnership, except as provided in the partnership agreement;

➢	perform any act that would subject a limited partner to liability as a general partner or any other liability, except as provided in the partnership agreement or the DRULPA;

➢	enter into any agreement that prohibits or restricts the general partner or our operating partnership from performing its redemption obligations; and

Description of the partnership agreement of Welsh Property Trust, L.P.

➢	amend, modify or terminate the partnership agreement, except as provided in the partnership agreement; for a description of the provisions of the partnership agreement permitting the general partner to amend the partnership agreement without the consent of the limited partners. See “—Amendment of the Partnership Agreement for Our Operating Partnership.”

The general partner generally may not withdraw as general partner from our operating partnership nor transfer all of its interest in our operating partnership without the consent of a majority in interest of the limited partners (including us), subject to the exceptions discussed in “—Restrictions on General Partner.”

In addition, the general partner may not amend the partnership agreement or take any action on behalf of our operating partnership, without the prior consent of each limited partner adversely affected by such amendment or action, if such amendment or action would:

➢	convert a limited partner interest into a general partner interest;

➢	modify the limited liability of a limited partner;

➢	alter the rights of any limited partner to receive the distributions to which such partner is entitled, or alter the allocations specified in the partnership agreement;

➢	alter or modify the redemption rights or related definitions as provided in the partnership agreement;

➢	alter or modify the restrictions on the right of the general partner to transfer its interest in, or withdraw from, our operating partnership; or

➢	remove, alter or amend the powers and restrictions related to our REIT requirements or permit us to avoid paying taxes under Code Section 857 or Code Section 4981.

ADDITIONAL LIMITED PARTNERS

The general partner is authorized to admit additional limited partners and additional general partners to our operating partnership from time to time, for such consideration and on terms and conditions as may be established by the general partner in its sole and absolute discretion. No person may be admitted as an additional limited partner or an additional general partner without the general partner’s consent, which consent may be given or withheld in its sole and absolute discretion.

No action or consent by the limited partners is required in connection with the admission of any additional limited partner. The general partner is expressly authorized to cause our operating partnership to issue additional OP units:

➢	upon the conversion, redemption or exchange of any debt, OP units or other securities issued by our operating partnership;

➢	for less than fair market value, so long as we conclude in good faith that such issuance is in the best interests of us and our operating partnership; and

➢	in connection with any merger of any other entity into our operating partnership or a subsidiary of it if the applicable merger agreement provides that persons are to receive OP units in our operating partnership in exchange for their interests in the entity merging into our operating partnership.

Subject to Delaware law, any additional OP units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing OP units) as the general partner shall determine, in its sole and absolute discretion without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, the general partner has authority to specify:

➢	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of OP units;

Description of the partnership agreement of Welsh Property Trust, L.P.

➢	the right of each such class or series of OP units to share in distributions;

➢	the rights of each such class or series of OP units upon dissolution and liquidation of our operating partnership;

➢	the voting rights, if any, of each such class or series of OP units; and

➢	the conversion, redemption or exchange rights applicable to each such class or series of OP units.

ABILITY TO ENGAGE IN OTHER BUSINESSES; CONFLICTS OF INTEREST

Our operating partnership and general partner may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business of our operating partnership, our operation as a reporting company with a class or classes of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities, and such activities as are incidental to those activities discussed above.

DISTRIBUTIONS

Subject to the terms of any partnership unit designation, the general partner shall cause our operating partnership to distribute quarterly, all, or such portion as the general partner may in its sole and absolute discretion determine, of Available Cash (as such term is defined in the partnership agreement) generated by our operating partnership during such quarter to the partners and limited partners:

➢	first, with respect to any units that are entitled to any preference in distribution, in accordance with the rights of such class or classes of units, and, within such class or classes, among the limited partners pro rata in proportion to their respective percentage interests; and

➢	second, with respect to any units that are not entitled to any preference in distribution, in accordance with the rights of such class of partnership units, as applicable, and, within such class, among the limited partners pro rata in proportion to their respective percentage interests.

To the extent we own properties outside our operating partnership, any income we receive in connection with the activities from those properties will result in a recalculation of distributions from our operating partnership such that we and the limited partners would each receive the same distributions that we and they would have received had we contributed such properties to our operating partnership.

ALLOCATIONS OF NET INCOME AND NET LOSS

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of operating partnership units in accordance with their respective percentage interests at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Internal Revenue Code, items of income, gain, loss and deduction with respect to appreciated or depreciated

Description of the partnership agreement of Welsh Property Trust, L.P.

property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of operating partnership units taking into consideration the requirements of Section 704(c). See “Federal Income Tax Considerations.”

BORROWING BY OUR OPERATING PARTNERSHIP

The general partner is authorized to cause our operating partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of our operating partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on properties of our operating partnership.

REIMBURSEMENT OF US; TRANSACTIONS WITH OUR AFFILIATES AND US

Neither the general partner, our subsidiary, nor we will receive any compensation for services as the general partner and limited partner of our operating partnership. We, as a limited partner in our operating partnership, have the same right to allocations and distributions as other partners and limited partners. In addition, our operating partnership will reimburse us for all expenses incurred by us in connection with our operating partnership’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, our operating partnership, (ii) compensation of officers and employees, including, without limitation, payments under our future compensation plans that may provide for stock, OP units or phantom stock, pursuant to which our employees will receive payments based upon distributions on or the value of our common stock, (iii) director or manager fees and expenses of our company or our affiliates, and (iv) all costs and expenses that we incur in connection with our being a public company, including costs of filings with the SEC, reports and other distributions to our stockholders.

Except as expressly permitted by the partnership agreement, we and our affiliates may not engage in any transactions with our operating partnership except on terms that are fair and reasonable and no less favorable to our operating partnership than would be obtained from an unaffiliated third party.

OUR LIABILITY AND THAT OF THE LIMITED PARTNERS

Under DRULPA, we, as sole member of the general partner, are liable for all general obligations of our operating partnership to the extent not paid by our operating partnership.

The limited partners are not required to make additional contributions to our operating partnership. Assuming that a limited partner does not take part in the control of the business of our operating partnership, the liability of the limited partner for obligations of our operating partnership under the partnership agreement and DRULPA is limited, subject to limited exceptions, generally to the loss of the limited partner’s investment in our operating partnership represented by such limited partner’s OP units.

Our operating partnership will operate in a manner we deem reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

EXCULPATION AND INDEMNIFICATION OF US

The partnership agreement generally provides that we, as sole member of the general partner, the general partner, and any of our respective directors or officers will incur no liability to our operating partnership, or any limited partner, general partner or assignee, for losses sustained or liabilities incurred or benefits not derived as a result of errors in judgment, mistakes of law or of any act or omission if we, the general partner or such officer or director acted in good faith. In addition, we, as the sole member of the general partner, and the general partner are not responsible for any misconduct

Description of the partnership agreement of Welsh Property Trust, L.P.

or negligence on the part of our agents, provided we appointed such agents in good faith. We, as the sole member of the general partner, and the general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we take or omit to take in reliance upon the opinion of such persons, as to matters which we, as the sole member of the general partner, and the general partner reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The partnership agreement also provides for the indemnification, to the fullest extent permitted by law, of us, as the sole member of the general partner, of the general partner, of our directors and officers, and of such other persons as the general partner may from time to time designate against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which such person may be involved that relate to the operations of our operating partnership, provided that such person will not be indemnified for (i) any act or omission of such person that was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) in the case of any criminal proceeding, any act or omission that such person had reason to believe was unlawful, or (iii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

REDEMPTION RIGHTS OF QUALIFYING PARTIES

After holding OP units for a period of 12 months, each limited partner (other than us) and some assignees have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by such party in exchange for a cash amount per unit equal to the per share value of our common stock, subject to adjustment as described below. The per share value of our common stock is defined in the partnership agreement as the average of the closing prices for our common stock for the 10 consecutive trading days immediately preceding the determination date. The cash amount per unit is adjusted pursuant to the partnership agreement to reflect any dividends, stock splits, or reverse stock splits of our common stock and distributions of rights to acquire our common stock.

On or before the close of business on the fifth business day after a limited partner gives a notice of redemption to the general partner, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our common stock imposed under our charter, elect to acquire some or all of the tendered OP units from the tendering party in exchange for common stock, based on an exchange ratio of one share of common stock for each unit, subject to adjustment in the event of certain activities of our company, including stock dividends or stock splits, the issuance of certain rights, options or warrants for the purchase of common stock or certain distributions of assets or debt to our stockholders. Common stock issued in exchange for OP units pursuant to the partnership agreement may contain legends regarding restrictions under the Securities Act and applicable state securities laws as we in good faith determine to be necessary or advisable in order to ensure compliance with securities laws.

RESTRICTIONS ON TRANSFER

The partnership agreement restricts the transferability of partnership interests, including OP units. Any transfer or purported transfer of an OP unit not made in accordance with the partnership agreement will not be valid. Until the expiration of 12 months from the date on which a limited partner acquired OP units, such limited partner generally may not transfer all or any portion of its OP units to any transferee.

Description of the partnership agreement of Welsh Property Trust, L.P.

After the expiration of 12 months from the date on which a limited partner acquired OP units, such limited partner has the right to transfer all or any portion of its OP units to any person that is an “accredited investor,” subject to the satisfaction of conditions specified in the partnership agreement, including our right of first refusal. For purposes of this transfer restriction, “accredited investor” shall have the meaning set forth in Rule 501 promulgated under the Securities Act. It is a condition to any transfer that the transferee assumes by operation of law or express agreement all of the obligations of the transferor limited partner under the partnership agreement with respect to such OP units, and no such transfer will relieve the transferor limited partner of its obligations under the partnership agreement without our approval, in our sole and absolute discretion. This transfer restriction does not apply to a statutory merger or consolidation pursuant to which all obligations and liabilities of the limited partner are assumed by a successor corporation by operation of law.

In connection with any transfer of partnership interests or OP units, we will have the right to receive an opinion of counsel reasonably satisfactory to us to the effect that the proposed transfer may be effected without registration under the Securities Act, and will not otherwise violate any federal or state securities laws or regulations applicable to our operating partnership or the partnership interests or OP units transferred.

No transfer by a limited partner of its OP units, including any redemption or any acquisition of partnership interests or OP units by us or by our operating partnership, may be made to any person if:

➢	in the opinion of legal counsel for our operating partnership, it would (i) result in our operating partnership being treated as an association taxable as a corporation or would result in a termination of the partnership under Code Section 708, or (ii) adversely affect the ability of our company to continue to qualify as a REIT or would subject our company to any additional taxes under Sections 857 or 4981 of the Code; or

➢	such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code section 7704.

In addition, we generally have a right of first refusal with respect to any proposed transfers by other limited partners, exercisable within 10 business days of notice of the transfer and a description of the proposed consideration to be paid for the OP units.

SUBSTITUTED LIMITED PARTNERS

No limited partner will have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with our consent, which consent may be given or withheld in our sole and absolute discretion. If we, in our sole and absolute discretion, do not consent to the admission of any permitted transferee as a substituted limited partner, such transferee will be considered an assignee for purposes of the partnership agreement. An assignee will be entitled to all the rights of an assignee of a limited partnership interest under DRULPA, including the right to receive distributions from our operating partnership and the share of net income, net losses and other items of income, gain, loss, deduction and credit of our operating partnership attributable to the OP units assigned to such transferee and the rights to transfer the OP units provided in the partnership agreement, but will not be deemed to be a holder of OP units for any other purpose under the partnership agreement, and will not be entitled to effect a consent or vote with respect to such OP units on any matter presented to the limited partners for approval. The right to consent or vote, to the extent provided in the partnership agreement or under the DRULPA, will fully remain with the transferor limited partner.

Description of the partnership agreement of Welsh Property Trust, L.P.

RESTRICTIONS ON GENERAL PARTNER

The general partner may not transfer any of its general partner interest (other than to us or our affiliates) or withdraw from managing our operating partnership unless:

➢	it receives the prior consent of a majority in interest of the limited partners (including us); or

➢	it receives the prior consent of the limited partners (including us) to merge with another entity and immediately after a merger of us as sole member of the general partner into another entity, substantially all of the assets of the surviving entity, other than the general partner interest in our operating partnership held by the general partner, are contributed to our operating partnership as a capital contribution in exchange for partnership interests or OP units.

RESTRICTIONS ON MERGERS, SALES, TRANSFERS AND OTHER SIGNIFICANT TRANSACTIONS INVOLVING US

We may merge, consolidate or otherwise combine our assets with another entity, or sell all or substantially all of our assets, or reclassify, recapitalize or change the terms of our outstanding common equity interests if:

➢	in connection with such event, all limited partners, other than ourselves as the special limited partner under the partnership agreement, shall have a right to receive consideration that is equivalent in value to the consideration received by holders of our common stock; or

➢	substantially all of the assets of our operating partnership are to be owned by a surviving entity in which our limited partners, other than ourselves as the special limited partner, will hold interests that are at least as favorable in terms as the former units of limited partnership interest previously held by such limited partners, subject to certain specified liquidity protections as are set forth in our operating partnership agreement.

AMENDMENT OF THE PARTNERSHIP AGREEMENT FOR OUR OPERATING PARTNERSHIP

Amendments to the partnership agreement may be proposed only by the general partner or by limited partners holding 25% percent or more of the partnership interests held by limited partners (excluding us). Following such proposal, the general partner will submit to the partners and limited partners any proposed amendment that, pursuant to the terms of the partnership agreement, requires the consent of the general partner and a majority in interest of the limited partners holding OP units entitled to vote at the meeting. The general partner will seek the written consent of the partners and limited partners, if applicable, on the proposed amendment or will call a meeting to vote on the proposed amendment and to transact any other business that it may deem appropriate.

AMENDMENT BY THE GENERAL PARTNER WITHOUT THE CONSENT OF THE LIMITED PARTNERS

The general partner has the power, without the consent of the limited partners, to amend the partnership agreement as may be required to facilitate or implement any of the following purposes:

➢	to add to its obligations as general partner or surrender any right or power granted to it or any of its affiliates for the benefit of the limited partners;

➢	to reflect the admission, substitution or withdrawal of partners or the termination of our operating partnership in accordance with the partnership agreement;

➢	to reflect a change that is of an inconsequential nature or does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

Description of the partnership agreement of Welsh Property Trust, L.P.

➢	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

➢	to reflect such changes as are reasonably necessary for us to maintain our REIT qualification or to reflect the transfer of all or any part of a partnership interest among us and any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2));

➢	to modify the manner in which capital accounts are computed to the extent set forth in the definition of “Capital Account” in the partnership agreement or contemplated by the Code or the Treasury Regulations;

➢	to effectuate or otherwise reflect the issuance of additional partnership interests permitted under the partnership agreement of our operating partnership and the manner in which items of net income or net loss are allocated with respect to such interests; and

➢	to reflect any other modification to the partnership agreement as is reasonably necessary for the business or operations of us or our operating partnership and which does not violate the explicit prohibitions set forth in the partnership agreement.

PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS

Meetings of the partners may be called only by the general partner. Notice of any such meeting will be given to all partners not less than seven days nor more than 60 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Each meeting of partners will be conducted by the general partner or such other person as it may appoint pursuant to such rules for the conduct of the meeting as it or such other person deems appropriate in its sole and absolute discretion. Whenever the vote or consent of partners is permitted or required under the partnership agreement, such vote or consent may be given at a meeting of partners or may be given by written consent. Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent setting forth the action so taken is signed by partners holding a majority of outstanding partnership interests (or such other percentage as is expressly required by the partnership agreement for the action in question).

TAX MATTERS

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, we have the authority to handle tax audits and to make tax elections under the Internal Revenue Code, in each case, on behalf of our operating partnership.

DISSOLUTION

Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

➢	an event of withdrawal, as defined in DRULPA, including, without limitation, bankruptcy, of us unless, within 90 days after the withdrawal, a majority in interest of the remaining partners agree in writing, in their sole and absolute discretion, to continue the business of our operating partnership and to the appointment, effective as of the date of withdrawal, of a successor general partner;

➢	an election to dissolve our operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of the partners;

➢	the entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of DRULPA;

➢	the occurrence of any sale or other disposition of all or substantially all of the assets of our operating partnership not in the ordinary course of our operating partnership’s business or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of

Description of the partnership agreement of Welsh Property Trust, L.P.

the assets of our operating partnership not in the ordinary course of our operating partnership’s business; or

➢	the redemption, or acquisition by us, of all partnership common units or all partnership units other than partnership common units or all partnership units held by us or the general partner.

Upon dissolution of our operating partnership, the general partner, or, in the event that there is no remaining general partner or the general partner has dissolved, a liquidator will proceed to liquidate the assets of our operating partnership and apply the proceeds from such liquidation in the order of priority set forth in the partnership agreement.

Shares eligible for future sale

GENERAL

Upon the completion of this offering and the formation transactions, we expect to have outstanding 20,940,608 shares of our common stock. In addition, 7,549,844 shares of our common stock are authorized and reserved for issuance upon exchange of OP units that will be outstanding upon the completion of this offering and the formation transactions.

Of these shares, the 20,923,077 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The shares purchased by affiliates in the offering and the shares of our common stock owned by our affiliates upon redemption of OP units will be “restricted shares” as defined in Rule 144.

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering and the formation transactions. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of OP units or the exercise of stock options), or the perception that such sales occur, could adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering—There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering. In addition, the price of our common stock may be volatile or may decline regardless of our operating performance” and “Description of the Partnership Agreement of Welsh Property Trust, L.P.—Restrictions on Transfer.”

RULE 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common stocks from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

REDEMPTION/EXCHANGE RIGHTS

In connection with the formation transactions, our operating partnership will issue an aggregate of 7,549,844 OP units to our principals, continuing investors and in connection with the acquisition

Shares eligible for future sale

portfolio. Beginning on or after the date which is 12 months after the completion of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Stock—Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of Welsh Property Trust, L.P.—Redemption Rights of Qualifying Parties.”

REGISTRATION RIGHTS

We have entered into a registration rights agreement with the various persons receiving OP units in the formation transactions, including our principals and certain of our executive officers. Under the registration rights agreement, subject to certain limitations, commencing not earlier than 12 months and not later than 13 months after the completion of this offering, we will file one or more registration statements covering the resale of the shares of our common stock issued or issuable, at our option, in exchange for OP units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement with respect to shares of our common stock issuable upon exchange of OP units received in the formation transactions by filing a registration statement providing for the issuance by us to the holders of such OP units of shares of our common stock registered under the Securities Act in lieu of our operating partnership’s obligation to pay cash for such OP units. We have agreed to pay all of the expenses relating to a registration of such securities.

Under certain circumstances, we are required to use reasonable efforts to engage an underwriter to undertake an underwritten offering under a resale registration statement filed by us as described above upon the written request of holders of at least 5% in the aggregate of the securities subject to the registration rights agreement, provided that we are not obligated to effect more than two underwritten offerings.

LONG-TERM EQUITY INCENTIVE PLAN

We have adopted and our pre-offering stockholders have approved, the LTIP. Awards under the LTIP may be granted in the form of stock options, stock appreciation rights, restricted shares and restricted stock units, performance shares and performance units, and stock awards. Under the LTIP, we will grant performance based restricted stock units to certain of our executive officers and stock awards to our non-employee directors upon completion of this offering. See “Management—Executive Compensation—Long-Term Equity Incentive Plan.”

LOCK-UP AGREEMENTS AND OTHER CONTRACTUAL RESTRICTIONS ON RESALE

We, our operating partnership, our executive officers and directors and our existing security holders have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC (or, in the case of our executive officers and directors, both UBS Securities LLC and J.P. Morgan Securities Inc.), offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, including, without limitation, OP units, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of one year after the date of this prospectus (subject to extension under certain circumstances). At any time and without public notice, UBS Securities LLC (or, in the case of our executive officers and directors, both UBS Securities LLC and J.P. Morgan Securities Inc.) may in its (or their) sole discretion release some or all of the securities from these lock-up agreements.

Federal income tax considerations

The following is a summary of the material federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding and disposition of our common stock. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular stockholder in light of his, her or its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

➢	expatriates;

➢	persons who mark-to-market the common stock;

➢	subchapter S corporations;

➢	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

➢	financial institutions;

➢	insurance companies;

➢	broker dealers;

➢	regulated investment companies;

➢	trusts and estates;

➢	Investors who receive our common stock through the exercise of employee stock options or otherwise as compensation;

➢	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

➢	persons subject to the alternative minimum tax provisions of the Code;

➢	persons holding their interest through a partnership or similar pass-through entity;

➢	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

➢	tax exempt organizations; and

➢	non-U.S. stockholders (as defined under “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders”).

This summary assumes that stockholders will hold our common stock as a capital asset, which generally means as property held for investment.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR

Federal income tax considerations

PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

TAXATION OF OUR COMPANY

We intend to elect and qualify to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2010. We believe that we have been organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2010, and we intend to continue to be organized and operate in such a manner.

The law firm of Briggs and Morgan, P.A. has acted as our tax counsel in connection with our election to be taxed as a REIT. We will receive an opinion of Briggs and Morgan, P.A. prior to effectiveness of the registration statement of which this prospectus forms a part that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code commencing with our taxable year ending on December 31, 2010, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Briggs and Morgan, P.A. will be based on various assumptions relating to our organization and operation including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon representations and covenants made by our management regarding our organization, assets, and the present and future conduct of our business operations.

While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our company’s circumstances, no assurance can be given by Briggs and Morgan, P.A. or us that we will so qualify for any particular year. The opinion of Briggs and Morgan, P.A., a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, will be expressed as of the date issued, and will not cover subsequent periods. Opinions of counsel impose no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

TAXATION OF REITS IN GENERAL

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.”

Federal income tax considerations

While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends to a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

➢	we will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains;

➢	we may be subject to the “alternative minimum tax” on our items of tax preference, if any;

➢	if we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than “foreclosure property” (as described below), such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property;”

➢	if we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property” (as described below), we may thereby (a) avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (b) treat income and gain from such property as qualifying income for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

➢	if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability;

➢	if we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not willful negligence and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest applicable rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests;

➢	if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause

Federal income tax considerations

and not willful negligence, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure;

➢	if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior years), plus (ii) retained amounts on which federal income tax is paid at the corporate level;

➢	we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described in “—Requirements for Qualification—General;”

➢	a 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our taxable REIT subsidiary if and to the extent that the IRS successfully adjusts the reported amounts of these items;

➢	if we acquire appreciated assets from a corporation that is not a REIT (i.e., a subchapter C corporation, whether taxable or tax exempt) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following our acquisition from the subchapter C corporation. The results described in this paragraph assume that the subchapter C corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired by us;

➢	we may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid its proportionate share of the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock; and

➢	we may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including our taxable REIT subsidiary, the earnings of which could be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets, operations or net worth. We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION—GENERAL

The Code defines a REIT as a corporation, trust or association:

(1)  that is managed by one or more trustees or directors;

(2)  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)  that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

Federal income tax considerations

(5)  the beneficial ownership of which is held by 100 or more persons;

(6)  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)  which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter will provide restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes, to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby will satisfy this requirement.

EFFECT OF SUBSIDIARY ENTITIES

Ownership of partnership interests

In the case of a REIT that holds an interest in an entity that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership, for purposes of the asset and gross income tests applicable to REITs as described below. However, for purposes of the 10% value test only, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and our equity interests in lower—tier partnerships), is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and

Federal income tax considerations

operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided in “—Tax Aspects of Investments in Partnerships.”

Disregarded subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A “qualified REIT subsidiary” is any corporation, other than a taxable REIT subsidiary, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single-member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes collectively referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours, or is classified as a taxable REIT subsidiary—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our company’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another entity unless it is a taxable REIT subsidiary. See “—Gross Income Tests” and “—Asset Tests” below.

Taxable subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by our company and our company’s subsidiaries in the aggregate, and our company’s ability to make distributions to its stockholders.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the distributions, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains). If dividends are paid to us by one or more of our taxable REIT subsidiaries or other taxable subsidiary corporations, then a portion of the dividends that we distribute to our U.S. stockholders who are taxed at individual rates generally will be eligible for taxation through 2010 at the preferential qualified dividend income rates rather than at ordinary income rates. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders,” and “Taxation of Stockholders—Distributions.”

Federal income tax considerations

Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, if a taxable REIT subsidiary has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm’s length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents our company receives that include amounts for services furnished by a taxable REIT subsidiary to any of its tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (a) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (b) a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (c) rents paid to our company by tenants, leasing at least 25% of the net leasable space of the REIT’s property, that are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or (d) the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

Our company will form a taxable REIT subsidiary that will be owned by our operating partnership following the contribution transaction. Our taxable REIT subsidiary, through several wholly-owned limited liability companies, will conduct several third-party services businesses including a brokerage business, property management, architecture, construction, mortgage origination, and property maintenance.

GROSS INCOME TESTS

In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from “prohibited transactions and certain hedging and foreign currency transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends or other distributions on, and gain from the sale or other disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above (other than qualified temporary investment income), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by us will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as “rents from real property,” if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from

Federal income tax considerations

real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, in order for rents received to qualify as “rents from real property,” services provided by us to a tenant generally must be furnished or rendered to the tenants of such property through an “independent contractor” who is adequately compensated and from which we derive no income, through a taxable REIT subsidiary, or be services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. If the services do not meet one of the foregoing criteria, they will give rise to “impermissible tenant service income,” which is not qualifying income for purposes of the 75% or 95% gross income tests. The amount of impermissible tenant service income is deemed to be at least 150% of the direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of the total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” If the total amount of impermissible tenant service income from a property does not exceed 1% of the total income from that property, the income will not cause the rent paid by the tenants of that property to fail to qualify as “rents from real property.”

Also, rental income will qualify as “rents from real property” only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (i) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee, or (ii) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee. However, rental payments from a taxable REIT subsidiary will qualify as “rents from real property” even if we own more than 10% of the total value or combined voting power of the taxable REIT subsidiary if at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. However, amounts attributable to certain rental increases charged to a controlled taxable REIT subsidiary can fail to qualify even if these conditions are met.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not and do not intend to:

➢	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

➢	rent any property to a related party tenant, including a taxable REIT subsidiary (as described below), unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

➢	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

➢	directly perform services considered to be noncustomary or rendered to the occupant of the property.

We may receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income, for purposes of the 75% gross income test, constitutes qualifying mortgage interest to the extent that the obligation is secured by a mortgage on real property. If we receive interest income

Federal income tax considerations

with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the gain realized upon the sale of the property securing the loan or based on the appreciation in the property’s values as of a specific date (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its gross income with respect to the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower, would qualify as “rents from real property” had it been earned directly by us.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to satisfy one or both of the 75% or 95% gross income tests for any year, was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

ASSET TESTS

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries. The 10% value test does not apply to certain “straight debt” (as described below) and other excluded securities, as described in the Code, including but not limited to a loan to an individual or an estate, an obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a

Federal income tax considerations

partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, “straight debt” is a written unconditional promise to pay on demand or at a specific date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock; (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we or any of our controlled taxable REIT subsidiaries hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule) and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which its identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described in the preceding sentence, as long as the failure was due to reasonable cause and not willful neglect, we will be permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. However, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

ANNUAL DISTRIBUTION REQUIREMENTS

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)  the sum of:

➢	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

➢	90% of the net income, if any, (after tax) from “foreclosure property” (as described below), minus

(b)  the sum of specified items of non cash income that exceeds a percentage of our income.

Federal income tax considerations

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a “preferential dividend” if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in our company by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least “the required distribution,” which is equal to the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) the inclusion of items in income by us for federal income tax purposes. Potential sources of non-cash taxable income include (i) a lease of our property subject to the provisions of Section 467 of the Code, and (ii) loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements and avoid any taxes, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as “deficiency dividends.” However, we will be required to pay interest based on the amount of any deduction taken for “deficiency dividends.”

Federal income tax considerations

FAILURE TO QUALIFY

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (a) the violation is due to reasonable cause and not willful neglect, (b) we pay a penalty of $50,000 for each failure to satisfy the provision and (c) the violation does not include a violation under the gross income or asset tests described above (and for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular federal corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of the our stockholders who are individual U.S. stockholders (as defined under “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders”), at a maximum rate of 15% (through 2010), and distributions in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to any statutory relief.

PROHIBITED TRANSACTIONS

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than “foreclosure property,” as described below) that is held primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower—tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe harbor provisions of the Code that prevent such treatment will apply. For this purpose, the Code provides a safe harbor pursuant to which sales of properties will not constitute prohibited transactions, if (i) we have held the property for at least two years for the production of rental income, (ii) we capitalized expenditures on the property in the two years preceding sale that are less than 30% of the net selling price of the property, and (iii) we (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) either (I) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (II) the aggregate fair market value of property sold during the year of sales is 10% or less of the aggregate fair market value of all our assets as of the beginning of the taxable year and (III) in the case that (a) is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Federal income tax considerations

FORECLOSURE PROPERTY

“Foreclosure property” is real property (including interests in real property) and any personal property incident to such real property (a) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or an indebtedness owed to the REIT and secured by the property, (b) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (c) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

HEDGING TRANSACTIONS

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us to acquire or carry real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction will not constitute gross income for purposes of either the 95% or the 75% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

FOREIGN INVESTMENTS

To the extent that we and our subsidiaries hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 95% and 75% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain,

Federal income tax considerations

real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

TAX ASPECTS OF INVESTMENTS IN PARTNERSHIPS

General

We may hold investments through entities that are classified as partnerships for federal income tax purposes, including our interest in our operating partnership and our equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of these partnership items for purposes of the various REIT income and asset tests, based on our capital interest in such partnership, and the actual computation of our REIT taxable income will be based on our distributive share of such items determined under the applicable partnership agreement or under the applicable provisions of the Code and the Treasury Regulations thereunder. See “—Effect of Subsidiary Entities—Ownership of Partnership Interests.” Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity level tax on its income.

Although OP units will not be traded on an established securities market, there is a risk that the redemption rights of the holders of OP units could cause the interests in our operating partnership to be viewed as readily tradable on a secondary market or the substantial equivalent thereof. Under relevant Treasury Regulations interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof if the partnership qualifies for specified “safe harbors” that are based on the specific facts and circumstances related to the partnership. Although our operating partnership may, depending on the number of partners in the partnership and the percentage interests transferred during a taxable year qualify for one of the safe-harbors in the future, our operating partnership cannot provide any assurance that it currently meets any of the safe harbors, or that if it currently meets any of the safe harbors that it will continue to meet such safe harbors. In the event that a safe harbor provision of applicable Treasury Regulations is not available, our operating partnership may be classified as a publicly-traded partnership. Although our operating partnership may be classified as a publicly-traded partnership, it would not be subject to corporate level tax provided it met the 90% qualifying income exception. We anticipate that the operations of our operating partnership will meet the 90% qualifying income test. If our operating partnership was treated as a publicly-traded partnership that did not meet a designated qualifying income exception, our operating partnership would be treated as a corporation for federal income tax purposes. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Gross Income Tests” and “—Asset Tests,” and in turn could prevent us from

Federal income tax considerations

qualifying as a REIT. See “—Failure to Qualify,” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Allocations with respect to partnership properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of OP units in proportion to the number of units held by each such holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.

Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquire appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the contribution transaction, appreciated property will be contributed to our operating partnership. As a result, we could be allocated lesser amounts of depreciation and greater amounts of taxable income in respect of our operating partnership’s properties than would be the case if all of our operating partnership’s assets had a tax basis equal to their fair market values at the time of any contributions to the operating partnership. This could cause us to recognize, over a period of time, (a) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to our operating partnership and (b) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.

TAXATION OF STOCKHOLDERS

Taxation of taxable U.S. stockholders

This section summarizes the taxation of U.S. stockholders that are not tax exempt organizations. For these purposes, a “U.S. stockholder” is a beneficial owner of common stock that for federal income tax purposes is:

➢	a citizen or resident of the United States

➢	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

Federal income tax considerations

➢	an estate whose income is subject to federal income taxation regardless of its source; or

➢	any trust if (a) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for federal income tax purposes holds our stock, the federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult its own tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to the common stock constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Code, U.S. stockholders will be treated as having received, for federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in the common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as net capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend

Federal income tax considerations

with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)  the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our taxable REIT subsidiaries);

(b)  the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income;

(c)  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the federal income tax paid by us with respect to such built-in gain; and

(d)  the amounts of any earnings and profits that were distributed by us for the year and accumulated from non-REIT years.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign C corporation (other than a “passive foreign investment company”) will be a “qualified foreign corporation” if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion of our distributions will consist of qualified dividend income.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Common Stock.  In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in such common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis in the common stock will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of common stock will be subject to a maximum federal income tax rate of 15% for taxable years through 2010, if such common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if such common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are urged to consult with their tax advisor with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of the common stock held for more than one year at the time of

Federal income tax considerations

disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of the common stock by a U.S. stockholder who has held such common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from our company that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of the common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. Holders should consult their tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of the common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, holders should be aware that we and other participants in transactions involving our company (including our predecessors) might be subject to disclosure or other requirements pursuant to these rules.

Passive activity losses and investment interest limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of the common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to the common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

New legislation relating to surtax on certain net investment income

Newly enacted legislation would require certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% surtax on, among other things, dividends on and capital gains from the sale or other disposition of stock. This surtax will apply for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

TAXATION OF TAX EXEMPT U.S. STOCKHOLDERS

U.S. tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this prospectus as “UBTI.” While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax exempt U.S. stockholder has not held the common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax exempt stockholder), and (2) the common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of the common stock generally should not give rise to UBTI to a tax exempt U.S. stockholder.

Federal income tax considerations

Tax exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (a) that is described in Section 401(a) of the Code, (b) is tax exempt under Section 501(a) of the Code, and (c) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension held REIT.” We will not be a “pension held REIT” unless either (a) (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our company’s stock, collectively owns more than 50% of such stock and (b) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities as held directly by its beneficiaries in proportion to their actuarial interests). Certain restrictions on ownership and transfer of our stock should generally prevent a tax exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension held REIT.

Tax exempt U.S. stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our common stock.

TAXATION OF NON-U.S. STOCKHOLDERS

The following is a summary of certain federal income tax consequences of the acquisition, ownership and disposition of the common stock applicable to non-U.S. stockholders holding common stock. For purposes of this summary, a “non-U.S. stockholder” is a beneficial owner of the common stock that is not a U.S. stockholder and that is not a partnership. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of federal income taxation.

Ordinary dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income subject to federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to distributions from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of the common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in the common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (or lower rate provided by treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non dividend distributions

Unless (a) the common stock constitutes a U.S. real property interest, or USRPI, or (b) either (1) the non-U.S. stockholder’s investment in the common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject

Federal income tax considerations

to the same treatment as U.S. stockholders with respect to such gain and subject to the branch profits tax if the holder is a corporation or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If the common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in the common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of our company’s earnings and profits.

Capital gain dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (or lower rate provided by treaty) in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of distribution. Also, the branch profits tax will not apply to such a distribution. We believe that our common stock will meet the “regularly traded on an established securities market” exception upon completion of this offering.

A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to federal income or withholding tax, unless either (a) the non-U.S. stockholder’s investment in the common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain and subject to the branch profits tax if the holder is a corporation) or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of common stock

Unless the common stock constitutes a USRPI, a sale of the common stock by a non-U.S. stockholder generally will not be subject to federal income taxation under FIRPTA. The common stock will be

Federal income tax considerations

treated as a USRPI if 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect that more than 50% of our assets will consist of interests in real property located in the United States.

Even if the foregoing 50% test is met, the common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of the common stock should not be subject to taxation under FIRPTA. Because the common stock will be publicly traded, however, no assurance can be given that we will be a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of the common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the common stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of the common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non resident alien individuals, and the purchaser of such common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of the common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in the common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, and subject to the branch profits tax if the holder is a corporation, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup withholding and information reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the

Federal income tax considerations

provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of the common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of the common stock conducted through certain U.S.-related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s federal income tax liability provided the required information is furnished to the IRS.

New legislation relating to foreign accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined in the Registration Statement) who own the shares through foreign accounts or foreign intermediaries and certain non-U.S. stockholders (as defined in the Registration Statement). The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012.

OTHER TAX CONSIDERATIONS

Legislative or other actions affecting REITS

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the rules affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in the common stock.

State, local and foreign taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their federal income tax liability. Prospective stockholders should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in the common stock.

Certain ERISA considerations

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in shares of our common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the U.S. Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect the common stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the ownership and transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” No assurance can be given that the DOL will not reach a contrary conclusion.

Accordingly, we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and J.P. Morgan Securities Inc. are the representatives of the underwriters. We and our operating partnership have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Number
Underwriters	of shares

UBS Securities LLC
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets Corporation
Robert W. Baird & Co. Incorporated
Stifel, Nicolaus & Company, Incorporated

Total	20,923,077

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of the common stock by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of 3,138,461 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $      per share from the initial public offering price. Sales of shares made outside of the United States may be made by affiliates of the underwriters. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and

Underwriting

upon the terms stated therein. The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,138,461 shares:

	No exercise	Full exercise

Per Share	$	$
Total

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $10.3 million. The underwriters have agreed to reimburse us for $10.0 million of certain of our expenses.

DIRECTED SHARE PROGRAM

At our request, certain of the underwriters have reserved up to 5% of the common stock being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Participants in the directed share program who purchase more than $100,000 of shares shall be subject to a 180-day lock-up with respect to any shares sold to them pursuant to that program. This lock-up will have similar restrictions and an identical extension provision to the lock-up agreements described below. Any shares sold in the directed share program to our directors, executive officers or existing security holders shall be subject to the lock-up agreements described below. See “—No Sales of Similar Securities.”

NO SALES OF SIMILAR SECURITIES

We, our operating partnership, our executive officers and directors and our existing security holders have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC (or, in the case of our executive officers and directors, both UBS Securities LLC and J.P. Morgan Securities Inc.), offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, including, without limitation, OP units, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of one year after the date of the final prospectus related to this offering. At any time and without public notice, UBS Securities LLC (or, in the case of our executive officers and directors, both UBS Securities LLC and J.P. Morgan Securities Inc.) may in its (or their) sole discretion release some or all of the securities from these lock-up agreements.

If:

➢	during the period that begins on the date that is 15 calendar days plus three business days before the last day of the one-year lock up period and ends on the last day of the one-year lock up period,

-	we issue an earnings release; or

-	material news or a material event relating to us occurs; or

➢	prior to the expiration of the one-year lock up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the one-year lock up period,

Underwriting

then the one-year lock up period will be extended until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs.

INDEMNIFICATION AND CONTRIBUTION

We and our operating partnership have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

Our common stock has been approved to be listed on the NYSE, subject to official notice of issuance, under the trading symbol “WLS.”

PRICE STABILIZATION AND SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or slowing a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Underwriting

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

➢	the information set forth in this prospectus and otherwise available to the representatives;

➢	our history and prospects and the history of, and prospects for, the industry in which we compete;

➢	our past and present financial performance and an assessment of our management;

➢	our prospects for future earnings and the present state of our development;

➢	the general condition of the securities markets at the time of this offering;

➢	the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies; and

➢	other factors deemed relevant by the underwriters and us.

AFFILIATIONS

Certain of the underwriters and their affiliates have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees. For example, we have made arrangements with an affiliate of J.P. Morgan Securities Inc., which is one of the underwriters for this offering, for a syndicated credit facility in the initial amount of $75 million, and we expect that affiliates of certain of the other underwriters, including UBS Securities LLC, Deutsche Bank Securities Inc. and RBC Capital Markets Corporation, will also participate as lenders under this credit facility and would be entitled to receive customary fees in such capacity. In addition, an affiliate of J.P. Morgan Securities Inc. is also the proposed lender under a new loan that we expect to enter into in connection with the acquisition of certain properties from our acquisition portfolio.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Notice to investors

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of our securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a)  to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

b)  to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

d)  in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to prospective investors in the United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to prospective investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be

Notice to investors

offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view of distribution.

Notice to prospective investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to prospective investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise

Notice to investors

in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)  by a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)  for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2)  where no consideration is given for the transfer; or

(3)  where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Legal matters

Certain matters in connection with this offering will be passed upon for us by Briggs and Morgan, P.A., Minneapolis, Minnesota and for the underwriters by Clifford Chance US LLP, New York, New York. The validity of the common stock and certain matters of Maryland and New York law will be passed upon for us by Venable LLP, Baltimore, Maryland. Briggs and Morgan, P.A. and Clifford Chance US LLP may rely as to certain matters of Maryland law and New York law upon the opinion of Venable LLP.

Experts

The balance sheet of Welsh Property Trust, Inc., as of January 31, 2010, included in this prospectus, has been audited and reported upon by KPMG LLP, an independent registered public accounting firm. The combined financial statements and financial statement schedule III of the Welsh Predecessor Companies, as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm. The financial information as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, in the table of “Selected Financial Data” included in this prospectus has been derived from the Welsh Predecessor Companies financial statements audited by and reported upon by KPMG LLP. The combined financial statements and financial statement schedule III of the Welsh Contribution Companies, as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements of WelshCo, LLC and subsidiaries, as of December 31, 2009, and for the year ended December 31, 2009, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm. Such financial statements, schedules and financial data have been included in this prospectus in reliance upon the reports of KPMG LLP, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and certain expenses of Columbus portfolio, Denver/Lakeland portfolio, Kansas City property, Memphis portfolio, Nashville property, Brookville/Tejon portfolio and Eastern National Industrial portfolio for the year ended December 31, 2009, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm. Such financial statements have been included in this prospectus in reliance upon the reports of KPMG LLP, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s reports refer to the fact that the statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the SEC and are not intended to be a complete presentation of revenues and expenses.

The consolidated financial statements of WelshCo, LLC and subsidiaries as of December 31, 2008 and for each of the years in the two-year period ended December 31, 2008 included in this prospectus have been audited and reported upon by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent auditors. The financial statements of Intercen Partners, LLC as of and for the year ended December 31, 2007 included in this prospectus have been audited and reported upon by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent auditors. Such financial statements have been included in this prospectus in reliance upon the reports of Boulay, Heutmaker, Zibell & Co. P.L.L.P. appearing elsewhere in this prospectus and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of the offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year.

Index to financial statements

Welsh Property Trust, Inc.:
Unaudited Pro Forma Condensed Consolidated Information:
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2010	F-5
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2010	F-7
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2009	F-9
Notes and Management’s Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-11
Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-43
Balance Sheets as of March 31, 2010 (unaudited) and January 31, 2010	F-44
Notes to Balance Sheets	F-45

Welsh Predecessor Companies:
Report of Independent Registered Public Accounting Firm	F-47
Combined Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009 and 2008	F-48
Combined Statements of Operations for the three months ended March 31, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-49
Combined Statements of Changes in Owners’ Equity for the three months ended March 31, 2010 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-50
Combined Statements of Cash Flows for the three months ended March 31, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-51
Notes to Welsh Predecessor Companies Combined Financial Statements	F-53
Schedule III—Real Estate and Accumulated Depreciation	F-71
Notes to Schedule III	F-74

Welsh Contribution Companies:
Report of Independent Registered Public Accounting Firm	F-75
Combined Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009 and 2008	F-76
Combined Statements of Operations for the three months ended March 31, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-77
Combined Statements of Changes in Owners’ Equity for the three months ended March 31, 2010 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-78
Combined Statements of Cash Flows for the three months ended March 31, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-79
Notes to Welsh Contribution Companies Combined Financial Statements	F-80
Schedule III—Real Estate and Accumulated Depreciation	F-94
Notes to Schedule III	F-96

Significant Equity Method Investments of Welsh Predecessor Companies:
WelshCo, LLC and Subsidiaries:
Report of Independent Registered Public Accounting Firm	F-97
Report of Independent Auditors	F-98
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-99
Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007	F-100
Consolidated Statements of Changes in Members’ Equity for the years ended December 31, 2009, 2008 and 2007	F-101
Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007	F-102
Notes to Consolidated Financial Statements of WelshCo, LLC and Subsidiaries	F-104

Welsh Property Trust, Inc.

Welsh Property Trust, Inc.

Unaudited pro forma condensed consolidated financial information

The following unaudited pro forma condensed consolidated financial information sets forth:

➢	the historical financial information as of and for the three months ended March 31, 2010 and for the year ended December 31, 2009 as derived from the unaudited and audited financial statements of Welsh Predecessor Companies and Welsh Contribution Companies; and

➢	pro forma adjustments assuming the formation transactions and the initial public offering were completed as of March 31, 2010 for the purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2009 for the purposes of the unaudited pro forma condensed consolidated statements of operations.

The unaudited pro forma financial information has been adjusted to give effect to:

➢	the 2010 and 2009 historical financial results of Welsh Predecessor Companies (including the accounting acquirer);

➢	the contribution of Welsh Contribution Companies for units of the limited partnership interests (“OP units”) in Welsh Property Trust, L.P. (the “operating partnership”);

➢	as of March 31, 2010 and for the three months ended March 31, 2010 and the year ended December 31, 2009, the probable 2010 acquisition of real estate interests in the Columbus portfolio (as defined below) for cash, the Memphis portfolio (as defined below) for cash and the issuance of debt, the Nashville property (as defined below) for cash, the Kansas City property (as defined below) for OP units and the assumption of debt, the Denver/Lakeland portfolio (as defined below) for cash and OP units, the Brookville/Tejon portfolio (as defined below) for cash and OP units, the Eastern National Industrial portfolio (as defined below) for cash, the Charlotte portfolio (as defined below) for cash, the Winston-Salem property (as defined below) for cash, the Wisconsin portfolio (as defined below) for cash, the Portland property (as defined below) for cash, the Milwaukee property (as defined below) for cash, the Aurora property (as defined below) for cash and the assumption of debt, the Minneapolis property (as defined below) for OP units and the assumption of debt, and the Mattawoman property (as defined below) for cash;

➢	the incremental general and administrative expenses expected to be incurred to operate as a public company;

➢	the annualization adjustment of properties acquired by the Welsh Predecessor Companies during 2009 and 2010 to reflect full year results as if these properties were acquired on January 1, 2009 for the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009; and

➢	the completion of the formation transactions and the initial public offering of the Company (as defined below), repayment or reissuance of indebtedness and other use of proceeds from the offering.

The pro forma financial information includes adjustments relating to acquisitions only when it is probable that the Company will acquire the properties.

You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; the Welsh Property Trust, Inc., Welsh Predecessor Companies, and Welsh Contribution Companies combined historical financial statements and related notes; and the Columbus portfolio, Kansas City property, Memphis portfolio, Nashville property, Denver/Lakeland portfolio, Brookville/Tejon portfolio, and Eastern National Industrial portfolio statements of revenue and certain expenses and related notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the

Welsh Property Trust, Inc.

actual financial position as of March 31, 2010 or what the actual results of operations of the Company would have been assuming the offering and formation transactions had been completed as of January 1, 2009, nor are they indicative of the results of operations of future periods. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions the Company believes are reasonable.

Welsh Property Trust, Inc.

Unaudited pro forma condensed consolidated balance sheet

										Acquisition	Acquisition
	Welsh		Contribution		Acquisition		Acquisition	Acquisition	Acquisition	of	of Eastern	Acquisition
	Property	Welsh	of Welsh		of		of	of	of Denver/	Brookville/	National	of
	Trust,	Predecessor	Contribution		Columbus		Memphis	Nashville	Lakeland	Tejon	Industrial	Charlotte
As of March 31, 2010	Inc	Companies	Companies		portfolio		portfolio	property	portfolio	portfolio	portfolio	portfolio

	(dollars in thousands)

Assets		(B) (G)	(C	)	(F	)	(I )	(J )	(K )	(L )	(M )	(N )
Net real estate investments	$—	$224,513	$199,126		$17,242		$17,426	$8,873	$19,503	$57,498	$52,991	$30,168
Cash, cash equivalents and restricted cash	1	6,213	12,932		(22,000)		(8,179)	(11,163)	(19,065)	(67,403)	(58,734)	(35,101)
Accounts receivable, net	—	1,608	9,035		—		—	—	—	—	—	—
Equity method investments	—	10,280	—		—		—	—	—	—	—	—
Intangibles, net	—	16,926	45,161		4,758		2,908	2,227	4,990	13,186	5,212	4,978
Other assets	—	4,767	1,760		—		—	—	—	—	—	—

Total Assets	$1	$264,307	$268,014		$—		$12,155	$(63)	$5,428	$3,281	$(531)	$45

Liabilities and Equity
Mortgage and notes payable	$—	$229,496	$172,071		$—		$12,200	$—	$—	$—	$—	$—
Accounts payable and other liabilities	—	5,730	15,625		—		—	—	140	—	—	—
Below market lease intangibles	—	1,621	2,170		—		34	—	—	1,334	28	146
Losses and distributions in excess of contributions to equity method investments	—	8,287	—		—		—	—	—	—	—	—

Total Liabilities	—	245,134	189,866		—		12,234	—	140	1,334	28	146
Owners/Stockholders’ equity (deficit)	1	19,173	78,148		—		(79)	(63)	(1,457)	(183)	(559)	(101)
Noncontrolling interest	—	—	—		—		—	—	6,745	2,130	—	—

Total Liabilities and Equity	$1	$264,307	$268,014		$—		$12,155	$(63)	$5,428	$3,281	$(531)	$45

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Welsh Property Trust, Inc.

Unaudited pro forma condensed consolidated balance sheet

	Acquisition
	of	Acquisition		Acquisition		Acquisition	Acquisition
	Winston-	of	Acquisition	of	Acquisition	of	of				Other pro
	Salem	Wisconsin	of Portland	Milwaukee	of Aurora	Minneapolis	Mattawoman				forma	Pro
As of March 31, 2010	property	portfolio	property	property	property	property	property	Subtotal			adjustments	forma

	(dollars in thousands)

Assets	(O )	(P )	(Q )	(R )	(S )	(T )	(U )
Net real estate investments	$23,634	$17,605	$16,710	$6,656	$4,399	$3,287	$8,162	$707,793			$—	$707,793
Cash, cash equivalents and restricted cash	(26,650)	(25,455)	(25,048)	(7,806)	(1,853)	(91)	(11,047)	(300,449)	(A	)	315,372	27,295
									(B	)	(958)
									(E	)	(41,862)
									(E	)	(2,289)
									(E	)	57,481
Accounts receivable, net	—	—	—	—	—	—	—	10,643	(D	)	(136)	10,507
Equity method investments	—	—	—	—	—	—	—	10,280	(D	)	(7,226)	3,054
Intangibles, net	6,066	7,819	9,290	1,119	851	241	3,161	128,893	(E	)	299	129,192
Other assets	—	—		—	—	—	—	6,527	(A	)	(2,071)	1,479
									(A	)	(2,977)

Total Assets	$3,050	$(31)	$952	$(31)	$3,397	$3,437	$276	$563,687			$315,633	$879,320

Liabilities and Equity
Mortgage and notes payable	$—	$—	$—	$—	$3,413	$2,792	$—	$419,972	(D	)	$(6,923)	$428,967
									(E	)	(41,862)
									(E	)	57,780
Accounts payable and other liabilities	3,123	—	—	—	—	—	—	24,618	(A	)	(3,274)	18,301
									(A	)	(2,977)
									(D	)	(66)
Below market lease intangibles		124	1,000	—	—	24	323	6,804			—	6,804
Losses and distributions in excess of contributions to equity method investments	—	—	—	—	—	—		8,287	(D	)	(8,287)	—

Total Liabilities	3,123	124	1,000	—	3,413	2,816	323	459,681			(5,609)	454,072
Owners/Stockholders’ equity (deficit)	(73)	(155)	(48)	(31)	(16)	(37)	(47)	94,473	(A	)	316,575	312,396
									(E	)	(2,289)
									(H	)	(96,363)
Noncontrolling interest		—		—	—	658	—	9,533	(D	)	7,914	112,852
									(B	)	(958)
									(H	)	96,363

Total Liabilities and Equity	$3,050	$(31)	$952	$(31)	$3,397	$3,437	$276	$563,687			$315,633	$879,320

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Welsh Property Trust, Inc.

Unaudited pro forma condensed consolidated statement of operations

											Acquisition		Acquisition
		Contribution	Acquisition		Acquisition		Acquisition		Acquisition		of		of Eastern
	Welsh	of Welsh	of		of		of		of Denver/		Brookville/		National		Acquisition
	Predecessor	Contribution	Columbus		Memphis		Nashville		Lakeland		Tejon		Industrial		of Charlotte
For the three months ended March 31, 2010	Companies	Companies	portfolio		portfolio		property		portfolio		portfolio		portfolio		portfolio

	(dollars in thousands, except for per share data)

Revenue	(AA )	(BB )	(HH	)	(NN	)	(OO	)	(PP	)	(QQ	)	(RR	)	(SS	)
Rental and related revenue	$7,938	$8,325	$688		$786		$322		$685		$1,724		$1,421		$1,253
Construction and service fee revenue	—	9,777	—		—		—		—		—		—		—

Total Revenue	7,938	18,102	688		786		322		685		1,724		1,421		1,253
Expenses
Cost of rental operations	3,522	3,608	154		265		44		143		169		299		351
Cost of construction and service fee revenue	—	7,926	—		—		—		—		—		—		—
Depreciation and amortization	2,618	2,617	167		225		151		311		444		609		344

Total Expenses	6,140	14,151	321		490		195		454		613		908		695
Other Operating Activities
Equity in net (income) loss from equity method investments	1,323	—	—		—		—		—		—		—		—
Impairment charges	—	—	—		—		—		—		—		—		—
General and administrative expenses	285	5,330	—		—		—		—		—		—		—

Total Other Operating Activities	1,608	5,330	—		—		—		—		—		—		—

Operating Income (Loss)	190	(1,379)	367		296		127		231		1,111		513		558

Interest Expense, net	(3,132)	(1,939)	—		(177)		—		—		—		—		—

Income (Loss) from Continuing Operations	(2,942)	(3,318)	367		119		127		231		1,111		513		558

Net Income (Loss)	$(2,942)	$(3,318)	$367		$119		$127		$231		$1,111		$513		$558

Income (loss) allocated to noncontrolling interests
Income (loss) allocated to Welsh Property Trust, Inc. stockholders
Pro forma earnings per share — basic and diluted
Pro forma weighted average shares outstanding — basic and diluted

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Welsh Property Trust, Inc.

Unaudited pro forma condensed consolidated statement of operations

	Acquisition		Acquisition				Acquisition			Acquisition	Acquisition
	of Winston-		of		Acquisition		of		Acquisition	of	of					Other pro
	Salem		Wisconsin		of Portland		Milwaukee		of Aurora	Minneapolis	Mattawoman					forma	Pro
For the three months ended March 31, 2010	property		portfolio		property		property		property	property	property		Subtotal			adjustments	forma

	(dollars in thousands, except for per share data)

Revenue	(TT	)	(UU	)	(VV	)	(WW	)	(XX )	(YY )	(AAA	)
Rental and related revenue	$805		$747		$621		$247		$171	$106	$324		$26,163	(EE	)	$(143)	$26,180
														(KK	)	(172)
														(II	)	332
Construction and service fee revenue	—		—		—		—		—	—	—		9,777	(KK	)	(871)	8,906

Total Revenue	805		747		621		247		171	106	324		35,940			(854)	35,086
Expenses
Cost of rental operations	82		105		26		76		51	48	79		9,022	(KK	)	(167)	8,927
														(II	)	72
Cost of construction and service fee revenue	—		—		—		—		—	—	—		7,926	(KK	)	(514)	7,412
Depreciation and amortization	264		252		404		69		67	44	145		8,731	(KK	)	(56)	8,643
														(EE	)	(132)
														(II	)	100

Total Expenses	346		357		430		145		118	92	224		25,679			(697)	24,982
Other Operating Activities
Equity in net (income) loss from equity method investments	—		—		—		—		—	—	—		1,323	(CC	)	(1,422)	(99)
Impairment charges	—		—		—		—		—	—	—		—			—	—
General and administrative expenses	—		—		—		—		—	—	—		5,615	(DD	)	638	3,097
														(JJ	)	67
														(KK	)	(257)
														(MM	)	(2,966)

Total Other Operating Activities	—		—		—		—		—	—	—		6,938			(3,940)	2,998

Operating Income (Loss)	459		390		191		102		53	14	100		3,323			3,783	7,106

Interest Expense, net	—		—		—		—		(54)	(44)	—		(5,346)	(CC	)	111	(6,108)
														(CC	)	(885)
														(KK	)	12

Income (Loss) from Continuing Operations	459		390		191		102		(1)	(30)	100		(2,023)			3,021	998

Net Income (Loss)	$459		$390		$191		$102		$(1)	$(30)	$100		$(2,023)			$3,021	$998

Income (loss) allocated to noncontrolling interests														(FF	)		264

Income (loss) allocated to Welsh Property Trust, Inc. stockholders														(FF	)		$734

Basic/Pro forma net income (loss) per common share														(GG	)		$0.04
														(GG	)
Diluted pro forma net income (loss) per common share																	0.04
Pro forma weighted average number of common shares outstanding																	20,941
Pro forma weighted average number of common shares and potential dilutive securities																	28,490

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Welsh Property Trust, Inc.

Unaudited pro forma condensed consolidated statement of operations

																Acquisition
				Acquisition		Acquisition		Acquisition		Acquisition		Acquisition of		Acquisition of		of Eastern		Acquisition
	Welsh	Welsh		of		of Kansas		of		of		Denver/		Brookville/		National		of
	Predecessor	Contribution		Columbus		City		Memphis		Nashville		Lakeland		Tejon		Industrial		Charlotte
For the year ended December 31, 2009	Companies	Companies		portfolio		property		portfolio		property		portfolio		portfolio		portfolio		portfolio

	(dollars in thousands, except for per share data)

Revenue	(AA )	(BB	)	(HH	)	(II	)	(NN	)	(OO	)	(PP	)	(QQ	)	(RR	)	(SS	)
Rental and related revenue	$29,247	$33,283		$2,655		$1,805		$3,174		$1,286		$2,731		$6,480		$5,576		$4,522

Construction and service fee revenue	—	57,755		—		—		—		—		—		—		—		—

Total Revenue	29,247	91,038		2,655		1,805		3,174		1,286		2,731		6,480		5,576		4,522
Expenses
Cost of rental operations	13,721	14,436		552		344		1,051		176		571		512		1,116		1,370

Cost of construction and service fee revenue	—	47,449		—		—		—		—		—		—		—		—
Depreciation and amortization	10,391	9,869		668		562		900		603		1,072		1,684		2,659		1,375

Total Expenses	24,112	71,754		1,220		906		1,951		779		1,643		2,196		3,775		2,745
Other Operating Activities
Equity in net loss of equity method investments	1,252	—		—		—		—		—		—		—		—		—
Impairment charges	6,432	—		—		—		—		—		—		—		—
General and administrative expenses	22	10,950		—		—		—		—		—		—		—		—

Total Other Operating Activities	7,706	10,950		—		—		—		—		—		—		—		—

Operating Income (Loss)	(2,571)	8,334		1,435		899		1,223		507		1,088		4,284		1,801		1,777

Interest Expense, net	(12,516)	(8,173)		—		(403)		(707)		—		—		—		—		—

Income (Loss) from Continuing Operations	(15,087)	161		1,435		496		516		507		1,088		4,284		1,801		1,777
Net Income from Discontinued Operations	1,919

Net Income (Loss)	$(13,168)	$161		$1,435		$496		$516		$507		$1,088		$4,284		$1,801		$1,777

Income (loss) allocated to noncontrolling interests
Income (loss) allocated to Welsh Property Trust, Inc. stockholders
Pro forma earnings per share — basic and diluted
Pro forma weighted average shares outstanding — basic and diluted

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Welsh Property Trust, Inc.

Unaudited pro forma condensed consolidated statement of operations

	Acquisition
	of		Acquisition			Acquisition				Acquisition	Acquisition
	Winston-		of		Acquisition	of		Acquisition		of	of				Other pro
	Salem		Wisconsin		of Portland	Milwaukee		of Aurora		Minneapolis	Mattawoman				forma	Pro
For the year ended December 31, 2009	property		portfolio		property	property		property		property	property	Subtotal			adjustments	forma

	(dollars in thousands, except for per share data)

Revenue	(TT	)	(UU	)	(VV )	(WW	)	(XX	)	(YY )	(AAA )
Rental and related revenue	$3,218		$2,988		$1,611	$925		$723		$426	$227	$100,877	(EE	)	$467	$101,638
													(KK	)	(624)
													(ZZ	)	918
Construction and service fee revenue	—		—		—	—		—		—		57,755	(KK	)	(3,083)	54,672

Total Revenue	3,218		2,988		1,611	925		723		426	227	158,632			(2,322)	156,310
Expenses
Cost of rental operations	323		410		15	270		210		168	379	35,624	(KK	)	(332)	35,501
													(ZZ	)	209
Cost of construction and service fee revenue	—		—		—	—		—		—	—	47,449	(KK	)	(2,245)	45,204
Depreciation and amortization	1,055		1,007		1,616	276		267		173	575	34,752	(KK	)	(137)	35,494
													(EE	)	534
													(ZZ	)	345

Total Expenses	1,378		1,417		1,631	546		477		341	954	117,825			(1,626)	116,199
Other Operating Activities
Equity in net loss of equity method investments	—		—		—	—		—		—	—	1,252	(CC	)	(920)	332
Impairment charges	—		—		—	—		—		—	—	6,432				6,432
General and administrative expenses	—		—		—	—		—		—	—	10,972	(DD	)	2,550	10,868
													(JJ	)	268
													(KK	)	(935)
													(MM	)	(1,987)

Total Other Operating Activities	—		—		—	—		—		—	—	18,656			(1,024)	17,632

Operating Income (Loss)	1,840		1,571		(20)	379		246		85	(727)	22,151			328	22,479

Interest Expense, net	—		—		—	—		(220)		(161)	—	(22,180)	(CC	)	931	(24,959)
													(CC	)	(3,599)
													(KK	)	14
													(ZZ	)	(125)

Income (Loss) from Continuing Operations	1,840		1,571		(20)	379		26		(76)	(727)	(29)			(2,451)	(2,480)
Net Income from Discontinued Operations												1,919	(LL	)	(1,919)	—

Net Income (Loss)	$1,840		$1,571		$(20)	$379		$26		$(76)	$(727)	$1,890			$(4,370)	$(2,480)

Income (loss) allocated to noncontrolling interests													(FF	)		(657)

Income (loss) allocated to Welsh Property Trust, Inc. stockholders													(FF	)		$(1,823)

Basic/Pro forma net income (loss) per common share													(GG	)		$(0.09)
Diluted pro forma net income (loss) per common share													(GG	)		(0.09)
Pro forma weighted average number of common shares outstanding																20,941
Pro forma weighted average number of common shares and potential dilutive securities																28,490

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Welsh Property Trust, Inc

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements
(dollars in thousands, except as otherwise noted or per share amounts)

1.	BASIS OF PRESENTATION

Welsh Property Trust, Inc. (the “Company”) was organized in Maryland on December 18, 2009 to continue and expand the 32-year old Welsh organization, which acquires, owns, operates and manages industrial and office properties primarily across the United States and provides real estate services to commercial property owners in central U.S. markets. The Company is a combination of certain real estate entities owned by Dennis J. Doyle and certain others who have minor ownership in Welsh Predecessor Companies and other contributed real estate entities. The Company has not had any corporate activity since its formation, other than the issuance of 100 shares of its common stock each to Dennis J. Doyle, Scott T. Frederiksen and Jean V. Kane in connection with the initial capitalization of the Company.

The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to an initial public offering of 20,923 shares of common stock (not including shares included in the underwriters’ over-allotment option) or $340,000 of equity at $16.25 per share. The Company will contribute the proceeds of the offering to the operating partnership for OP units. The Company will also own 100% of Welsh Property Trust, LLC, a Delaware limited liability company that will be the sole general partner of the operating partnership and as the managing general partner of the operating partnership and so will have responsibility and discretion in the management and control of the operating partnership. The Company will consolidate the operating partnership in its financial statements.

The operations of the Company will be carried on primarily through the operating partnership. It is the intent of the Company to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2010. Pursuant to contribution agreements among the owners of Welsh Predecessor Companies and Welsh Contribution Companies and the operating partnership, the operating partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate development operations of WelshCo, LLC and Subsidiaries (“WelshCo”), and the assumption of related debt and other specified liabilities in exchange for OP units in the operating partnership. Additionally, the Company will form a taxable REIT subsidiary, through which several wholly-owned limited liability companies, will conduct several third-party service businesses including a brokerage business, property management, architecture, construction, mortgage origination, and property maintenance.

Because Welsh Predecessor Companies consists of the Company’s accounting acquirer and other entities under the common control of Dennis J. Doyle, any interests contributed by Mr. Doyle or entities controlled by Mr. Doyle in the formation transactions will be recorded at historical cost. The contribution or acquisition of interests other than those owned by Welsh Predecessor Companies in the formation transactions will be accounted for as a business combination under the acquisition method of accounting and recognized at the estimated fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The fair value of these assets and liabilities has been allocated in accordance with current accounting guidance. The Company determined the fair values of acquired properties on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the properties, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building, and improvements based on the Company’s market knowledge and

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements published market data, including current market rental rates and recent sales on a per square basis for comparable properties in its markets. The fair value of in-place leases consists of the following components as applicable (1) the estimated cost to replace the leases, including foregone rents during the period of finding a new tenant, foregone recovery of tenant pass-throughs, tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as acquired in-place leases); and (2) the above/below market portion of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases, measured over a period equal to the remaining non-cancelable term of the lease for above-market leases and the remaining non-cancelable term plus the term of any below-market fixed rate renewal options for below-market leases. The fair value of the debt assumed was determined using current market interest rates for comparable debt financings.

2.	ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A)  To reflect sale of shares of common stock for $16.25 per share in this offering

Proceeds from this offering	$340,000
Less costs associated with this offering	(23,425)

Increase to common stock and additional paid in capital	316,575
Less nonrecurring professional fees directly related to the formation transactions	(3,274)
Plus offering costs paid through March 31, 2010	2,071

Net increase in cash	$315,372

Entry to reverse the accrual for unpaid offering costs and offering costs included in prepaid expenses recorded through March 31, 2010	$2,977

(B)  Reflects a historical condensed combined balance sheet of Welsh Predecessor Companies, which include the accounting acquirer and other entities under the common control of Dennis J. Doyle as of March 31, 2010. Pursuant to contribution agreements among the owners of the Welsh Predecessor Companies and the operating partnership, which were executed in 2009 and 2010, the operating partnership will receive a contribution of interests in the real estate properties and investments, in exchange for OP units in the operating partnership. The contributions will be made upon the consummation of this offering. Welsh Predecessor Companies’ assets and liabilities will be recorded at their historical cost basis. Pursuant to the contribution agreements, an adjustment to the contribution value will be made upon closing of the formation transactions to settle the actual net cash balances of the properties with certain amounts projected in the original contribution agreements. The expected cash payments due for these $958 is recorded as a reduction to cash and reduction to equity as dividends to former owners of the properties at the transaction date.

(C)  To reflect the contribution of Welsh Contribution Companies ownership interests for OP units in the operating partnership. These entities are commonly managed by the owners (Dennis J. Doyle, Scott T. Frederiksen and Jean V. Kane) of WelshCo. WelshCo is responsible for the day-to-day operations of Welsh Securities, LLC and all of the Welsh real estate properties. Dennis J. Doyle has an ownership interest in each of these entities and therefore the ownership interests he controls have been included in Welsh Predecessor Companies’ financial statements as equity method investments.

The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired. The amounts allocated to building are depreciated over the estimated weighted average remaining useful lives ranging from 31 to 39 years. The amounts allocated

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements to market lease obligations and to intangible lease assets are amortized over the weighted average lives of the related leases ranging from two to nine years.

The estimated fair value of the Welsh Contribution Companies is $78.1 million, represented by issuance of approximately 4.7 million OP units at $16.25 per unit ($75.7 million), issuance of OP units with a fixed value of $10.0 million for the contribution of Welsh Co and Welsh Securities, LLC (the “Services Business”) and fair value of approximately $2.4 million of contingent consideration for the contribution of the Services Business. Thus, the fair value of the Services Business is approximately $12.4 million.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

The pro forma adjustments to the historical basis of Welsh Contribution Companies balance sheet are as follows:

	As of March 31, 2010
		Acquisition
	Welsh	method
	Contribution	accounting
	Companies	adjustments	Pro forma

Assets:
Net real estate investments	$167,362	$31,764	$199,126
Cash, cash equivalents and restricted cash	13,862	(930)	12,932
Accounts receivable, net	9,035	—	9,035
Deferred rent	4,106	(4,106)	—
Intangibles, net	7,168	37,993	45,161
Deferred leasing and financing costs, net	3,291	(3,291)	—
Other assets	1,760	—	1,760

Total assets	$206,584	$61,430	$268,014

Liabilities and equity:
Mortgage and notes payable	$176,192	$(4,121)	$172,071
Accounts payable and other liabilities	15,625	—	15,625
Below market lease intangibles	697	1,473	2,170

Total liabilities	192,514	(2,648)	189,866
Equity	14,070	64,078	78,148

Total liabilities and equity	$206,584	$61,430	$268,014

Purchase price allocated to land and building			$31,764
Purchase price allocated to in-place leases and above market lease intangible			37,993
Purchase price allocated to below market leases			(1,473)
Record indebtedness at fair value as a result of acquisition method accounting			4,121
Reversal of deferred leasing and financing costs as a result of acquisition method accounting			(3,291)
Reversal of deferred rent as a result of acquisition method accounting			(4,106)
Record dividends to owners for contribution agreement adjustments			(930)
Original equity			14,070

Purchase price of Welsh Contribution Companies			$78,148

Fair value of OP units issued			75,713
Contingent consideration related to service companies			2,435

Total equity			78,148

(D)  Reflects the elimination of certain balance sheet intercompany transactions between WelshCo and the related properties and the elimination of equity method investments of Welsh Predecessor Companies that are already included in Welsh Contribution Companies and therefore consolidated for pro forma purposes.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

Pro forma
eliminations

Assets:
Equity method investments	$(7,226)
Accounts receivable, net	(136)

Total assets	$(7,362)

Liabilities and equity:
Mortgage and notes payable	$(6,923)
Accounts payable and other liabilities	(66)
Losses and distributions in excess of contributions in equity method investments	(8,287)

Total liabilities	(15,276)
Noncontrolling interest	7,914

Total liabilities and owners’/stockholders’ equity	$(7,362)

(E)  The Company is currently negotiating with various lenders to receive their consent to transfer the ownership of the underlying indebtedness from the real estate entities being acquired and contributed to the Company. Status of lender consents is as follows:

Total indebtedness included in pro forma	$428,967
Indebtedness that lenders have consented to or consent not required	(396,734)
Indebtedness the Company estimates attainment of consent is probable	(22,152)

Indebtedness that will require repayment upon occurrence of this offering	10,081
Indebtedness the Company intends to repay upon occurrence of this offering	31,781

Total indebtedness repayment upon offering	$41,862

The above estimate of the consents the Company believes is probable is subject to change. If consents are not received by the Company, additional proceeds from the initial public offering may be used to repay that specific underlying indebtedness.

In connection with the acquisitions of the Denver/Lakeland portfolio, as discussed in note (K), and the Brookville/Tejon portfolio, as discussed in note (L), the Company intends to enter into a mortgage loan agreement cross-collateralized by the four properties in these portfolios. This loan will be for a principal amount of $57.8 million at an interest rate of the greater of the 10-year swap yield plus 260 basis points or 6.25%. For purposes of these unaudited pro forma financial statements, the expected interest rate of 6.25% is used to calculate the interest expense. This loan will result in adjustments to increase cash and mortgage notes payable by $57.8 million. Additionally, deferred financing fees related to the loan of $299 will be shown as reductions of cash and increases in intangibles, net. The accompanying balance sheet reflects the net increase in cash for this transaction of $57.5 million.

In addition, certain lenders are requiring the Company to escrow $5.1 million as debt service reserves. This amount will be a use of proceeds as it will be held within restricted cash. No adjustment is reflected within the pro forma condensed consolidated balance sheet as cash, cash equivalents and restricted cash are reflected within the same financial statement line item.

Additionally, the Company estimates that it will recognize $2.3 million in expenditures associated with the retirement of certain indebtedness and attainment of lender consents on existing indebtedness (including financing fees, related legal fees, and contingent waiver fees). This amount will be a use of proceeds and is included in the balance sheet as a reduction of owner’s/stockholders’ equity.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(F)  To record combined purchase of three industrial buildings in Ohio (the “Columbus portfolio”). The acquisition is contingent upon this offering. The purchase price is $22.0 million cash and will be paid from the proceeds of this offering.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over nine years.

The $22.0 million cash payment for these properties will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Columbus
portfolio
pro forma

Net real estate investments	$17,242
Intangibles, net	4,758

Total assets purchased	22,000

Cash to acquire properties	$22,000

(G)  A single-tenant industrial building in Kansas (the “Kansas City property”) was acquired by a subsidiary of an investment fund affiliated with the Company on March 5, 2010, and this subsidiary will be contributed to the operating partnership in exchange for an allocation of $5.8 million OP units from those OP units being issued in connection with the contribution of the interests in the real estate properties and the assumption of approximately $6.9 million of indebtedness.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings, are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over the remaining life of the lease.

In connection with the acquisition, the investment fund obtained $6.9 million in new debt financing. The acquisition of the Kansas City property by the investment fund, which was included in the Welsh Predecessor Companies, was allocated to assets and liabilities as follows:

Kansas City
property
pro forma

Net real estate investments	$8,653
Intangibles, net	3,959
Other assets	227
Accounts payable and other liabilities	(253)

Net assets purchased	12,586

Acquisition costs	285

Property acquisition cost	$12,871

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(H)  Reclassification of owners’ equity to noncontrolling interest of $18.2 million and $78.1 million of the Welsh Predecessor Companies and Welsh Contribution Companies, respectively, upon the completion of this offering.

(I)  To record combined purchase of two industrial buildings in Memphis, Tennessee (the “Memphis portfolio”). The acquisition is contingent upon this offering. The purchase price is $8.1 million cash to be paid from the proceeds of this offering and the issuance of approximately $12.2 million of indebtedness.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over five years.

In addition to the cash purchase price above, the Company will pay $79 for acquisition costs that will be expensed, for total cash expended of $8.2 million. The remaining purchase price will be allocated to assets and liabilities using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Memphis
Portfolio
pro forma

Net real estate investments	$17,426
Intangibles, net	2,908
Indebtedness issued	(12,200)
Below market lease intangibles	(34)

Total assets purchased	$8,100

Acquisition costs	79

Cash to acquire properties	$8,179

Acquisition costs are expensed upon acquisition and are reflected in the accompanying unaudited pro forma condensed consolidated balance sheet as reductions to owners/stockholders’ equity (deficit).

(J)  To record purchase of one single-tenant industrial building in Nashville, Tennessee (the “Nashville property”). The acquisition is contingent upon this offering. The purchase price is $11.1 million cash and will be paid from the proceeds of this offering.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over five years.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

In addition to the cash purchase price above, the Company will pay $63 for acquisition costs that will be expensed, for total cash expended of $11.2 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Nashville
Property
pro forma

Net real estate investments	$8,873
Intangibles, net	2,227

Total assets purchased	11,100

Acquisition costs	63

Cash to acquire property	$11,163

(K)  To record combined purchase of an industrial building in Colorado and two industrial buildings in Florida (the “Denver/Lakeland portfolio”). The Company will pay $17.7 million in cash and issue $6.7 million of OP units for these properties for a total purchase price of $24.4 million.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings, are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over the remaining life of the lease ranging from four to six years.

In addition to the cash purchase price above, the Company will pay $1.4 million for acquisition costs that will be expensed, for total cash expended of $19.1 million. The Company intends to finance a portion of the acquisition with new debt financing, which will impact the amount of cash required at closing; see discussion in note (E). The remaining $17.7 million of cash paid and $6.7 million in OP units issued in exchange for these properties will be allocated to assets and liabilities using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Denver/Lakeland
portfolio
pro forma

Net real estate investments	$19,503
Intangibles, net	4,990
Accounts payable and other liabilities	(140)

Total net assets purchased	24,353

Acquisition costs	1,457

Total net assets purchased and acquisition costs	$25,810

Purchase price paid in cash	19,065
Purchase price paid in OP units	6,745

Total purchase price	$25,810

Acquisition costs are expensed upon acquisition and are reflected in the accompanying unaudited pro forma condensed consolidated balance sheet as reductions to Owners/Stockholders’ equity (deficit).

(L)  To record combined acquisition of the Brookville property, a single-tenant industrial building in Ohio, and the Tejon property, a single tenant industrial building in California (together the

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

“Brookville/Tejon portfolio”). The Company will pay $67.2 million in cash and $2.1 million of OP units for these properties for a total purchase price of $69.4 million.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings, are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over the remaining life of the lease ranging from 13 to 18 years.

In addition to the cash purchase price above, the Company will pay $183 for acquisition costs that will be expensed, for total cash expended of $67.4 million. The Company intends to finance a portion of the acquisition with new debt financing, which will impact the amount of cash required at closing; see discussion in note (E). The remaining $67.2 million of cash paid and $2.1 million of OP units issued in exchange for these properties will be allocated to assets and liabilities using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Brookville/Tejon
portfolio
pro forma

Net real estate investments	$57,498
Intangibles, net	13,186
Below market lease intangibles	(1,334)

Total net assets purchased	69,350

Acquisition costs	183

Total net assets purchased and acquisition costs	$69,533

Purchase price paid in cash	67,403
Purchase price paid in OP units	2,130

Total purchase price	$69,533

(M)  To record purchase of five industrial buildings in Southeastern United States (the “Eastern National Industrial portfolio”). The acquisition is contingent upon this offering. The purchase price is $58.2 million cash and will be paid from the proceeds of this offering.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over the remaining life ranging from one to 10 years.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

In addition to the cash purchase price above, the Company will pay $559 for acquisition costs that will be expensed, for total cash expended of $58.7 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Eastern National
Industrial portfolio
pro forma

Net real estate investments	$52,991
Intangibles, net	5,212
Below market lease intangibles	(28)

Total assets purchased	58,175

Acquisition costs	559

Cash to acquire properties	$58,734

(N)  To record purchase of four multi-tenant industrial buildings in Charlotte, North Carolina (the “Charlotte portfolio”). The acquisition is contingent upon this offering. The purchase price is $35.0 million cash and will be paid from the proceeds of this offering.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized ranging over four to nine years.

In addition to the cash purchase price above, the Company will pay $101 for acquisition costs that will be expensed, for total cash expended of $35.1 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Charlotte
portfolio
pro forma

Net real estate investments	$30,168
Intangibles, net	4,978
Below market lease intangibles	(146)

Total assets purchased	35,000

Acquisition costs	101

Cash to acquire properties	$35,101

(O)  To record purchase of a single tenant industrial building in Winston-Salem, North Carolina (the “Winston-Salem property”). The acquisition is contingent upon this offering. The purchase price for the interest is $29.7 million cash. The Company will pay $26.6 million from the proceeds of this offering. A second closing for $3.1 million will occur on January 4, 2011 to complete payment of the total purchase price.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over twelve years.

In addition to the cash purchase price above, the Company will pay $73 for acquisition costs that will be expensed, for total cash expended of $29.8 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Winston-Salem
property
pro forma

Net real estate investments	$23,634
Intangibles, net	6,066

Total assets purchased	29,700

Acquisition costs	73
Purchase price payable	(3,123)

Cash to acquire property at offering	$26,650

(P)  To record purchase of three single tenant industrial buildings in Wisconsin (the “Wisconsin portfolio”). The acquisition is contingent upon this offering. The purchase price is $25.3 million cash and will be paid from the proceeds of this offering.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over four to 14 years.

In addition to the cash purchase price above, the Company will pay $155 for acquisition costs that will be expensed, for total cash expended of $25.5 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Wisconsin
portfolio
pro forma

Net real estate investments	$17,605
Intangibles, net	7,819
Below market lease intangibles	(124)

Total assets purchased	25,300

Acquisition costs	155

Cash to acquire properties	$25,455

(Q)  To record purchase of one single tenant industrial building in Portland, Tennessee (the “Portland property”). The acquisition is contingent upon this offering. The purchase price is $25.0 million cash and will be paid from the proceeds of this offering.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over 20 years.

In addition to the cash purchase price above, the Company will pay $48 for acquisition costs that will be expensed, for total cash expended of $25.0 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Portland
property
pro forma

Net real estate investments	$16,710
Intangibles, net	9,290
Below market lease intangibles	(1,000)

Total assets purchased	25,000

Acquisition costs	48

Cash to acquire properties	$25,048

(R)  To record purchase of a single tenant industrial building in Milwaukee, Wisconsin (the “Milwaukee property”). The acquisition is contingent upon this offering. The purchase price is $7.8 million cash and will be paid from the proceeds of this offering.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over seven years.

In addition to the cash purchase price above, the Company will pay $31 for acquisition costs that will be expensed, for total cash expended of $7.8 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Milwaukee
property
pro forma

Net real estate investments	$6,656
Intangibles, net	1,119

Total assets purchased	7,775

Acquisition costs	31

Cash to acquire property	$7,806

(S)  To record purchase of a multi-tenant industrial building in Denver, Colorado (the “Aurora property”). The acquisition is contingent upon this offering. The purchase price is $1.8 million cash to be paid from the proceeds of this offering and the assumption of approximately $3.4 million of indebtedness.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over the remaining lease term ranging from two to eight years.

In addition to the cash purchase price above, the Company will pay $16 of acquisition costs that will be expensed, for total cash expended of $1.9 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Aurora property
pro forma

Net real estate investments	$4,399
Intangibles, net	851
Indebtedness assumed	(3,413)

Net assets purchased	1,837

Acquisition costs	16

Cash to acquire property	$1,853

(T)  To record acquisition of a multi-tenant industrial building in Minneapolis, Minnesota (the “Minneapolis property”). The Company will acquire this property primarily through the issuance of $0.7 million of OP units and the assumption of approximately $2.8 million of indebtedness.

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings, are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over the remaining lease term ranging from one to three years.

In addition to the OP units issued, approximately $91 will be paid in cash for closing costs that will be expensed. The $0.7 million in OP units will be allocated to assets and liabilities using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Minneapolis
property
pro forma

Net real estate investments	$3,287
Intangibles, net	241
Below market lease intangibles	(24)
Indebtedness assumed	(2,792)

Total net assets purchased	712

Acquisition costs	37

Total net assets purchased and acquisition costs	$749

Purchase price paid in cash	91
Purchase price paid in OP units	658

Total purchase price	$749

(U)  To record purchase of one single tenant industrial building in Brandywine, Maryland (the “Mattawoman property”). The acquisition is contingent upon this offering. The purchase price is $11.0 million cash and will be paid from the proceeds of this offering.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

The acquisition method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amounts allocated to real estate investments, which include buildings are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to market lease obligations and to below market lease intangibles are amortized over seven years.

In addition to the cash purchase price above, the Company will pay $47 for acquisition costs that will be expensed, for total cash expended of $11.0 million. The remaining purchase price will be allocated to these assets using the acquisition method as if the transaction occurred on March 31, 2010 as follows:

Mattawoman
property
pro forma

Net real estate investments	$8,162
Intangibles, net	3,161
Below market lease intangibles	(323)

Total assets purchased	11,000

Acquisition costs	47

Cash to acquire properties	$11,047

3.	ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

In connection with the completion of the offering and the other formation transactions, the Company expects to recognize expenditures associated with the retirement of certain indebtedness and attaining of lender consents on existing indebtedness (including financing fees, related legal fees and contingent waiver fees of $2.1 million which have not been included in the pro forma statement of operations as these expenditures are nonrecurring and are a direct result of the formation transactions). Additionally, in connection with the acquisition of the properties in the acquisition portfolio, the Company expects to incur acquisition costs of $3.0 million, which have not been included in the pro forma statement of operations as these expenditures are nonrecurring and are a direct result of the formation transactions.

The pro forma financial information excludes (i) up to 3,138,461 shares issuable upon exercise of the underwriters’ over-allotment option in full, (ii) up to 360,526 shares of common stock contingently issuable upon the vesting of restricted stock units to be granted to Mr. Frederiksen and Ms. Kane under the Company’s Long-Term Equity Incentive Plan (“LTIP”), and (iii) additional shares available for future issuance under the Company’s LTIP. Based upon management’s review of the restricted stock unit agreements and its evaluation of the applicable market-based performance criteria, management estimates that, as of the date of this offering, such awards do not have a material impact on the pro forma financial information.

The adjustments to the pro forma condensed consolidated statement of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009 are as follows:

(AA)  To reflect Welsh Predecessor Companies historical combined statement of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009. As discussed in note (B), the interests in the real estate properties contributed by Mr. Doyle or entities controlled by Mr. Doyle to the operating partnership in exchange for OP units will be recorded at Welsh Predecessor Companies’ historical cost basis. As a result, expenses such as depreciation and amortization to be

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements recognized by the operating partnership related to the contributed interests are based on Welsh Predecessor Companies’ historical cost basis of the related assets and liabilities.

(BB)  To reflect the results of operations from the contribution of Welsh Contribution Companies that will occur upon the formation transactions as discussed in note (C) above. The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired. The amounts allocated to buildings are depreciated over the estimated weighted average remaining useful lives ranging from 31 to 39 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over the weighted average lives of the related leases ranging from two to nine years. See note (EE) for resulting pro forma adjustments.

(CC)  To reflect change in interest expense as a result of the financing related pro forma adjustments. As a result of acquisition method accounting, carrying value of debt for the Welsh Contribution Companies was adjusted to its fair value, resulting in an $8.2 million discount. The discount is amortized to interest expense over the life of the underlying debt instrument. The amortization of the discount recognized in the pro forma condensed consolidated statement of operations for the three months ended March 31, 2010 as non-cash interest expense is $395, which is offset by reductions to interest expense of $506 related to repayment of indebtedness at the time of the initial public offering resulting in a net $111 reduction of interest expense. The annual amortization of the discount recognized in the pro forma condensed consolidated statement of operations for the year ended December 31, 2009 as non-cash interest expense is $1,095, which is offset by reductions to interest expense of $2,026 related to repayment of indebtedness at the time of the initial public offering, resulting in a net $931 reduction of interest expense.

Due to the contribution of Welsh Predecessor Companies and Welsh Contribution Companies, $1,422 and $920 of equity in net loss from equity method investments is eliminated in the pro forma condensed consolidated statement of operations for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

Interest expense of $885 and $3,599 for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively, is recognized related to the debt entered into upon closing, as discussed in note (E).

(DD)  The Company expects to incur additional general and administrative expenses as a result of becoming a public company, including but not limited to incremental salaries, board of directors’ fees and expenses, directors’ and officers’ insurance, Sarbanes-Oxley compliance costs, and incremental audit and tax fees. The Company estimates that these costs could result in incremental general and administrative expenses of approximately $2.6 million per year or $638 per quarter.

(EE)  To record incremental adjustments to revenues and expenses as a result of the application of acquisition accounting for Welsh Contribution Companies as discussed in note (C):

	For the
	three	For the
	months	year
	ended	ended
	March 31,	December 31,
	2010	2009

Amortization of acquired above and below market lease intangibles and change in straight-line rent recognition	$(143)	$467
Depreciation and amortization	(132)	534

(FF)  Reflects the allocation of net income (loss) to the noncontrolling interests and stockholders’ equity.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(GG)  Pro forma earnings (loss) per share—basic and diluted are calculated by dividing pro forma consolidated net income (loss) allocable to the Company’s stockholders by the number of shares of common stock issued in this offering and the formation transactions. Basic net income (loss) per common share is calculated based on the weighted average common shares outstanding, which was 20,941 shares for each of the periods reported. Diluted net income (loss) per common share is calculated based on net income (loss) before allocation to noncontrolling interests by giving effect to the expected exchange of OP units for common stock on a one-for-one basis.

(HH)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Columbus portfolio. See note (F). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over nine years, consistent with the remaining life of the related leases. The pro forma adjustments to the Statement of Revenues and Certain Expenditures for these properties are as follows:

	Columbus portfolio
	For the
	three months
	ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$717	$(29)	$688

Expenses:
Cost of rental operations	141	13	154
Depreciation and amortization	—	167	167

Total operating expenses	141	180	321
Interest and other expense	—	—	—

Net income	$576	$(209)	$367

(1)	Rental revenue adjustments include $4 straight-line rent adjustment offset by $(33) above market lease intangible amortization for the three months ending March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $48. Cost of rental operations increase of $13 represents general and administrative expenses. Depreciation and amortization increase of $167 represents adjustment to record real estate and intangible assets depreciation and amortization in accordance with the Company’s policies.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

	Columbus portfolio
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$2,776	$(121)	$2,655

Expenses:
Cost of rental operations	479	73	552
Depreciation and amortization	—	668	668

Total operating expenses	479	741	1,220
Interest and other expense	—	—	—

Net income	$2,297	$(862)	$1,435

(1)	Rental revenue adjustments include $11 straight-line rent adjustment offset by $(132) above market lease intangible amortization for the year ending December 31, 2009. The total pro forma straight-line rent adjustment for the year is $192. Cost of rental operations increase of $73 represents general and administrative expenses. Depreciation and amortization increase of $668 represents adjustment to record real estate and intangible assets depreciation and amortization in accordance with the Company’s policies.

(II)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Kansas City property. As discussed in note (G), the property was acquired by an investment fund affiliated with the operating partnership and is reflected in the Welsh Predecessor Companies financial statements from the date of acquisition of March 5, 2010 through March 31, 2010. For pro forma purposes, the financial statements for the three months ended March 31, 2010 are adjusted to reflect the results of operations of this property for the full quarter. The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over 10 years consistent with the remaining life of the related lease.

The pro forma adjustments to reflect the results of operations prior to acquisition for the three months ended March 31, 2010 for this property are as follows:

	Kansas City property
		Pro forma
		results for
	Results from	three months
	acquisition to	ended
	March 31,	March 31,	Pro forma
	2010	2010	Adjustment(1)

Rental and related revenue	$170	$502	$332

Expenses:
Cost of rental operations	352	424	72
Depreciation and amortization	48	148	100

Total operating expenses	400	572	172
Interest and other expense	10	10	—

Net income	$(240)	$(80)	$160

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The adjustments made reflect the operations of the property for the period prior to acquisition. These adjustments are made to reflect the full three months of operations of the property in the pro forma statement of operations. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $12.

The pro forma adjustments to the Statement of Revenues and Certain Expenditures for this property for the year ended December 31, 2009 are as follows:

	Kansas City property
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$1,782	$23	$1,805

Expenses:
Cost of rental operations	298	46	344
Depreciation and amortization	—	562	562

Total operating expenses	298	608	906
Interest and other expense	—	403	403

Net income	$1,484	$(988)	$496

(1)	Rental revenue adjustments include $69 straight-line rent adjustment offset by $(46) above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $70. Cost of rental operations includes an increase of $46 of general and administrative expenses. This property was acquired by an investment fund affiliated with the operating partnership during March 2010. At that acquisition, the investment fund originated a loan to fund a portion of the purchase price. The $403 increase in interest expense is due to the Company’s assumption of this loan from the investment fund. Depreciation and amortization increase of $562 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(JJ)  To record approximately $67 and $268 of tax expense incurred by the Company’s taxable REIT subsidiary for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively, and will be recorded in general and administrative expense.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(KK)  To eliminate intercompany transactions that are primarily service and management fees between Welsh Predecessor Companies and Welsh Contribution Companies. The intercompany amounts are as follows:

	For the three	For the year
	months ended	ended
	March 31,	December 31,
	2010	2009

Revenue:
Rental and related revenue	$(172)	$(624)
Construction and service fee revenue	(871)	(3,083)

Total Revenue	(1,043)	(3,707)

Expenses:
Cost of rental operations	(167)	(332)
Cost of construction and service fee revenue	(514)	(2,245)
Depreciation and amortization	(56)	(137)

Total expenses	(737)	(2,714)

General and administrative expense, and impairment charges	(257)	(935)
Interest expense	(12)	(14)

Net loss	$(37)	$(44)

(LL)  To remove income from discontinued operations of $1.9 million included in Welsh Predecessor Companies statement of operations for the year ended December 31, 2009.

(MM)  To remove $3.0 million and $2.0 million for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively, of nonrecurring accounting consulting fees incurred that directly relate to the formation transaction. These amounts were included in general and administrative expense for Welsh Contribution Companies.

(NN)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Memphis portfolio. See note (I). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over one to 10 years, consistent with the remaining life of the related leases. The pro forma adjustments to the 2010 and 2009 historical unaudited results for these properties are as follows:

	Memphis portfolio
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$812	$(26)	$786
Expenses:
Cost of rental operations	251	14	265
Depreciation and amortization	—	225	225

Total operating expenses	251	239	490
Interest and other expense	—	177	177

Net income	$561	$(442)	$119

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	Rental revenue adjustments include $4 straight-line rent adjustment offset by $(30) net above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $22. Cost of rental operations increase of $14 represents increase of general and administrative expense. Depreciation and amortization increase of $225 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies. Interest expense increase of $177 represents interest related to issued indebtedness.

	Memphis portfolio
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$3,277	$(103)	$3,174
Expenses:
Cost of rental operations	994	57	1,051
Depreciation and amortization	—	900	900

Total operating expenses	994	957	1,951
Interest and other expense	—	707	707

Net income	$2,283	$(1,767)	$516

(1)	Rental revenue adjustments include $16 straight-line rent adjustment offset by $(119) net above market lease intangible amortization for the year ending December 31, 2009. The total pro forma straight-line rent adjustment for the year is $50. Cost of rental operations increase of $57 represents increase of general and administrative expense. Depreciation and amortization increase of $900 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies. Interest expense increase of $707 represents interest related to issued indebtedness.

(OO)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Nashville property. See note (J). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over five years, consistent with the remaining life of the related leases. The pro forma adjustments to the Statement of Revenues and Certain Expenditures for this property are as follows:

	Nashville property
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$327	$(5)	$322
Expenses:
Cost of rental operations	37	7	44
Depreciation and amortization	—	151	151

Total operating expenses	37	158	195
Interest and other expense	—	—	—

Net income	$290	$(163)	$127

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment represents $(5) above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $31. Cost of rental operations increase of $7 represents increase of general and administrative expense. Depreciation and amortization increase of $151 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Nashville property
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$1,308	$(22)	$1,286
Expenses:
Cost of rental operations	147	29	176
Depreciation and amortization	—	603	603

Total operating expenses	147	632	779
Interest and other expense	—	—	—

Net income	$1,161	$(654)	$507

(1)	The rental revenue adjustment represents $(22) above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $8. Cost of rental operations increase of $30 represents increase of general and administrative expense. Depreciation and amortization increase of $603 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(PP)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Denver/Lakeland portfolio. See note (K). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over four to six years consistent with the remaining life of the related lease. The pro forma adjustments to the Statement of Revenues and Certain Expenditures for these properties are as follows:

	Denver/Lakeland portfolio
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$709	$(24)	$685
Expenses:
Cost of rental operations	127	16	143
Depreciation and amortization	—	311	311

Total operating expenses	127	327	454
Interest and other expense	—	—	—

Net income	$582	$(351)	$231

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	Rental revenue adjustments include $24 straight-line rent adjustment offset by $(48) above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $5. Cost of rental operations includes an increase of $16 of general and administrative expenses. Depreciation and amortization increase of $311 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Denver/Lakeland portfolio
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$2,821	$(90)	$2,731
Expenses:
Cost of rental operations	517	54	571
Depreciation and amortization	—	1,072	1,072

Total operating expenses	517	1,126	1,643
Interest and other expense	—	—	—

Net income	$2,304	$(1,216)	$1,088

(1)	Rental revenue adjustments include $105 straight-line rent adjustment offset by $(195) above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $166. Cost of rental operations includes an increase of $54 of general and administrative expenses. Depreciation and amortization increase of $1,072 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(QQ)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Brookville/Tejon portfolio. See note (L). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over 13 to 18 years, consistent with the remaining life of the related leases. The pro forma adjustments to the Statement of Revenue and Certain Expenditures for these properties are as follows:

	Brookville/Tejon portfolio
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$1,750	$(26)	$1,724
Expenses:
Cost of rental operations	132	37	169
Depreciation and amortization	—	444	444

Total operating expenses	132	481	613
Interest and other expense	—	—	—

Net income	$1,618	$(507)	$1,111

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment includes $15 straight-line rent adjustment offset by ($41) above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $193. Cost of rental operations increase of $37 represents increase of general and administrative expense. Depreciation and amortization increase of $444 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Brookville/Tejon portfolio
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$6,630	$(150)	$6,480
Expenses:
Cost of rental operations	368	144	512
Depreciation and amortization	—	1,684	1,684

Total operating expenses	368	1,828	2,196
Interest and other expense	—	—	—

Net income	$6,262	$(1,978)	$4,284

(1)	The rental revenue adjustment includes $15 straight-line rent adjustment offset by ($165) above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $704. Cost of rental operations increase of $144 represents increase of general and administrative expense. Depreciation and amortization increase of $1,684 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(RR)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Eastern National Industrial portfolio. See note (M). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over one to ten years, consistent with the remaining life of the related leases. The pro forma adjustments to the Statement of Revenue and Certain Expenditures results for these properties are as follows:

	Eastern National Industrial portfolio
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$1,494	$(73)	$1,421
Expenses:
Cost of rental operations	272	27	299
Depreciation and amortization	—	609	609

Total operating expenses	272	636	908
Interest and other expense	—	—	—

Net income	$1,222	$(709)	$513

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment includes $1 straight-line rent adjustment offset by ($74) above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $139. Cost of rental operations increase of $27 represents increase of general and administrative expense. Depreciation and amortization increase of $609 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Eastern National Industrial portfolio
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$5,846	$(270)	$5,576
Expenses:
Cost of rental operations	997	119	1,116
Depreciation and amortization	—	2,659	2,659

Total operating expenses	997	2,778	3,775
Interest and other expense	—	—	—

Net income	$4,849	$(3,048)	$1,801

(1)	The rental revenue adjustment includes $19 straight-line rent adjustment offset by ($289) above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $419. Cost of rental operations increase of $119 represents increase of general and administrative expense. Depreciation and amortization increase of $2,659 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(SS)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Charlotte portfolio. See note (N). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over the remaining life of the related leases of four to nine years. The pro forma adjustments to the 2010 and 2009 historical unaudited results for this property are as follows:

	Charlotte portfolio
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$1,210	$43	$1,253
Expenses:
Cost of rental operations	327	24	351
Depreciation and amortization	—	344	344

Total operating expenses	327	368	695
Interest and other expense	—	—	—

Net income	$883	$(325)	$558

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment includes $56 straight-line rent adjustment offset by $(13) net above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $56. Cost of rental operations increase of $24 represents increase of general and administrative expense. Depreciation and amortization increase of $344 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Charlotte portfolio
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$4,046	$476	$4,522
Expenses:
Cost of rental operations	1,293	77	1,370
Depreciation and amortization	—	1,375	1,375

Total operating expenses	1,293	1,452	2,745
Interest and other expense	—	—	—

Net income	$2,753	$(976)	$1,777

(1)	The rental revenue adjustment includes $532 straight-line rent adjustment offset by $(56) net above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $532. Cost of rental operations increase of $77 represents increase of general and administrative expense. Depreciation and amortization increase of $1,375 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(TT)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Winston-Salem property. See note (O). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over twelve years, consistent with the remaining life of the related leases. The pro forma adjustments to the 2010 and 2009 historical unaudited results for this property are as follows:

	Winston-Salem property
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$740	$65	$805
Expenses:
Cost of rental operations	64	18	82
Depreciation and amortization	—	264	264
Total operating expenses	64	282	346
Interest and other expense	—	—	—

Net income	$676	$(217)	$459

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment includes $65 straight-line rent adjustment for the three months ended March 31, 2010. The total pro forma straight-line rent adjustments for the three months ended March 31, 2010 is $65. Cost of rental operations increase of $18 represents increase of general and administrative expense. Depreciation and amortization increase of $264 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Winston-Salem property
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$2,906	$312	$3,218
Expenses:
Cost of rental operations	254	69	323
Depreciation and amortization	—	1,055	1,055

Total operating expenses	254	1,124	1,378
Interest and other expense	—	—	—

Net income	$2,652	$(812)	$1,840

(1)	The rental revenue adjustment includes $312 straight-line rent adjustment for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $312. Cost of rental operations increase of $69 represents increase of general and administrative expense. Depreciation and amortization increase of $1,055 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(UU)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Wisconsin portfolio. See note (P). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over four to 14 years, consistent with the remaining life of the related leases. The pro forma adjustments to the 2010 and 2009 historical unaudited results for these properties are as follows:

	Wisconsin portfolio
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$796	$(49)	$747
Expenses:
Cost of rental operations	86	19	105
Depreciation and amortization	—	252	252

Total operating expenses	86	271	357
Interest and other expense	—	—	—

Net income	$710	$(320)	$390

(1)	The rental revenue adjustment includes $36 straight-line rent offset by $(85) net above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements straight-line rent adjustment for the three months ended March 31, 2010 is $36. Cost of rental operations increase of $19 represents increase of general and administrative expense. Depreciation and amortization increase of $252 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Wisconsin portfolio
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$2,783	$205	$2,988
Expenses:
Cost of rental operations	346	64	410
Depreciation and amortization	—	1,007	1,007

Total operating expenses	346	1,071	1,417
Interest and other expense	—	—	—

Net income	$2,437	$(866)	$1,571

(1)	The rental revenue adjustment includes $547 straight-line rent offset by $(342) net above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $547. Cost of rental operations increase of $64 represents increase of general and administrative expense. Depreciation and amortization increase of $1,007 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(VV)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Portland property. See note (Q). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over five years, consistent with the remaining life of the related leases. During 2009, this property was expanded to provide additional space that was leased to the existing tenant during October. The incremental monthly rent for this additional space is $59 on a straight-line basis.

The pro forma adjustments to the 2010 and 2009 historical unaudited results for this property are as follows:

	Portland property
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$459	$162	$621
Expenses:
Cost of rental operations	15	11	26
Depreciation and amortization	—	404	404

Total operating expenses	15	415	430
Interest and other expense	—	—	—

Net income	$444	$(253)	$191

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment includes $148 straight-line rent adjustment and $14 below market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $148. Cost of rental operations increase of $11 represents increase of general and administrative expense. Depreciation and amortization increase of $404 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Portland property
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$563	$1,048	$1,611
Expenses:
Cost of rental operations	55	(40)	15
Depreciation and amortization	—	1,616	1,616

Total operating expenses	55	1,576	1,631
Interest and other expense	—	—	—

Net income (loss)	$508	$(528)	$(20)

(1)	The rental revenue adjustment includes $990 straight-line rent adjustment and $58 below market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $990. Cost of rental operations decrease of $(40) represents decrease of general and administrative expense. Depreciation and amortization increase of $1,616 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(WW)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Milwaukee property. See note (R). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over seven years, consistent with the remaining life of the related leases. The pro forma adjustments to the 2010 and 2009 historical unaudited results for this property are as follows:

	Milwaukee property
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$241	$6	$247
Expenses:
Cost of rental operations	71	5	76
Depreciation and amortization	—	69	69

Total operating expenses	71	74	145
Interest and other expense	—	—	—

Net income	$170	$(68)	$102

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment includes $12 straight-line rent adjustment and offset by $(6) above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $12. Cost of rental operations increase of $5 represents increase of general and administrative expense. Depreciation and amortization increase of $69 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Milwaukee property
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$930	$(5)	$925
Expenses:
Cost of rental operations	252	18	270
Depreciation and amortization	—	276	276

Total operating expenses	252	294	546
Interest and other expense	—	—	—

Net income	$678	$(299)	$379

(1)	The rental revenue adjustment includes $20 straight-line rent adjustment offset by $(25) above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $20. Cost of rental operations increase of $18 represents increase of general and administrative expense. Depreciation and amortization increase of $276 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

(XX)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Aurora property. See note (S). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over two to eight years, consistent with the remaining life of the related leases. The pro forma adjustments to the 2010 and 2009 historical unaudited results for this property are as follows:

	Aurora property
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$169	$2	$171
Expenses:
Cost of rental operations	48	3	51
Depreciation and amortization	—	67	67

Total operating expenses	48	70	118
Interest and other expense	—	54	54

Net income (loss)	$121	$(122)	$(1)

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment includes $5 straight-line rent adjustment and offset by $(3) above market lease intangible amortization for the three months ended March 31,2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $5. Cost of rental operations increase of $3 represents increase of general and administrative expense. Depreciation and amortization increase of $67 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies. Interest expense of $54 represents the interest expense related to assumed debt.

	Aurora property
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$711	$12	$723
Expenses:
Cost of rental operations	197	13	210
Depreciation and amortization	—	267	267

Total operating expenses	197	280	477
Interest and other expense	—	220	220

Net income (loss)	$514	$(488)	$26

(1)	The rental revenue adjustment includes $26 straight-line rent adjustment and offset by $(14) above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $26. Cost of rental operations increase of $13 represents increase of general and administrative expense. Depreciation and amortization increase of $267 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies. Interest expense of $220 represents the interest expense related to assumed debt.

(YY)  The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Minneapolis property. See note (T). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over five years, consistent with the remaining life of the related leases. The pro forma adjustments to the 2010 and 2009 historical unaudited results for this property are as follows:

	Minneapolis property
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$109	$(3)	$106
Expenses:
Cost of rental operations	46	2	48
Depreciation and amortization	—	44	44

Total operating expenses	46	46	92
Interest and other expense	—	44	44

Net income (loss)	$63	$(93)	$(30)

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(1)	The rental revenue adjustment includes $3 straight-line rent adjustment and offset by ($6) above market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $3. Cost of rental operations increase of $2 represents increase of general and administrative expense. Depreciation and amortization increase of $44 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies. Interest expense of $44 represents the interest expense related to assumed debt.

	Minneapolis property
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$439	$(13)	$426
Expenses:
Cost of rental operations	160	8	168
Depreciation and amortization	—	173	173

Total operating expenses	160	181	341
Interest and other expense	—	161	161

Net income (loss)	$279	$(355)	$(76)

(1)	The rental revenue adjustment includes $12 straight-line rent adjustment and offset by ($25) above market lease intangible amortization for the year ended December 31, 2009. The total pro forma straight-line rent adjustment for the year is $12. Cost of rental operations increase of $8 represents increase of general and administrative expense. Depreciation and amortization increase of $173 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies. Interest expense of $161 represents the interest expense related to assumed debt.

(ZZ)  In July and November of 2009, the Welsh Predecessor Companies acquired two properties. The results of operations since acquisition are included in the 2009 Welsh Predecessor Companies financial statements. The pro forma adjustments to the 2009 historical audited results for these properties to reflect a full year of activity are as follows:

	Welsh Predecessor Companies 2009
	Acquisitions
	Results from	Annualized	Annualization
	acquisition to	results for	pro forma
	December 31	Pro forma	adjustment(1)

Rental and related revenue	$389	$1,307	$918
Expenses:
Cost of rental operations	167	376	209
Depreciation and amortization	181	526	345

Total operating expenses	348	902	554
Interest and other expense	45	170	125

Net income (loss)	$(4)	$235	$239

(1)	The adjustments made represent annualization of revenues and expenses as if the properties were acquired on January 1, 2009.

Notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements

(AAA) The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired in the pro forma acquisition of the Mattawoman Property. See note (U). The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over seven years, consistent with the remaining life of the related leases. The Mattawoman Property was vacant for the majority of 2009. In November 2009, the space was fully leased to a single tenant with a lease term from January 2010 through May 2017 at an average monthly rent of $103 on a straight-line basis.

The pro forma adjustments to the 2010 and 2009 historical unaudited results for this property are as follows:

	Mattawoman property
	For the three
	months ended
	March 31,
	2010	Adjustments(1)	Pro forma

Rental and related revenue	$45	$279	$324
Expenses:
Cost of rental operations	79	—	79
Depreciation and amortization	—	145	145

Total operating expenses	79	145	224
Interest and other expense	—	—	—

Net income (loss)	$(34)	$134	$100

(1)	The rental revenue adjustment includes $270 straight-line rent adjustment and $9 below market lease intangible amortization for the three months ended March 31, 2010. The total pro forma straight-line rent adjustment for the three months ended March 31, 2010 is $270. Depreciation and amortization increase of $145 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

	Mattawoman property
	Year ended
	December 31,
	2009	Adjustments(1)	Pro forma

Rental and related revenue	$191	$36	$227
Expenses:
Cost of rental operations	374	5	379
Depreciation and amortization	—	575	575

Total operating expenses	374	580	954
Interest and other expense	—	—	—

Net income (loss)	$(183)	$(544)	$(727)

(1)	The rental revenue adjustment includes $36 below market lease intangible amortization for the year ended December 31, 2009. The cost of rental operations increase of $5 represents increase of general and administrative expense. Depreciation and amortization increase of $575 represents adjustment to record real estate and intangible asset depreciation and amortization in accordance with the Company’s policies.

Welsh Property Trust, Inc.

Report of independent registered public accounting firm

Stockholders and Board of Directors
Welsh Property Trust, Inc.

We have audited the accompanying balance sheet of Welsh Property Trust, Inc. (the “Company”) as of January 31, 2010. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet also includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Welsh Property Trust, Inc. as of January 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
March 3, 2010

Welsh Property Trust, Inc.

Balance sheets

	As of	As of
	March 31, 2010	January 31, 2010

	(unaudited)

Assets:
Cash and total assets	$300	$300

Liabilities and Stockholders’ Equity:
Liabilities	$—	$—

Stockholders’ Equity
Common stock, par value $.01 per share, 1,000,000 shares authorized, 300 shares issued and outstanding	3	3
Additional paid-in capital	297	297

Total Stockholders’ Equity	300	300

Total Liabilities and Stockholders’ Equity	$300	$300

See accompanying notes to balance sheets.

Welsh Property Trust, Inc.

Notes to balance sheets

1.	ORGANIZATION, DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Welsh Property Trust, Inc. (the “Company”) was incorporated in Maryland on December 18, 2009. The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering of common stock. The Company will be the owner of Welsh Property Trust, L.P. (the “Operating Partnership”). The Company and the Operating Partnership were formed to continue and expand the 32-year old Welsh organization, which acquires, owns, operates and manages industrial and office properties primarily across the United States and provides real estate services to third-party commercial property owners in central U.S. markets.

Concurrent with the consummation of the initial public offering, the Company and the Operating Partnership, together with the partners and members of the affiliated partnerships and limited liability companies of Welsh Predecessor Companies and Welsh Contribution Companies, and other parties which hold direct or indirect ownership interests in the properties to be contributed (collectively, the “Participants”), will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of Welsh Predecessor Companies and Welsh Contribution Companies, (ii) enable the Company to raise the necessary capital to acquire interests in certain other properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain investors.

The operations of the Company will be carried on primarily through the Operating Partnership. It is the intent of the Company to elect and qualify to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2010. Pursuant to contribution agreements among the owners of the Welsh Predecessor Companies and Welsh Contribution Companies, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate development operations of WelshCo, LLC and Subsidiaries, and the assumption of related debt and other specified liabilities in exchange for units of limited partnership interest in the Operating Partnership (“OP units”). Welsh Property Trust, LLC is the general partner of the Operating Partnership and is wholly-owned by the Company. The Company will be fully integrated, self-administered and self-managed. Additionally, the Company will form a taxable REIT subsidiary, through which several wholly-owned limited liability companies will conduct several services businesses including a brokerage business, property management, architecture, construction, mortgage origination, and property maintenance.

Notes to balance sheets

2.	INCOME TAXES

The Company believes that it is organized and will operate in the manner that will allow it to be taxed as a REIT in accordance with the Sections 856 through 860 of the Internal Revenue Code of 1986, as amended.

As a REIT, the Company will generally be entitled to deduction for dividends paid and therefore will not be subject to federal corporate income tax on its net taxable income that is being distributed to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

3.	OFFERING COSTS

In connection with this offering, affiliates of the Company have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of this offering. Such costs will be deducted from the proceeds of this offering.

Welsh Predecessor Companies

Report of independent registered public accounting firm

Boards of Directors and Governors
Welsh Predecessor Companies:

We have audited the accompanying combined balance sheets of Welsh Predecessor Companies as of December 31, 2009 and 2008, and the related combined statements of operations, changes in owners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the combined financial statements, we have also audited financial statement schedule III. These combined financial statements and financial statement schedule III are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Welsh Predecessor Companies as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Minneapolis, Minnesota
March 3, 2010

Welsh Predecessor Companies

Combined balance sheets

	As of	As of
	March 31,	December 31,
	2010	2009	2008

	(unaudited)
	(dollars in thousands)

Assets:
Real estate investments:
Land and improvements	$52,125	$52,125	$45,789
Buildings and tenant improvements	193,946	184,942	159,708
Equity method investments	10,280	11,903	15,905

	256,351	248,970	221,402
Accumulated depreciation	(21,558)	(19,885)	(13,168)

Net real estate investments	234,793	229,085	208,234
Cash and cash equivalents	2,364	3,473	2,285
Restricted cash	3,849	4,073	3,607
Accounts receivable, net of allowance of $118, $541 and $541, respectively	1,608	1,341	643
Prepaid expenses	980	1,799	1,157
Deferred rent	3,787	3,254	2,532
Intangibles, net	13,425	10,505	15,210
Deferred financing costs, net of accumulated amortization of $619, $642 and $724, respectively	606	546	1,121
Deferred leasing costs, net of accumulated amortization of $1,163, $1,023 and $632, respectively	2,895	2,081	1,273

Total Assets	$264,307	$256,157	$236,062

Liabilities and Owners’ Equity:
Mortgages and notes payable, including $592, $103 and $675 to related parties, respectively	$229,496	$223,503	$201,541
Accounts payable, including payables to affiliates of $66, $99 and $54, respectively	708	771	858
Below market lease intangibles	1,621	1,708	2,141
Losses and distributions in excess of contributions in equity method investments	8,287	8,430	6,758
Accrued interest	840	925	882
Accrued real estate taxes	1,899	1,472	1,453
Other accrued liabilities	397	369	111
Security deposits and prepaid rents	1,886	2,167	1,893

Total liabilities	245,134	239,345	215,637
Owners’ equity	19,173	16,812	20,425

Total Liabilities and Owners’ Equity	$264,307	$256,157	$236,062

See accompanying notes to combined financial statements.

Welsh Predecessor Companies

Combined statements of operations

	For the three months
	ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

	(unaudited)
	(dollars in thousands)

Revenue:
Rental and related revenue, including $171, $155, $915, $-0- and $-0-, respectively	$7,938	$7,310	$29,247	$31,549	$19,684
Service fee revenue, including $323 in 2007 from affiliates	—	—	—	900	1,618

Total revenue	7,938	7,310	29,247	32,449	21,302
Expenses:
Cost of rental operations, including $167, $173, $1,313, $762, and $835, respectively, to affiliates	1,768	2,523	8,509	8,334	3,688
Real estate taxes	1,754	1,454	5,212	5,637	3,280
Cost of service fee revenue	—	—	—	768	1,249
Depreciation and amortization	2,618	2,546	10,391	11,861	6,462

Total expenses	6,140	6,523	24,112	26,600	14,679
Other Operating Activities:
Equity in net loss from equity method investments	1,323	255	1,252	1,132	2,130
Impairment charges	—	—	6,432	7,577	—
Acquisition costs	285	—	—	—	—
General and administrative expenses	—	—	22	209	195

Total other operating activities	1,608	255	7,706	8,918	2,325

Operating income (loss)	190	532	(2,571)	(3,069)	4,298
Other Income (Expenses):
Interest and other income, net	41	(58)	42	1	17
Interest expense	(3,174)	(2,752)	(12,558)	(12,625)	(8,057)

Total other income (expenses)	(3,133)	(2,810)	(12,516)	(12,624)	(8,040)
(Loss) income from continuing operations	(2,943)	(2,278)	(15,087)	(15,693)	(3,742)
Discontinued Operations:
Income from discontinued operations	—	99	324	224	53
Gain on disposition of real estate investments, net of
$164 of expenses paid to affiliates in 2008	—	—	1,595	1,061	—

Total income from discontinued operations	—	99	1,919	1,285	53

Net Loss	$(2,943)	$(2,179)	$(13,168)	$(14,408)	$(3,689)

See accompanying notes to combined financial statements.

Welsh Predecessor Companies

Combined statements of changes in owners’ equity

For the three months ended March 31, 2010 (unaudited) and
the years ended December 31, 2009, 2008 and 2007

(dollars in thousands)

Combined Owners’ Equity, December 31, 2006	$31,921
Inclusion/Exclusion of equity upon combining or uncombining of related entities, net	(1,006)
Contributions	12,612
Distributions	(6,838)
Net loss	(3,689)

Combined Owners’ Equity, December 31, 2007	33,000
Inclusion/Exclusion of equity upon combining or uncombining of related entities, net	(575)
Contributions	11,975
Distributions	(9,567)
Net loss	(14,408)

Combined Owners’ Equity, December 31, 2008	20,425
Inclusion/Exclusion of equity upon combining or uncombining of related entities, net	(1,147)
Contributions	17,977
Distributions	(7,275)
Net loss	(13,168)

Combined Owners’ Equity, December 31, 2009	16,812
Contributions	7,158
Distributions	(1,854)
Net loss	(2,943)
Combined Owners’ Equity, March 31, 2010 (unaudited)	$19,173

See accompanying notes to combined financial statements.

Welsh Predecessor Companies

Combined statements of cash flows

	Three months ended
	March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

	(unaudited)
	(dollars in thousands)

Operating Activities:
Net loss	$(2,943)	$(2,179)	$(13,168)	$(14,408)	$(3,689)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation of buildings and tenant improvements	1,678	1,534	6,628	7,255	3,438
Amortization of intangibles	800	909	3,348	4,298	3,134
Amortization and write-off of deferred financing costs	19	53	490	345	306
Amortization of deferred leasing commissions and other costs	140	103	415	461	225
Adjustment to rental income for intangible amortization, net	78	58	162	132	(9)
Impairment charges	—	—	6,432	7,577	—
Equity in net loss from equity method investments	1,323	255	1,252	1,132	2,130
Distribution from equity method investments	156	519	2,478	3,800	2,739
Provision for uncollectible accounts	33	370	—	294	246
Gain on disposition of real estate investments	—	—	(1,595)	(1,061)	—
Amortization of debt premium	21	26	202	—	—
Deferred rent	(533)	(54)	(696)	(667)	(263)
Changes in operating assets and liabilities:
Change in restricted cash	224	(202)	(466)	135	(352)
Accounts receivable	(72)	78	123	(158)	(384)
Prepaid expense	(47)	158	(701)	(44)	(199)
Accounts payable	(183)	(53)	(123)	(152)	374
Accrued interest	(85)	(211)	(31)	(52)	174
Accrued real estate taxes	293	38	(247)	(1,163)	915
Other accrued liabilities	27	(4)	330	(14)	71
Security deposits and prepaid rents	(281)	(290)	167	75	505

Net cash provided by operating activities	648	1,108	5,000	7,785	9,361
Investing Activities:
Acquisition of real estate investments and related intangible assets	(12,557)	—	(7,459)	—	(26,572)
Development of real estate investments	—	—	—	—	(12,022)
Additions to real estate investments	(307)	(449)	(1,653)	(2,729)	(1,989)
Proceeds from sale of real estate investments	—	—	5,697	6,750	—
Acquisition of equity method investments	—	—	(101)	(2,706)	(7,947)
Return on equity method investments	—	—	—	—	1,000
Payments for deferred leasing and other costs	(138)	(92)	(746)	(717)	(274)
Cash transferred due to equity ownership changes	—	456	14	(40)	—

Net cash (used in) provided by investing activities	(13,002)	(85)	(4,248)	558	(47,804)
Financing Activities:

Welsh Predecessor Companies

	Three months ended
	March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

	(unaudited)
	(dollars in thousands)

Proceeds from capital contributions	$7,158	$1,271	$14,879	$11,975	$4,695
Cash distributions	(1,854)	(1,638)	(7,275)	(9,567)	(6,838)
Payments of long-term debt	(4,225)	(718)	(11,088)	(18,333)	(3,608)
Proceeds from long-term debt	10,197	346	3,920	7,514	45,284
Deferred financing and loan costs	(31)	47	—	(194)	(116)

Net cash provided by (used in) financing activities	11,245	(692)	436	(8,605)	39,417
Net Change in Cash and Cash Equivalents	(1,109)	331	1,188	(262)	974
Beginning cash and cash equivalents	3,473	2,285	2,285	2,547	1,573

Ending cash and cash equivalents	$2,364	$2,616	$3,473	$2,285	$2,547

See accompanying notes to combined financial statements.

Welsh Predecessor Companies

Notes to Welsh Predecessor Companies combined financial statements March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Welsh Predecessor Companies (collectively, the “Company”, “we” or “us”), which is not a legal entity but rather a combination of certain real estate entities and operations as described below, was formed to continue and expand the 32-year old Welsh organization, which acquires, owns, operates and manages industrial and office properties primarily across the United States and provides real estate services to third-party commercial property owners in central U.S. markets. During all periods presented in the accompanying combined financial statements, the Company is the collection of real estate entities controlled by Dennis J. Doyle that directly or indirectly own real estate assets. The ultimate owners of the Company are Dennis J. Doyle and certain others who have minority ownership interests and voting rights.

Concurrent with the consummation of an initial public offering (the “Offering”) of the common stock of Welsh Property Trust, Inc. (the “REIT”), which is expected to be completed in 2010, the REIT and a newly formed majority-owned limited partnership, Welsh Property Trust, L.P. (the “Operating Partnership”), together with the partners and members of the affiliated partnerships and limited liability companies of the Company and other parties which hold direct or indirect ownership interests in the properties (collectively, the “Participants”), will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of the Company and Welsh Contribution Companies (a combination of real estate entities commonly managed by WelshCo, LLC and Subsidiaries (“WelshCo”), an affiliate of the Company), (ii) enable the REIT to raise the necessary capital to acquire interests in certain other properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment, trusts and (vi) preserve tax advantages for certain Participants.

The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect and qualify to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2010. Welsh Property Trust, LLC is the general partner of the Operating Partnership and is wholly-owned by the REIT. Pursuant to contribution agreements among the owners of the Company and the Operating Partnership, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate development operations of WelshCo and the assumption of related debt and other specified liabilities in exchange for units of limited partnership interest in the Operating Partnership. The REIT will be fully integrated, self-administered and self-managed. Additionally, the REIT will form a taxable subsidiary that will be owned by the Operating Partnership. The taxable REIT subsidiary, through several wholly-owned limited liability companies, will conduct services businesses including a brokerage business, property management, architecture, construction, mortgage origination, and property maintenance.

The real estate entities included in the accompanying combined financial statements have been combined only for the periods that such entities were under control of Dennis J. Doyle. The Company’s combined financial statements include investments in certain real estate and service entities over which Dennis J. Doyle has significant influence, but not control over major decisions including the decision to sell or refinance the properties, are accounted for under the equity method. These investments, which represent non-controlling 1.2% to 88.6% ownership interests, are accounted for using the equity

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 method of accounting. The investment in certain investment real estate entities for which the Company has unilateral control, evidenced by the ability to make all major decisions such as the acquisition, sale or refinancing of the property without approval of the minority party, have been combined in these financial statements as they are all under the common control of Dennis J. Doyle.

The accompanying combined financial statements do not include investments in real estate entities owned by Mr. Doyle that will not be contributed to the Operating Partnership upon consummation of the Offering.

2.  INVESTMENT IN REAL ESTATE PROPERTIES

As of December 31, 2009, the Company included ownership interests in the following real estate properties:

Property	Type	Location

Combined properties:
Union Circle Center	Warehouse/Flex	Ohio
Lincoln Industrial Center	Warehouse	Minnesota
Kiesland	Office/Warehouse/Flex	Ohio
Southgate Office Plaza	Office	Minnesota
Green Park	Distribution	Missouri
Lambert III	Warehouse	Missouri
Lambert IV/McDonnell Pointe	Distribution	Missouri
450 Lombard	Distribution	Illinois
Baker Road	Office	Minnesota
325 Larsen Drive	Distribution	Wisconsin
7401 Cahill Road	Warehouse	Minnesota
Creekedge Business Center	Warehouse	Minnesota
Rivers Park	Office	South Carolina
Urbandale Portfolio	Warehouse/Flex	Iowa
Anderberg-Lund Building	Warehouse	Minnesota
Southshore Industrial Center	Warehouse	Minnesota
Lunt	Distribution	Illinois
Beltway	Distribution	Missouri
Stout	Warehouse	Indiana
Zionsville	Warehouse	Indiana
Jacksonville	Distribution	Florida
CJC	Distribution	Ohio
Symmes	Distribution	Ohio
Romulus Portfolio	Distribution/Warehouse	Michigan
Sara Lee Ankeny	Distribution	Iowa
Uncombined properties:
224 Hoover Road	Distribution	North Carolina
Eagan Waters	Flex	Minnesota
Westbelt Corporate Center	Warehouse	Ohio
Tri-Center	Warehouse	Illinois
201 Mississippi	Distribution	Indiana
Oracle/International Center	Office	Minnesota
Welsh Warren	Distribution	Michigan
WelshCo	Service	Minnesota
Lambert I	Warehouse	Missouri

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Property	Type	Location

Enterprise Park	Warehouse	Ohio
Woods Equipment	Distribution	Wisconsin
Welsh Shoreview-PaR Systems	Warehouse	Minnesota
Lambert II	Warehouse	Missouri
Executive Park	Distribution	Missouri
Westpark Plaza and Valley Oak Business Center	Warehouse	Minnesota
Plymouth Professional Center I & II	Office	Minnesota
Valley View Business Center	Warehouse	Minnesota
Franklin II	Distribution	Wisconsin
Welsh Partners 85	Warehouse	Minnesota
American Identity/Staples	Warehouse	Iowa
Glendale	Distribution	Illinois
Pewaukee	Distribution	Wisconsin
CNL Joint Venture Portfolio	Distribution/ Office/Warehouse	Multiple
Southdale Joint Venture Portfolio	Office	Minnesota

The uncombined properties are owned by entities included in the accompanying combined financial statements as equity method investments. Additionally, Dennis Doyle’s ownership interests in WelshCo, and Welsh Securities, LLC are included in equity method investments as of December 31, 2009 and 2008.

The Company’s investments in real estate properties are subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in general economic conditions, trends in the real estate industry, creditworthiness of tenants, competition of tenants and customers, changes in tax laws, interest rate levels, the availability and cost of financing, and potential liability under environmental and other laws.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of combination and formation

The Company represents a combination of certain entities holding or managing interests in real estate that are commonly controlled. Due to their common control, the financial statements of the separate entities which own the properties are presented on a combined basis. All significant intercompany balances and transactions have been eliminated in the combined financial statements.

Organization of limited liability companies

The limited liability companies (the LLCs) included within the combined financial statements shall continue in existence until dissolved in accordance with the provisions of their operating agreements and are funded through the equity contributions of their owners. As LLCs, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the individual companies. The members are not obligated to restore capital deficits. Pursuant to the terms of each LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Accounting estimates

The preparation of the combined financial statements requires management to use estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant items subject to such estimates and assumptions include allocation of the purchase price of acquired real estate investments among tangible and intangible assets, determination of the useful life of property and other long-lived assets, valuation and impairment analysis of property and other long-lived assets, and valuation of the allowance for doubtful accounts. It is at least reasonably possible that these estimates could change in the near term.

Equity method investments

Certain investments where the Company does not have control but has the ability to exercise significant influence are accounted for by the equity method of accounting. Under this method, the Company’s investments in partnerships, tenants in commons and limited liability companies are recorded at cost and the investment accounts are adjusted for the Company’s share of the entities’ income or loss and for distributions and contributions.

The Company’s share of distributions and net losses exceeds the Company’s investments for certain of the equity method investments, and accordingly, the investment balances are presented in the accompanying combined balance sheets as liabilities. The effects of material intercompany transactions with these equity method investments are eliminated.

Cash and cash equivalents

The Company considers short-term investments with original maturities of 90 days or less to be cash equivalents. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk on cash equivalents.

Restricted cash

Included in restricted cash are restricted escrow accounts for insurance and real estate taxes.

Accounts receivable and deferred rent

Accounts receivable and deferred rent are recorded at their estimated net realizable value. The Company follows a policy of providing an allowance for doubtful accounts. The Company does not require collateral and accounts are considered past due if payment is not made on a timely basis in accordance with our credit terms. Accounts considered uncollectible are written off. The Company incurred bad debt expense of $0.5 million, $0.7 million and $0.3 million for 2009, 2008, and 2007, respectively.

Deferred leasing costs

Deferred leasing costs include leasing commissions that are amortized by the straight-line method over the term of the lease. All direct and indirect costs, including estimated internal costs, associated with the leasing of real estate investments owned by the Company are capitalized and amortized over the term of the related lease. The Company includes lease incentive costs, which are payments made on behalf of a tenant to sign a lease, in deferred leasing costs and amortizes them on a straight-line basis over the respective lease terms as a reduction of rental revenues. Unamortized costs are charged to expense upon the early termination of the lease.

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

In leasing tenant space, the Company may provide funding to the lessee through a tenant allowance. In accounting for a tenant allowance, the Company determines whether the allowance represents funding for the construction of leasehold improvements and evaluates the ownership, for accounting purposes, of such improvements. If the Company is considered the owner of the leasehold improvements for accounting purposes, the Company capitalizes the amount of the tenant allowance and depreciates it over the shorter of the useful life of the leasehold improvements or the related lease term. If the tenant allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue on a straight-line basis.

Deferred financing costs

Costs incurred in connection with obtaining financing are amortized to interest expense primarily utilizing the effective interest method.

Real estate investments

Investment property is stated at cost. Investment property includes cost of acquisitions, development and construction and tenant allowances and improvements. Depreciation and amortization are provided over estimated useful lives ranging from five to 40 years by use of the straight line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

Impairment

Long-lived assets, such as investment property, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require that a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Acquisition accounting

The Company accounts for its acquisitions of real estate investments as a business combination under the acquisition method of accounting. The related acquired physical assets, in-place leases acquired and customer relationships, if any, are recorded at their estimated fair values. The fair values of acquired properties are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the properties, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building, and improvements based on relevant information obtained in connection with the acquisition of the properties. The fair value of in-place leases consists of the following components as applicable: (1) the estimated cost to replace the leases, including foregone rents during the period of finding a new tenant, foregone recovery of tenant pass-through costs, tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as acquired in-place leases); and (2) the above and below market portion of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases (referred to as acquired above and assumed below market leases).

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Acquired in-place lease costs are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Acquired above and assumed below market leases are amortized on a straight-line basis as an adjustment to rental revenue over the remaining term of the underlying leases, including, for below market leases, fixed option renewal periods, if any.

Should a tenant terminate its lease, the unamortized portions of the acquired in-place lease costs, acquired above and assumed below market leases, associated with that tenant are written off to amortization expense or rental revenue, as indicated above.

Real estate ventures

The Company analyzes its investments in real estate joint ventures under certain Financial Accounting Standards Board (“FASB”) guidance to determine if the venture is considered a variable interest entity and would require consolidation. To the extent that the ventures do not qualify as variable interest entities, the Company further assesses the venture to determine whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights in order to determine whether consolidation is required.

The Company consolidates those ventures that are considered to be variable interest entities where the Company is the primary beneficiary. For non-variable interest entities, the Company combines those ventures that Dennis J. Doyle controls through majority ownership interests or where the Company is the managing member and its partner does not have substantive participating rights. Control is further demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the venture without the consent of the limited partner and inability of the limited partner to replace the general partner. The Company uses the equity method of accounting for those ventures where the Company does not have control over operating and financial policies. Under the equity method of accounting, the investment in each venture is included on the Company’s balance sheet; however, the assets and liabilities of the ventures for which the Company uses the equity method are not included in the balance sheet. The investment is adjusted for contributions, distributions and the Company’s proportionate share of the net earnings or losses of each respective venture.

To the extent that the Company contributed assets to a venture, the Company’s investment in the venture is recorded at cost basis in the assets that were contributed to the venture. To the extent that the cost basis is different than the basis reflected at the venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of the venture. The Company recognizes gains on the contribution or sale of real estate to ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

On a periodic basis, the Company assesses whether there are any indicators that the carrying value of its investments in ventures may be impaired on an other than temporary basis. An investment is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment on an other than temporary basis. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying value of the investment over the fair value of the investment.

Revenue recognition

Rental revenue.  Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the non-cancellable term of the lease. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Deferred rent in the accompanying balance sheet includes the cumulative difference between rental revenue as recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms.

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, are recognized when the fees are determinable, tenant vacancy has occurred, collectability is reasonably assured, and the Company has no continuing obligation to provide services to such former tenants.

The timing of rental revenue recognition is impacted by the ownership of tenant improvements and allowances. When we are the owner of the tenant improvements, revenue recognition commences after both the improvements are completed and the tenant takes possession or control of the space. In contrast, if we determine that the tenant allowances we are funding are lease incentives, then we commence revenue recognition when possession or control of the space is turned over to the tenant.

We record lease termination fees when a tenant has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us.

Service fee revenue.  The Company recognizes revenue associated with financing commissions when commissions are earned. Service costs include all direct material and labor costs and those indirect costs related to financing services and are charged to expense as incurred.

Property sales

Gains on sales of real estate are recognized in full when the profit is determinable and the earnings process is complete. We make judgments based on the specific terms of each transaction as to the amount of the total profit from the transaction that we recognize considering factors such as continuing ownership interest we may have with the buyer (“partial sales”) and our level of future involvement with the property or the buyer that acquires the assets. If the sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the full accrual sales criteria are met. Estimated future costs to be incurred after completion of each sale are included in the determination of the gain on sales.

Gains from sales of depreciated property are included in discontinued operations and the proceeds from the sale of these properties are classified in the investing activities section of the combined statements of cash flows.

Income taxes

The Company represents a combination of entities that are either a Limited Liability Company (“LLC”) or a Limited Partnership (“LP”). Generally, an LLC is treated either as a partnership for federal income tax purposes or as a division of its sole member. As a result, a LLC and LP are generally not subject to either federal, state or local income taxes as the respective members/partners are taxed on their allocable share of the entity’s taxable income. Therefore, no provision or liability for federal, state, or local income taxes has been included in these combined financial statements.

Discontinued operations

The Company reclassifies material operations related to properties sold or held for sale during the period to discontinued operations for all periods presented.

Derivative financial instruments and hedging activities

Derivative financial instruments are utilized by the Company to reduce its exposure to market risks from changes in interest rates. The derivative financial instruments consist of interest rate caps and swaps. The Company does not currently hold or issue derivative financial instruments for speculative or

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 trading purposes. Derivative financial instruments are recorded as either an asset or a liability measured at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the change in fair value of the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the change in fair value of the derivative is recognized either currently in earnings or deferred in other comprehensive income depending on the type of hedge and to what extent the hedge is effective.

The Company manages a portion of its variable rate debt using an interest rate swap. The Company entered into a fixed rate swap to alter its exposure to the impact of changing interest rates on its results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce the Company’s risk of the possibility of increased interest costs.

Fair value of financial instruments

On January 1, 2008, the Company adopted guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the combined financial statements on a recurring basis. On January 1, 2009, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the combined financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

➢	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

➢	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

➢	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is the price that would be received for an asset or paid to transfer a liability (an exit price) in the Company’s principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable, and other working capital items approximates fair value at December 31, 2009 and 2008 due to the short maturity nature of these instruments. The fair value of debt is disclosed in Note 10.

Recently adopted pronouncements

In December 2007, the FASB issued updated guidance, which applies to all transactions or events in which an entity obtains control of one or more businesses. This guidance establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, (ii) requires expensing of most transaction costs, and (iii) requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. These provisions were adopted by the Company on January 1, 2009. The primary impact of adopting this guidance on the Company’s combined financial statements was the requirement to expense transaction costs relating to its acquisition activities in 2009.

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

In February 2008, the FASB issued updated guidance which defers the effective date of previous guidance issued regarding the fair value of non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a non-recurring basis, until fiscal years beginning after November 15, 2008. These provisions were adopted by the Company on January 1, 2009. The adoption of this guidance did not have a material impact on the combined financial statements.

In March 2008, the FASB issued guidance which enhances disclosures related to derivative instruments and hedging activities. This guidance is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It also requires disclosure about an entity’s strategy and objectives for using derivatives, the fair values of derivative instruments and their related gains and losses. This guidance was adopted by the Company on January 1, 2009 and did not have a material impact on the combined financial statements.

In May 2009, the FASB issued updated guidance to establish general standards of accounting for and disclosure of subsequent events. This guidance renames the two types of subsequent events as recognized subsequent events or non-recognized subsequent events and modified the definition of the evaluation period for subsequent events as events or transactions that occur after the balance sheet date, but before the financial statements are issued. This will require entities to disclose the date, through which an entity has evaluated subsequent events and the basis for that date. The Company adopted this guidance during 2009. The adoption of this guidance did not have a material impact on the Company’s combined financial statements.

In June 2009, the FASB issued guidance, which establishes the FASB’s Accounting Standards Codification (the “Codification”) as the exclusive authoritative reference for nongovernmental U.S. GAAP for use in financial statements, except for SEC rules and interpretative releases, which are also authoritative for SEC registrants. As a result, the Codification provides guidance that all standards will carry the same level of authority. The Company adopted this guidance during 2009. The only impact of adopting this provision was to update and remove certain references to technical accounting literature in the combined financial statements.

New accounting pronouncements

In November 2008, the FASB ratified guidance related to equity method investment accounting. This guidance applies to all investments accounted for under the equity method and clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This guidance is effective beginning in the first quarter of fiscal year 2010. The Company is currently evaluating the impact this guidance will have on the combined financial statements.

In June 2009, the FASB issued updated guidance, which amends guidance for determining whether an entity is a variable interest entity (“VIE”) and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This guidance is effective for the first annual reporting period that begins on January 1, 2010, with early adoption prohibited. While the Company is currently evaluating the effect of adopting this guidance, the Company believes that the adoption will not have a material impact on the combined financial statements.

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Unaudited interim information

The financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

4.  DISCONTINUED OPERATIONS

On October 13, 2009, the Company sold two buildings from Welsh Kiesland, LLC in Ohio, to an unrelated third party for approximately $5.7 million, resulting in a gain of $1.6 million. The results of operations for these buildings for 2009, 2008 and 2007 have been reported as discontinued operations.

On September 10, 2008, the Company sold one building from Oakcreek Industrial Partners, LLC in Minnesota to an unrelated third party for approximately $6.8 million, resulting in gain of $1.1 million. The results of operations for this building for 2008 and 2007 have been reported as discontinued operations.

Net revenue and income of all the sold buildings included in discontinued operations for 2009, 2008 and 2007 are summarized as follows (in thousands):

	2009	2008	2007

Revenue	$506	$1,236	$1,390
Expenses	(182)	(1,012)	(1,337)

Income from discontinued operations	324	224	53
Gain on disposition of real estate investments	1,595	1,061	—

Total income from discontinued operations	$1,919	$1,285	$53

5.  CASH FLOW INFORMATION

The cash paid by the Company for interest (including amounts capitalized of $0, $0 and $0.5 million) for the years ended December 31, 2009, 2008, and 2007 was $12.0 million, $12.1 million, and $8.1 million, respectively.

The Company had the following non-cash transactions during the year ended December 31, 2009 that represented adjustments to proceeds from capital contributions:

➢	conversion of outstanding notes payable to equity in the amount of $0.7 million

➢	contribution of undeveloped land in exchange for equity ownership in a combined entity of $1.5 million

➢	debt repayments through equity contributions of $0.7 million

➢	acquisition of ownership of an equity method investment through issuance of shares of equity of an affiliated entity for $0.6 million

➢	contribution of mortgage receivable of $0.8 million.

For the year ended December 31, 2007, the Company had debt repayments of $7.9 million through noncash equity contributions.

6.  REAL ESTATE ACQUISITIONS

In July 2009, the Company purchased the Fond du Lac III building, an office warehouse property with approximately 234,000 of square footage, located in Fond du Lac, Wisconsin for a total of

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

$5.1 million. The Company paid cash upon acquisition. Subsequent to the acquisition date, the Company incurred new debt with an original principal amount of $2.3 million.

In November 2009, the Company purchased the Cahill Road building, an industrial property with approximately 46,000 of square footage, located in Edina, Minnesota for a total purchase price of $2.4 million. To finance the purchase, the Company incurred new debt with an original principal amount of $1.2 million.

The Company had no acquisitions during 2008.

In April 2007, the Company acquired the Erie Industrial property with approximately 1,055,000 square footage, in Gary, Indiana for a total purchase price of approximately $19.4 million. To finance this purchase, the Company incurred new debt with an original principal amount of $15.3 million.

In December 2007, the Company acquired the Woods Equipment property with approximately 106,000 square footage, in Kronenwettee, Wisconsin for a total purchase price of approximately $7.1 million. To finance this purchase, the Company incurred new debt with an original principal amount of $5.7 million.

7.  INTANGIBLE ASSETS AND LIABILITIES

Intangible assets and liabilities subject to amortization consist of the following at March 31, 2010 (unaudited) (in thousands):

		Accumulated
	Cost basis	amortization	Net

Acquired in-place leases	$18,090	$(7,306)	$10,784
Acquired above market lease	3,967	(1,326)	2,641

Totals	$22,057	$(8,632)	$13,425

Assumed below market leases	$3,295	$(1,674)	$1,621

Intangible assets and liabilities subject to amortization consist of the following at December 31, 2009 (in thousands):

		Accumulated
	Cost basis	amortization	Net

Acquired in-place leases	$15,070	$(6,700)	$8,370
Acquired above market lease	3,323	(1,188)	2,135

Totals	$18,393	$(7,888)	$10,505

Assumed below market leases	$3,316	$(1,608)	$1,708

Intangible assets and liabilities subject to amortization consist of the following at December 31, 2008 (in thousands):

		Accumulated
	Cost basis	amortization	Net

Acquired in-place leases	$17,658	$(6,148)	$11,510
Acquired above market lease	4,646	(946)	3,700

Totals	$22,304	$(7,094)	$15,210

Assumed below market leases	$3,396	$(1,255)	$2,141

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

In connection with the real estate acquisitions for the period ended March 31, 2010 (unaudited) and the year ended December 31, 2009 and 2007, the following amounts were allocated to intangible assets (in thousands):

		Weighted		Weighted		Weighted
		average		average		average
		life		life		life
	2010	2010	2009	2009	2007	2007

Acquired in-place leases	$3,212	9 years	$1,454	5 years	$3,050	10 years
Acquired above market leases	652	9 years	64	4 years	1,139	14 years

Totals	$3,864		$1,518		$4,189

Assumed below market leases	$—		$16	3 years	$188	2 years

Amortization for the years ended December 31, 2009, 2008, and 2007 was $3.5 million, $4.4 million, and $3.1 million, respectively.

The estimated amortization for the next five years is as follows (in thousands):

	Assets	Liabilities

2010	$3,038	$308
2011	2,246	270
2012	1,856	252
2013	1,338	173
2014	1,027	156

8.  OWNERSHIP CHANGES IN REAL ESTATE ENTITIES

The combined financial statements of the Company include a collection of real estate entities, that directly or indirectly own real estate, controlled by Dennis J. Doyle (see Note 1). Throughout the historical periods presented, ownership changes in the entities resulted in changes to Mr. Doyle’s control over certain entities. When control was gained, entities were combined within these combined financial statements. When ownership changes resulted in Mr. Doyle not having control, entities were removed from these combined financial statements and shown in Welsh Contribution Companies’ combined financial statements.

Due to change in ownership and control during 2009, Woods Equipment and Franklin II were removed from these combined financial statements and Lambert III and Baker Road were included in these

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 combined financial statements. These activities for the year ended December 31, 2009 were as follows (in thousands):

	Entities	Entities	Net
	included	excluded	effect

Rental properties, net	$42,220	$(9,429)	$32,791
Cash	595	(581)	14
Other assets, net	(702)	(2,543)	(3,245)

Total assets	$42,113	$(12,553)	$29,560

Mortgages and notes payable	$39,752	$(9,402)	$30,350
Other liabilities	396	(39)	357

Total liabilities	40,148	(9,441)	30,707
Owners’ equity	1,965	(3,112)	(1,147)

Total liabilities and owners’ equity	$42,113	$(12,553)	$29,560

Due to change in ownership and control during 2008, American Identity/Staples and 201 Mississippi were removed from these combined financial statements and Southgate Office Plaza and Romulus Portfolio were included in these combined financial statements. These activities for the year ended December 31, 2008 were as follows (in thousands):

	Entities	Entities	Net
	included	excluded	effect

Rental properties, net	$74,192	$(25,605)	$48,587
Cash	541	(581)	(40)
Other assets, net	9,564	(3,858)	5,706

Total assets	$84,297	$(30,044)	$54,253

Mortgages and notes payable	$78,560	$(25,192)	$53,368
Other liabilities	2,015	(555)	1,460

Total liabilities	80,575	(25,747)	54,828
Owners’ equity	3,722	(4,297)	(575)

Total liabilities and owners’ equity	$84,297	$(30,044)	$54,253

For year ended December 31, 2007, the inclusion/exclusion of equity upon combining or uncombining of related entities in the statements of changes in owners’ equity relates to change in ownership or control that either increased or decreased the equity method investment.

9.  EQUITY METHOD INVESTMENTS

The Company has investments in various real estate ventures. The equity method of accounting is applied to such investments when the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the businesses. Under this method, the Company’s equity in the net earnings or losses of the investments is reflected as equity in net loss from equity method investments on the combined statements of operations. A list of investment real estate properties accounted for under the equity method is included in Note 2.

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

The summarized financial information shown below includes all investments carried on the equity method for the year ended December 31, 2009, 2008 and 2007 as follows (in thousands):

	2009	2008	2007

Revenue	$112,444	$120,585	$114,818
Net loss	(3,429)	(672)	(7,489)
Equity in net loss from equity method investments	(1,252)	(1,132)	(2,130)
Total assets	398,335	446,289	488,490
Total liabilities	347,612	383,371	403,311
Equity method investments	11,903	15,905	28,561
Losses and distributions in excess of combinations in equity method investments	(8,430)	(6,758)	(3,426)

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

10.  MORTGAGES AND NOTES PAYABLE

Mortgages and notes payable consists of the following at March 31, 2010 (unaudited) and December 31, 2009 and 2008 (in thousands):

	March 31,	December 31,
	2010	2009	2008

	(unaudited)

Mortgage Notes Payable—Fixed Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2026; interest rates ranging from 5.20% to 8.48%, with weighted average interest rate of 5.97% at March 31, 2010 (unaudited); interest rates ranging from 5.20% to 8.48%, with weighted average interest rate of 5.98% at December 31, 2009; and interest rates ranging from 4.50% to 8.48%, with weighted average interest rate of 5.72% at December 31, 2008	$187,058	$177,420	$164,319
Mortgage Notes Payable—Variable Rate
Generally due in monthly installments of principal and interest and mature at various date through 2017; interest rates ranging from 5.70% to 6.35%, with weighted average interest rate of 5.86% at March 31, 2010 (unaudited); interest rates ranging from 5.70% to 6.35%, with weighted average interest rate of 5.86% at December 31, 2009 and interest rates ranging from 1.97% to 10.34%, with weighted average interest rate of 4.01% at December 31, 2008	35,870	40,025	30,793
Note Payable to Financial Institution—Fixed Rate
Interest accrues at a rate of 15% at December 31, 2009 and 2008, with a maturity date of June 2011. This note is unsecured	6,923	6,923	6,923
Notes Payable—Related Parties
Notes payable due to members upon demand and non-interest bearing	592	103	675

	230,443	224,471	202,710
Acquired discount or premium of certain debt instruments listed above	(947)	(968)	(1,169)

Total Mortgages and Notes Payable	$229,494	$223,503	$201,541

The mortgage notes payable are subject to various operating and financial covenants. In addition, the Company is required to periodically fund and maintain escrow accounts to make future real estate tax and insurance payments, as well as to fund certain tenant related costs and capital expenditures. These escrow accounts are included in restricted cash. The Company is in compliance with all financial covenants as of December 31, 2009.

The mortgage notes payable are collateralized by their respective real estate investments.

As of March 31, 2010 (unaudited), December 31, 2009 and 2008, $131.9 million, $132.6 million and $100 million, respectively, of the mortgage notes payable have been guaranteed by certain members of entities combined into the Company.

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Scheduled maturities of debt are as follows at December 31, 2009 (in thousands):

	March 31,	December 31,
	2010	2009

	(unaudited)

2010	$7,838	$8,225
2011	45,494	47,688
2012	45,569	45,518
2013	3,020	2,590
2014	4,133	3,676
Thereafter	124,389	116,774

Total	$230,443	$224,471

The fair value of the Company’s fixed rate debt is $183 million, $164 million and $151 million at March 31, 2010 (unaudited), December 31, 2009 and 2008, respectively. The fair value of the Company’s variable debt is $36 million, $36 million and $28 million at March 31, 2010 (unaudited), December 31, 2009 and 2008, respectively. The Company estimates the fair value of debt using a discounted cash flow analysis and a yield rate that was estimated based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, which is a level 2 input.

11.  VARIABLE INTEREST ENTITIES

In the normal course of business the Company invests in various entities that may be VIEs. When determining the primary beneficiary of a VIE, the Company estimates the future cash flows and performance of the VIE, analyzes the variability in those cash flows and allocates the losses and returns among the identified parties holding a variable interest. The Company considers its explicit arrangements and implicit variable interests. If the Company’s variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. The Company identified TriCor Partners LLC as a VIE in which the Company is the primary beneficiary as a result of a financial guarantee provided by the Company on the entity’s debt. Therefore, that entity is combined. The carrying amounts and classification of assets and liabilities included in the Company’s combined balance sheets for this entity is as follows (in thousands):

	2009	2008

Total assets	$1,496	$1,652
Total liabilities	2,730	2,794

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

12.  TENANT LEASES

The Company leases various office and warehouse space to tenants over terms ranging from one to sixteen years. Some of the leases have renewal options for additional terms. The leases provide for base monthly rentals and reimbursements for real estate taxes and common area maintenance.

At December 31, 2009, the Company had the following future minimum rentals on noncancellable leases (in thousands):

2010	$20,381
2011	17,636
2012	16,046
2013	13,258
2014	10,812
Thereafter	25,052

Total minimum base lease commitments	$103,185

13.  IMPAIRMENT CHARGE

As a result of the downturn in the U.S. economy, the Company has observed decreases in occupancy, deterioration of market rents, and/or tenants’ financial problems in certain markets. In addition, in certain instances, the Company has reevaluated the holding periods of properties. Based on these observations and evaluations, we recognized a non-cash impairment charge of $6.4 million and $7.6 million in 2009 and 2008, respectively, on two of our industrial buildings.

The estimated fair values of the impaired properties of $20.3 million and $6.7 million at December 31, 2009 and 2008, respectively, were determined by management primarily using the income approach. The fair value assumptions employed for this impairment evaluation were generally based on a discounted cash flow approach and review of comparable activities in the market place, which fall within level 3 of the fair value hierarchy.

14.  TRANSACTIONS WITH RELATED PARTIES

During 2009, 2008 and 2007, the Company engaged in various transactions with WelshCo, which is a related party, due to common ownership. These transactions are described below (in thousands):

Property management expense

The Company paid property management fees to WelshCo. The total amounts paid were $827, $590, and $486 for 2009, 2008 and 2007, respectively.

Lease commissions

The Company paid leasing commission to WelshCo in the amount of $1,170, $529 and $78 for 2009, 2008 and 2007, respectively. Leasing commissions are capitalized on the combined Balance Sheets.

Rental revenue

The Company received rental revenue from WelshCo in the amount of $915 for 2009.

Service fee revenue

The Company earned $323 of revenues related to mortgage origination fee income from affiliated entities during 2007.

Notes to Welsh Predecessor Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Construction and other property expense

The Company paid construction and other property expense to WelshCo. The total amounts paid to WelshCo were $1,211, $452, and $999 for 2009, 2008 and 2007, respectively. Of the total amounts paid, $725, $280 and $650 were capitalized in net real estate investments on the combined balance sheets.

Other capitalized amounts

The Company paid other amounts at purchase or refinance to WelshCo. The amounts paid were $110, $71, and $95 for 2009, 2008 and 2007, respectively. Amounts paid at purchase or refinance were capitalized on the combined balance sheets.

Discontinued operations

The Company paid $164 in commissions to WelshCo for property sales during 2008.

15.  COMMITMENTS AND CONTINGENCIES

The Company is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Company other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Company’s combined financial position or combined results of operations.

16.  UNAUDITED INTERIM TRANSACTIONS

On March 5, 2010, the Company acquired a building in Johnson County, Kansas for approximately $12.5 million. The purchase price was partially funded through new debt with a original principal of $6.9 million.

Welsh Predecessor Companies

SCHEDULE III—DECEMBER 31, 2009
REAL ESTATE AND ACCUMULATED DEPRECIATION

					Cost capitalized subsequent
			Initial cost to the Company		to acquisition		Gross carry amount carried at 12/31/09
				Buildings &		Buildings &		Buildings &		Accumulated	Year of	Year
Development	Type	Encumbrances	Land	improvements	Land	improvements	Land	improvements	Total	depreciation	construction	acquired

	(dollars in thousands)

ADDISON, IL
450 South Lombard Road	Industrial	$4,759	$1,746	$4,379	$—	$437	$1,746	$4,816	$6,562	$630	1979	2005
ANKENY, IA
2205 SE Creekview Drive	Industrial	2,192	274	—	—	2,201	274	2,201	2,475	404	2002	2001
BLOOMINGTON, MN
5001 American Boulevard West	Office	14,000	6,985	5,217	—	140	6,985	5,357	12,342	204	1970	2008
CINCINNATI, OH
11590 Century Blvd	Industrial	2,407	890	2,465	(215)	(375)	675	2,090	2,765	298	1987	2006
5836-5885 Highland Ridge Dr.	Industrial	3,065	812	2,504	—	100	812	2,604	3,416	274	1986	2006
11500 Century Blvd	Industrial	1,557	289	1,163	—	322	289	1,485	1,774	176	1987	2006
106 Circle Freeway Dr.	Industrial	1,423	315	1,258	—	12	315	1,270	1,585	126	1986	2006
5 Circle Freeway Dr.	Industrial	3,593	864	3,710	(172)	(33)	692	3,677	4,369	535	1986	2006
Century Land	Undeveloped Land	—	1,107	—	—	—	1,107	—	1,107	—	na	2006
EDEN PRAIRIE, MN
7249 Flying Cloud Drive	Industrial	2,700	862	2,466	56	1,468	918	3,934	4,852	1,603	1984	2003
EDINA, MN
5600 Lincoln Drive	Industrial	2,201	523	2,092	141	1,619	664	3,711	4,375	1,596	1974	1998
7401 Cahill Road	Industrial	1,198	929	1,191	—	—	929	1,191	2,120	6
ELK GROVE, IL
2201 Lunt Road	Industrial	6,637	2,127	6,083	(1,050)	(2,558)	1,077	3,525	4,602	589	1955	2005
FOND DU LAC, WI
325 Larson Drive	Industrial	2,196	299	3,578	—	—	299	3,578	3,877	45	1996	2009
GREEN PARK, MO
10360 Lake Bluff Drive	Industrial	9,450	1,756	8	441	8,580	2,197	8,588	10,785	1,211	2007	2006
HAMILTON, OH
25 Enterprise Drive	Industrial	1,990	370	2,103	(66)	(344)	304	1,759	2,063	166	2003	2006
3440 Symmes Road	Industrial	2,548	440	2,431	—	—	440	2,431	2,871	192	2000	2006
HAZELWOOD, MO
519-529 McDonnell Pointe Blvd	Industrial	5,302	961	193	(618)	1,711	343	1,904	2,247	212	2007	2006
629—651 Lambert Point Drive	Industrial	11,319	2,323	—	—	10,101	2,323	10,101	12,424	2,062	2006	2005

Welsh Predecessor Companies

SCHEDULE III—DECEMBER 31, 2009
REAL ESTATE AND ACCUMULATED DEPRECIATION

					Cost capitalized subsequent
			Initial cost to the Company		to acquisition		Gross carry amount carried at 12/31/09
				Buildings &		Buildings &		Buildings &		Accumulated	Year of	Year
Development	Type	Encumbrances	Land	improvements	Land	improvements	Land	improvements	Total	depreciation	construction	acquired

	(dollars in thousands)

INDIANAPOLIS, IN
2036 Stout Field W Drive	Industrial	$1,438	$335	$1,266	$(69)	$(163)	$266	$1,103	$1,369	$138	1998	2006
7750 Zionsville	Industrial	2,765	400	3,189	—	241	400	3,430	3,830	337	1988	2006
JACKSONVILLE, FL
5540 Broadway	Industrial	2,698	420	2,778	—	76	420	2,854	3,274	260	1974	2006
5301 West 5th	Industrial	3,157	266	2,855	—	6	266	2,861	3,127	252	1973	2006
MINNETONKA, MN
4400 Baker Road	Office	9,783	2,586	7,918	—	135	2,586	8,053	10,639	507	2006	2006
4350 Baker Road	Office	17,892	2,693	16,546	—	472	2,693	17,018	19,711	1,181	2008	2006
Baker Road Land	Undeveloped Land	—	2,298	—	—	—	2,298	—	2,298	—	na	2006
NORTH CHARLESTON, SC
8085 Rivers Avenue	Office	12,869	3,350	9,922	—	844	3,350	10,766	14,116	991	1988	2006
OVERLAND, MO
1920 Beltway Drive	Industrial	2,387	573	1,918	—	338	573	2,256	2,829	367	2006	2005
PLYMOUTH, MN
9905—9951 13th Avenue North	Industrial	2,642	477	1,233	—	681	477	1,914	2,391	1,134	1968	1993
ROMULUS, MI
6505 Cogswell Road	Industrial	17,608	2,400	16,431	—	15	2,400	16,446	18,846	465	2005	2007
7525 Cogswell Road	Industrial	16,835	2,350	15,487	—	204	2,350	15,691	18,041	468	2001	2007
38100 Ecorse Road	Industrial	13,458	2,000	12,242	—	164	2,000	12,406	14,406	358	1999	2007
41133 Van Born	Industrial	8,366	1,250	7,504	—	250	1,250	7,754	9,004	270	2002	2007
41199 Van Born	Industrial	8,292	1,250	7,506	—	123	1,250	7,629	8,879	223	2002	2007
Ecorse Road Land	Undeveloped Land	—	1,900	—	—	—	1,900	—	1,900	—	na	2007
Ecorse Road Land Addition	Undeveloped Land	—	1,521	—	—	—	1,521	—	1,521	—	na	2009
ST. LOUIS PARK, MN
6999 Oxford Street	Industrial	4,061	844	1,276	—	894	844	2,170	3,014	1,294	1969	1995

Welsh Predecessor Companies

SCHEDULE III—DECEMBER 31, 2009
REAL ESTATE AND ACCUMULATED DEPRECIATION

					Cost capitalized subsequent
			Initial cost to the Company		to acquisition		Gross carry amount carried at 12/31/09
				Buildings &		Buildings &		Buildings &		Accumulated	Year of	Year
Development	Type	Encumbrances	Land	improvements	Land	improvements	Land	improvements	Total	depreciation	construction	acquired

	(dollars in thousands)

URBANDALE, IA
10052 Justin Drive	Industrial	$1,551	$476	$1,389	$(128)	$(317)	$348	$1,072	$1,420	$158	1992	2005
2721 99th Street	Industrial	3,384	1,047	3,016	(283)	(674)	764	2,342	3,106	356	1996	2005
2851 104th Street	Industrial	2,035	634	1,813	(171)	(410)	463	1,403	1,866	211	1998	2005
2851 99th Street	Industrial	3,232	993	2,801	(268)	(553)	725	2,248	2,973	346	1996	2005
2901 99th Street	Industrial	1,211	380	1,073	(103)	(238)	277	835	1,112	128	1997	2005
3000 Justin Drive	Industrial	1,587	466	1,427	(126)	(295)	340	1,132	1,472	181	1990	2005
OTHER
PH Intercen	na	6,924	—	—	—	—	—	—	—	—	na	na
Eliminations	na	—	—	—	(25)	(663)	(25)	(663)	(688)	(69)	na	na
Romulus Mezz	na	1,759	—	—	—	—	—	—	—	—	na	na
Debt Premium	na	(968)	—	—	—	—	—	—	—	—	na	na

Total		$223,503	$54,781	$160,431	$(2,656)(1)	$24,511	$52,125	$184,942	$237,067	$19,885

(1)	Reductions to land, buildings and improvements are due to impairment charges recognized subsequent to acquisition.

Welsh Predecessor Companies

NOTES TO SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION

1.	RECONCILIATION OF INVESTMENT PROPERTIES

The changes in investment properties of the Company for the years ended December 31, 2009, 2008, and 2007 are as follows:

	2009	2008	2007

	(dollars in thousands)

Balance, beginning of year	$205,497	$161,644	$125,386
Acquisitions	7,518	—	22,619
Transfers due to change in ownership	33,699	55,608	—
Improvements	1,653	2,729	14,011
Disposals	(4,868)	(6,907)	(372)
Impairment	(6,432)	(7,577)	—

Balance, end of year	$237,067	$205,497	$161,644

The unaudited aggregate cost of investment properties for federal tax purposes as of December 31, 2009 was $247.0 million.

2.	RECONCILIATION OF ACCUMULATED DEPRECIATION

The changes in accumulated depreciation of the Company for the years ended December 31, 2009, 2008, and 2007 are as follows:

	2009	2008	2007

	(dollars in thousands)

Balance, beginning of year	$13,168	$10,536	$7,364
Transfers due to change in ownership	463	(2,822)	—
Depreciation and amortization expense	6,628	7,255	3,438
Disposals	(374)	(1,801)	(266)

Balance, end of year	$19,885	$13,168	$10,536

Depreciation of investment properties reflected in the statements of operations is calculated over the estimated original lives of the assets as follows:

Buildings	40 years
Building improvements	10 years
Tenant improvements	Term of related lease

Welsh Contribution Companies

Report of independent registered public accounting firm

Boards of Directors and Governors
Welsh Contribution Companies:

We have audited the accompanying combined balance sheets of Welsh Contribution Companies as of December 31, 2009 and 2008, and the related combined statements of operations, changes in owners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the combined financial statements, we have also audited financial statement Schedule III. These combined financial statements and financial statement Schedule III are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement Schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Welsh Contribution Companies as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement Schedule III, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  KPMG LLP

Minneapolis, Minnesota
March 3, 2010, except as to
financial statement Schedule III
which is as of April 9, 2010

Welsh Contribution Companies

Combined balance sheets

	As of
	March 31,	As of December 31,
	2010	2009	2008

	(unaudited)
	(dollars in thousands)

Assets:
Real estate investments:
Land and improvements	$37,457	$37,457	$45,974
Buildings and tenant improvements	169,371	169,067	189,578

	206,828	206,524	235,552
Accumulated depreciation	(39,466)	(37,479)	(30,573)

Net real estate investments	167,362	169,045	204,979
Cash and cash equivalents	10,904	9,970	12,149
Restricted cash	2,958	3,159	2,448
Accounts receivable, net of allowance of $620, $623 and $520, including receivables from affiliates of $136, $68 and $81, respectively	9,035	8,874	11,439
Prepaid expenses and other assets	1,760	1,541	3,106
Deferred rent	4,106	4,038	3,814
Intangibles, net	7,168	7,478	7,193
Deferred financing costs, net of accumulated amortization of $497, $645 and $787, respectively	1,195	1,134	1,427
Deferred leasing costs, net of accumulated amortization of $2,057 $2,049 and $1,597, respectively	2,096	2,177	2,944

Total Assets	$206,584	$207,416	$249,499

Liabilities and Owners’ Equity:
Mortgages and notes payable, including $391, $60 and $190 to related parties, respectively	$176,192	$174,117	$206,861
Accounts payable	9,698	8,895	11,538
Below market lease intangibles	697	732	912
Accrued interest	600	641	770
Accrued real estate taxes	1,823	337	819
Other accrued liabilities	1,314	1,307	2,451
Security deposits and prepaid rents	2,190	2,691	2,738

Total liabilities	192,514	188,720	226,089
Owners’ equity	14,070	18,696	23,410

Total Liabilities and Owners’ Equity	$206,584	$207,416	$249,499

See accompanying notes to combined financial statements.

Welsh Contribution Companies

Combined statements of operations

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

	(unaudited)
	(dollars in thousands)

Revenue:
Rental and related revenue	$8,325	$8,974	$33,283	$30,954	$32,534
Construction and service fee revenue, including $772, $669, $3,318, $1,642, and $1,659, respectively, from affiliates	9,777	14,589	57,755	66,815	61,826

Total revenue	18,102	23,563	91,038	97,769	94,360
Expenses:
Cost of rental operations	1,911	2,107	8,480	8,319	8,126
Real estate taxes	1,697	1,703	5,956	5,346	5,462
Cost of construction and service fee revenue	7,926	12,514	47,449	54,880	50,965
Depreciation and amortization	2,617	2,586	9,869	9,675	10,885

Total expenses	14,151	18,910	71,754	78,220	75,438
Other Operating Activities:
General and administrative expenses, including $915 in 2009 to affiliates	5,330	2,296	10,950	9,187	8,122

Operating (loss) income	(1,379)	2,357	8,334	10,362	10,800
Other Income (Expenses):
Interest and other income (expense), net	20	7	96	188	(332)
Interest expense	(1,959)	(2,021)	(8,269)	(10,660)	(13,717)

Net Income (Loss)	$(3,318)	$343	$161	$(110)	$(3,249)

See accompanying notes to combined financial statements.

Welsh Contribution Companies

Combined statements of changes in owners’ equity

For the period ended March 31, 2010 (unaudited) and for the years ended December 31, 2009, 2008, and 2007

(dollars in thousands)

Combined Owners’ Equity, December 31, 2006	$25,532
Contributions	22,448
Distributions	(5,819)
Net loss	(3,249)

Combined Owners’ Equity, December 31, 2007	38,912
Inclusion/Exclusion of equity upon combining or uncombining of related entities, net	(15,011)
Contributions	7,921
Distributions	(8,302)
Net loss	(110)

Combined Owners’ Equity, December 31, 2008	23,410
Inclusion/Exclusion of equity upon combining or uncombining of related entities, net	345
Contributions	1,267
Distributions	(6,487)
Net income	161

Combined Owners’ Equity, December 31, 2009	18,696
Contributions	18
Distributions	(1,326)
Net loss	(3,318)
Combined Owners’ Equity, March 31, 2010 (unaudited)	$14,070

See accompanying notes to combined financial statements.

Welsh Contribution Companies

Combined statements of cash flows

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007

	(unaudited)
	(dollars in thousands)

Operating Activities:
Net income (loss)	$(3,318)	$343	$161	$(110)	$(3,249)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation of buildings and tenant improvements	2,331	1,866	7,727	7,553	7,786
Amortization of intangibles	265	455	1,448	1,537	2,430
Amortization and write-off of deferred financing costs	91	84	297	470	519
Amortization of deferred leasing commissions and other costs	21	265	694	585	669
Adjustment to rental income for intangible amortization, net	13	19	17	232	318
Provision for uncollectible accounts	54	54	103	223	(26)
Loss on disposal of assets	—	—	476	482	295
Deferred rent	(67)	(75)	(192)	(619)	(1,201)
Changes in operating assets and liabilities:
Change in restricted cash	201	(162)	(711)	(616)	(144)
Accounts receivable	(215)	3,209	2,420	(3,800)	(421)
Prepaid expense and other assets	(218)	1,595	1,549	(1,900)	(33)
Accounts payable	803	(3,910)	(1,949)	4,080	(2,136)
Accrued interest	(41)	(88)	(55)	(172)	483
Accrued real estate taxes	1,486	697	(216)	1,167	229
Other accrued liabilities	8	(1,701)	(1,224)	(636)	452
Security deposits and prepaid rents	(502)	(379)	14	1,186	833

Net cash provided by operating activities	912	2,272	10,559	9,662	6,804
Investing Activities:
Acquisition of real estate investments and related intangible assets	—	—	—	(19,064)	(86,262)
Development of real estate investments	—	—	—	(7,754)	(15,519)
Additions to real estate investments	(647)	(943)	(4,748)	(7,103)	(3,897)
Payments for deferred leasing and other costs	(31)	(20)	(262)	(766)	(975)
Cash transferred due to equity ownership changes	—	(456)	46	40	—

Net cash used in investing activities	(678)	(1,419)	(4,964)	(34,647)	(106,653)
Financing Activities:
Proceeds from capital contributions	18	40	1,267	7,921	22,448
Cash distributions	(1,326)	(1,703)	(6,487)	(8,302)	(5,819)
Payments of long-term debt	(8,295)	(6,290)	(17,863)	(2,301)	(1,985)
Proceeds from long-term debt	10,370	7,178	15,468	32,418	85,105
Deferred financing and loan costs	(67)	(91)	(159)	(859)	(480)

Net cash (used in) provided by financing activities	700	(866)	(7,774)	28,877	99,269

Net Change in Cash and Cash Equivalents:	934	(13)	(2,179)	3,892	(580)
Beginning cash and cash equivalents	9,970	12,149	12,149	8,257	8,837

Ending cash and cash equivalents	$10,904	$12,136	$9,970	$12,149	$8,257

See accompanying notes to combined financial statements.

Welsh Contribution Companies

Notes to Welsh Contribution Companies combined financial statements March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Welsh Contribution Companies (collectively, the “Company”, “we” or “us”), which is not a legal entity but rather an aggregation for accounting purposes of the combination of certain real estate entities and operations as described below, was formed to continue and expand the 32-year old Welsh organization, which acquires, owns, operates and manages industrial and office properties primarily across the United States and provides real estate services to third-party commercial property owners in central U.S. markets. During all periods presented in the accompanying combined financial statements, the Company is the collection of real estate entities that directly or indirectly own real estate assets and are under the common management by the owners of WelshCo, LLC and Subsidiaries (“WelshCo”). WelshCo, a comprehensive real estate service company in Minneapolis, Minnesota, is responsible for the day-to-day operations of the real estate entities. The ultimate owners of the Company are the principals of WelshCo and certain others who have various ownership interests. All entities have consented to convert their ownership for purposes of the initial public offering as discussed below.

Concurrent with the consummation of an initial public offering (the “Offering”) of the common stock of Welsh Property Trust, Inc. (the “REIT”), which is expected to be completed in 2010, the REIT and a newly formed majority-owned limited partnership, Welsh Property Trust, L.P. (the “Operating Partnership”), together with the partners and members of the affiliated partnerships and limited liability companies of the Company and other parties that hold direct or indirect ownership interests in the properties (collectively, the “Participants”), will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of Welsh Predecessor Companies, an affiliated entity that consists of the accounting acquirer for the REIT and other entities being contributed in the Formation Transaction that are under the common control of Dennis J. Doyle, and the Company, (ii) enable the REIT to raise the necessary capital to acquire interests in certain other properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts, and (vi) preserve tax advantages for certain Participants.

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

2.	INVESTMENT IN REAL ESTATE PROPERTIES AND ENTITIES

As of December 31, 2009, the Company included ownership interests in the following real estate properties and entities:

	Type	Location

WelshCo	Service	Minnesota
Valley View Business Center	Warehouse	Minnesota
Westpark Plaza and Valley Oak Business Center	Warehouse	Minnesota
Oracle/International Center	Office	Minnesota
Eagan Waters	Flex	Minnesota
Lambert I	Warehouse	Missouri
Lambert II	Warehouse	Missouri
Plymouth Professional Center I & II	Office	Minnesota
Welsh Partners 85	Warehouse	Minnesota
224 Hoover Road	Distribution	North Carolina
201 Mississippi	Distribution	Indiana
Enterprise Park	Distribution	Ohio
Woods Equipment	Distribution	Wisconsin
Franklin II	Distribution	Wisconsin
Tri-Center	Warehouse	Illinois
Welsh Shoreview—PaR Systems	Warehouse	Minnesota
Westbelt Corporate Center	Warehouse	Ohio
Executive Park	Distribution	Missouri
American Identity/Staples	Warehouse	Iowa
Welsh Warren	Distribution	Michigan
Glendale	Distribution	Illinois
Pewaukee	Distribution	Wisconsin
Welsh Securities, LLC	Service	Minnesota

The Company’s investments in real estate properties are subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in general economic conditions, trends in the real estate industry, creditworthiness of tenants, competition of tenants and customers, changes in tax laws, interest rate levels, the availability and cost of financing, and potential liability under environmental and other laws.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of combination and formation

The Company represents a combination of certain entities holding or managing interests in real estate that are under common management. Due to their common management, the financial statements of the separate entities which own the properties are presented on a combined basis. All significant intercompany balances and transactions have been eliminated in the combined financial statements.

Organization of limited liability companies

The limited liability companies (the “LLCs”) included within the combined financial statements shall continue in existence until dissolved in accordance with the provisions of their operating agreements and are funded through the equity contributions of their owners. As LLCs, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the individual companies. The members are not obligated to restore capital

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 deficits. Pursuant to the terms of each LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Accounting estimates

The preparation of the combined financial statements requires management to use estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant items subject to such estimates and assumptions include allocation of the purchase price of acquired real estate investments among tangible and intangible assets, determination of the useful life of property and other long-lived assets, valuation and impairment analysis of property and other long-lived assets, and valuation of the allowance for doubtful accounts. It is at least reasonably possible that these estimates could change in the near term.

Cash and cash equivalents

The Company considers short-term investments with original maturities of 90 days or less to be cash equivalents. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk on cash equivalents.

Restricted cash

Included in restricted cash are restricted escrow accounts for insurance and real estate taxes.

Accounts receivable and deferred rent

Accounts receivable and deferred rent are recorded at their estimated net realizable value. The Company follows a policy of providing an allowance for doubtful accounts. The Company does not require collateral and accounts are considered past due if payment is not made on a timely basis in accordance with our credit terms. Accounts considered uncollectible are written off. The Company recorded bad debt expense of approximately $0.5 million, $0.7 million, and $0.1 million for 2009, 2008, and 2007, respectively.

Deferred leasing costs

Deferred leasing costs include leasing commissions that are amortized by the straight-line method over the term of the lease. All direct and indirect costs, including estimated internal costs, associated with the leasing of real estate investments owned by the Company are capitalized and amortized over the term of the related lease. The Company includes lease incentive costs, which are payments made on behalf of a tenant to sign a lease, in deferred leasing costs and amortizes them on a straight-line basis over the respective lease terms as a reduction of rental revenue. Unamortized costs are charged to expense upon the early termination of the lease.

In leasing tenant space, the Company may provide funding to the lessee through a tenant allowance. In accounting for a tenant allowance, the Company determines whether the allowance represents funding for the construction of leasehold improvements and evaluates the ownership, for accounting purposes, of such improvements. If the Company is considered the owner of the leasehold improvements for accounting purposes, the Company capitalizes the amount of the tenant allowance and depreciates it over the shorter of the useful life of the leasehold improvements or the related lease term. If the tenant allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, for accounting purposes, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue on a straight-line basis.

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Deferred financing costs

Costs incurred in connection with obtaining financing are amortized to interest expense primarily utilizing the effective interest method.

Real estate investments

Investment property is stated at cost. Investment property includes cost of acquisitions, development, and construction and tenant allowances and improvements. Depreciation and amortization are provided over estimated useful lives ranging from five to 40 years by use of the straight line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

Impairment

Long-lived assets, such as investment property, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Acquisition accounting

The Company accounts for its acquisitions of real estate investments as a business combination under the acquisition method of accounting. The related acquired physical assets, in-place leases acquired and customer relationships, if any, are recorded at their estimated fair values. The fair values of acquired properties are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the properties, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building, and improvements based on relevant information obtained in connection with the acquisition of the properties. The fair value of in-place leases consists of the following components as applicable (1) the estimated cost to replace the leases, including foregone rents during the period of finding a new tenant, foregone recovery of tenant pass-through costs, tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as acquired in-place leases); and (2) the above and below market portion of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases (referred to as acquired above market leases and assumed below market leases).

Acquired in-place lease costs are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Acquired above and assumed below market leases are amortized on a straight-line basis as an adjustment to rental revenue over the remaining term of the underlying leases, including for below market leases fixed option renewal periods, if any.

Should a tenant terminate its lease, the unamortized portions of the acquired in-place lease costs and acquired above and assumed below market leases associated with that tenant are written off to amortization expense or rental revenue, as indicated above.

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Revenue recognition

Rental and related revenue.  Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the non-cancellable term of the lease. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Deferred rent in the accompanying balance sheet includes the cumulative difference between rental revenue as recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, are recognized when the fees are determinable, tenant vacancy has occurred, collectability is reasonably assured, and the Company has no continuing obligation to provide services to such former tenants.

The timing of rental revenue recognition is impacted by the ownership of tenant improvements and allowances. When we are the owner of the tenant improvements, revenue recognition commences after both the improvements are completed and the tenant takes possession or control of the space. In contrast, if we determine that the tenant allowances we are funding are lease incentives, then we commence revenue recognition when possession or control of the space is turned over to the tenant.

We record lease termination fees when a tenant has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us.

Construction and service fee revenue.  Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rental receipts are collected. Brokerage commissions are based on a percentage of property sales and are recorded when earned. Architectural design and maintenance fees are based upon established hourly rates and are recognized as the services are performed.

Income taxes

The Company represents a combination of entities that are either a Limited Liability Company (“LLC”) or a Limited Partnership (“LP”). Generally, a LLC is treated either as a partnership for federal income tax purposes or as a division of its sole member. As a result, LLCs and LPs are generally not subject to either federal, state or local income taxes as the respective members/partners are taxed on their allocable share of the entity’s taxable income. Therefore, no provision or liability for federal, state, or local income taxes has been included in these combined financial statements.

Derivative financial instruments and hedging activities

Derivative financial instruments are utilized by the Company to reduce its exposure to market risks from changes in interest rates. The derivative financial instruments consist of interest rate caps and swaps. The Company does not currently hold or issue derivative financial instruments for speculative or trading purposes. Derivative financial instruments are recorded as either an asset or a liability measured at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the change in fair value of the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the change in fair value of the derivative is recognized either currently in earnings or deferred in other comprehensive income depending on the type of hedge and to what extent the hedge is effective.

The Company manages a portion of its variable rate debt using an interest rate swap. The Company entered into a fixed rate swap to alter its exposure to the impact of changing interest rates on its results

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 of operations and future cash outflows for interest. Fixed rate swaps are used to reduce the Company’s risk of the possibility of increased interest costs.

Fair value of financial instruments

On January 1, 2008, the Company adopted guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the combined financial statements on a recurring basis. On January 1, 2009, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the combined financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

➢	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

➢	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

➢	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Fair value is the price that would be received for an asset or paid to transfer a liability (an exit price) in the Company’s principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable, and other working capital items approximate fair value at December 31, 2009 and 2008 due to the short maturity nature of these instruments. The fair value of debt is disclosed in Note 8.

Recently adopted pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued updated guidance, which applies to all transactions or events in which an entity obtains control of one or more businesses. This guidance establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, (ii) requires expensing of most transaction costs, and (iii) requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. These provisions were adopted by the Company on January 1, 2009. The primary impact of adopting this guidance on the Company’s combined financial statements was the requirement to expense transaction costs relating to its acquisition activities in 2009.

In February 2008, the FASB issued updated guidance which defers the effective date of previous guidance issued regarding the fair value of non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a non-recurring basis, until fiscal years beginning after November 15, 2008. These provisions were adopted by the Company on January 1, 2009. The adoption of this did not have a material impact on the combined financial statements.

In March 2008, the FASB issued guidance which enhances disclosures related to derivative instruments and hedging activities. This guidance is intended to improve financial reporting about derivative

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It also requires disclosure about an entity’s strategy and objectives for using derivatives, the fair values of derivative instruments and their related gains and losses. This guidance was adopted by the Company on January 1, 2009 and did not have a material impact on the combined financial statements.

In May 2009, the FASB issued updated guidance to establish general standards of accounting for and disclosure of subsequent events. This guidance renames the two types of subsequent events as recognized subsequent events or non-recognized subsequent events and modified the definition of the evaluation period for subsequent events as events or transactions that occur after the balance sheet date, but before the financial statements are issued. This will require entities to disclose the date, through which an entity has evaluated subsequent events and the basis for that date. The Company adopted this guidance during 2009. The adoption of this guidance did not have a material impact on the Company’s combined financial statements.

In June 2009, the FASB issued guidance, which establishes the FASB’s Accounting Standards Codification (the “Codification”) as the exclusive authoritative reference for nongovernmental U.S. GAAP for use in financial statements, except for SEC rules and interpretative releases, which are also authoritative for SEC registrants. As a result, the Codification provides guidance that all standards will carry the same level of authority. The Company adopted this guidance during 2009. The only impact of adopting this provision was to update and remove certain references to technical accounting literature in the Company’s combined financial statements.

New accounting pronouncements

In November 2008, the FASB ratified guidance related to equity method investment accounting. This guidance applies to all investments accounted for under the equity method and clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This guidance is effective beginning in the first quarter of fiscal year 2010. The Company is currently evaluating the impact this guidance will have on its combined financial statements.

In June 2009, the FASB issued updated guidance, which amends guidance for determining whether an entity is a variable interest entity (“VIE”), and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This guidance is effective for the first annual reporting period that begins on January 1, 2010, with early adoption prohibited. While the Company is currently evaluating the effect of adopting this guidance, the Company believes that the adoption will not have a material impact on the combined financial statements.

Unaudited interim information

The financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

4.	CASH FLOW INFORMATION

The cash paid by the Company for interest (including amounts capitalized of $0, $0.3 million, and $0.6 million) for the years ended December 31, 2009, 2008, and 2007 was $8.1 million, $11.0 million,

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 and $13.3 million, respectively. The applicable net change in operating accounts payable representing construction related payables that was classified to investing activities on the combined statements of cash flow was $0, $0, and $1.6 million for the years ended December 31, 2009, 2008, and 2007, respectively.

5.	REAL ESTATE ACQUISITIONS

The Company had no acquisitions during 2009.

In March 2008, the Company purchased the PaR Systems building, an office and warehouse property, with approximately 71,000 of square footage in Shoreview, Minnesota for a total purchase price of approximately $4.4 million. To finance this purchase, the Company entered into a construction loan with a principal balance at acquisition of $3.1 million.

In March 2008, the Company purchased the Enterprise Park buildings, three industrial properties with approximately 116,000 of square footage, located in Cincinnati, Ohio for a total purchase price of approximately $6.1 million. This acquisition was financed through capital contributions.

In May 2008, the Company purchased the Warren building, an industrial property with approximately 234,000 of square footage, located in Warren, Michigan for a total purchase price of approximately $8.5 million. To finance this purchase, the Company incurred new debt with an original principal amount of $6.6 million.

In May 2007, the Company purchased the Romulus buildings, five industrial buildings in Detroit, Michigan totaling approximately 1,383,000 of square footage for a purchase price of approximately $80.4 million. To finance this purchase, the Company incurred new debt with an original principal amount of $64.6 million.

In August 2007, the Company purchased Westbelt Corporate Center, office and warehouse properties totaling approximately 144,000 of square footage, located in Columbus, Ohio for a total purchase price of approximately $5.8 million. To finance this purchase, the Company incurred new debt with an original principal amount of $4.5 million.

6.	INTANGIBLE ASSETS AND LIABILITIES

Intangible assets and liabilities subject to amortization consist of the following at March 31, 2010 (unaudited) (in thousands):

		Accumulated
	Cost basis	amortization	Net

Acquired in-place leases	$14,507	$(8,310)	$6,197
Acquired above market lease	3,431	(2,460)	971

Totals	$17,938	$(10,770)	$7,168

Assumed below market leases	$1,476	$(779)	$697

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Intangible assets and liabilities subject to amortization consist of the following at December 31, 2009 (in thousands):

		Accumulated
	Cost basis	amortization	Net

Acquired in-place leases	$14,961	$(8,502)	$6,459
Acquired above market lease	3,432	(2,413)	1,019

Totals	$18,393	$(10,915)	$7,478

Assumed below market leases	$1,486	$(754)	$732

Intangible assets and liabilities subject to amortization consist of the following at December 31, 2008 (in thousands):

		Accumulated
	Cost basis	amortization	Net

Acquired in-place leases	$12,759	$(7,458)	$5,301
Acquired above market lease	5,953	(4,061)	1,892

Totals	$18,712	$(11,519)	$7,193

Assumed below market leases	$1,679	$(767)	$912

Amortization for the years ended December 31, 2009, 2008, and 2007 was $1.5 million, $1.8 million, and $2.7 million, respectively.

The Company had no real estate acquisitions during the year ended December 31, 2009. In connection with the real estate acquisitions for the years ended December 31, 2008 and 2007, the following amounts were allocated to intangible assets (in thousands):

		Weighted		Weighted
		average		average
		life		life
	2008	2008	2007	2007

Acquired in-place leases	$1,242	9 years	$5,511	5 years
Acquired above market lease	120	5 years	1,870	7 years

Totals	$1,362		$7,381

Assumed below market leases	$203	5 years	$643	5 years

The estimated amortization for the next five years is as follows (in thousands):

	Assets	Liabilities

2010	$1,157	$99
2011	941	73
2012	686	35
2013	514	11
2014	493	—

7.	OWNERSHIP CHANGES IN REAL ESTATE ENTITIES

The combined financial statements of the Welsh Predecessor Companies include a collection of real estate entities, that directly or indirectly own real estate, controlled by Dennis J. Doyle (see Note 1). Throughout the historical periods presented, ownership changes in the entities resulted in changes to

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Mr. Doyle’s control over certain entities. When control was gained, entities were combined within the Welsh Predecessor Companies’ combined financial statements. When ownership changes resulted in Mr. Doyle not having control, entities were removed from Welsh Predecessor Companies’ combined financial statements and shown in these combined financial statements.

Due to change in ownership and control during 2009, Woods Equipment and Franklin II were included in these combined financial statements and Lambert III and Baker Road were removed from these combined financial statements. These activities for the year ended December 31, 2009 were as follows (in thousands):

	Entities	Entities	Net
	included	excluded	effect

Rental properties, net	$8,948	$(40,811)	$(31,863)
Cash	641	(595)	46
Other assets, net	2,233	(758)	1,475

Total assets	$11,822	$(42,164)	$(30,342)

Mortgages and notes payable	$9,402	$(39,752)	$(30,350)
Other liabilities	59	(396)	(337)

Total liabilities	9,461	(40,148)	(30,687)
Owners’ equity	2,361	(2,016)	345

Total liabilities and owners’ equity	$11,822	$(42,164)	$(30,342)

Due to change in ownership and control during 2008, American Identity/Staples and 201 Mississippi were included in these combined financial statements and Southgate Office Plaza and Romulus Portfolio were removed from these combined financial statements. These activities for the year ended December 31, 2008 were as follows (in thousands):

	Entities	Entities	Net
	included	excluded	effect

Rental properties, net	$27,484	$(91,659)	$(64,175)
Cash	582	(542)	40
Other assets, net	3,858	(9,564)	(5,706)

Total assets	$31,924	$(101,765)	$(69,841)

Mortgages and notes payable	$25,192	$(78,561)	$(53,369)
Other liabilities	556	(2,017)	(1,461)

Total liabilities	25,748	(80,578)	(54,830)
Owners’ equity	6,176	(21,187)	(15,011)

Total liabilities and owners, equity	$31,924	$(101,765)	$(69,841)

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

8.	MORTGAGES AND NOTES PAYABLE

Mortgages and notes payable consist of the following (in thousands):

	As of March 31,	As of December 31,
	2010	2009	2008

	(unaudited)

Mortgage Notes Payable—Fixed Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2016; interest rates ranging from 4.99% to 8.69%, with weighted average interest rate of 6.01%, 6.09% and 6.06% at March 31, 2010 (unaudited), December 31, 2009 and 2008, respectively.	$88,265	$89,032	$80,457
Mortgage Notes Payable—Variable Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2014; interest rates ranging from 2.75% to 4.84%, with weighted average interest rate of 3.25% at March 31, 2010 (unaudited), interest rates ranging from 2.69% to 4.50%, with weighted average interest rate of 3.11% at December 31, 2009 and interest rates ranging from 1.44% to 5.25%, with weighted average interest rate of 3.52% at December 31, 2008. Certain notes contain interest rate floors of 4.00% to 4.50%.	84,023	84,362	80,920
Construction Note Payable—Fixed Rate(1)
Monthly payments of principal and interest of $26 through 2019; with an interest rate of 6.75% as of December 31, 2008.	—	—	4,584
Construction Notes Payable—Variable Rate(1)
Generally due in monthly installments of principal and interest and mature at various dates through 2012; with interest rates ranging from 5.25% to 5.27%, with a weighted average interest rate of 5.26% at December 31, 2008.	—	—	39,753
Other Notes Payable
Various notes and obligations, secured by equipment, furniture, and vehicles, due in monthly installments ranging from $1 to $13 through 2013 including interest rates ranging from 1.0% to 17.9%.	598	663	957
Notes Payable—Related Parties
Notes payable due to members upon demand and non-interest bearing.	391	60	190

Total Mortgages and Notes Payable.	$173,277	$174,117	$206,861

(1)	These construction notes payable were refinanced to mortgage rates payable.

The mortgage notes payable are subject to various operating and financial covenants. In addition, the Company is required to periodically fund and maintain escrow accounts to make future real estate tax and insurance payments, as well as to fund certain tenant related costs and capital expenditures. These escrow accounts are included in restricted cash. The Company is in compliance with all financial covenants as of December 31, 2009.

The mortgage notes payable are collateralized by their respective real estate investments.

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

As of March 31, 2010 (unaudited), December 31, 2009 and 2008, $121 million, $119 million and $156 million, respectively, of the mortgages notes payable and construction notes payable have been guaranteed by certain members of the Company.

In addition, the Company has a revolving line of credit with a bank which expires in October 2010. The borrowing limit on the line of credit was $5 million at both December 31, 2009 and 2008. At December 31, 2009, interest is charged at 3% above the one-month LIBOR, with an interest rate floor of 5%, which resulted in an interest rate of 5%. At December 31, 2008, interest was charged at 2.25% above the one month LIBOR rate, with an interest rate floor of 4.5%, which resulted in an interest rate of 4.5%. There were no outstanding borrowings at December 31, 2009 and 2008. Amounts available under the line of credit are reduced by outstanding standby letters of credit. As of December 31, 2009 and 2008, the Company had $2 million of standby letters of credit outstanding, which expire in September 2010. At March 31, 2010 (unaudited), the Company had $2.9 million outstanding on the line of credit and $2 million of standby letters of credit outstanding. The Company pays a commitment fee of 1.50% on the standby letters of credit. The terms of the agreement with the bank require the Company to maintain certain covenants. The revolving line of credit is secured by substantially all of WelshCo’s assets.

Scheduled maturities of debt are as follows at March 31, 2010 (unaudited) and at December 31, 2009 (in thousands):

	March 31,	December 31,
	2010	2009

	(unaudited)
2010	$18,030	$22,957
2011	75,286	75,314
2012	10,887	10,602
2013	5,611	5,377
2014	5,507	5,328
Thereafter	60,871	54,539

Total	$176,192	$174,117

The fair value of the Company’s fixed rate debt is $85 million, $82 million and $86 million at March 31, 2010 (unaudited), December 31, 2009 and 2008, respectively. The fair value of the Company’s variable rate debt is $83 million, $79 million and $110 million at March 31, 2010 (unaudited), December 31, 2009 and 2008, respectively. The Company estimates the fair value of debt using a discounted cash flow analysis and a yield rate that was estimated based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, which is a level 2 input.

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

9.	TENANT LEASES

The Company leases various office and industrial space to tenants over terms ranging from one to fifteen years. Some of the leases have renewal options for additional terms. The leases provide for base monthly rentals and reimbursements for real estate taxes and common area maintenance.

At December 31, 2009, the Company has the following future minimum rentals on noncancellable leases (in thousands):

2010	$20,630
2011	18,011
2012	15,400
2013	11,861
2014	8,486
Thereafter	35,087

Total minimum base lease commitments	$109,475

10.	DERIVATIVE INSTRUMENTS

Effective May 1, 2009, the Company entered into an interest rate swap agreement to limit exposure to the fluctuations in its LIBOR-based variable interest payments on a $3.55 million mortgage notes payable. The swap covered the notional amount of $3.55 million at a fixed rate of 5.50% and expires on April 1, 2014. The interest rate swap is not designated as an effective hedge for accounting purposes. At December 31, 2009 the fair value of the interest rate swap was a liability of $26,000. The Company determines the fair value of the interest rate swap by using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each instrument. The analysis reflects the contractual terms of the swap agreement, including the period to maturity and users observable market-based inputs and uses the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments, which are level 2 inputs.

The Company had no outstanding derivatives at December 31, 2008 or for the years ended December 31, 2008 or 2007.

The following table provides details regarding the Company’s derivative instruments at December 31, 2009 (in thousands):

Instrument	Balance sheet location	Assets	Liabilities

Interest rate swap	Other accrued liabilities	$—	$26

The following table provides details regarding the losses from the Company’s derivatives instrument in the statement of operations for the year ended December 31, 2009 (in thousands):

Instrument	Statement of operations location

Interest rate swap	Interest expense		$26

Notes to Welsh Contribution Companies combined financial statements
March 31, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

11.	TRANSACTIONS WITH RELATED PARTIES

During 2009, 2008 and 2007, the Company engaged in various transactions with Welsh Predecessor Companies, which are related parties, due to common ownership. These transactions are described below (in thousands):

	2009	2008	2007

Property management revenue	$827	$590	$486
Lease commission revenue	1,170	529	79
Construction revenue	1,211	452	999
Other income	110	71	95

Total Construction and Service Fee Revenue	$3,318	$1,642	$1,659

Rental expense included in general administrative expense	$915	$—	$—

Additionally, the Company paid other amounts at purchase to a related entity for acquisition services. The amount paid in 2007 was $323,000, which was capitalized in net real estate investments in the combined balance sheets.

12.	COMMITMENTS AND CONTINGENCIES

The Company is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Company other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Company’s combined financial position or combined results of operations.

One of the entities within the Company has a 401(k) profit-sharing plan, which covers substantially all of that entity’s employees who have at least six months of service and are 21 years old. That entity makes a matching contribution equal to 50% of the first 6% of compensation contributed by each participant. The employer contributions were approximately $0.4 million for each of the years ended December 31, 2009, 2008, and 2007.

13.	UNAUDITED INTERIM TRANSACTIONS

On March 3, 2010, the Company refinanced the Eagan Waters mortgage payable with a principal balance of $7.1 million. The mortgage payable requires interest and principal payments on a monthly basis at an interest rate of 4.84% until March 3, 2013, and then the interest rate adjusts to prime plus .5% with a maturity date of March 3, 2035.

Welsh Contribution Companies

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
AS OF DECEMBER 31, 2009

				Initial cost to the Company		Cost capitalized subsequent to acquisition		Gross carry amount carried at 12/31/09
					Buildings &		Buildings &		Buildings &		Accumulated	Year of	Year
Development	Name	Type	Encumbrances	Land	improvements	Land	improvements	Land	improvements	Total	depreciation	construction	acquired

	(dollars in thousands)

DUPAGE, IL
115 West Lake Drive	Glendale	Distribution	$3,516	$1,200	$3,764	$—	$503	$1,200	$4,267	$5,467	$(1,566)	1999	2003
GARY, IN
201 Mississippi Ave	201 Mississippi	Distribution	14,917	1,943	15,802	—	868	1,943	16,669	18,612	(1,382)	1940	2007
ORANGE CITY, IA
1520 Albany Place SE	Orange City	Warehouse	11,163	899	9,220	—	—	899	9,220	10,119	(711)	1968	2006
WARREN, MI
25295 Guenther Road	Welsh Warren	Distribution	6,568	3,149	5,101	—	2,648	3,149	7,749	10,898	(664)	1997	2008
PEWAUKEE, WI
Ridgeview Parkway	Pewaukee	Distribution	3,698	650	4,795	—	113	650	4,908	5,558	(1,764)	1998	2003
FRANKLIN, WI
5200-5390 Ashland Way	Franklin II	Distribution	4,920	523	—	752	4,428	1,275	4,428	5,703	(1,634)	2000	1999
MOSINEE, WI
1962 Queenland Drive	Woods Equipment	Distribution	3,512	275	4,763	—	—	275	4,763	5,038	(248)	2007	2007
DURHAM, NC
224 North Hoover Rd	224 Hoover Rd	Distribution	4,180	645	4,913	—	447	645	5,360	6,005	(437)	1972	2006
HAZELWOOD, MO
601-627 Lambert Pointe Drive	Lambert I	Warehouse	9,234	1,882	—	1,140	7,402	3,022	7,402	10,424	(4,020)	2001	2000
600-638 Lambert Pointe Drive	Lambert II	Warehouse	10,377	2,158	—	1,947	7,102	4,106	7,102	11,208	(3,846)	2002	2002
GOLDEN VALLEY, MN
6110 Olson Memorial Hwy	Welsh Partners 85	Warehouse	2,759	829	2,134	—	1,071	829	3,205	4,034	(2,382)	1978	1985
EDEN PRAIRIE, MN
9701-9901 Valley View Rd	Valley View Business Center	Warehouse	5,280	1,741	4,538	—	221	1,741	4,760	6,501	(467)	1979	2006
7115-7137 Shady Oak Drive	Valley Oak Business Center	Warehouse	5,014	1,400	3,176	—	146	1,400	3,321	4,721	(361)	1984	2005
6820 Washington Ave S	Welsh Partners 85	Warehouse	1,204	409	840	—	492	409	1,332	1,741	(984)	1979	1985
7260 Washington Ave S	Welsh Partners 85	Warehouse	1,797	806	1,229	—	704	806	1,933	2,739	(1,373)	1976	1985
PLYMOUTH, MN
2405 Annapolis Lane North	Westpark Plaza	Warehouse	3,385	1,045	5,405	—	230	1,045	5,635	6,681	(633)	1975	2005
9750 Rockford Road	Plymouth Professional I	Office	1,854	203	—	—	1,082	203	1,082	1,285	(721)	1987	1987
9800 Rockford Road	Plymouth Professional II	Office	879	191	—	—	791	191	791	982	(497)	1993	1993
MINNEAPOLIS, MN
900 2nd Ave South	Oracle/International Center	Office	45,750	4,880	28,315	—	14,440	4,880	42,755	47,635	(9,131)	1986	2004
EAGAN, MN
2900 Lone Oak Parkway	Eagan Waters	Flex	7,040	1,272	5,274	—	536	1,272	5,811	7,083	(572)	1987	2006
SHARONVILLE, OH
2921-2961 East Kemper Rd	Enterprise Park	Distribution	871	292	915	—	18	292	933	1,225	(47)	1986	2008
11473-11493 Enterprise Park Dr	Enterprise Park	Distribution	1,935	649	2,030	—	—	649	2,030	2,679	(93)	1986	2008

Welsh Contribution Companies

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
AS OF DECEMBER 31, 2009

				Initial cost to the Company		Cost capitalized subsequent to acquisition		Gross carry amount carried at 12/31/09
					Buildings &		Buildings &		Buildings &		Accumulated	Year of	Year
Development	Name	Type	Encumbrances	Land	improvements	Land	improvements	Land	improvements	Total	depreciation	construction	acquired

	(dollars in thousands)

11480-11560 Enterprise Park Drv	Enterprise Park	Distribution	1,194	400	1,218	—	—	400	1,218	1,618	(56)	1986	2008
ELK GROVE VILLAGE, IL
1700-1910 Elmhurst Road	Tri-Center	Warehouse	3,994	1,864	3,400	—	654	1,864	4,053	5,917	(621)	1980	2005
SHOREVIEW, MN
707 County Road E W	Welsh Shoreview - Par Systems	Warehouse	4,335	1,361	1,418	—	2,545	1,361	3,963	5,324	(304)	1973	2008
COLUMBUS, OH
1801-1827 O’Brien	Westbelt Corporate Center	Warehouse	4,961	1,028	3,776	—	551	1,028	4,327	5,355	(350)	1985	2007
KANSAS CITY, MO
1760-1850 N. Corrington Ave	Executive Park	Distribution	9,056	2,150	6,905	—	—	2,150	6,905	9,055	(921)	2000	2004
OTHER
Welsh Co, LLC and Subsidiaries			723	—	—	(227)	3,144	(227)	3,144	2,917	(1,694)	na	na

Total			$174,117	$33,845	$118,931	$3,612	$50,136	$37,457	$169,067	$206,524	$(37,479)

Welsh Contribution Companies

NOTES TO SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

NOTE 1.	RECONCILIATION OF REAL ESTATE INVESTMENTS

The changes in real estate investments of Contribution Companies for the years ended December 2009, 2008, and 2007 are as follows:

	2009	2008	2007

	(dollars in thousands)

Balance, beginning of year	$235,552	$270,575	$172,829
Acquisitions	—	17,701	79,475
Transfers due to change in ownership	(32,967)	(66,717)
Improvements	4,749	14,857	19,416
Disposals	(810)	(864)	(1,145)

Balance, end of year	$206,524	$235,552	$270,575

The unaudited aggregate cost of investment properties for federal tax purposes as of December 31, 2009 was $221,600.

NOTE 2.	RECONCILIATION OF ACCUMULATED DEPRECIATION

The changes in accumulated depreciation of Contribution Companies for the years ended December 31, 2009, 2008, and 2007 are as follows:

	2009	2008	2007

	(dollars in thousands)

Balance, beginning of year	$30,573	$26,443	$19,789
Depreciation and amortization expense	8,057	7,642	7,673
Disposals	(643)	(638)	(1,019)
Transfers due to change in ownership	(507)	(2,874)

Balance, end of year	$37,479	$30,573	$26,443

Depreciation of real estate investments reflected in the statements of operations is calculated over the estimated original lives of the assets as follows:

Buildings	40 years
Building Improvements	10 years
Tenant improvements	Term of related lease

WelshCo, LLC and Subsidiaries

Report of independent registered public accounting firm

Board of Directors
WelshCo, LLC

We have audited the accompanying consolidated balance sheet of WelshCo, LLC and Subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WelshCo, LLC and Subsidiaries as of December 31, 2009 and the results of their operations and their cash flows for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Minneapolis, Minnesota
March 3, 2010

WelshCo, LLC and Subsidiaries

Report of independent auditors

Board of Directors
WelshCo, LLC

We have audited the accompanying consolidated balance sheet of WelshCo, LLC and Subsidiaries as of December 31, 2008, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WelshCo, LLC and Subsidiaries as of December 31, 2008 and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

March 3, 2010
Minneapolis, Minnesota

WelshCo, LLC and Subsidiaries

Consolidated balance sheets

	As of December 31,
	2009	2008

Assets:
Current assets:
Cash and cash equivalents	$2,097,781	$4,798,765
Receivables
Accounts receivable, net of allowance for doubtful accounts totaling $339,000 and $445,000 at December 31, 2009 and 2008, respectively	4,357,751	6,046,472
Related party	3,594,455	3,982,879
Costs in excess of billings on uncompleted construction contracts	166,293	1,267,232
Other current assets	614,810	626,018
Notes receivable from related parties	152,545	465,875

Total current assets	10,983,635	17,187,241

Property and equipment, net	2,105,902	2,656,862
Other assets	325,226	325,226

Total Assets	$13,414,763	$20,169,329

Liabilities and Equity:
Current liabilities:
Current portion of long-term debt	$260,454	$293,833
Accounts payable	7,396,071	8,797,007
Accrued liabilities	668,795	2,247,644
Billings in excess of costs on uncompleted construction contracts	25,168	494,032
Other current liabilities	434,613	387,555

Total current liabilities	8,785,101	12,220,071

Long-term debt, net	403,146	653,962
Deferred rent	138,944	73,186
Commitments and contingencies
Total members’ equity	4,087,572	7,222,110

Total Liabilities and Members’ Equity	$13,414,763	$20,169,329

The accompanying notes are an integral part of these consolidated financial statements.

WelshCo, LLC and Subsidiaries

Consolidated statements of operations

	Year ended December 31,
	2009	2008	2007

Revenue:
Construction revenue	$31,492,551	$44,662,645	$42,958,575
Brokerage and other service revenue	28,601,910	33,637,929	37,476,568

Total revenue	60,094,461	78,300,574	80,435,143

Cost of Revenue:
Construction expenses	30,063,812	39,907,788	39,571,262
Brokerage and other service expense	19,462,242	24,995,986	28,092,920

Total cost of revenues	49,526,054	64,903,774	67,664,182

Gross Margin	10,568,407	13,396,800	12,770,961

General and Administrative Expenses	10,818,271	9,515,342	8,163,212

Operating Income (Loss)	(249,864)	3,881,458	4,607,749
Other Income (Expense):
Interest and other income	72,345	135,121	162,915
Interest expense	(147,647)	(221,100)	(32,607)

Total other income (expense), net	(75,302)	(85,979)	130,308

Net Income (Loss)	$(325,166)	$3,795,479	$4,738,057

The accompanying notes are an integral part of these consolidated financial statements.

WelshCo, LLC and Subsidiaries

Consolidated statements of changes in members’ equity

For the year ended December 31, 2009, 2008 and 2007

Balance, December 31, 2006	$5,313,574
Add: Net Income	4,738,057
Less: Distributions	(3,700,000)

Balance, December 31, 2007	6,351,631
Add: Net Income	3,795,479
Less: Distributions	(2,925,000)

Balance, December 31, 2008	7,222,110
Add: Contribution of Welsh Capital, LLC	139,628
Add: Net Loss	(325,166)
Less: Distributions	(2,949,000)

Balance, December 31, 2009	$4,087,572

The accompanying notes are an integral part of these consolidated financial statements.

WelshCo, LLC and Subsidiaries

Consolidated statements of cash flows

	Year ended December 31,
	2009	2008	2007

Cash Flows from Operating Activities:
Net income (loss)	$(325,166)	$3,795,479	$4,738,057
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	648,960	609,174	428,736
Provision for (recovery of) doubtful accounts	(106,000)	165,000	—
(Gain) loss on disposal of property and equipment	(2,072)	65,954	40,705
Deferred rent	65,758	73,186	—
Changes in assets and liabilities, net of Welsh Capital, LLC contribution:
Receivables	2,183,145	(3,348,975)	799,267
Costs in excess of billings on uncompleted construction contracts	1,100,939	(1,083,036)	532,527
Other current assets	95,545	(444,843)	33,892
Accounts payable	(1,418,526)	3,175,261	(2,670,617)
Accrued expenses	(1,659,996)	(26,241)	235,723
Billings in excess of costs on uncompleted construction contracts	(468,864)	251,489	(123,560)
Other current liabilities	47,058	382,000	(5,000)

Net cash from operating activities	160,781	3,614,448	4,009,730
Cash Flows from Investing Activities:
Net cash acquired from contribution of Welsh Capital, LLC	139,143	—	—
Payments for notes receivable from related parties	(3,520,443)	(7,234,159)	(1,934,321)
Proceeds from notes receivable from related parties	3,833,773	8,491,923	210,682
Proceeds on sale of property and equipment	6,000	7,519	1,500
Capital expenditures	(65,129)	(1,469,113)	(209,282)

Net cash from (used for) investing activities	393,344	(203,830)	(1,931,421)
Cash Flows from Financing Activities:
Payments of long-term debt	(306,109)	(312,454)	(213,101)
Distributions paid	(2,949,000)	(2,925,000)	(3,700,000)

Net cash used for financing activities	(3,255,109)	(3,237,454)	(3,913,101)

Net Increase (Decrease) In Cash and Equivalents	(2,700,984)	173,164	(1,834,792)
Cash and equivalents—Beginning of the year	4,798,765	4,625,601	6,460,393

Cash and equivalents—End of the year	$2,097,781	$4,798,765	$4,625,601

The accompanying notes are an integral part of these consolidated financial statements.

WelshCo, LLC and Subsidiaries

Consolidated statements of cash flows (continued)

	Year ended December 31,
	2009	2008	2007

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$147,647	$221,100	$32,607

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment financed by capital leases	—	331,431	462,598
Property and equipment financed by long term debt	21,914	101,792	122,692
Capital lease obligation exchanged	—	104,616	15,377

Contribution of Welsh Capital, LLC
Cash	139,143
Other current assets	89
Property and equipment	14,885
Other assets	84,248
Accounts payable	(17,590)
Accrued liabilities	(81,147)

Net equity contributed	$139,628

The accompanying notes are an integral part of these consolidated financial statements.

WelshCo, LLC and subsidiaries

Notes to consolidated financial statements of WelshCo, LLC and subsidiaries December 31, 2009, 2008, and 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

WelshCo, LLC, a limited liability company, and subsidiaries have been in the commercial real estate business since 1977, and elected to file as an LLC in 1999. The term of the Company (as defined below) shall continue perpetually, unless the Company is earlier dissolved or extended in accordance with the terms of its Member Operating Agreement.

Principles of consolidation

The financial statements include the accounts of WelshCo, LLC and its wholly-owned subsidiaries: Welsh Companies, LLC, Genesis Architecture, LLC, Welsh Construction, LLC, Welsh Facilities Services, LLC (dba FaciliTech), and Welsh Capital, LLC (2009 contribution by common members of WelshCo, LLC) (collectively, the “Company”). All significant intercompany balances and transactions were eliminated in consolidation.

Nature of business

The Company provides comprehensive real estate services primarily in the Minneapolis, Minnesota market. The business includes the brokerage of commercial building sales and leasing, property management and maintenance, building construction, tenant improvements, architectural design services, and commercial real estate debt sourcing.

Accounting estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported revenues and expenses. Significant management estimates include the allowance for doubtful accounts; the percentage of completion of long-term construction contracts; and the valuation of property and equipment. Actual results could differ from those estimates. It is at least reasonably possible that a change in estimate will occur in the near term. Changes in the long-term construction contracts percentage of completion can differ from actual results.

Cash and cash equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation. Cash in money market funds is not federally insured. The Company had no balance in money market funds at December 31, 2009 and December 31, 2008. Included in cash are restricted escrow payments received totaling $555 at both December 31, 2009 and 2008.

Accounts receivable

Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Notes to consolidated financial statements of WelshCo, LLC and subsidiaries
December 31, 2009, 2008, and 2007

Accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company’s estimate of the allowance for doubtful accounts is based upon historical experience, its evaluation of the current status of receivables, and unusual circumstances, if any. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms. Accounts considered uncollectible are charged against the allowance.

Revenue and cost recognition

The Company recognizes revenue and costs associated with brokerage commissions when commissions are earned, which typically occurs when a commercial building is sold and closed, and recognizes leasing commission revenue when evidence of the arrangement exists and all services have been performed.

Property management and maintenance services, and architectural design service revenues are recognized when the service has been provided.

Debt sourcing revenue is typically recognized when the related loan transaction closes.

The Company recognizes revenue from long-term construction contracts on the percentage-of-completion method, measured by the percentage of costs incurred to date to the estimated total costs for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period.

The asset, “Costs in excess of billings on uncompleted construction contracts,” represents revenue recognized in excess of amounts billed. The liability, “Billings in excess of costs on uncompleted construction contracts,” represents billings in excess of revenue recognized.

Property and equipment

Property and equipment are stated at cost. Depreciation and amortization are provided over estimated useful lives by use of the straight-line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. The present values of capital lease obligations are classified as long-term debt and the related assets are included in equipment. Amortization of equipment under capital leases is included in depreciation expense.

The major categories of property and equipment and their depreciable lives are as follows:

Office equipment, furniture and fixtures	3-10 years
Vehicles and transportation equipment	5-7 years
Leasehold improvements	2-12 years

Long-lived assets

The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment annually, or when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future

Notes to consolidated financial statements of WelshCo, LLC and subsidiaries
December 31, 2009, 2008, and 2007

undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

Income taxes

The Company represents a consolidation of limited liability companies. Generally, a limited liability company is treated as a partnership for federal income tax purposes or as a division of its sole member. As a result, a limited liability company is generally not subject to either federal, state, or local income taxes as the respective member(s) are taxed on their allocable share of the limited liability company’s taxable income. Therefore, no provision or liability for federal, state, or local income taxes has been included in these consolidated financial statements.

Member rights and obligations

Each member’s liability shall be limited as set forth in the Member Operating Agreement (the “Agreement”). A member will not be personally liable for any debts or losses of the Company beyond its respective company interest except as provided for in the Agreement. Pursuant to the terms of the Agreement profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Fair value of financial instruments

Our carrying value of cash and equivalents, accounts receivable, notes receivable, accounts payable, and other working capital items approximate fair value at December 31, 2009 and 2008 due to the short maturity nature of these instruments.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense was approximately $441,000, $666,000 and $666,000 for the years ending December 31, 2009, 2008 and 2007, respectively.

2.	CONCENTRATIONS

Two customers (one of which was a related party) comprised approximately 43% and 38% of the Company’s outstanding accounts receivable balance at December 31, 2009 and 2008, respectively.

3.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable consists of the following:

	As of December 31,
	2009	2008

Trade accounts receivable	$3,892,199	$5,880,937
Retainage receivable	236,232	598,081
Other accounts receivable	568,320	12,454

Totals	4,696,751	6,491,472
Less allowance for doubtful accounts	(339,000)	(445,000)

Totals	$4,357,751	$6,046,472

Notes to consolidated financial statements of WelshCo, LLC and subsidiaries
December 31, 2009, 2008, and 2007

4.	COSTS ON UNCOMPLETED CONTRACTS

The status of uncompleted contracts is as follows:

	As of December 31,
	2009	2008

Costs incurred on uncompleted construction contracts	$4,754,170	$16,148,608
Estimated earnings on uncompleted construction contracts	300,031	1,544,220

Totals	5,054,201	17,692,828
Billings to date on uncompleted construction contracts	(4,913,076)	(16,929,230)
Unbilled balances on completed construction contracts	—	9,602

Totals	$141,125	$773,200

Uncompleted contracts are included in the accompanying balance sheet under the following captions:

	As of December 31,
	2009	2008

Costs in excess of billings on uncompleted
construction contracts	$166,293	$1,267,232
Billings in excess of costs on uncompleted construction contracts	(25,168)	(494,032)

Totals	$141,125	$773,200

The estimated gross revenue on work to be performed on signed contracts approximated $4,800,000, $19,500,000, and $8,800,000 at December 31, 2009, 2008, and 2007, respectively.

5.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	As of December 31,
	2009	2008

Office equipment, furniture and fixtures	$3,481,168	$3,495,812
Vehicles and transportation equipment	587,707	746,269
Leasehold improvements	182,210	184,488

Totals	4,251,085	4,426,569
Less accumulated depreciation	(2,145,183)	(1,769,707)

Totals	$2,105,902	$2,656,862

6.	BANK LINE OF CREDIT

The Company has a revolving line of credit with its bank which expires on October 21, 2010. The borrowing limit on the line of credit was $5,000,000 at both December 31, 2009 and 2008. Interest was charged at 3.00% above the one-month LIBOR, with an interest rate floor of 5.00%, which resulted in an interest rate of 5.00% at December 31, 2009. Interest was charged at 2.25% above the one month LIBOR rate, with an interest rate floor of 4.50%, which resulted in an interest rate of 4.50% at December 31, 2008. Amounts available under the line of credit are reduced by outstanding standby letters of credit. There were no outstanding borrowings at December 31, 2009 and 2008. The terms of the agreement with the bank require the Company to maintain certain covenants. The revolving line of credit is secured by substantially all of the Company’s assets.

Notes to consolidated financial statements of WelshCo, LLC and subsidiaries
December 31, 2009, 2008, and 2007

The Company was contingently liable for an outstanding standby letter of credit in the amount of $2,000,000 at both December 31, 2009 and 2008. The letter of credit was issued upon behalf of a related party and expires on September 11, 2010. The Company pays a commitment fee of 1.50% on the standby letter of credit.

7.	LONG-TERM DEBT

Long-term debt consists of the following:

	As of December 31,
	2009	2008

Notes payable to financial institutions, due in monthly installments ranging from $409 to $1,143 including interest from 5.70% to 7.80% through February, 2014, secured by vehicles	$143,415	$243,400
Capital lease obligations, secured by office equipment and furniture under lease, due in monthly installments ranging from $280 to $8,689 through December 2013 at implicit rates ranging from 1.60% to 17.90%	520,185	704,395

Totals	663,600	947,795
Less amounts due within one year	(260,454)	(293,833)

Net long-term debt	$403,146	$653,962

Scheduled maturities of long-term debt are as follows:

As of December 31, 2009

2010	$260,454
2011	207,387
2012	166,687
2013	28,232
2014	840

Total long-term debt	$663,600

8.	LEASE OBLIGATIONS

The Company leases facilities, some of which are from related parties, under operating leases over terms of one to twelve years. Some of the leases have renewal options for additional terms. The Company also leases equipment under operating leases over terms of two to five years. The Company is obligated to pay costs of insurance, taxes, repairs and maintenance pursuant to the terms of most of the leases. The Company also leases office equipment and furniture under capital leases over terms of one to five years (See Note 7).

Property and equipment include the following amounts for capital leases:

	As of December 31,
	2009	2008

Assets under capital lease	$1,076,385	$1,076,385
Accumulated amortization	(537,726)	(369,675)

Net equipment under capital lease	$538,659	$706,710

Notes to consolidated financial statements of WelshCo, LLC and subsidiaries
December 31, 2009, 2008, and 2007

At December 31, 2009 the Company had the following minimum commitments for payment of rentals under leases:

	Operating	Capital
	leases	leases

2010	$1,093,993	$236,972
2011	936,346	204,859
2012	927,570	173,421
2013	920,971	24,416
2014	936,043	—
Thereafter	5,351,487	—

Total lease commitments	$10,166,410	639,668

Less amount representing interest		(119,483)

Present value of minimum lease payments included in long term debt (See Note 7)		$520,185

Rent expense for operating leases was approximately $1,077,000, $974,000, and $941,000, in 2009, 2008, and 2007, which includes common area maintenance costs. The operating facility lease agreements contain escalating monthly payments. In accordance with lease accounting guidance, the Company recognizes rental expense on a straight-line expense basis and records the difference between the accumulated monthly lease payments and the straight-line expense incurred as deferred rent. The Company has recorded deferred rent obligations of $138,944 and $73,186 in 2009 and 2008 respectively. There were no deferred rent obligations in 2007.

9.	PROFIT SHARING PLAN

The Company has a 401(k) profit sharing plan, which covers substantially all employees who have at least six months of service and are 21 years old. The Company makes a matching contribution equal to 50% of the first 6% of compensation contributed by each participant. The Company’s contributions were approximately $400,000, $412,000, and $375,000 for the years 2009, 2008 and 2007.

10.	TRANSACTIONS WITH RELATED PARTIES

The Company has balances as of December 31, 2009 and 2008, and transactions during the years ended December 31, 2009, 2008 and 2007, with various partnerships having common ownership. The amounts are approximately as follows:

	2009	2008	2007

Due from related parties	$3,594,455	$3,982,879
Notes receivable due from related parties	152,545	465,875
Commissions, management, leasing renewal, asset management, and other fees earned from related parties	7,258,399	22,595,709	25,012,847
Related party rent expense	1,106,919	971,810	755,476

In connection with a proposed initial public offering of an affiliate, the Company incurred professional fees totaling approximately $4,689,000 as of December 31, 2009. In accordance with generally accepted accounting principles $1,987,000 of these costs were recorded as operating expenses during fiscal 2009. The balance remaining is reflected within related party receivables at December 31, 2009 as it will be refunded to the Company from the proceeds of the offering upon its completion.

Notes to consolidated financial statements of WelshCo, LLC and subsidiaries
December 31, 2009, 2008, and 2007

The Company has outstanding unsecured notes receivable from related parties of approximately $153,000 and $466,000 at December 31, 2009 and 2008, respectively, at interest rates varying from 6% to 8% per annum, which are due on demand. Related party interest income was $60,468, $204,826, and $12,358 for the years ended December 31, 2009, 2008 and 2007, respectively.

11.	COMMITMENTS AND CONTINGENCIES

The Company is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Company other than routine litigation, claims, and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Company’s consolidated financial position or consolidated results of operations.

Intercen Partners, LLC

Report of independent auditors

Manager and Members
Intercen Partners, LLC
Minneapolis, Minnesota

We have audited the accompanying balance sheet of Intercen Partners, LLC (a limited liability company) as of December 31, 2007, and the related statement of operations and changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intercen Partners, LLC as of December 31, 2007 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Minneapolis, Minnesota
February 26, 2010

Intercen Partners, LLC

Balance sheet

As of December 31, 2007

Assets:
Cash and cash equivalents	$723,729
Restricted cash	942,313
Accounts receivable	145,367
Prepaid expenses	33,091
Investment property, net	38,807,577
Deferred rent	1,958,275
Intangibles, net	2,801,931
Other assets, net	422,483

Total assets	$45,834,766

Liabilities and equity:
Liabilities
Accounts payable	$237,283
Accrued liabilities	1,036,679
Notes payable	40,781,733
Security deposits and prepaid rents	442,330

Total liabilities	42,498,025
Members’ equity	3,336,741

Total liabilities and equity	$45,834,766

The accompanying notes are an integral part of these financial statements.

Intercen Partners, LLC

Statement of operations and changes in members’ equity

Year ended
December 31,
2007

Revenues
Base rent	$4,894,975
Common area maintenance	2,853,556
Parking income	634,615
Other rental income	152,301

Total revenue	8,535,447
Operating expenses
Salaries and wages	203,438
Repairs and maintenance	1,633,989
Insurance	52,925
Real estate taxes	1,423,803
Property management	281,830
Utilities	1,001,050
Professional fees	92,232
Depreciation	1,898,905
Amortization	1,109,090
Other operating expenses	197,370

Total operating expenses	7,894,632

Operating income	640,815
Other income and expense
Interest income	46,898
Interest expense	(4,083,461)

Total other expense, net	(4,036,563)

Net loss	(3,395,748)

Members’ equity—beginning of year	6,732,489

Members’ equity—end of year	$3,336,741

The accompanying notes are an integral part of these financial statements.

Intercen Partners, LLC

Statement of cash flows

For the year
ended
December 31,
2007

Cash flows from operating activities:
Net loss	$(3,395,748)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	1,898,905
Acquired lease and other intangible amortization	1,737,995
Changes in assets and liabilities:
Contributions to operating escrow accounts	(1,393,716)
Withdrawals from operating escrow accounts	1,473,439
Accounts receivable	(5,299)
Prepaid expenses	3,288
Deferred rent	(519,136)
Trade accounts payable	(257,305)
Accrued liabilities	275,454
Security deposits and prepaid rents	226,530

Net cash provided by operating activities	44,407

Cash flows from investing activities:
Acquisition of real estate investments and related intangible assets	(616,875)
Payments for real estate	(1,997,034)
Contributions to investing escrow accounts	(20,737)
Withdrawals from investing escrow accounts	105,471
Change in restricted cash to security deposits	(17,756)

Net cash used for investing activities	(2,546,931)

Cash flows from financing activities:
Proceeds from notes payable	2,799,527
Payments on notes payable	(44,832)

Net cash provided by financing activities	2,754,695

Net increase in cash	252,171
Cash and cash equivalents—beginning of year	471,558

Cash and cash equivalents—end of year	$723,729

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$3,925,634

The accompanying notes are an integral part of these financial statements.

Intercen Partners, LLC

Notes to financial statements of Intercen Partners, LLC December 31, 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

Intercen Partners, LLC (the “Company,”) owns and operates two office buildings located in Minneapolis, Minnesota.

Accounting estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the valuation of tenant origination intangibles assets, lease intangible assets and investment properties.

Cash

The Company maintains its accounts at two financial institutions. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Restricted cash

The Company has restricted cash escrow balances at one financial institution totaling $881,572 at December 31, 2007 in accordance with their mortgage agreements. Disbursements from these accounts are restricted by the terms of the mortgage agreement. The Company also holds restricted security deposits on behalf of certain tenants, which totaled $60,741 at December 31, 2007.

Accounts receivable

Accounts receivable are recorded at their estimated net realizable value. The Company follows a policy of providing an allowance for doubtful accounts; however, based on its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects and thus an allowance is not necessary. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms. Accounts considered uncollectible are written off. No accounts receivable were written off during 2007.

Revenue recognition

Rental revenues include rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the term of the lease. Certain of the Company’s leases currently contain rental increases at specified intervals, and accounting principles generally accepted in the United State of America requires the Company to record an asset and include in revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent in the accompanying balance sheet includes the cumulative difference between rental revenue as recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Deferred rent was an asset of $1,958,275 at December 31, 2007.

Notes to financial statements of Intercen Partners, LLC December 31, 2007

Accordingly, the Company determines in its judgment, to what extent the deferred rent receivable applicable to each specific tenant is collectible. The Company reviews deferred rent receivable, as it relates to straight-line rents on a regular basis and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area that the property is located. In the event that the collectibility of deferred rent with respect to any given tenant is in doubt, the Company records an increase in the allowance for uncollectible accounts or records a direct write-off of the specific rent receivable. There were no deferred rent receivables written off during 2007.

Investment property

Investment property is stated at cost. Depreciation and amortization are provided over estimated useful lives by use of the straight-line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. The present value of capital lease obligations are classified as long term debt and the related assets are included in equipment. Amortization of equipment under capital leases is included in depreciation expense.

Long-lived assets

Long-lived assets, such as investment property, equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals. No impairment losses were recognized by the Company during 2007.

Tenant origination and lease intangibles

The Company recorded tenant origination intangible assets and lease intangible assets for those contractual agreements in place at the time the buildings were purchased. The recorded values are amortized over the remaining terms of the specific leases. Tenant origination intangibles are recognized as amortization expense, while lease intangibles are recognized as a reduction of rental revenues within the statement of operations and changes in members’ equity.

Other assets

Leasing commissions are amortized by the straight-line method over the term of the lease. Debt financing costs resulting from the acquisition transaction are being amortized by use of the straight-line method over sixty months.

Income taxes

The Company, with the consent of its members, elected under the Internal Revenue Code and comparable state laws, to become a Limited Liability Company (LLC). Since members of an LLC are taxed on their proportionate share of the LLC’s taxable income, an LLC is generally not subject to either federal or state income taxes at the partnership level. Therefore, no provision or liability for federal or state income taxes is included in these financial statements.

Notes to financial statements of Intercen Partners, LLC December 31, 2007

2.	CONCENTRATIONS

The Company has a concentration in its base rent revenues. Three tenants comprised approximately 52% of the Company’s base rent revenues from operations during 2007.

3.	ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at December 31, 2007:

Accounts receivable	$96,219
Other receivable	49,148

Total	$145,367

4.	REAL ESTATE

Real estate consists of the following at December 31, 2007:

Land	$4,880,341
Buildings	29,404,674
Tenant improvements	8,982,979

43,267,994
Less accumulated depreciation	(4,460,417)

Total	$38,807,577

5.	INTANGIBLE ASSETS

Intangible assets subject to amortization consist of the following at December 31, 2007:

		Accumulated
	Cost basis	amortization	Net

Tenant origination intangibles	$4,318,264	$3,708,455	$609,809
Prepaid leasing commissions	2,445,840	553,598	1,892,242
Lease intangibles	1,926,254	1,626,374	299,880

Total	$8,690,358	$5,888,427	$2,801,931

The estimated amortization expense of intangible assets for the next five years is as follows:

	Tenant	Prepaid
	origination	leasing	Lease
	costs	commissions	intangibles

2008	$349,146	$333,383	$249,660
2009	96,656	323,418	16,070
2010	56,089	300,136	11,076
2011	54,457	277,191	11,076
2012	48,872	270,644	11,076

Notes to financial statements of Intercen Partners, LLC December 31, 2007

6.	OTHER ASSETS

Other assets consist of the following at December 31, 2007:

Debt financing costs	$976,766
Less accumulated amortization	554,283

Net	$422,483

7.	NOTES PAYABLE

Mortgage loan payable to a financial institution for up to $41,750,000 due August 1, 2009 with interest and escrow payments due monthly. Interest is charged at the 30 day LIBOR rate, plus a margin of 4.25%, which totaled 8.85% at December 31, 2007. The mortgage loan requires the Company to maintain certain financial ratios and covenants and is subject to a security agreement. Outstanding borrowings under this agreement are secured by substantially all corporate assets and guaranteed by the Company’s controlling member. The mortgage was assigned and renegotiated with a new bank in July 2008, the new loan is due July 31, 2011
$40,734,199

Capital lease obligations, at implicit rates of 9%, payable in monthly installments totaling $4,277, secured by the equipment. (see Note 8)	47,534

Total	$40,781,733

Scheduled maturities of long-term debt are as follows at December 31, 2007:

2008	$36,719
2009	40,745,014

Total long-term debt	$40,781,733

8.	CAPITAL LEASE OBLIGATIONS

The Company leases various items of equipment over three-year terms. The Company is obligated to pay costs of insurance, taxes, repairs and maintenance pursuant to the terms of the leases.

Property and equipment include the following amounts for equipment under capital leases at December 31, 2007:

Equipment	$134,796
Accumulated amortization	24,390

Net equipment under capital leases	$110,406

At December 31, 2007, the Company had the following minimum commitments for payment of rentals under leases which at inception had a noncancellable term of more than one year.

2008	$39,191
2009	11,101

Total minimum lease commitments	50,292
Less amount representing interest	2,758

Present value of minimum lease payments
(included in long-term debt Note 7)	$47,534

Notes to financial statements of Intercen Partners, LLC December 31, 2007

9.	TENANT LEASES

The Company leases various office space to tenants over terms ranging from 1 to 17 years. Some of the leases have renewal options for additional terms. The leases provide for base monthly rentals and reimbursements for real estate taxes and common area maintenance.

At December 31, 2007, the Company had the following future minimum base rentals on noncancellable leases:

2008	$5,108,467
2009	5,338,934
2010	5,244,405
2011	4,854,739
2012	4,124,849
After 2012	7,330,582

Total minimum base lease commitments	$32,001,976

10.	TRANSACTIONS WITH RELATED PARTIES

The Company has a management and leasing agreement with an entity related to a member and is charged management fees at 3.25% of gross receipts, which totaled $281,830 in 2007. Leasing commissions paid to the related entity totaled $616,842 in 2007.

During 2005, the Company entered into a lease with Welsh Companies, LLC, an entity related through common owners, to rent space at International Center I. During 2007, Welsh Companies, LLC paid $74,242 in rent and $69,048 in cost recovery expenses to Intercen Partners, LLC.

During 2007, the Company paid various entities, related through common owners, $472,392 for operating expenses and $1,968,652 for building and tenant improvements. The Company owed these related parties $1,021 at December 31, 2007, which is included in accounts payable.

11.	MEMBERS’ EQUITY

The Company’s outstanding membership interests consist of the aggregate of each member’s capital account and are governed by a limited liability company agreement.

Columbus Portfolio

Report of independent registered public accounting firm

Stockholders and Board of Directors
Welsh Property Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Columbus Portfolio for the year ended December 31, 2009. This financial statement is the responsibility of the management of Welsh Property Trust, Inc. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Welsh Property Trust, Inc., as described in Note 1 to the financial statement. It is not intended to be a complete presentation of Columbus Portfolio’s revenue and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Columbus Portfolio for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, MN
April 9, 2010

Columbus Portfolio

Statements of revenue and certain expenses

	Three months
	ended	Year ended
	March 31,	December 31,
	2010	2009

	(unaudited)
	(dollars in thousands)

Revenue:
Rental and related revenue	$717	$2,776

Total revenue	717	2,776
Certain expenses:
Cost of rental operations	2	13
Real estate taxes	139	466

Total expenses	141	479

Revenue in excess of certain expenses	$576	$2,297

The accompanying notes are an integral part of the statements of revenue and certain expenses.

Columbus Portfolio

Notes to statements of revenue and certain expenses of Columbus portfolio March 31, 2010 (unaudited) and December 31, 2009

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying statements of revenue and certain expenses include the operations of Columbus portfolio (the “Property”) which is anticipated to be acquired by Welsh Property Trust, L.P. (the “Partnership”), from a nonaffiliated third party for approximately $22.0 million. The Property has approximately 760,000 leasable square feet.

The Property is owned by UST-Columbus, L.P. (the “Seller”). The Partnership entered into an agreement with the Seller to purchase the Property in connection with the proposed initial public offering of Welsh Property Trust, Inc. The purchase of the Property is expected to occur upon the consummation of the offering.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Property for the year ended December 31, 2009 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

➢	depreciation and amortization;

➢	management fee revenue received from tenants and management fee expenses incurred; and

➢	other costs not directly related to the proposed future operations of the Property.

Revenue recognition

Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the non-cancellable term of the respective leases.

Accounting estimates

The preparation of the financial statements requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

Unaudited interim statement

The statement of revenue and certain expenses for the three months ended March 31, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

3.	RENTAL REVENUE

The Property leases industrial space under three lease agreements with its tenant. The leases are accounted for as operating leases. The leases contain renewal options at various periods at various rental rates.

Notes to statements of revenue and certain expenses of Columbus portfolio March 31, 2010 (unaudited) and December 31, 2009

At December 31, 2009, the following future minimum rentals on noncancellable leases (in thousands):

2010	$2,192
2011	2,213
2012	2,279
2013	2,301
2014	2,371
Thereafter	7,971

Total base lease commitments	$19,327

4.	CERTAIN EXPENSES

Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization and management fees are excluded from the statements of revenue and certain expenses.

5.	CONCENTRATION OF CREDIT RISK

The Property had one tenant in 2009, which represented 100% of total revenue.

6.	COMMITMENTS AND CONTINGENCIES

The Seller is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Seller other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Seller’s combined financial position or combined results of operations.

Denver/Lakeland Portfolio

Report of independent registered public accounting firm

Stockholders and Board of Directors
Welsh Property Trust, Inc.:

We have audited the accompanying combined statement of revenue and certain expenses of Denver / Lakeland Portfolio for the year ended December 31, 2009. This combined financial statement is the responsibility of the management of Welsh Property Trust, Inc. Our responsibility is to express an opinion on this combined financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Welsh Property Trust, Inc., as described in Note 1 to the combined financial statement. It is not intended to be a complete presentation of Denver / Lakeland Portfolio combined revenue and expenses.

In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in Note 1, of Denver / Lakeland Portfolio for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
April 9, 2010

Denver/Lakeland Portfolio

Combined statements of revenue and certain expenses

	Three months
	ended	Year ended
	March 31,	December 31,
	2010	2009

	(unaudited)
	(dollars in thousands)

Revenue:
Rental and related revenue	$709	$2,821

Total revenue	709	2,821
Certain expenses:
Cost of rental operations	48	213
Real estate taxes	79	304

Total certain expenses	127	517

Revenue in excess of certain expenses	$582	$2,304

The accompanying notes are an integral part of the combined statements of revenue and certain expenses.

Denver/Lakeland Portfolio

Notes to combined statements of revenue and certain expenses of Denver / Lakeland Portfolio March 31, 2010 (unaudited) and December 31, 2009

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying combined statements of revenue and certain expenses include the operations of Denver / Lakeland portfolio (the “Properties”) which are anticipated to be acquired by Welsh Property Trust, L.P. (the “Partnership”), from a nonaffiliated third party, for approximately $26.8 million through cash payments of approximately $19.1 million and the issuance of Partnership units of approximately $7.7 million. The Properties have approximately 502,000 of leasable square feet.

The Properties are owned by Fort III OH, LLC (the “Seller”). The Partnership entered into an agreement with the Seller to purchase the Properties in connection with the proposed initial public offering of Welsh Property Trust, Inc. The purchase of the Properties is expected to occur upon the consummation of the offering.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Properties for the year ended December 31, 2009 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

➢	depreciation and amortization;

➢	management fee revenue received from tenants and management fee expenses incurred; and

➢	other costs not directly related to the proposed future operations of the Properties.

Revenue recognition

Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the non-cancellable term of the respective leases.

Accounting estimates

The preparation of the combined financial statements requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

Unaudited interim combined statement

The combined statement of revenue and certain expenses for the three months ended March 31, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

On April 19, 2010, the purchase agreement with the Seller was amended to reduce the purchase price of the properties by $1.0 million. As a result of this reduction, the properties are anticipated to be acquired for approximately $24.5 million (exclusive of acquisition costs of approximately $1.3 million) through cash payments of $17.8 million and the issuance of Partnership units of approximately $7.7 million.

Notes to combined statements of revenue and certain expenses of Denver / Lakeland Portfolio March 31, 2010 (unaudited) and December 31, 2009

3.	RENTAL REVENUE

The Properties lease industrial space under various lease agreements with their tenants. All leases are accounted for as operating leases. The leases include provisions under which the Properties are reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

At December 31, 2009, the following future minimum rents on noncancellable leases (in thousands):

2010	$2,415
2011	2,463
2012	2,522
2013	2,487
2014	1,498
Thereafter	1,379

Total base lease commitments	$12,764

4.	CERTAIN EXPENSES

Certain expenses include only those costs expected to be comparable to the proposed future operations of the Properties. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization and management fees are excluded from the statements of revenue and certain expenses.

5.	CONCENTRATION OF CREDIT RISK

The Properties had three tenants account for more than 10% of the revenue in 2009, which represented 100% of total revenue.

6.	COMMITMENTS AND CONTINGENCIES

The Seller is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Seller other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Seller’s combined financial position or combined results of operations.

Kansas City Property

Report of independent registered public accounting firm

Stockholders and Board of Directors
Welsh Property Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Kansas City Property for the year ended December 31, 2009. This financial statement is the responsibility of the management of Welsh Property Trust, Inc. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Welsh Property Trust, Inc., as described in Note 1 to the financial statement. It is not intended to be a complete presentation of Kansas City Property’s revenue and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Kansas City Property for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
May 10, 2010

Kansas City Property

Statement of revenue and certain expenses

Year ended
December 31,
2009

(dollars in thousands)

Revenue:
Rental and related revenue	$1,782

Total revenue	1,782
Certain expenses:
Cost of rental operations	27
Real estate taxes	271

Total certain expenses	298

Revenue in excess of certain expenses	$1,484

The accompanying notes are an integral part of the statement of revenue and certain expenses.

Kansas City Property

Notes to statement of revenue and certain expenses of Kansas City property December 31, 2009

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying statement of revenue and certain expenses includes the operations of Kansas City property (the “Property”), which was acquired from Crow-Spaulding #7 LP (the “Seller”), a nonaffiliated third party, in March 2010 by an affiliate of Welsh Property Trust, LP (the “Partnership”) for $12.5 million. The Property will be contributed to the Partnership in return for operating units of the Partnership upon the consummation of the offering.

The Property includes a single tenant building that has approximately 311,000 of leasable square feet.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Property for the year ended December 31, 2009 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

➢	depreciation and amortization;

➢	management fee revenues received from tenants and management fee expenses incurred; and

➢	other costs not directly related to the proposed future operations of the Property.

Revenue recognition

Rental revenue includes rent that the tenant pays in accordance with the terms of its lease reported on a straight-line basis over the non-cancellable term of the lease.

Accounting estimates

The preparation of the financial statement requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

3.	RENTAL REVENUE

The Property leases industrial space under a lease agreement with its tenant. The lease is accounted for as an operating lease. The lease includes a provision under which the Property is reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenant pursuant to the lease agreement. The lease contains renewal options at various periods at various rental rates.

Notes to statement of revenue and certain expenses of Kansas City property December 31, 2009

At December 31, 2009, the following future minimum rentals on the non-cancellable lease are as follows (in thousands):

2010	$1,556
2011	1,556
2012	1,556
2013	1,556
2014	1,695
Thereafter	6,781

Total base lease commitments	$14,700

4.  CERTAIN EXPENSES

Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, and management fees are excluded from the statement of revenue and certain expenses.

5.	CONCENTRATION OF CREDIT RISK

The Property had one tenant in 2009, which represented 100% of total revenue.

6.	COMMITMENTS AND CONTINGENCIES

The Seller is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Seller other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Seller’s financial position or results of operations.

Memphis Portfolio

Report of independent registered public accounting firm

Stockholders and Board of Directors
Welsh Property Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Memphis Portfolio for the year ended December 31, 2009. This financial statement is the responsibility of the management of Welsh Property Trust, Inc. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Welsh Property Trust, Inc., as described in Note 1 to the financial statement. It is not intended to be a complete presentation of Memphis Portfolio’s revenue and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Memphis Portfolio for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
May 14, 2010

Memphis Portfolio

Statements of revenue and certain expenses

	Three months
	ended	Year ended
	March 31,	December 31,
	2010	2009

	(unaudited)
	(dollars in thousands)

Revenue:
Rental and related revenue	$812	$3,277

Total revenue	812	3,277
Certain expenses:
Cost of rental operations	48	231
Real estate taxes	203	763

Total expenses	251	994

Revenue in excess of certain expenses	$561	$2,283

The accompanying notes are an integral part of the statements of revenue and certain expenses.

Memphis Portfolio

Notes to statements of revenue and certain expenses of Memphis portfolio March 31, 2010 (unaudited) and December 31, 2009

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying statements of revenue and certain expenses include the operations of Memphis portfolio (the “Properties”) which is anticipated to be acquired by Welsh Property Trust, L.P. (the “Partnership”), from a nonaffiliated third party, for approximately $20.3 million in cash. The Properties include two multi-tenant industrial buildings located in Memphis, Tennessee that have approximately 816,000 of leasable square feet.

The Properties are owned by Principal Life Insurance Company (the “Seller”). The Partnership entered into an agreement with the Seller to purchase the Properties in connection with the proposed initial public offering of Welsh Property Trust, Inc. The purchase of the Properties is expected to occur upon the consummation of the offering.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Properties for the year ended December 31, 2009 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

➢	depreciation and amortization;

➢	management fee revenues received from tenants; and

➢	other costs not directly related to the proposed future operations of the Properties.

Revenue recognition

Rental revenue includes rents that the tenants pay in accordance with the terms of their respective leases reported on a straight-line basis over the non-cancellable terms of the leases.

Accounting estimates

The preparation of the financial statements requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

Unaudited interim statement

The statement of revenue and certain expenses for the three months ended March 31, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

3.	RENTAL REVENUE

The Properties lease industrial space under various lease agreements with their tenants. All leases are accounted for as operating leases. The leases include provisions under which the Properties are

Notes to statements of revenue and certain expenses of Memphis portfolio March 31, 2010 (unaudited) and December 31, 2009 reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

At December 31, 2009, the following future minimum rentals on the non-cancelable operating leases are as follows (in thousands):

2010	$1,943
2011	1,949
2012	1,545
2013	1,508
2014	1,409
Thereafter	4,285

Total base lease commitments	$12,639

4.	CERTAIN EXPENSES

Certain expenses include only those costs expected to be comparable to the proposed future operations of the Properties. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, and management fees are excluded from the statements of revenue and certain expenses.

5.	CONCENTRATION OF CREDIT RISK

The Properties had four tenants account for more than 10% of the revenues in 2009. These tenants represented approximately 91% of total revenue.

6.	COMMITMENTS AND CONTINGENCIES

The Seller is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Seller other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Seller’s financial position or results of operations.

Nashville Property

Report of independent registered public accounting firm

Stockholders and Board of Directors
Welsh Property Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Nashville Property for the year ended December 31, 2009. This financial statement is the responsibility of the management of Welsh Property Trust, Inc. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Welsh Property Trust, Inc., as described in Note 1 to the financial statement. It is not intended to be a complete presentation of Nashville Property’s revenue and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Nashville Property for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
May 10, 2010

Nashville Property

Statements of revenue and certain expenses

	Three months
	ended	Year ended
	March 31,	December 31,
	2010	2009

	(unaudited)
	(dollars in thousands)

Revenue:
Rental and related revenue	$327	$1,308

Total revenue	327	1,308
Certain expenses:
Cost of rental operations	—	—
Real estate taxes	37	147

Total expenses	37	147

Revenue in excess of certain expenses	$290	$1,161

The accompanying notes are an integral part of the statements of revenue and certain expenses.

Nashville Property

Notes to statements of revenue and certain expenses of Nashville property March 31, 2010 (unaudited) and December 31, 2009

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying statements of revenue and certain expenses include the operations of Nashville property (the “Property”) which is anticipated to be acquired by Welsh Property Trust, L.P. (the “Partnership”), from a nonaffiliated third party, for approximately $11.1 million in cash. The Property includes a single tenant industrial building located in Nashville, Tennessee that has approximately 418,000 of leasable square feet.

The property is owned by Ron Buck (the “Seller”). The Partnership entered into an agreement with the Seller to purchase the Property in connection with the proposed initial public offering of Welsh Property Trust, Inc. The purchase of the Property is expected to occur upon the consummation of the offering.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Property for the three months ended March 31, 2010 and year ended December 31, 2009 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

➢	depreciation and amortization;

➢	management fee revenue received from the tenant and management fee expenses incurred; and,

➢	other costs not directly related to the proposed future operations of the Property.

Revenue recognition

Rental revenues include rents that the tenants pay in accordance with the terms of their set lease reported on a straight-line basis over the non-cancellable term of the lease.

Accounting estimates

The preparation of the financial statements requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

Unaudited interim statement

The statement of revenue and certain expenses for the three months ended March 31, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

3.	RENTAL REVENUE

The Property leases industrial space under a lease agreement with its tenant. The lease is accounted for an operating lease.

Notes to statements of revenue and certain expenses of Nashville Property March 31, 2010 (unaudited) and December 31, 2009

At December 31, 2009, the following future minimum rentals on the non-cancellable lease are as follows (in thousands):

2010	$1,130
2011	1,151
2012	1,172
2013	1,173
2014	1,184

Total base lease commitments	$5,810

4.	CERTAIN EXPENSES

Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Real estate tax expense is charged to operations as incurred. Costs such as depreciation, amortization, and management fees are excluded from the statements of revenue and certain expenses.

5.	CONCENTRATION OF CREDIT RISK

The Property had one tenant in 2009, which represented 100% of total revenue.

6.	COMMITMENTS AND CONTINGENCIES

The Seller is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Seller other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Seller’s financial position or results of operations.

Brookville/Tejon Portfolio

Report of independent registered public accounting firm

Stockholders and Board of Directors
Welsh Property Trust, Inc.:

We have audited the accompanying combined statement of revenue and certain expenses of Brookville/Tejon Portfolio for the year ended December 31, 2009. This combined financial statement is the responsibility of the management of Welsh Property Trust, Inc. Our responsibility is to express an opinion on this combined financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Welsh Property Trust, Inc., as described in Note 1 to the combined financial statement. It is not intended to be a complete presentation of Brookville/Tejon Portfolio’s revenue and expenses.

In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Brookville/Tejon Portfolio for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
May 10, 2010

Brookville/Tejon Portfolio

Combined statements of revenue and certain expenses

	Three months
	ended	Year ended
	March 31,	December 31,
	2010	2009

	(unaudited)
	(dollars in thousands)

Revenue:
Rental and related revenue	$1,750	$6,630

Total revenue	1,750	6,630
Certain expenses:
Cost of rental operations	4	34
Real estate taxes	128	334

Total expenses	132	368

Revenue in excess of certain expenses	$1,618	$6,262

The accompanying notes are an integral part of the combined statements of revenue and certain expenses.

Brookville/Tejon Portfolio

Notes to combined statements of revenue and certain expenses of Brookville/Tejon portfolio March 31, 2010 (unaudited) and December 31, 2009

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying combined statements of revenue and certain expenses include the operations of Brookville/Tejon portfolio (the “Properties”) which are anticipated to be acquired by Welsh Property Trust, L.P. (the “Partnership”), from a nonaffiliated third party, for approximately $69.4 million through cash payments of approximately $67.3 million and the issuance of Partnership units of approximately $2.1 million. The Properties have approximately 1,152,000 of leasable square feet. Construction of the Tejon Portfolio was completed in June 2009.

The Properties are owned by Clayco Realty Group (the “Seller”). The Partnership entered into an agreement with the Seller to purchase the Properties in connection with the proposed initial public offering of Welsh Property Trust, Inc. The purchase of the Properties is expected to occur upon the consummation of the offering.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Properties for the three months ended March 31, 2010 and year ended December 31, 2009 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

➢	depreciation and amortization;

➢	management fee revenue received from tenants and management fee expenses incurred; and

➢	other costs not directly related to the proposed future operations of the Properties.

Revenue Recognition

Rental revenue includes rents that the tenants pay in accordance with the terms of their respective leases reported on a straight-line basis over the non-cancellable term of the leases.

Accounting estimates

The preparation of the combined financial statements requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

Unaudited interim combined statement

The combined statement of revenue and certain expenses for the three months ended March 31, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

3.	RENTAL REVENUE

The Properties lease industrial space under lease agreements with their tenants. All leases are accounted for as operating leases. The leases include provisions under which the Properties are reimbursed for

Notes to combined statements of revenue and certain expenses of Brookville/Tejon Portfolio March 31, 2010 (unaudited) and December 31, 2009 common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to the tenants pursuant to the lease agreements. The leases contain renewal options at various periods at various rental rates.

At December 31, 2009, the following future minimum rents on the non-cancellable leases are as follows (in thousands):

2010	$5,777
2011	5,777
2012	5,777
2013	6,004
2014	6,333
Thereafter	71,450

Total base lease commitments	$101,118

4.	CERTAIN EXPENSES

Certain expenses include only those costs expected to be comparable to the proposed future operations of the Properties. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, and management fees are excluded from the combined statements of revenue and certain expenses.

5.	CONCENTRATION OF CREDIT RISK

The Properties had two tenants account for more than 10% of revenue in 2009, which represented 100% of the combined total revenue in 2009.

6.	COMMITMENTS AND CONTINGENCIES

The Seller is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Seller other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Seller’s combined financial position or combined results of operations.

Eastern National Industrial Portfolio

Report of independent registered public accounting firm

Stockholders and Board of Directors
Welsh Property Trust, Inc.:

We have audited the accompanying combined statement of revenue and certain expenses of Eastern National Industrial Portfolio for the year ended December 31, 2009. This combined financial statement is the responsibility of the management of Welsh Property Trust, Inc. Our responsibility is to express an opinion on this combined financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Welsh Property Trust, Inc., as described in Note 1 to the combined financial statement. It is not intended to be a complete presentation of Eastern National Industrial Portfolio’s combined revenue and expenses.

In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in Note 1, of Eastern National Industrial Portfolio for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
May 10, 2010

Eastern National Industrial Portfolio

Combined statements of revenue and certain expenses

	Three months
	ended	Year ended
	March 31,	December 31,
	2010	2009

	(unaudited)
	(dollars in thousands)

Revenue:
Rental and related revenue	$1,494	$5,846

Total revenue	1,494	5,846
Certain expenses:
Cost of rental operations	136	458
Real estate taxes	136	539

Total expenses	272	997

Revenue in excess of certain expenses	$1,222	$4,849

The accompanying notes are an integral part of the combined statements of revenue and certain expenses.

Eastern National Industrial Portfolio

Notes to combined statements of revenue and certain expenses of Eastern National Industrial portfolio
March 31, 2010 (unaudited) and December 31, 2009

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying combined statements of revenue and certain expenses include the operations of Eastern National Industrial portfolio (the “Properties”) which is anticipated to be acquired by Welsh Property Trust, L.P. (the “Partnership”), from a nonaffiliated third party. The Properties include six multi-tenant and single tenant industrial buildings located in the southeast of the United States and have approximately 1,338,272 of leasable square feet.

The Properties are owned by Exeter Property Group (the “Seller”). The Partnership entered into an agreement with Seller to purchase the Properties for $58.2 million in connection with the proposed initial public offering of Welsh Property Trust, Inc.. The purchase of the Properties is expected to occur upon the consummation of the offering.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Properties for the three month period ended March 31, 2010 and the year ended December 31, 2009 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

➢	depreciation and amortization;

➢	management fee revenues received from tenants and management fee expenses incurred; and

➢	other costs not directly related to the proposed future operations of the Properties.

Revenue Recognition

Rental revenue includes rents that tenants pay in accordance with the terms of their respective leases reported on a straight-line basis over the non-cancellable term of the leases.

Accounting Estimates

The preparation of the combined financial statements requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

Unaudited Interim Combined Statement

The combined statement of revenue and certain expenses for the three months ended March 31, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

3.	RENTAL REVENUE

The Properties lease spaces under various lease agreements with their tenants. All leases are accounted for as operating leases. The leases include provisions under which the Properties are reimbursed for

Notes to combined statements of revenue and certain expenses of Eastern National Industrial portfolio March 31, 2010 (unaudited) and December 31, 2009 common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

At December 31, 2009, the following future minimum rentals on non-cancellable leases are as follows (in thousands):

2010	$4,679
2011	4,510
2012	2,563
2013	2,056
2014	1,655
Thereafter	2,539

Total base lease commitments	$18,002

4.	CERTAIN EXPENSES

Certain expenses include only those costs expected to be comparable to the proposed future operations of the Properties. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, and management fees are excluded from the combined statements of revenue and certain expenses.

5.	CONCENTRATION OF CREDIT RISK

The Properties had three tenants account for more than 10% of revenues in 2009. These tenants represented approximately 77% of total revenue in 2009.

6.	COMMITMENTS AND CONTINGENCIES

The Seller is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Seller other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Seller’s combined financial position or combined results of operations.

WELSH

WELSH PROPERTY TRUST

Wausau
MINNEAPOLIS/ST. PAUL
Stevens Point
Appleton
Fond du Lac
Milwaukee
Orange City
Des Moines
CHICAGO
DETROIT
Allentown
Harrisburg
Columbus
Dayton
Indianapolis
CINCINNATI
Alexandria
Denver
Kansas City
ST. LOUIS
Bakersfield
Winston-Salem
Durham
Nashville
Statesville
Charlotte
Memphis
Duncan
Charleston
Jacksonville
Lakeland

Welsh office locations

Shaded states denote combined portfolio of owned properties and acquisitions

Denotes city of property in acquisition portfolio
(For purpose of this map, properties in acquisition portfolio are labeled by MSA)

Denotes city of property owned
(For purpose of this map, owned properties are labeled by MSA)

BUSINESS JOURNAL
BEST PLACES TO WORK

4350 Baker Road, Suite 400 | Minnetonka, Minnesota 55343 | welshpt.com

Welsh office locations Shaded states denote properties owned Denotes city of probable acquisition Ranked #1 Medium-Sized ‘Best Place to Work’ in the Twin Cities in 2009 4350 Baker Road, Suite 400 Minnetonka, Minnesota welshpt.com

PROSPECTUS

UBS Investment Bank

J.P. Morgan

Deutsche Bank Securities

RBC Capital Markets

Baird

Stifel Nicolaus

          , 2010

Part II—Information not required in prospectus

ITEM 31.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses in connection with the issuance and distribution of the securities being registered hereunder are below. All amounts set forth are estimates except for the SEC registration fee and the FINRA filing fee. We will pay the expenses of this registration.

SEC registration fee	$28,698
FINRA filing fee	40,750
NYSE filing fee	125,000
Legal fees and expenses	4,275,000
Accounting fees and expenses	8,400,000
Printing and engraving expenses	650,000
Transfer agent and registrar fees and expenses	20,000

Total(1)	$13,539,448

(1)	Approximately $3.2 million of such expenses have been previously paid using debt financing; we expect to repay such indebtedness using net proceeds from this offering

ITEM 32.	SALES TO SPECIAL PARTIES

See Item 33.

ITEM 33.	RECENT SALES OF UNREGISTERED SECURITIES

On December 18, 2009, in connection with the formation and initial capitalization of our company, we issued 100 shares of common stock to each of Mr. Doyle, Mr. Frederiksen, and Ms. Kane for an aggregate purchase price of $300. The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act.

In connection with the formation transactions, 7,549,844 OP units with an aggregate value of $122,684,966 assuming a price per share or unit at the midpoint of the initial public offering price range set forth on the cover page of the prospectus that forms a part of this registration statement, will be issued by our operating partnership to certain persons transferring interests in our services business, the property subsidiaries and certain properties in our acquisition portfolio to us in consideration of such transfer. All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such OP units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 thereunder.

ITEM 34.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers,

Part II—Information not required in prospectus

among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Following completion of this offering, we intend to enter into agreements with our directors and executive officers providing for indemnification and advancement or reimbursement of the reasonable expenses of such directors and officers, to the maximum extent permitted by Maryland law. In addition, pursuant to a separate indemnification agreement, our operating partnership has agreed to indemnify our principals and certain other parties participating in the contribution transaction to the extent each has guaranteed certain obligations or agreed to provide indemnification for certain liabilities arising out of or related to the real property or the use, maintenance and operation of the real property and other assets owned by the entities being contributed to the operating partnership in the contribution transaction.

Following the completion of this offering and the formation transactions, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted

Part II—Information not required in prospectus

against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 35.	TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 36.	FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(b)  Exhibits. The list of exhibits following the signature pages of this registration statement on Form S-11 is incorporated herein by reference.

ITEM 37.	UNDERTAKINGS

(f)  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(i)  The undersigned registrant hereby further undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, as amended, shall be deemed to part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 3, 2010.

WELSH PROPERTY TRUST, INC.

By:	/s/ Scott T. Frederiksen
Scott T. Frederiksen
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dennis J. Doyle	Chairman	June 3, 2010

/s/ Scott T. Frederiksen Scott T. Frederiksen	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2010

* Jean V. Kane	President, Chief Operating Officer and Director	June 3, 2010

/s/ Dennis G. Heieie Dennis G. Heieie	Chief Financial Officer and Treasurer(Principal Financial Officer and Principal Accounting Officer)	June 3, 2010

* Milo D. Arkema	Director	June 3, 2010

* James L. Chosy	Director	June 3, 2010

* Peter D. Linneman	Director	June 3, 2010

* Patrick H. O’Sullivan	Director	June 3, 2010

* Paul L. Snyder	Director	June 3, 2010

Signature		Title	Date

* Lawrence W. Stranghoener		Director	June 3, 2010

By:	/s/ Scott T. Frederiksen Scott T. Frederiksen Attorney-in-fact		June 3, 2010

Index to exhibits

Exhibit
number	Description

1.1	Underwriting Agreement**
3.1	Articles of Amendment and Restatement
3.2	Amended and Restated Bylaws of the Registrant**
4.1	Reference is made to Exhibits 3.1 and 3.2
4.2	Specimen common stock certificate of the Registrant**
5	Opinion of Venable LLP
8	Tax Opinion of Briggs and Morgan, P.A.
10.1	Amended and Restated Agreement of Limited Partnership of Welsh Property Trust, L.P**
10.2	Registration Rights Agreement, by and among the Registrant and the parties listed on Schedule A thereto**
10.3	Long-Term Equity Incentive Plan**
10.4	Restricted Stock Unit Agreement by and between the Registrant and Scott T. Frederiksen**
10.5	Restricted Stock Unit Agreement by and between the Registrant and Jean V. Kane**
10.6	Executive Employment Agreement by and between the Registrant and Scott T. Frederiksen**
10.7	Executive Employment Agreement by and between the Registrant and Jean V. Kane**
10.8	Contribution Agreement by and between Welsh Property Trust, L.P. and Welsh US Real Estate Fund, LLC**
10.9	Contribution Agreement by and between Welsh Property Trust, L.P. and Welsh Midwest Real Estate Fund, LLC**
10.10	Contribution Agreement by and between the Registrant and Welsh Property Trust, L.P.**
10.11	Contribution Agreement by and between Welsh Enterprises, LLC, Welsh Holdings, LLC, Welsh Ventures, LLC and Welsh Property Trust, L.P., including First Amendment thereto**
10.12	Representations and Warranty Agreement**
10.13	Agreement between Welsh Companies, LLC and Mogul Financial Group, Ltd**
10.14	Indemnification Agreement by and among Welsh Property Trust, L.P. and the parties listed on Schedule A thereto**
10.15	First Amendment to Contribution Agreement by and between the Registrant and Welsh Property Trust, L.P.**
10.16	First Amendment to Representations and Warranty Agreement**
10.17	Second Amendment to Contribution Agreement by and between Welsh Enterprises, LLC, Welsh Holdings, LLC, Welsh Ventures, LLC and Welsh Property Trust, L.P.
10.18	First Amendment to Contribution Agreement by and between Welsh Property Trust, L.P. and Welsh US Real Estate Fund, LLC
21	List of Subsidiaries of the Registrant**
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P.
23.4	Consent of Venable LLP (included in Exhibit 5)
23.5	Consent of Briggs and Morgan, P.A. (included in Exhibit 8)
24	Power of Attorney (included on the signature page)**

*	To be filed by amendment.

**	Previously filed.

E-1